     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 1999


                                                      REGISTRATION NO. 333-69607

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                  CHANCELLOR MEDIA CORPORATION OF LOS ANGELES

        AND THE GUARANTORS NAMED IN THE ATTACHED TABLE OF CO-REGISTRANTS

         (Exact name of Co-Registrants as specified in their charters)
                             ---------------------

              DELAWARE                               4832                            75-2451687
    (State or other jurisdiction         (Primary Standard Industrial              (IRS Employer
  of incorporation or organization)      Classification Code Number)           Identification Number)

                             ---------------------

                       (FOR CO-REGISTRANTS, PLEASE SEE "TABLE OF CO-REGISTRANTS" ON THE FOLLOWING PAGE)


                                THOMAS O. HICKS


                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER


                          CHANCELLOR MEDIA CORPORATION


                                 OF LOS ANGELES


                          1845 WOODALL RODGERS FREEWAY


                                   SUITE 1300

                              DALLAS, TEXAS 75201
                                 (214) 922-8700


           (Name, Address, including zip code, and telephone number,


 including area code, of Co-Registrant's principal executive offices and agent for service of process)

                             ---------------------


                                   Copies To:

               MICHAEL A. SASLAW, ESQ.                                    WILLIAM S. BANOWSKY, JR.
             WEIL, GOTSHAL & MANGES LLP                                 EXECUTIVE VICE PRESIDENT AND
           100 CRESCENT COURT, SUITE 1300                                      GENERAL COUNSEL
                 DALLAS, TEXAS 75201                                    CHANCELLOR MEDIA CORPORATION
                   (214) 746-7700                                              OF LOS ANGELES
                                                                        1845 WOODALL RODGERS FREEWAY
                                                                                 SUITE 1300
                                                                             DALLAS, TEXAS 75201
                                                                               (214) 922-8700


                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                         PROPOSED             PROPOSED
                                                     AMOUNT          MAXIMUM OFFERING         MAXIMUM             AMOUNT OF
               TITLE OF SHARES                        TO BE             PRICE PER            AGGREGATE          REGISTRATION
               TO BE REGISTERED                    REGISTERED              NOTE          OFFERING PRICE(1)         FEE(2)
--------------------------------------------------------------------------------------------------------------------------------
8% Senior Notes due 2008......................    $750,000,000             100%             $750,000,000         $208,500.00
--------------------------------------------------------------------------------------------------------------------------------
Guarantees of the 8% Senior Notes due
  2008(3).....................................         --                   --                   --                  --
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee.



(2) Previously paid in connection with the original filing.


(3) The 8% Senior Notes due 2008 are guaranteed by the Co-Registrants on a senior unsecured basis. No separate consideration will be paid in respect of the guarantees.

    THE CO-REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE CO-REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            TABLE OF CO-REGISTRANTS


                                                           STATE OR OTHER
                                                            JURISDICTION
                                                                 OF         PRIMARY STANDARD        IRS
                                                           INCORPORATION       INDUSTRIAL         EMPLOYER
                                                                 OR          CLASSIFICATION    IDENTIFICATION
                          NAME                               FORMATION        CODE NUMBER          NUMBER
                          ----                             --------------   ----------------   --------------
Amcast Radio Sales, Inc. ................................  Delaware               7319           13-3406436
The AMFM Radio Networks, Inc. ...........................  Delaware               4832           52-2100851
Broadcast Architecture, Inc. ............................  Massachusetts          4832           04-3096275
Chancellor Media Air Services Corporation................  Delaware               7319           75-2771440
Chancellor Media Corporation of California...............  Delaware               4832           59-2312787
Chancellor Media Corporation of Charlotte................  Delaware               4832           62-1364794
Chancellor Media Corporation of Houston..................  Delaware               4832           75-2486583
Chancellor Media Corporation of Illinois.................  Delaware               4832           75-2490925
Chancellor Media Corporation of the Keystone State.......  Delaware               4832           04-3221374
Chancellor Media Corporation of the Lone Star State......  Delaware               4832           99-0248294
Chancellor Media Corporation of Massachusetts............  Delaware               4832           04-3216274
Chancellor Media Corporation of Miami....................  Delaware               4832           04-3216285
Chancellor Media Corporation of Ohio.....................  Delaware               4832           75-2798586
Chancellor Media Corporation of St. Louis................  Delaware               4832           75-2449637
Chancellor Media Corporation of Washington, D.C. ........  Delaware               4832           75-2432561
Chancellor Media of Houston Limited Partnership..........  Delaware               4832           75-2486577
Chancellor Media Licensee Company........................  Delaware               4832           75-2544625
Chancellor Media Martin Corporation......................  Delaware               7319           75-2779598
Chancellor Media MW Sign Corporation.....................  Delaware               7319           75-2779602
Chancellor Media Nevada Sign Corporation.................  Delaware               7319           75-2788530
Chancellor Media Outdoor Corporation.....................  Delaware               7319           75-2779605
Chancellor Media Pennsylvania License Corp. .............  Delaware               4832           04-3221375
Chancellor Media Radio Licenses, LLC.....................  Delaware               4832           75-2779589
Chancellor Media/Riverside Broadcasting Co., Inc. .......  Delaware               4832           13-2688382
Chancellor Media/Shamrock Broadcasting, Inc. ............  Delaware               4832           95-4068583
Chancellor Media/Shamrock Broadcasting of Texas, Inc. ...  Texas                  4832           71-0527506
Chancellor Media/Shamrock Radio Licenses, LLC............  Delaware               4832           75-2779594
Chancellor Media/WAXQ Inc. ..............................  Delaware               4832           13-3387794
Chancellor Media Whiteco Outdoor Corporation.............  Delaware               7319           75-2783296
Christal Radio Sales, Inc. ..............................  Delaware               7319           13-2618663
Cleveland Radio Licenses, LLC............................  Delaware               4832           75-2815879
Creative Resources, Inc..................................  Oklahoma               7319           73-1484377
Dowling Company Incorporated.............................  Virginia               7319           54-0787845
Eastman Radio Sales, Inc. ...............................  Delaware               7319           13-3581043
Global Sales Development, Inc. ..........................  Virginia               7319              Pending
Hardin Development Corporation...........................  Florida                7319              Pending
Katz Cable Corporation...................................  Delaware               7319           13-3814104
Katz Communications, Inc. ...............................  Delaware               7319           13-0904500
Katz Media Corporation...................................  Delaware               7319           13-3779266
Katz Millennium Marketing, Inc. .........................  Delaware               7319           13-3894491
KLOL License Limited Partnership.........................  Delaware               4832           75-2486580
KZPS/KDGE License Corp. .................................  Delaware               4832           75-2449662
Lindsay Outdoor, Inc.....................................  California             7319              Pending

                                                           STATE OR OTHER
                                                            JURISDICTION
                                                                 OF         PRIMARY STANDARD        IRS
                                                           INCORPORATION       INDUSTRIAL         EMPLOYER
                                                                 OR          CLASSIFICATION    IDENTIFICATION
                          NAME                               FORMATION        CODE NUMBER          NUMBER
                          ----                             --------------   ----------------   --------------
Martin Media.............................................  California             7319           77-0058488
The National Payroll Company, Inc. ......................  Delaware               7319           13-3744365
Outdoor Promotions West, LLC.............................  Delaware               7319           22-3598746
Parsons Development Company..............................  Florida                7319           59-3500218
Radio 100, L.L.C. .......................................  Delaware               4832           75-2759570
Revolution Outdoor Advertising, Inc. ....................  Florida                7319           59-3418650
Scenic Outdoor Marketing & Consulting, Inc...............  California             7319              Pending
Seltel Inc. .............................................  Delaware               7319           06-0963166
Transit America Las Vegas, LLC...........................  Delaware               7319           88-0386243
Triumph Outdoor Holdings, LLC............................  Delaware               7319           13-3990438
Triumph Outdoor Louisiana, LLC...........................  Delaware               7319           52-2122268
Triumph Outdoor Rhode Island, LLC........................  Delaware               7319           05-0500914
WAXQ License Corp. ......................................  Delaware               4832           75-2788524
WIOQ License Corp. ......................................  Delaware               4832           36-3906002
WLTW License Corp. ......................................  Delaware               4832           75-2788528
WTOP License Limited Partnership.........................  Delaware               4832           75-2528718
Western Poster Service, Inc. ............................  Texas                  7319           75-2084318
Zebra Broadcasting Corporation...........................  Ohio                   4832           34-1718078

 THIS PROSPECTUS, DATED APRIL 27, 1999, IS SUBJECT TO COMPLETION AND AMENDMENT.


PROSPECTUS
                       OFFER TO EXCHANGE ALL OUTSTANDING

                            8% SENIOR NOTES DUE 2008
                                      FOR
                            8% SENIOR NOTES DUE 2008

                                       OF

                          CHANCELLOR MEDIA CORPORATION
                                 OF LOS ANGELES


We hereby offer, upon the terms and conditions described in this prospectus, to exchange all of our outstanding 8% Senior Notes due 2008, referred to herein as old notes, for our registered 8% Senior Notes due 2008, referred to herein as new notes. The old notes and new notes are sometimes collectively referred to as the "notes." The old notes were issued on November 12, 1998 and, as of the date of this prospectus, an aggregate principal amount of $750.0 million is outstanding. The terms of the new notes are identical to the terms of the old notes except that the new notes are registered under the Securities Act of 1933 and will not contain any legends restricting their transfer.



                                         INFORMATION ABOUT THE NOTES:



                                                              - The notes will mature on November 1, 2008.
-----------------------------------------------------
   * PLEASE CONSIDER THE FOLLOWING:                           - We will pay interest on the notes semi-annually on May 1 and
                                                                November 1 of each year beginning May 1, 1999, at the rate
   - You should carefully review the Risk Factors               of 8% per annum.
  beginning on page 15 of this prospectus.
                                                              - We have the option to redeem all or a portion of the notes
   - Our offer to exchange old notes for new notes                 at any time at the redemption price set forth on page
     will be open until 12:00 midnight, New York City              of this prospectus.
     time, on                  , 1999, unless we
  extend the offer.                                           - We also have the option to redeem up to 25% of the original aggregate principal amount of the notes on or prior to
   - You should also carefully review the procedures            November 1, 2001 with the net cash proceeds from a public
     for tendering the old notes beginning on page              equity offering.
  of this prospectus.
                                                              - The notes are senior unsecured obligations and are of equal
   - If you fail to tender your old notes, you will             ranking in right of payment to our existing and future
     continue to hold unregistered securities and               senior debt and rank senior in right of payment to our
     your ability to transfer them could be adversely              existing and future subordinated debt. Please be advised
     affected.                                                     that, as of December 31, 1998, we had $1.6 billion of
                                                                   senior debt of equal ranking in right of payment to the
   - No public market currently exists for the notes.              notes.
     We do not intend to list the new notes on any
     securities exchange and, therefore, no active            - The notes are fully and unconditionally guaranteed on a
     public market is anticipated.                                 senior unsecured basis by all of our direct and indirect
                                                                   domestic subsidiaries on the date the old notes were
-----------------------------------------------------              issued, referred to herein as the guarantors.



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------


             THE DATE OF THIS PROSPECTUS IS                  , 1999



THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               PROSPECTUS SUMMARY


This brief summary highlights selected information from the prospectus. It does not contain all of the information that is important to you. We urge you to carefully read and review the entire prospectus and the other documents to which it refers to fully understand the terms of the new notes and the exchange offer. Unless the context requires otherwise, "CMCLA" refers to Chancellor Media Corporation of Los Angeles, the "Company," "we," "our" or similar terms refer to Chancellor Media Corporation of Los Angeles and its subsidiaries and predecessors, and "Chancellor Media" refers to Chancellor Media Corporation, our indirect parent.


                                  THE COMPANY

CHANCELLOR MEDIA CORPORATION OF LOS ANGELES

1845 Woodall Rodgers Freeway, Suite 1300

Dallas, Texas 75201
(214) 922-8700


We are an indirect, wholly-owned subsidiary of Chancellor Media and a diversified media company with operations in radio broadcasting, outdoor advertising and media representation, which consists of:



- a radio station portfolio consisting of 124 radio stations (92 FM and 32 AM) concentrated in the top 30 markets in the United States and in Puerto Rico, including 13 stations currently operated under time brokerage agreements which allow us to program another person's station and sell the advertising;



- an outdoor advertising portfolio with over 42,500 billboards and outdoor displays in 38 states in the United States; and



- Katz Media Group, a full-service media representation firm that sells national spot advertising time for its clients in the radio and television industries throughout the Unites States and for our portfolio of radio stations.


                               BUSINESS STRATEGY


Our overall strategy is to enhance shareholder value by focusing on revenue and cash flow growth and the reduction of leverage through the successful operation of our radio, outdoor and media representation assets, as well as through the development of Chancellor Media's Internet initiative as part of the Chancellor Media Services Group. In this regard, we have built a diversified portfolio of media assets which allows us to deliver more options and greater value to our advertising clients. We plan on leveraging the extensive operating experience of our senior management team to continue to enhance revenue and cash flow growth.



Radio Broadcast Strategy. The business strategy of our radio group is to assemble and operate radio station clusters in order to maximize the broadcast cash flow generated in each market. We believe that radio station clusters can attract increased revenues in a market by delivering larger combined audiences to advertisers and by engaging in joint marketing and promotional activities.

Outdoor Advertising Strategy. The business strategy of our outdoor advertising group is to develop one of the top outdoor advertising companies in the United States through the successful consolidation and integration of Martin Media, acquired in July 1998, and Whiteco, acquired in December 1998, and through additional acquisitions that complement our existing outdoor and radio markets. We will focus on strengthening our operating results by increasing market penetration, maximizing rates and occupancy levels in each of our markets and capitalizing on technological advances to such as computer vinyl technology to enhance the attractiveness and flexibility of the outdoor medium while reducing costs.



Media Representation Strategy. The business strategy of our media representation business is to create a leading national representation firm serving all types of electronic media. We believe we can continue to generate revenue and cash flow growth in the media representation business by expanding our market share and improving our national sales effort.



                              RECENT DEVELOPMENTS



On January 20, 1999, Chancellor Media announced that its Board of Directors engaged the investment banking firm of BT Alex. Brown Incorporated as financial advisor for the purpose of assisting management and the Board of Directors of Chancellor Media in developing, reviewing and structuring a range of strategic alternatives intended to maximize stockholder value. On February 11, 1999, Chancellor Media announced that it had added additional advisors Morgan Stanley Dean Witter, Hicks, Muse, Tate & Furst Incorporated, Goldman, Sachs & Co., Greenhill & Co., LLC and Chase Securities Inc. to assist in exploring these alternatives, which included the potential sale, merger or consolidation of the entire company or some of its operating assets.



On March 15, 1999, Chancellor Media announced that it had completed the review of strategic alternatives and announced the following series of steps to better position Chancellor Media strategically, operationally and financially:



LIN Merger Termination. On July 7, 1998, Chancellor Media entered into a merger agreement with the indirect parent of LIN Television Corporation to acquire LIN in a stock for stock transaction. Effective March 15, 1999, Chancellor Media and LIN agreed to terminate the LIN merger agreement.



Executive Management Realignment. On March 15, 1999, Chancellor Media announced the following executive management changes:



- the appointments of Thomas O. Hicks as Chief Executive Officer of Chancellor Media and CMCLA, of James E. de Castro as President and Chief Executive Officer of a newly created Chancellor Radio and Outdoor Group and of R. Steven Hicks, currently President and Chief Executive Officer of Capstar, as President and Chief Executive Officer of the newly created Chancellor Media Services Group;



- the creation of an Office of the Chairman of Chancellor Media's Board of Directors, in which Mr. de Castro and Mr. Steven Hicks will join Chancellor Media's Chairman, Mr. Thomas Hicks, as Vice Chairmen;



- the resignation of Jeffrey A. Marcus as Chancellor Media's and CMCLA's President and Chief Executive Officer effective March 15, 1999;

- the appointments of Kenneth J. O'Keefe as Chief Operating Officer of Chancellor Radio Group and James A. McLaughlin as President and Chief Operating Officer of Chancellor Outdoor Group;


- the appointment of D. Geoffrey Armstrong, former Chief Operating Officer of Capstar, as Executive Vice President and Chief Financial Officer, replacing Thomas P. McMillin, who also resigned from his executive positions with Chancellor Media and CMCLA effective March 15, 1999;



- the resignation of Eric C. Neuman as Chancellor Media's and CMCLA's Senior Vice President -- Strategic Development effective March 15, 1999; and



- the appointment of William S. Banowsky, Jr., currently Executive Vice President and General Counsel of Capstar, as Executive Vice President and General Counsel, replacing Richard A. B. Gleiner, formerly Senior Vice President, Secretary and General Counsel of Chancellor Media and CMCLA.



We are expected to record a significant non-recurring charge in the first quarter of 1999 in connection with Chancellor Media's termination of the LIN merger and the executive management realignment discussed above.

                               THE EXCHANGE OFFER


SECURITIES TO BE EXCHANGED...   On November 12, 1998, we issued $750.0 million
                                aggregate principal amount of old notes to the initial purchasers, referred to herein as the original offering, in a transaction exempt from the registration requirements of the Securities
                                Act of 1933. The terms of the new notes and the old notes are substantially identical in all material respects, except that the new notes will be freely transferable by you except as otherwise provided herein. See "Description of the New Notes."



THE EXCHANGE OFFER...........   $1,000 principal amount of new notes in exchange
                                for each $1,000 principal amount of old notes.
                                As of the date of this prospectus, old notes representing $750.0 million aggregate principal amount are outstanding.



                                Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to certain third parties unrelated to us, we, together with the guarantors, believe that new notes issued in connection with the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by you, unless you are an "affiliate" of ours or the guarantors within the meaning of Rule 405 under the Securities Act, or a broker-dealer who purchased old notes directly from us to resell under Rule 144A or any other available exemption under the Securities Act, without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that your new notes are acquired in the ordinary course of your business and you have no arrangement with any person to engage in a distribution of new notes.



                                However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot be sure that the staff of the SEC would make a similar determination with respect to the exchange offer as in other circumstances. Furthermore, you must, unless you are a broker-dealer, acknowledge that you are not engaged in, and do not intend to engage in, a distribution of your new notes and have no arrangement or understanding to participate in a distribution of new notes. If you are a broker-dealer that receives new notes for your own account pursuant to the exchange offer you must acknowledge that you will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of your new notes. If you are a broker-dealer who acquired old notes directly from us and not as a result of market-making activities or other trading activities, you may not rely on the staff's interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to resell the new notes.



REGISTRATION RIGHTS
  AGREEMENT..................   We sold the old notes on November 12, 1998, in a
                                private placement in reliance on Section 4(2) of the Securities Act. The old notes were immediately resold by the initial purchaser in reliance on Rule 144A under the Securities Act.
                                In connection with the sale, we, together with the guarantors, entered into a registration rights agreement with the initial purchaser requiring us to make the exchange offer. The registration rights agreement further provides that we, together with the guarantors, must use our reasonable best efforts to:



                                - cause the registration statement with respect
                                  to the exchange offer to be declared effective on or before May 11, 1999; and



                                - consummate the exchange offer on or before
                                  June 25, 1999.


                                See "The Exchange Offer -- Purpose and Effect."


EXPIRATION DATE..............   The exchange offer will expire at 12:00
                                midnight, New York City time,                  ,
                                1999 or such later date and time to which it is extended.



WITHDRAWAL...................   You may withdraw your old notes tendered
                                pursuant to the exchange offer at any time prior to 12:00 midnight, New York City time, on
                                               , 1999, or such later date and
                                time to which we extend the offer. If we do not accept your old notes tendered for exchange for any reason, your old notes will be returned to you without expense as soon as practicable after the expiration or termination of the exchange offer.



INTEREST ON THE NEW NOTES AND
  THE OLD NOTES..............   Interest on your new notes will accrue from the
                                date of the original issuance of your old notes or from the date of the last periodic payment of interest on your old notes, whichever is later.
                                No additional interest will be paid on your old notes tendered and accepted for exchange.



CONDITIONS TO THE EXCHANGE
  OFFER......................   The exchange offer is subject to customary
                                conditions, some of which may be waived by us.
                                See "The Exchange Offer -- Certain Conditions to
                                Exchange Offer."

PROCEDURES FOR TENDERING OLD
  NOTES......................   If you want to accept the exchange offer you
                                must complete, sign and date the letter of transmittal, or a copy thereof, in accordance with the instructions contained in this prospectus and the letter of transmittal, and mail or otherwise deliver the letter of transmittal, or the copy, together with your old notes and any other required documentation, to the exchange agent at the address set forth in this prospectus. If you hold your old notes through the Depository Trust Company and want to accept the exchange offer you must do so under the DTC's Automated Tender Offer Program, by which you will agree to be bound by the letter of transmittal. By executing or agreeing to be bound by the letter of transmittal, you will represent to us and the guarantors that, among other things:



                                - your new notes acquired in connection with the
                                  exchange offer are being obtained in the ordinary course of your business, whether or not you are the registered holder of the old notes;



                                - you are not engaging in and do not intend to
                                  engage in a distribution of your new notes;



                                - you do not have an arrangement or
                                  understanding with any person to participate in the distribution of your new notes; and



                                - you are not our "affiliate" or an "affiliate"
                                  of the guarantors, as defined under Rule 405 under the Securities Act.



                                Under the registration rights agreement, if:



                                - we determine that we are not permitted to
                                  effect the exchange offer as contemplated because of any change in applicable law or SEC policy; or



                                - any holder of Transfer Restricted Securities,
                                  as defined on page   , notifies us prior to
                                  the 20th day following consummation of the exchange offer that it:



                                  (a) is prohibited by law or SEC policy from
                                      participating in the exchange offer,



                                  (b) may not resell the new notes acquired by
                                      it in the exchange offer to the public
                                      without delivering a prospectus and that this prospectus is not appropriate or available for such resales, or



                                  (c) is a broker-dealer and owns old notes
                                      acquired directly from us or an affiliate of ours,
                                we are required to file a "shelf" registration statement for a continuous offering under Rule 415 of the Securities Act in respect of the old notes.



                                We will accept for exchange any and all of your old notes which you properly tender, and do not withdraw, in the exchange offer prior to 12:00
                                midnight, New York City time, on             ,
                                1999. The new notes issued in connection with the exchange offer will be delivered promptly to you following the expiration date. See "The Exchange Offer -- Terms of the Exchange Offer."



EXCHANGE AGENT...............   The Bank of New York is serving as exchange
                                agent in connection with the exchange offer.



MATERIAL FEDERAL INCOME TAX
  CONSIDERATIONS.............   The exchange of your old notes for new notes in
                                connection with the exchange offer should not constitute a sale or an exchange for federal income tax purposes. See "Material Federal
                                Income Tax Considerations."



EFFECT OF NOT TENDERING......   If you fail to tender your old notes or if you
                                tender your old notes and we do not accept them, your old notes will, following completion of the exchange offer, continue to be subject to the existing transfer restrictions. Under these circumstances, we will have no further obligation to provide for the registration of your old notes under the Securities Act.

                                 THE NEW NOTES



The summary below describes the principal terms of the new notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the New Notes" section of this prospectus
beginning on page   contains a more detailed description of the terms and
conditions of the new notes.


Issuer.......................   Chancellor Media Corporation of Los Angeles


Securities Offered...........   $750.0 million in principal amount of 8% Senior
                                Notes due 2008


Maturity.....................   November 1, 2008


Interest Rate................   8% per year, calculated using a 360-day year



Ranking......................   The new notes will be senior unsecured
                                obligations of the Company and will rank equal in right of payment to our existing and future senior debt and senior in right of payment to all of our existing and future subordinated debt. As of December 31, 1998, on a pro forma basis, we estimate that we and our subsidiaries would have had approximately $2.7 billion of senior debt, with approximately $506.0 million more available to us to borrow under our senior credit facility. Because they are unsecured, the new notes will be effectively subordinated in right of payment to all of our secured debt to the extent of such security. Our senior credit facility is presently secured by, among other things, a pledge of substantially all of the equity interests of our subsidiaries. Other than the senior credit facility, we do not presently have outstanding any material secured indebtedness.



Guarantees...................   Our domestic subsidiaries on the issue date, as
                                well as future subsidiaries that guarantee our obligations under our senior credit facility, will unconditionally guarantee the new notes with unsecured guarantees of payment that will rank equal to the guarantors' senior debt in right of payment and senior to the guarantors' subordinated debt in right of payment. The guarantees will be effectively subordinated in right of payment to the secured debt of the guarantors to the same extent as the new notes are effectively subordinated to our secured debt.



Optional Redemption..........   We can redeem the notes at any time at a price
                                of 100% of the principal amount plus the
                                Applicable Premium, as defined on page   .

Optional Redemption after
  Public Equity Offerings....   At any time, which may be more than once, before
                                the third anniversary of the issue date of the old notes, we can choose to buy back up to 25% of the outstanding notes with money that we or our parent companies raise in one or more public equity offerings, as long as we:



                                - pay 108% of the face amount of the notes, plus
                                  interest;



                                - buy back the notes within 90 days of the
                                  completion of the public equity offering; and



                                - at least $562.5 million of the principal
                                  amount of the notes remain outstanding
                                  afterwards.



Change of Control Offer......   If a "Change of Control" of the Company occurs,
                                as defined on page    , we must give you an
                                opportunity to sell us your notes at 101% of their face amount, plus accrued interest.



                                We might not be able to pay you the required price for new notes at the time of a Change of Control because we may have to repay the amount outstanding under our senior credit facility and may not have enough funds to repay all of our senior debt at that time.



Asset Sale Proceeds..........   If we engage in certain asset sales, we must
                                generally either use the proceeds to repay our senior credit facility or other senior debt, invest the net cash proceeds from such sales in our business within a period of time or make an offer to purchase a principal amount of notes equal to the excess net cash proceeds from those asset sales. The purchase price of the notes in that case would be 100% of their principal amount, plus accrued and unpaid interest.



Certain Indenture
Provisions...................   The indenture governing the notes contains
                                covenants limiting our, and most of our
                                subsidiaries' ability to:


                                - incur additional debt or enter into sale and
                                  leaseback transactions;


                                - pay dividends or make distributions on capital
                                  stock or repurchase capital stock;


                                - issue stock of subsidiaries;


                                - make particular types of investments;


                                - enter into transactions with affiliates;

                                - merge or consolidate with another company; and

                                - transfer and sell assets.

                                These covenants are subject to a number of
                                important limitations and exceptions and are
                                more fully described
                                under "Description of the New Notes" beginning
                                on page   .


Use of Proceeds..............   We will not receive any cash proceeds from the
                                issuance of the new notes in connection with the exchange offer.


                                  RISK FACTORS


We urge you to carefully review the Risk Factors beginning on page 15 for a discussion of factors you should consider before exchanging your old notes for new notes.

                    SUMMARY PRO FORMA FINANCIAL INFORMATION



The summary historical financial information set forth below as of and for the year ended December 31, 1998 has been derived from the audited historical financial statements of CMCLA included elsewhere in this prospectus. The information should be read in conjunction with the unaudited pro forma condensed financial statements included on Pages P-1 through P-12 of this prospectus and in conjunction with CMCLA's historical financial statements and related notes and other financial information included in this prospectus.



EBITDA, before non-cash and non-recurring charges, consists of operating income or loss excluding depreciation and amortization and non-cash and non-recurring charges. Although EBITDA, before non-cash and non-recurring charges is not calculated in accordance with generally accepted accounting principles, we believe that EBITDA, before non-cash and non-recurring charges is widely used by analysts, investors and others in the broadcast industry as a measure of operating performance. In addition, EBITDA, before non-cash and non-recurring charges is one of the financial measures by which certain covenants under the indentures governing our long-term indebtedness are calculated. EBITDA, before non-cash and non-recurring charges eliminates the non-cash effect of considerable amounts of depreciation and amortization primarily resulting from the significant number of recent acquisitions. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. EBITDA, before non-cash and non-recurring charges does not take into account our debt service requirements and other commitments and, accordingly, EBITDA, before non-cash and non-recurring charges is not necessarily indicative of amounts that may be available for reinvestment in our business or other discretionary uses. In addition, our calculation of EBITDA, before non-cash and non-recurring charges is not necessarily comparable to similarly titled measures reported by other companies.



For purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income (loss) before income taxes and fixed charges. "Fixed charges" consist of interest, amortization of debt issuance costs and the component of rental expense believed by our management to be representative of the interest factor thereon.



You should be aware that this pro forma information may not be indicative of what actual results will be in the future or would have been for the periods presented.

                                                                  YEAR ENDED
                                                               DECEMBER 31, 1998
                                                           -------------------------
                                                             COMPANY       COMPANY
                                                           HISTORICAL     PRO FORMA
                                                           -----------    ----------
                                                                (IN THOUSANDS)
OPERATING DATA:
Net revenues.............................................  $ 1,273,856    $1,517,499
Operating expenses excluding depreciation and
  amortization...........................................      682,061       806,877
Depreciation and amortization............................      446,338       584,329
Corporate general and administrative.....................       36,722        48,927
Non-cash and non-recurring charges.......................       63,661        63,661
Operating income.........................................       45,074        13,705
Interest expense, net....................................      201,486       353,210
Net loss.................................................      (77,988)     (127,331)
Preferred stock dividends................................       17,601            --
Net loss attributable to common stock....................      (95,589)     (127,331)
BALANCE SHEET DATA (END OF PERIOD):
Working capital (excluding current portion of long-term
  debt)..................................................  $   188,193    $  198,172
Intangible assets, net...................................    5,056,047     5,476,445
Total assets.............................................    7,227,907     7,680,808
Long-term debt (including current portion)...............    4,096,000     4,493,962
Stockholder's equity.....................................    2,391,830     2,401,076
OTHER DATA:
EBITDA, before non-cash and non-recurring charges........  $   555,073    $  661,695
Ratio of earnings to fixed charges(1)....................          1.0            --
CASH FLOWS RELATED TO:
Operating activities.....................................  $   267,631    $  343,975
Investing activities.....................................   (2,291,169)      (77,416)
Financing activities.....................................    2,019,210      (266,559)


-------------------------


(1) On a pro forma basis after giving effect to the transactions described in "Pro Forma Financial Information" beginning on page P-1, earnings were insufficient to cover fixed charges by $176,391 for the year ended December 31, 1998.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA



We are providing the following financial information to aid you in your analysis of an investment in the new notes. We derived this information from our audited financial statements for 1994 through 1998. The information is only a summary and you should read it in conjunction with our historical financial statements and related notes contained in this prospectus. No separate financial information for the guarantors has been provided in this prospectus because management has determined that it is not material to investors since the guarantees are full and unconditional and joint and several and the guarantors have no operations independent from those of the Company on a consolidated basis.



EBITDA, before non-cash and non-recurring charges consists of operating income or loss excluding depreciation and amortization and non-cash and non-recurring charges. Although EBITDA, before non-cash and non-recurring charges is not calculated in accordance with generally accepted accounting principles, we believe that EBITDA, before non-cash and non-recurring charges is widely used by analysts, investors and others in the broadcast industry as a measure of operating performance. In addition, EBITDA, before non-cash and non-recurring charges is one of the financial measures by which certain covenants under our indentures governing our long-term indebtedness are calculated. EBITDA, before non-cash and non-recurring charges eliminates the non-cash effect of considerable amounts of depreciation and amortization primarily resulting from the significant number of recent acquisitions. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. EBITDA, before non-cash and non-recurring charges does not take into account our debt service requirements and other commitments and, accordingly, EBITDA, before non-cash and non-recurring charges is not necessarily indicative of amounts that may be available for reinvestment in our business or other discretionary uses. In addition, our calculation of EBITDA, before non-cash and non-recurring charges is not necessarily comparable to similarly titled measures reported by other companies.



For purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income (loss) before income taxes and fixed charges. "Fixed charges" consist of interest, amortization of debt issuance costs and the component of rental expense believed by management to be representative of the interest factor thereon.

                                                            YEAR ENDED DECEMBER 31,
                                          ------------------------------------------------------------
                                            1994       1995        1996         1997          1998
                                          --------   --------   ----------   -----------   -----------
                                                         (IN THOUSANDS, EXCEPT RATIOS)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Gross revenues..........................  $125,478   $186,365   $  337,405   $   663,804   $ 1,440,357
Net revenues............................   109,516    162,931      293,850       582,078     1,273,856
Operating expenses excluding
  depreciation and amortization.........    68,852     97,674      174,344       316,248       682,061
Depreciation and amortization...........    30,596     47,005       93,749       185,982       446,338
Corporate general and administrative....     2,672      4,475        7,797        21,442        36,722
Non-cash and non-recurring charges(1)...        --         --           --            --        63,661
                                          --------   --------   ----------   -----------   -----------
Operating income........................     7,396     13,777       17,960        58,406        45,074
Interest expense, net...................    13,718     19,144       37,050        83,095       201,486
Gain on disposition of assets...........    (6,991)        --           --       (18,380)     (123,845)
Gain on disposition of representation
  contracts.............................        --         --           --            --       (32,198)
Other (income) expense, net.............       630        291           --           383        (3,221)
                                          --------   --------   ----------   -----------   -----------
Income (loss) before income taxes and
  extraordinary item....................        39     (5,658)     (19,090)       (6,692)        2,852
Income tax expense (benefit)............        --        192       (2,896)        7,802        33,751
                                          --------   --------   ----------   -----------   -----------
Income (loss) before extraordinary
  item..................................        39     (5,850)     (16,194)      (14,494)      (30,899)
Extraordinary loss, net of tax
  benefit(2)............................     3,585         --           --         4,350        47,089
                                          --------   --------   ----------   -----------   -----------
Net loss................................    (3,546)    (5,850)     (16,194)      (18,844)      (77,988)
Preferred stock dividends...............        --         --           --        12,901        17,601
                                          --------   --------   ----------   -----------   -----------
Net loss attributable to common stock...  $ (3,546)  $ (5,850)  $  (16,194)  $   (31,745)  $   (95,589)
                                          ========   ========   ==========   ===========   ===========
CONSOLIDATED BALANCE SHEET DATA (END OF
  PERIOD):
Working capital.........................  $ 15,952   $ 30,556   $   41,421   $   112,724   $   188,193
Intangible assets, net..................   233,494    458,787      853,643     4,404,443     5,056,047
Total assets............................   297,990    552,347    1,020,959     4,968,875     7,227,907
Long-term debt (including current
  portion)..............................   174,000    201,000      358,000     2,573,000     4,096,000
Redeemable preferred stock..............        --         --           --       331,208            --
Stockholder's equity....................   112,353    304,577      549,411     1,480,207     2,391,830
OTHER FINANCIAL DATA:
EBITDA, before non-cash and
  non-recurring charges.................  $ 37,992   $ 60,782   $  111,709   $   244,388   $   555,073
Ratio of earnings to fixed charges(3)...       1.0         --           --            --           1.0
CASH FLOWS RELATED TO:
Operating activities....................  $ 19,880   $ 39,693   $   47,481   $   139,514   $   267,631
Investing activities....................   (32,928)  (192,112)    (461,938)   (1,423,009)   (2,291,169)
Financing activities....................    11,683    154,633      414,087     1,297,019     2,019,210


-------------------------

(1) Consists of a one-time charge related to the resignation of Scott K. Ginsburg as President and Chief Executive Officer of Chancellor Media and CMCLA and Matthew E. Devine as Senior Vice President and Chief Financial Officer of Chancellor Media and CMCLA and new employment agreements entered into with certain members of executive management.



(2) Extraordinary losses consist of charges incurred in connection with various refinancings. These charges are reported net of the related tax benefit.



(3) Earnings were insufficient to cover fixed charges by $5,658, $19,090 and $6,692 for the years ended December 31, 1995, 1996 and 1997, respectively.

                                  RISK FACTORS


In addition to the other information set forth in this prospectus, you should carefully consider the following information about our business before exchanging your old notes for new notes.



OUR SUBSTANTIAL AMOUNT OF INDEBTEDNESS COULD PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES


We have a large amount of consolidated indebtedness when compared to the equity of our stockholders. We are subject to the terms of a senior loan agreement and various indentures relating to our outstanding senior subordinated notes. The terms of the senior loan agreement and the various indentures limit, but do not prohibit, the incurrence of additional indebtedness by us. Please be aware of the following:


- As of December 31, 1998, we had outstanding long-term indebtedness of approximately $4.1 billion, an accumulated deficit of $278.7 million and stockholder's equity of $2.4 billion.



- As of December 31, 1998, on a pro forma basis after giving effect to the transactions described in the "Pro Forma Financial Information" beginning on page P-1, we would have had outstanding long-term indebtedness of approximately $4.5 billion, an accumulated deficit of $269.4 million and stockholder's equity of $2.4 billion. See "Pro Forma Financial Information" and "Capitalization."



- In addition to the long-term indebtedness referred to above, we expect to finance the acquisition of Petry Media Corporation, if completed, through the incurrence of up to approximately $129.5 million in additional long-term indebtedness.


Such a large amount of indebtedness could have negative consequences for us, including without limitation, the following:

- our ability to obtain financing in the future could be limited;

- much of our cash flow will be dedicated to interest obligations and unavailable for other purposes;

- the high level of indebtedness limits our flexibility to deal with changing economic, business and competitive conditions;


- approximately 43% of our borrowings are at variable rates of interest which will make us vulnerable to increases in interest rates, subject to certain interest rate swaps we have entered into.



Our failure to comply with the covenants in the agreements governing the terms of our indebtedness could be an event of default and could accelerate our payment obligations and, in some cases, could affect other obligations with cross-default or cross-acceleration provisions.



Our ability to satisfy our debt service obligations will depend on our financial and operating performance. Our performance will ultimately be affected by general economic and business factors, many of which will be outside of our control. If we cannot satisfy our debt service obligations, we will be forced to find alternative sources of funds by selling assets, restructuring, refinancing debt or seeking additional equity capital. There can be no assurance that any of these alternative sources would be available on satisfactory terms or at all.


THE NOTES ARE EFFECTIVELY SUBORDINATED TO OUR SECURED INDEBTEDNESS AND THE GUARANTEES ARE EFFECTIVELY SUBORDINATED TO THE SECURED INDEBTEDNESS OF OUR SUBSIDIARIES



Because the notes are unsecured, the notes will be effectively subordinated to all of our secured debt to the extent of such security. Our senior credit facility is presently secured by, among other things, a pledge of substantially all of the equity interests of our subsidiaries. Other than the senior credit facility, we do not presently have outstanding any material secured indebtedness. In addition, the guarantees will likewise be effectively subordinated to all of the guarantors' secured indebtedness to the extent of such security.



The indenture governing the notes permits us to incur substantial additional senior indebtedness that could be secured by liens on our assets and the assets of our subsidiaries. Accordingly, we may in the future incur substantial additional secured indebtedness to which the notes would be effectively subordinated.



WE ARE SUBJECT TO NUMEROUS RESTRICTIONS IMPOSED BY THE AGREEMENTS GOVERNING OUR DEBT INSTRUMENTS



Our senior loan agreements and the various indentures governing our debt instruments contain covenants that restrict or will restrict, among other things, our ability to:



- incur additional debt, issue preferred stock, incur liens, pay dividends or make certain types of payments;



- sell assets;



- enter into transactions with affiliates;



- enter into sale and leaseback transactions;



- conduct businesses other than the ownership and operation of broadcast stations and related businesses; or



- merge or consolidate with any other person or dispose of all or substantially all of our assets.



Also, the senior loan agreement requires us to maintain particular financial ratios and satisfy financial condition tests. Our ability to comply with the ratios and the tests will be affected by events outside our control and we cannot be sure that we will meet those tests. A breach of any of the covenants or failure to meet the tests could result in an event of default which would allow the lenders to declare all amounts outstanding immediately due and payable. In the case of the senior loan agreement, if we were unable to pay the amounts due, the lenders could, subject to compliance with applicable Federal Communications Commission rules, proceed against the collateral securing the indebtedness. If the amounts outstanding under the loan agreement were accelerated, we cannot be sure that our assets would be sufficient to repay the amount in full.

WE HAVE A HISTORY OF NET LOSSES AND INSUFFICIENT EARNINGS TO COVER FIXED CHARGES



In the past, we have experienced net losses as a result of significant interest charges and amortization charges relating to acquisitions. Our net loss attributable to common stock for the years ended December 31, 1996, 1997 and 1998 was $16.2 million, $31.7 million and $95.6 million, respectively. On a pro forma basis, after giving effect to the transactions described in "Pro Forma Financial Information" beginning on page P-1, the net loss attributable to common stock would have been $127.3 million for the year ended December 31, 1998.



COMPETITIVE NATURE OF RADIO BROADCASTING, OUTDOOR ADVERTISING AND MEDIA REPRESENTATION



Our various lines of business are in highly competitive industries. Our radio broadcasting stations and outdoor advertising properties compete for audiences and advertising revenues with other radio stations and outdoor advertising companies, as well as a wide variety of other media, including broadcast and cable television and newspapers, magazines and other print media such as direct mail. Our media representation business competes not only with other independent and network media representatives but also with direct national advertising. Audience ratings and market shares are subject to change, which could have an adverse effect on our revenues in that market. Consequently, we may not be able to maintain or increase its current audience ratings or advertising revenues.



POTENTIAL EFFECTS ON LICENSES AND OWNERSHIP OF REGULATION OF THE RADIO BROADCASTING INDUSTRIES



The radio broadcasting industry is subject to regulation by governmental entities. In particular, under the Communications Act of 1934, as amended, the Federal Communications Commission licenses radio stations and extensively regulates their ownership and operation. We depend on our ability to hold our respective Federal Communications Commission broadcast licenses, which are normally granted for terms of eight years and are renewable. Although the vast majority of Federal Communications Commission broadcast licenses are routinely renewed when their terms expire, there can be no assurance that a renewal will be granted in any given case or, if granted, that restrictive conditions will not be imposed on the grant. In addition, limitations on the ownership of radio stations under the Federal Communications Commission's current rules, or under revised rules now being considered by the Federal Communications Commission, could restrict our ability to consummate future transactions and in certain circumstances could require that some radio stations be sold. For example, the Federal Communications Commission is also currently considering amending its "one-to-a-market" rule to revise the limitation on the number of radio stations a party may own in any market in which it also has an attributable interest in a television station. Because of the common attributable directors and ownership interests among Chancellor Media and LIN Television Corporation, the "one-to-a-market" rules apply to market overlap of our radio stations and LIN's television stations.



For a more detailed explanation of the significant regulatory issues affecting the broadcasting and outdoor industries, see "Business -- Licensing and Ownership Issues Relating to Federal Regulation of the Radio Broadcasting Industry."

WE MAY EXPERIENCE DIFFICULTIES INTEGRATING ACQUISITIONS AND ENTERING NEW LINES OF BUSINESS



We have recently acquired or are in the process of acquiring a number of entities in various lines of business, including radio, outdoor advertising, media representation and a new national radio network. Consequently, management's focus will be on integrating many new acquisitions, learning new markets and conducting our operations on a much larger scale.



Our acquisition strategy involves other risks, including without limitation, increasing our debt payment obligations and the potential loss of valuable employees. The availability of additional financing cannot be assured and, depending on the terms of the potential acquisitions, may be restricted by the terms of our senior loan agreement and the various indentures relating to the notes and our outstanding senior subordinated notes. We cannot be sure that any future acquisitions will not have a material adverse effect on our financial condition and results of operations.



THE CONSUMMATION OF OUR PENDING TRANSACTIONS IS SUBJECT TO POTENTIAL DELAY DUE TO ANTITRUST AND FEDERAL COMMUNICATIONS COMMISSION REVIEW



As a result of the concentration of ownership in the radio broadcast industry, the Department of Justice has been looking closely at acquisitions in the industry, including some of our transactions. The completion of each of our pending transactions is, and any of the future transactions contemplated by us will likely be, subject to the notification filing requirements, applicable waiting periods and possible review by the U.S. Department of Justice or the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. U.S. Department of Justice review of particular transactions has caused, and may continue to cause, delays in anticipated closings of various transactions and, in some cases, may result in attempts by the U.S. Department of Justice to enjoin these transactions or negotiate modifications to the proposed terms. Any delays, injunctions or modifications could have a negative effect on us and result in the abandonment of some otherwise attractive opportunities.



WE ARE CURRENTLY DEALING WITH THE DOJ ON THE FOLLOWING PENDING ACQUISITION:



- Petry Media Acquisition. On June 3, 1998, the U.S. Department of Justice issued a second request for additional information under the Hart-Scott-Rodino Act relating to our pending acquisition of Petry Media Corporation to which we have responded. The Company and Petry are still negotiating with the U.S. Department of Justice regarding this transaction and have agreed to extend the waiting period under the Hart-Scott-Rodino Act pending completion of these discussions. Accordingly, at this time, we cannot be sure of the terms on which this transaction will be completed, if at all.



In addition to review by the U.S. Department of Justice and the Federal Trade Commission, the Federal Communications Commission has also recently issued public notices in connection with particular transactions expressing concern that the proposed acquisition of radio stations would give the acquiring party an excessive share of the radio advertising revenues in a given market or would otherwise result in excessive concentration of ownership. It is not clear how the Federal Communications Commission will proceed in this area or how any policy it may adopt will interact with the review of similar issues by the Department of Justice and the Federal Trade Commission.

POSSIBLE LOSS OF ADVERTISING SPACE DUE TO REGULATION OF OUTDOOR ADVERTISING



Outdoor advertising displays are subject to regulation at the federal, state and local levels. These regulations, in some cases, limit the height, size, location and operation of billboards and, in limited circumstances, regulate the content of the advertising copy displayed on the billboards. Some governmental regulations prohibit the construction of new billboards or the replacement, relocation, enlargement or upgrading of existing structures. Some cities have adopted amortization ordinances under which, after the expiration of a certain period of time, billboards must be removed at the owner's expense and without the payment of consideration. Ordinances requiring the removal of billboards without compensation, whether through amortization or otherwise, are being challenged in various state and federal courts with conflicting results. We cannot be sure that we will be successful in negotiating acceptable arrangements if our displays are subject to removal or amortization, and what effect, if any, such regulations may have on our operations.



WE MAY LOSE ADVERTISERS DUE TO TOBACCO AND ALCOHOL INDUSTRY REGULATION



The major U.S. tobacco companies that are defendants in numerous class action suits throughout the country recently reached an out-of-court settlement with 46 states that includes a ban on outdoor advertising of tobacco products. The settlement agreement was finalized on November 23, 1998, but must be ratified by the courts in each of the 46 states participating in the settlement. In addition to the mass settlement, the tobacco industry previously had come to terms with the remaining four states individually. The terms of the individual settlements also included bans on outdoor advertising of tobacco products. We do not expect the ban on outdoor advertising of tobacco products to have a material impact.



In addition to the settlement agreements, state and local governments are also regulating the outdoor advertising of alcohol and tobacco products. For example, several states and cities have laws restricting tobacco billboard advertising near schools and other locations frequented by children. Some cities have proposed even broader restrictions, including complete bans on outdoor tobacco advertising on billboards, kiosks, and private business window displays. It is possible that state and local governments may propose or pass similar ordinances to limit outdoor advertising of alcohol and other products or services in the future.



The effect of these regulations, potential legislation and settlement agreements on our business and operations could be material. The elimination of billboard advertising by the tobacco industry will cause a reduction in our direct revenues from advertisers and may simultaneously increase the available space on the existing inventory of billboards in the outdoor advertising industry. This industry-wide increase in space may in turn result in a lowering of outdoor advertising rates in outdoor advertising markets or limit the ability of industry participants to increase rates for some period of time.



Any regulatory changes or further settlement agreements restricting the ability to utilize outdoor advertising for alcohol or tobacco products could have a material adverse effect on us.



HICKS MUSE HAS SIGNIFICANT INFLUENCE ON US



Prior to Chancellor Media's pending merger with Capstar, Thomas O. Hicks and affiliates of Hicks, Muse, Tate & Furst Incorporated hold approximately 17.7% of the outstanding shares of Chancellor Media common stock. Affiliates of Hicks Muse also have a controlling interest in Capstar. Immediately following Chancellor Media's merger with Capstar and the issuance of Chancellor Media common stock, it is expected that Mr. Thomas O. Hicks and affiliates of Hicks Muse will control approximately 30.7% of the outstanding shares, 25.9% on a fully-diluted basis, of Chancellor Media common stock. Additionally, Messrs. Thomas O. Hicks, Lawrence D. Stuart, Jr., and Michael J. Levitt, each directors of Chancellor Media, are also principals or executive officers of Hicks Muse. Accordingly, Mr. Thomas O. Hicks and Hicks Muse will continue to have a great deal of influence over the management policies of Chancellor Media and all matters submitted to a vote of the holders of Chancellor Media common stock. Also, the combined voting power of Mr. Thomas O. Hicks and Hicks Muse may have the effect of discouraging certain types of transactions involving an actual or potential change of control of Chancellor Media.



A FEDERAL OR STATE COURT MAY VOID OR ALTER OUR OBLIGATIONS TO YOU UNDER THE
NOTES



Various fraudulent conveyance laws have been passed for the protection of creditors. These laws may be applied by a court to subordinate or avoid your notes or the guarantees in favor of our other existing or future creditors or those of the guarantors.



If a court in a lawsuit on behalf of one of our unpaid creditors or a representative of one of our creditors were to find that, at the time we issued the notes, we:


- intended to hinder, delay or defraud any existing or future creditor or considered insolvency with the intent to favor one or more creditors over others; or


- did not receive fair consideration or reasonably equivalent value for issuing the notes and we,



  (a) were insolvent;



  (b) were made insolvent by issuing the notes;



  (c) were engaged or about to engage in a business or transaction for which our remaining assets would be unreasonably small to carry on our business; or



  (d) intended to take on, or believed that we would take on, more debts than we could pay,



such court could void our obligations under the notes and void such transactions. On the other hand, in such event, your claims could be subordinated to claims of our other creditors.



Our obligations under the notes are guaranteed by each of the guarantors. If a court were to find that:



- the guarantee was taken on by the guarantor with the intent to hinder, delay or defraud any existing or future creditor or the guarantor considered insolvency with the intent to favor one or more creditors over others; or



- the guarantor did not receive fair consideration or reasonably equivalent value for issuing the guarantee and the guarantor,

  (a) was insolvent;



  (b) was made insolvent by issuing the guarantee;



  (c) was engaged or about to engage in a business or transaction for which its remaining assets of the guarantor would be unreasonably small to carry on its business; or



  (d) intended to take on, or believed that it would take on, more debts than it could pay;



the court could void or subordinate the guarantee in favor of the guarantor's creditors. Among other things, a legal challenge to any of the guarantees based on fraudulent conveyance grounds may focus on the benefit, if any, realized by a guarantor as a result of our issuance of the notes.



If any guarantee is avoided or deemed to be unenforceable, you would not have any claim against that guarantor. You would only be our creditors and creditors of the remaining guarantors, if any. In such event, your claims against such guarantor would be subject to the prior payment of all liabilities and preferred stock claims of the guarantor. The guarantors cannot be sure that there would be enough assets to satisfy your claims relating to any voided portion of a guarantee.



Based upon information currently available to us, we believe that the notes and the guarantees are being incurred for proper purposes and in good faith. Also, we believe that we and each of the guarantors:



- are solvent and will continue to be solvent after giving effect to the issuance of the notes and the guarantees, as the case may be;



- will have enough capital for carrying on its business after the issuance of the notes and the guarantees, as the case may be; and


- will be able to pay our debts.


WE WILL HAVE DIFFICULTY SATISFYING OUR PAYMENT OBLIGATIONS UPON A CHANGE OF CONTROL



If a Change of Control occurs, we may be required to make an offer to purchase all of the notes then outstanding. We would be required to purchase the notes at 101% of their principal amount, plus accrued interest to the date of repurchase. If a Change of Control occurs, we may also have to repay the amount outstanding under our senior credit facility and may not have enough funds to repay all of our senior debt at that time. If we are required to purchase the notes, we would need to secure third-party financing if we do not have available funds to meet our purchase obligations. However, we cannot be sure that we would be able to secure such financing on favorable terms, if at all.



Also, our financing arrangements may restrict our ability to repurchase the notes, including in connection with a Change of Control offer. For example, a Change of Control will result in an event of default under the senior loan agreement and may lead to an acceleration of other senior indebtedness, if any. In that event, our senior loan agreement and any other senior indebtedness would be equal in right of payment to the notes. In addition, a Change of Control could require that we offer to repurchase our existing senior subordinated notes. See "Description of the Notes -- Change of Control," and "Description of Certain Indebtedness." The inability to repay senior indebtedness, if accelerated, and to purchase all of the tendered notes, would constitute an event of default under the indenture governing the notes.



THE NEW NOTES DO NOT HAVE AN ESTABLISHED MARKET



Since the original offering, there has been no public market for the notes. We do not plan on listing the new notes on any securities exchange. The initial purchasers have told us that they plan on making a market in the notes, but they do not have to do so, and may discontinue such activities at any time. Accordingly, we cannot determine:



- the likelihood that an active market for the notes will develop;


- the liquidity of any such market;


- your ability to sell your notes; or



- the prices that you may obtain for your notes if sold.



Future trading prices for your notes will depend upon many factors, including, among others, our operating results, the market for similar securities and changing interest rates.



INVESTORS SHOULD NOT PLACE UNDUE RELIANCE ON FORWARD-LOOKING INFORMATION



Information contained in this prospectus may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which can be identified by the use of forward-looking terminology like "may," "will," "expect," "intend," "anticipate," "believe," "project," "foresee," "could," "estimate," or "continue" or the negative thereof or other variations of those words or comparable terminology. All statements other than statements of historical facts included in this prospectus, including those regarding our financial position, business strategy, projected costs and plans and objectives of management for future operations are forward-looking statements. The foregoing matters and other factors noted throughout this prospectus are cautionary statements identifying factors with respect to any forward-looking statements, including particular risks and uncertainties, that could cause actual results to differ materially from those in the forward-looking statements.



All forward-looking statements contained in this prospectus are expressly qualified in their entirety by the cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this prospectus. We do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

                                USE OF PROCEEDS


We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness.



                                 CAPITALIZATION



The following table sets forth our:



- actual capitalization as of December 31, 1998;



- pro forma capitalization as further adjusted to give effect to the completed transactions that closed after December 31, 1998 and the pending transaction. See "Pro Forma Financial Information" on page P-1.



                                                                COMPANY      COMPANY
                                                              HISTORICAL    PRO FORMA
                                                              -----------   ----------
                                                               (DOLLARS IN THOUSANDS)
Long-term debt:
  Senior Credit Facility(1).................................  $ 1,596,000   $1,993,962(2)
  8% Senior Notes due 2008..................................      750,000      750,000
  9 3/8% Senior Subordinated Notes due 2004.................      200,000      200,000
  8 3/4% Senior Subordinated Notes due 2007.................      200,000      200,000
  10 1/2% Senior Subordinated Notes due 2007................      100,000      100,000
  8 1/8% Senior Subordinated Notes due 2007.................      500,000      500,000
  9% Senior Subordinated Notes due 2008.....................      750,000      750,000
                                                              -----------   ----------
         Total long-term debt...............................    4,096,000    4,493,962(2)
Stockholder's equity:
  Common stock..............................................            1            1
  Additional paid-in capital................................    2,670,510    2,670,510
  Accumulated deficit.......................................     (278,681)    (269,435)
                                                              -----------   ----------
    Total stockholder's equity..............................    2,391,830    2,401,076
                                                              -----------   ----------
         Total capitalization...............................  $ 6,487,830   $6,895,038(2)
                                                              ===========   ==========

-------------------------


(1) Our senior credit facility currently provides for a total commitment of $2.50 billion, consisting of a $1.60 billion reducing revolving credit facility and a $900.0 million term loan facility. In addition to the senior credit facility, we expect to be able to access the additional facility indebtedness under the facility in the amount of $250.0 million. Although there can be no assurance, we believe that amounts available under our senior credit facility and the $250.0 million potentially available under our additional facility indebtedness will be used to finance our remaining pending transactions as well as future acquisitions. Other potential sources of financing for the pending transactions and future acquisitions include cash flow from operations, additional debt or equity financings, the sale of non-core assets or a combination of those methods. See "Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- Liquidity and Capital Resources."



(2) Consistent with the presentation of our pro forma financial information included elsewhere in this prospectus, the pro forma capitalization does not give effect to borrowings that we expect to make in order to finance the acquisition of Petry Media. If the pro forma capitalization is further adjusted to give effect to the acquisition of Petry Media, the long-term debt amount reflected above under our senior credit facility would be approximately $2.1 billion, the total long-term debt would be $4.6 billion and the total capitalization would be $7.0 billion. The total cash financing required to consummate the acquisition of Petry Media is expected to be approximately $129.5 million.

                                    BUSINESS


GENERAL



We are a diversified media company with operations in radio broadcasting, outdoor advertising and media representation.



RADIO BROADCASTING -- CHANCELLOR RADIO GROUP



Our current station portfolio consists of 124 radio stations, 92 FM and 32 AM, concentrated in the top 30 markets in the United States and in Puerto Rico, including 13 radio stations operated under time brokerage agreements. We own superduopolies, clusters of four or five FM stations, in 11 of the nation's 15 largest radio markets -- New York, Los Angeles, Chicago, San Francisco, Philadelphia, Detroit, Dallas/Ft. Worth, Washington, D.C., Houston, Puerto Rico and Phoenix and in five other large markets -- Minneapolis-St. Paul, Pittsburgh, Denver, Cleveland and Orlando.



We also operate a national radio network, The AMFM Radio Networks, which broadcasts advertising and syndicated programming shows to a national audience of approximately 66 million listeners in the United States, including 39 million listeners from the Company's portfolio of stations. The AMFM Radio Networks' syndicated programming shows include, among others, American Top 40 with Casey Kasem, Rockline, The Dave Koz Show, The Bob and Tom Morning Show and special events such as the Kentucky Derby.



On August 26, 1998, Chancellor Media and Capstar Broadcasting Corporation entered into an agreement to merge in a stock-for-stock transaction. Upon consummation of the Chancellor Media's merger with Capstar, Chancellor Media will be the largest radio broadcasting company in the United States and will own and operate 464 radio stations serving 105 markets and will increase its number of superduopolies to 45. Although there can be no assurance, we expect that Chancellor Media's merger with Capstar will be consummated in the second quarter or early third quarter of 1999.



Our portfolio of radio stations is geographically diversified and employs a wide variety of programming formats, including adult contemporary, contemporary hit radio, urban, jazz, country, oldies, news/talk, rock and sports. Each of our stations targets a specific demographic audience within a market, with the majority of the stations appealing primarily to 18 to 34 or 25 to 54 year old men and/or women, the demographic groups most sought after by advertisers. Management believes that, because of the size and diversity of its station portfolio, we are not unduly reliant on the performance of any one station or market. Management also believes that the diversity of its portfolio of radio stations helps to insulate us from downturns in specific markets and changes in musical tastes.



OUTDOOR ADVERTISING -- CHANCELLOR OUTDOOR GROUP



We are the fifth largest outdoor advertising company in the United States. As of April 20, 1999, we owned over 42,500 billboards and outdoor displays in 38 states in the United States. We entered the outdoor advertising business with the acquisition of Martin Media, Martin & MacFarlane, Inc. and certain affiliated companies in July 1998 and further expanded its outdoor presence with the acquisition of the outdoor advertising division of Whiteco Industries, Inc. in December 1998 and other outdoor acquisitions that complement our existing outdoor and radio markets.

MEDIA REPRESENTATION



We entered into the media representation business with the acquisition of Katz Media Group, Inc. ("Katz") on October 28, 1997. Katz is a full-service media representation firm that sells national spot advertising time for its clients in the radio and television industries throughout the United States. Katz is retained on an exclusive basis by radio and television stations in over 200 designated market areas throughout the United States, including at least one radio or television station in each of the 50 largest designated market areas. Katz is the exclusive representation firm for over 2,200 radio stations, including radio stations we own and operate and radio stations owned and operated by Capstar, Jacor Communications, Inc., CBS Radio, Inc., Cox Radio, Inc. and Heftel Broadcasting Corporation. Katz is also the exclusive representation firm for over 365 television stations, including television stations owned and operated by Paramount Communications, Inc., Hearst Argyle Television, Inc., The E.W. Scripps Company, Clear Channel Communications, Inc., Allbritton Communications Company and Sinclair Broadcast Group, Inc., among others.



NEW INITIATIVES



Chancellor Media recently appointed R. Steven Hicks as President and Chief Executive Officer of its newly created Chancellor Media Services Group. The business activities of the Chancellor Media Services Group will include Chancellor Media's current media representation operations, a new Internet initiative and the development and delivery of various programming, sales training, digital technology, traffic, billing and yield management systems, such as Capstar's StarSystem(TM) and Galaxy(TM) system, to the Chancellor Radio Group and other media companies.


CONSOLIDATED COMPANY


On a pro forma basis after giving effect to the transactions described in "Pro Forma Financial Information" beginning on page P-1, we would have had net revenue and EBITDA, before non-cash and non-recurring charges of approximately $1.5 billion and $661.7 million, respectively, for the year ended December 31, 1998. Furthermore, we would have generated approximately 73% of our net revenue from radio operations, approximately 14% from outdoor advertising operations and approximately 13% from media representation operations.


RECENT DEVELOPMENTS


Review of Strategic Alternatives



On January 20, 1999, Chancellor Media announced that its Board of Directors engaged the investment banking firm of BT Alex. Brown Incorporated as financial advisor for the purpose of assisting management and the Board of Directors of Chancellor Media in developing, reviewing and structuring a range of strategic alternatives intended to maximize stockholder value. On February 11, 1999, Chancellor Media announced that it had added additional advisors Morgan Stanley Dean Witter, Hicks, Muse, Tate & Furst Incorporated, Goldman, Sachs & Co., Greenhill & Co., LLC and Chase Securities Inc. to assist in exploring these alternatives, which included the potential sale, merger or consolidation of the entire company or some of its operating assets.

On March 15, 1999, Chancellor Media announced that it had completed the review of strategic alternatives and announced the following series of steps to better position Chancellor Media strategically, operationally and financially:



LIN Merger Termination. On July 7, 1998, Chancellor Media entered into a merger agreement with the indirect parent of LIN Television Corporation to acquire LIN in a stock for stock transaction. Effective March 15, 1999, Chancellor Media and LIN agreed to terminate the LIN merger agreement.



Executive Management Realignment. On March 15, 1999, Chancellor Media and CMCLA announced the following executive management changes:



- the appointments of Thomas O. Hicks as Chief Executive Officer of Chancellor Media and CMCLA, of James E. de Castro as President and Chief Executive Officer of a newly created Chancellor Radio and Outdoor Group and of R. Steven Hicks, currently President and Chief Executive Officer of Capstar, as President and Chief Executive Officer of the newly created Chancellor Media Services Group;



- the creation of an Office of the Chairman of Chancellor Media's Board of Directors, in which Mr. de Castro and Mr. R. Steven Hicks will join Chancellor Media's Chairman, Mr. Thomas O. Hicks, as Vice Chairmen;



- the resignation of Jeffrey A. Marcus as Chancellor Media's and CMCLA's President and Chief Executive Officer effective March 15, 1999;



- the appointments of Kenneth J. O'Keefe as Chief Operating Officer of Chancellor Radio Group and James A. McLaughlin as President and Chief Operating Officer of Chancellor Outdoor Group;



- the appointment of D. Geoffrey Armstrong, former Chief Operating Officer of Capstar, as Executive Vice President and Chief Financial Officer, replacing Thomas P. McMillin, who also resigned from his executive positions with Chancellor Media and CMCLA effective March 15, 1999;



- the resignation of Eric C. Neuman as Chancellor Media's and CMCLA's Senior Vice President -- Strategic Development effective March 15, 1999; and



- the appointment of William S. Banowsky, Jr., currently Executive Vice President and General Counsel of Capstar, as Executive Vice President and General Counsel, replacing Richard A. B. Gleiner, formerly Senior Vice President, Secretary and General Counsel of Chancellor Media and CMCLA, effective March 15, 1999.



We are expected to record a significant non-recurring charge in the first quarter of 1999 in connection with Chancellor Media's termination of the LIN merger and the executive management realignment discussed above.

TRANSACTIONS COMPLETED SINCE JANUARY 1, 1998



We have completed the following radio broadcasting and outdoor advertising transactions from January 1, 1998 through April 20, 1999:



RADIO BROADCASTING -- 1998 AND 1999 COMPLETED TRANSACTIONS



We completed the following radio broadcasting transactions from January 1, 1998 through April 20, 1999:



- the acquisition of 11 radio stations, ten FM and one AM, for approximately $175.7 million in cash;



- the exchange of five radio stations, four FM and one AM, and approximately $153.3 million in cash for four FM radio stations;



- the acquisition of various national radio network syndicated programming shows and related programming libraries, including American Top Forty with Casey Kasem, for approximately $28.2 million in cash;



- the 1999 acquisition of six radio stations, four FM and two AM, in Cleveland for approximately $279.1 million in cash and the February 1999 time brokerage agreement to operate an additional AM radio station in Cleveland; and



- the 1999 sale of one AM radio station in Chicago for approximately $21.0 million.



OUTDOOR ADVERTISING -- 1998 AND 1999 COMPLETED TRANSACTIONS



We completed the acquisition of approximately 37,900 outdoor advertising billboards and display faces for approximately $1.7 billion during 1998. As of April 16, 1999, we completed the acquisition of an additional 4,600 outdoor advertising billboards and display faces for approximately $44.5 million in 1999.



PENDING TRANSACTIONS



The following transactions are referred to collectively as the "Pending Transactions."



On February 20, 1998, we entered into an agreement to acquire from Capstar KTXQ-FM and KBFB-FM in Dallas/Ft. Worth, KODA-FM, KKRW-FM and KQUE-AM in Houston, KPLN-FM and KYXY-FM in San Diego and WDRV-FM, WJJJ-FM, WXDX-FM and WDVE-FM in Pittsburgh (collectively, "the Capstar/SFX Stations") for an aggregate purchase price of approximately $637.5 million in a series of purchases and exchanges over a period of three years (the "Capstar/SFX Transaction"). The Capstar/ SFX Stations were acquired by Capstar as part of Capstar's acquisition of SFX on May 29, 1998. On May 29, 1998, we exchanged WAPE-FM and WFYV-FM in Jacksonville, valued for purposes of the Capstar/SFX Transaction at $53.0 million, plus $90.3 million in cash to Capstar in return for KODA-FM in Houston (the "Houston Exchange") and began programming the remaining ten Capstar/SFX Stations under time brokerage agreements. The purchase price for the remaining ten Capstar/SFX Stations is approximately $494.3 million. Chancellor Media is currently assessing whether the terms of the Capstar/SFX Transaction will be modified upon the consummation of the Capstar merger.



On September 15, 1998, we entered into an agreement to acquire KKFR-FM and KFYI-AM in Phoenix from The Broadcast Group, Inc. for $90.0 million in cash. We began operating KKFR-FM and KFYI-AM under a time brokerage agreement effective

November 5, 1998. Although there can be no assurance, we expect that the Phoenix acquisition will be consummated in the second quarter of 1999.



Consummation of each of the transactions discussed above is subject to various conditions, including, in most cases, approval from the Federal Communications Commission (the "FCC") and the expiration or early termination of any waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"). We believe that such conditions will be satisfied in the ordinary course, but there can be no assurance that this will be the case.



OTHER TRANSACTIONS



On April 8, 1998, we entered into an agreement to acquire Petry Media Corporation, a leading independent television representation firm. The agreement currently provides for a purchase price of $129.5 million in cash. On June 3, 1998, the U.S. Department of Justice (the "DOJ") issued a second request for additional information under the HSR in connection with the acquisition to which we have responded. Chancellor Media and Petry are still negotiating with the DOJ regarding this transaction and have agreed to extend the waiting period under the HSR Act pending completion of these discussions. Accordingly, at this time, Chancellor Media cannot be sure of the terms on which this transaction will be completed, if at all.



On August 26, 1998, Chancellor Media and Capstar Broadcasting Corporation entered into an agreement to merge in a stock-for-stock transaction that will create the nation's largest radio broadcasting entity. Pursuant to this agreement, as amended, a wholly-owned subsidiary of Chancellor Media will merge into Capstar, with Capstar surviving the merger as a wholly-owned subsidiary of Chancellor Media. Each share of Capstar common stock will be converted into
0.4955 of a share of common stock of Chancellor Media. Upon consummation of its pending transactions, Capstar will own and operate or program more than 340 radio stations serving 81 markets nationwide. Upon consummation of the Capstar merger by Chancellor Media, Capstar's radio stations will be operated by stand-alone companies which are separate from CMCLA and its subsidiaries. Accordingly, the assets, liabilities, and results of operations of Capstar will not be reflected in the consolidated financial statements of the Company. Although there can be no assurance, Chancellor Media expects that the Capstar merger will be consummated in the second or early third quarter of 1999.



On September 3, 1998, we entered into an agreement to acquire Pegasus Broadcasting of San Juan, L.L.C. ("Pegasus"), a television broadcasting company which owns a television station in Puerto Rico, for approximately $69.6 million in cash. In connection with the decision by Chancellor Media and LIN to terminate the LIN merger, the Board of Directors of CMCLA approved the negotiation of the assignment of our agreement to acquire Pegasus to LIN. The assignment of the agreement to acquire Pegasus is still subject to negotiation of definitive documentation, third-party approval and various other conditions, including governmental approvals and, accordingly, there can be no assurance that such a transaction will be completed on favorable terms, if at all. In the event that an assignment to LIN of the Pegasus acquisition agreement cannot be finalized, we expect to solicit another third-party buyer for such company.

1998 FINANCING TRANSACTIONS



On March 13, 1998, Chancellor Media completed an offering of 21,850,000 shares of its Common Stock for net proceeds of approximately $994.6 million. The net proceeds were used to reduce bank borrowings under the revolving credit portion of our senior credit facility and the excess proceeds were initially invested in short-term investment grade securities. Chancellor Media subsequently used the excess proceeds for general corporate purposes, including the financing of certain acquisitions and exchanges.



On May 8, 1998, we completed a consent solicitation (the "12% Preferred Stock Consent Solicitation") to modify certain timing restrictions on our ability to exchange all shares of its 12% Preferred Stock for its 12% Subordinated Exchange Debentures due 2009 (the "12% Debentures"). Consenting holders of 12% Preferred Stock received payments of $0.05 per share of 12% Preferred Stock. On May 13, 1998, we exchanged the shares of 12% Preferred Stock for 12% Debentures (the "12% Exchange"). In connection with the 12% Preferred Stock Consent Solicitation and 12% Exchange, we incurred approximately $0.3 million in transaction costs which were recorded as deferred debt issuance costs.



On June 10, 1998, we completed a cash tender offer (the "12% Debentures Tender Offer") for all of its 12% Debentures for an aggregate repurchase cost of $262.5 million which included



- the principal amount of the 12% Debentures of $211.8 million,



- premiums on the repurchase of the 12% Debentures of $47.8 million,



- accrued and unpaid interest on the 12% Debentures from May 13, 1998 through June 10, 1998 of $2.0 million and



- estimated transaction costs of $0.9 million. In connection with the 12% Debentures Tender Offer, we recorded an extraordinary charge of $31.9 million (net of a tax benefit of $17.2 million) consisting of the premiums, estimated transaction costs and the write-off of the unamortized balance of deferred debt issuance costs.



On July 20, 1998, we completed a consent solicitation (the "12 1/4% Preferred Stock Consent Solicitation") to modify certain timing restrictions on its ability to exchange all shares of its 12 1/4% Preferred Stock for its 12 1/4% Subordinated Exchange Debentures due 2008 (the "12 1/4% Debentures"). Consenting holders of 12 1/4% Preferred Stock received payments of $0.05 per share of 12 1/4% Preferred Stock. On July 23, 1998, we exchanged the shares of 12 1/4% Preferred Stock for 12 1/4% Debentures (the "12 1/4% Exchange"). In connection with the 12 1/4% Preferred Stock Consent Solicitation and 12 1/4% Exchange, we incurred approximately $0.2 million in transaction costs which were recorded as deferred debt issuance costs.



On August 19, 1998, we completed a cash tender offer (the "12 1/4% Debentures Tender Offer") for all of its 12 1/4% Debentures for an aggregate repurchase cost of $143.8 million which included



- the principal amount of the 12 1/4% Debentures of $119.4 million,



- premiums on the repurchase of the 12 1/4% Debentures of $22.7 million,



- accrued and unpaid interest on the 12 1/4% Debentures from July 23, 1998 through August 19, 1998 of $1.1 million and

- estimated transaction costs of $0.6 million.



In connection with the 12 1/4% Debentures Tender Offer, we recorded an extraordinary charge of $15.2 million (net of a tax benefit of $8.2 million) consisting of the premiums, estimated transaction costs and the write-off of the unamortized balance of deferred debt issuance costs.



On September 30, 1998, we issued $750.0 million aggregate principal amount of 9% Senior Subordinated Notes due 2008 (the "9% Notes") for estimated net proceeds of $730.0 million in a private placement and subsequently exchanged the 9% Notes on December 10, 1998 for substantially identical notes in a registered exchange offer. Interest on the 9% Notes is payable semiannually, commencing on April 1, 1999.



On November 17, 1998, we issued $750.0 million aggregate principal amount of the old notes for estimated net proceeds of $730.0 million in a private placement. Interest on the notes is payable semiannually, on May 1 and November 1 of each year.



COMPANY STRATEGY



Our overall strategy is to enhance stockholder value by focusing on revenue and cash flow growth and the reduction of leverage through the successful operation of its radio, outdoor and media representation business assets, as well as through the development of Chancellor Media's Internet initiative as part of the Chancellor Media Services Group. In this regard, we have built a diversified portfolio of media assets which enables us to deliver more options and greater value to our advertising clients. We plan on leveraging the extensive operating experience of our senior management team to continue to enhance revenue and cash flow growth.



Radio Broadcast Strategy. Our senior management team, led by James E. de Castro, President and Chief Executive Officer of Chancellor Radio and Outdoor Group and Kenneth J. O'Keefe, Chief Operating Officer of Chancellor Radio Group, has extensive experience in acquiring and operating radio station groups. Our business strategy is to assemble and operate radio station clusters in order to maximize the broadcast cash flow generated in each market.



We seek to capitalize on the revenue growth and expense savings opportunities through the successful integration of station cluster groups. Management believes that radio station clusters can attract increased revenues in a market by delivering larger combined audiences to advertisers and by engaging in joint marketing and promotional activities. In addition, management expects to realize expense savings through the consolidation of facilities and through the economies of scale created in areas such as national representation commissions, employee benefits, insurance premiums and other operating costs.



We also seek to maximize station operating performance through intense market research, innovative programming and unique marketing campaigns to establish strong listener loyalty and ensure steady long-term audience share ratings. Management believes its ratings growth in many of its markets is driven by our ability to attract talented people and to continue delivering quality programming to its listeners.



We also seek to leverage our radio expertise and platform and enhance revenue and cash flow growth through the continued expansion of its national radio network, The AMFM

Radio Networks, as well as through the newly formed Chancellor Marketing Group, which provides full service sales promotion and marketing programs for Fortune 100 companies.



Outdoor Advertising Strategy. The Chancellor Outdoor Group is led by James E. de Castro, President and Chief Executive Officer of Chancellor Radio and Outdoor Group and James A. McLaughlin, President and Chief Operating Officer of Chancellor Outdoor Group. Mr. McLaughlin is an outdoor advertising industry veteran with over 25 years of experience. Our outdoor business strategy is to develop one of the top outdoor advertising companies in the Unites States through the successful consolidation and integration of Martin, acquired in July 1998, and Whiteco, acquired in December 1998, and through additional acquisitions that complement our existing outdoor and radio markets.



Our strategy is to generate significant revenue growth and cost savings through the consolidation of certain sales management, leasing management, marketing, and accounting and administrative support functions. Additionally, we will focus on strengthening our operating results by increasing market penetration, maximizing rates and occupancy levels in each of our markets and capitalizing on technological advances such as computer vinyl technology to enhance the attractiveness and flexibility of the outdoor medium while reducing costs.



Media Representation Strategy. Our overall strategy for our media representation business is to create a leading national representation firm serving all types of electronic media. We believe we can continue to generate revenue and cash flow growth in the media representation business by expanding our market share and improving our national sales effort. Management will seek to increase market share by developing new clients, expanding operations in existing and new markets and acquiring representation contracts of our competitors. We will continue to provide the highest level of quality service to our clients by offering comprehensive advertisement, planning and placement services, as well as a broad range of value added benefits, including marketing, research, consulting and programming advisory services. We will also have the ability to expand our level of service to advertisers through the growth of its unwired network of radio and television stations which provides advertisers with greater flexibility and the ability to target specific demographic groups or markets.



Management believes our newly acquired outdoor advertising portfolio combined with the strength of our broad radio platform, national radio network and media representation business will solidify our position as a leading diversified media company with the ability to effectively respond to customers' needs through a variety of advertising solutions and mediums.



Internet Strategy. Chancellor Media intends to enhance its existing business of operating radio stations by extending its reach and presence on the Internet as part of the newly created Chancellor Media Services Group. Chancellor Media plans to actively develop and organize individual websites reflecting the local identity, audience, format, programming content, and character of our respective radio stations. These websites will be designed to strengthen the individual listener's affinity relationship with each respective radio broadcasting station by providing information and interactive functionality that augment the individual user's listening experience. Management believes that incremental revenue may be generated through the coordination and operation of these websites. Chancellor Media expects to derive this revenue from a variety of sources including, but not limited to, targeted advertising, direct consumer product sales, and database marketing.

RADIO BROADCASTING



The primary source of our radio revenues is the sale of broadcasting time for local, regional and national advertising. Approximately 69% of our gross radio revenues were generated from the sale of local advertising in 1996 and 1997, and approximately 66% of our gross radio revenues were generated from the sale of local advertising in 1998. We believe that radio is one of the most efficient, cost-effective means for advertisers to reach specific demographic groups. The advertising rates charged by our radio stations are based primarily on:



- a station's ability to attract audiences in the demographic groups targeted by its advertisers, as measured principally by quarterly Arbitron rating surveys that quantify the number of listeners tuned to the station at various times, and



- the supply of and demand for radio advertising time. Advertising rates generally are the highest during morning and evening drive-time hours.



Depending on the format of a particular station, there are predetermined numbers of advertisements that are broadcast each hour. We determine the number of advertisements broadcast hourly that can maximize available revenue dollars without jeopardizing listening levels. Although the number of advertisements broadcast during a given time period may vary, the total number of advertisements broadcast on a particular station generally does not vary significantly from year to year.



A station's sales staff generates most of its local and regional advertising sales. To generate national advertising sales, we engage an advertising representative for each of our stations that specializes in national sales and is compensated on a commission-only basis. Most advertising contracts are short-term and generally run only for a few weeks.



The following table sets forth selected information with respect to the portfolio of radio stations that we owned and/or operated as of April 20, 1999.



                                                                                                               STATION RANKING
                          MSA                           AUDIENCE                                 TARGET           IN TARGET
      MARKET(1)         RANK(2)        STATION         SHARE(%)(3)       STATION FORMAT       DEMOGRAPHICS     DEMOGRAPHICS(4)
      ---------         -------   ------------------   -----------   ----------------------  ---------------   ---------------
New York, NY..........     1      WLTW-FM                  5.9       Soft Adult              Persons 25-54             1
                                                                      Contemporary
                                  WHTZ-FM                  4.5       Contemporary Hit Radio   Persons 18-34            3
                                  WKTU-FM                  4.0       Rhythmic Contemporary    Persons 25-54            6
                                                                      Hits
                                  WAXQ-FM                  1.7       Classic Rock             Persons 25-54           15
                                  WTJM-FM (formerly        1.7       Jammin' Oldies           Persons 25-54           16
                                  WBIX-FM)
Los Angeles, CA.......     2      KKBT-FM                  3.8       Urban Contemporary      Women 18-34               3
                                  KCMG-FM                  2.8       Jammin' Oldies           Women 25-54              7
                                  KYSR-FM                  2.5       Modern Adult             Women 25-54              8
                                                                      Contemporary
                                  KBIG-FM                  2.4       Adult Contemporary       Persons 25-54           14
                                  KLAC-AM                  2.3       Adult Standards/Sports   Persons 35-64           18
Chicago, IL...........     3      WGCI-FM                  6.4       Urban Contemporary      Persons 18-34             1
                                  WNUA-FM                  4.2       Smooth Jazz              Persons 25-54            3
                                  WVAZ-FM                  4.0       Adult Urban              Persons 25-54            2
                                                                      Contemporary
                                  WLIT-FM                  3.5       Soft Adult               Persons 25-54           11
                                                                      Contemporary
                                  WUBT-FM                  2.4       Jammin' Oldies           Persons 25-54           14
                                  WGCI-AM                  1.3       Gospel                   Persons 25-54           23

                                                                                                               STATION RANKING
                          MSA                           AUDIENCE                                 TARGET           IN TARGET
      MARKET(1)         RANK(2)        STATION         SHARE(%)(3)       STATION FORMAT       DEMOGRAPHICS     DEMOGRAPHICS(4)
      ---------         -------   ------------------   -----------   ----------------------  ---------------   ---------------
San Francisco, CA.....     4      KYLD-FM                  3.9       Contemporary Hit        Persons 18-34             1
                                                                      Radio/Dance
                                  KMEL-FM                  3.6       Contemporary Hits        Persons 18-34            2
                                  KKSF-FM                  3.6       Smooth Jazz              Persons 25-54            4
                                  KISQ-FM                  3.4       Hit Base R&B Adult       Persons 25-54            3
                                                                      Contemporary
                                  KIOI-FM(5)               2.9       Adult Contemporary       Women 25-54              4
                                  KABL-AM                  2.4       Adult Standards          Persons 35-64           14
                                  KNEW-AM(5)               0.2       Adult Contemporary       Women 25-54             40
Philadelphia, PA......     5      WDAS-FM                  5.9       Urban Contemporary      Persons 25-54             1
                                  WUSL-FM                  5.3       Urban Contemporary       Women 18-34              2
                                  WJJZ-FM                  4.2       Smooth Jazz              Persons 35-54            5
                                  WIOQ-FM                  4.1       Contemporary Hit Radio   Persons 18-34            6
                                  WYXR-FM                  3.1       Hot Adult Contemporary   Women 18-49              4
                                  WDAS-AM                  1.2       Gospel                   N/A                    N/A
Detroit, MI...........     6      WNIC-FM                  8.0       Adult Contemporary      Women 25-54               1
                                  WJLB-FM                  6.8       Urban Contemporary       Persons 18-34            1
                                  WMXD-FM                  4.5       Adult Urban              Persons 25-54            4
                                                                      Contemporary
                                  WWWW-FM                  3.6       Country                  Women 25-54              9
                                  WKQI-FM                  3.5       Hot Adult Contemporary   Women 25-54              4
                                  WDFN-AM                  1.6       Sports                   Men 25-49                4
                                  WYUR-AM                  0.1       Nostalgic                Persons 35-64           29
Dallas, TX............     7      KHKS-FM                  7.3       Top 40                  Women 18-34               1
                                  KZPS-FM                  3.8       Classic Rock             Persons 25-54            5
                                  KDGE-FM                  2.7       Alternative Rock         Persons 18-34            8
                                  KSKY-AM                  N/A       Southern Gospel          N/A                    N/A
                                                                      Music/Religious
                                  KTXQ-FM**                3.6       Jammin' Oldies           Persons 25-54            4
                                  KBFB-FM**                2.0       Soft Rock                Persons 25-54           17
Boston, MA............     8      WJMN-FM                  6.3       Contemporary Hits       Persons 18-34             2
                                                                      Radio/Rhythmic
                                  WXKS-FM                  5.0       Contemporary Hit         Women 25-34              1
                                                                      Radio/Top 40
                                  WXKS-AM                  1.6       Bloomberg News/ Music    Persons 35-64           20
                                                                      Memory
Washington, D.C. .....     9      WASH-FM                  4.7       Adult Contemporary      Women 25-54               4
                                  WMZQ-FM                  4.5       Country                  Persons 25-54            8
                                  WBIG-FM                  4.4       Oldies                   Persons 25-54            6
                                  WWDC-FM                  3.5       Album Oriented Rock      Persons 18-34            4
                                  WGAY-FM                  3.2       Jammin' Oldies           Persons 35-44            9
                                  WTEM-AM                  1.3       Sports/Talk              Men 18-49               14
                                  WWDC-AM                  0.7       Music of Your Life       Persons 55+              9
                                  WWRC-AM                  0.4       Talk                     Persons 35-64           31
Houston, TX...........    10      KODA-FM                  6.4       Adult Contemporary      Persons 25-54             1
                                  KTRH-AM                  4.5       News/Info/Sports         Persons 35-54            5
                                  KLOL-FM                  3.8       Rock                     Men 18-34                1
                                  KLDE-FM                  3.4       Oldies                   Persons 25-54           10
                                  KKBQ-FM                  3.3       Country                  Persons 25-54           13
                                  KBME-AM                  1.9       Popular Standards        Persons 35-64           20
                                  KKRW-FM**(6)             3.2       Classic Rock             Persons 25-54            8
                                  KQUE-AM**(6)             N/A       Classic Rock             Persons 25-54          N/A
Miami/Ft. Lauderdale,
 FL...................    11      WEDR-FM                  8.0       Urban Contemporary      Persons 25-54             1
                                  WVCG-AM                  N/A       Brokered(7)              N/A                    N/A
Atlanta, GA...........    12      WFOX-FM                  3.7       Oldies                  Persons 25-54            10

                                                                                                               STATION RANKING
                          MSA                           AUDIENCE                                 TARGET           IN TARGET
      MARKET(1)         RANK(2)        STATION         SHARE(%)(3)       STATION FORMAT       DEMOGRAPHICS     DEMOGRAPHICS(4)
      ---------         -------   ------------------   -----------   ----------------------  ---------------   ---------------
Puerto Rico...........    13      WZNT-FM                  N/A       Oldies/Classic Music    Men 18-49               N/A
                                  WOYE-FM                  N/A       Top 40                   Persons 12-24          N/A
                                  WCOM-FM                  N/A       Top 40                   Persons 12-24          N/A
                                  WOQI-FM                  N/A       Top 40                   Persons 12-24          N/A
                                  WCTA-FM                  N/A       Oldies/Classic Music     Men 18-49              N/A
                                  WIOA-FM                  N/A       Continuous Favorite      Women 18-49            N/A
                                                                      Ballads/Today's Hits
                                  WIOB-FM                  N/A       Continuous Favorite      Women 18-49            N/A
                                                                      Ballads/Today's Hits
                                  WIOC-FM                  N/A       Continuous Favorite      Women 18-49            N/A
                                                                      Ballads/Today's Hits
Phoenix, AZ...........    15      KMLE-FM                  5.9       Country                 Persons 25-54             2
                                  KOOL-FM                  4.3       Oldies                   Persons 25-54            4
                                  KYOT-FM                  4.1       Contemporary Jazz        Persons 25-54            8
                                  KZON-FM                  3.6       Alternative Rock         Persons 18-34            5
                                  KOY-AM                   3.6       Adult Standards          Persons 35-64           14
                                  KISO-AM                  1.1       Country                  Persons 35-54           25
                                  KKFR-FM*                 5.7       Urban Contemporary Hit   Persons 18-34            1
                                                                      Radio
                                  KFYI-AM*                 5.3       News/Talk                Persons 25-54           10
San Diego, CA.........    16      KYXY-FM**                5.6       Soft Adult              Women 25-54               2
                                                                      Contemporary
                                  KPLN-FM**                2.6       Classic Rock             Men 25-54                8
Nassau/Suffolk, NY
 (Long Island)(8).....    17      WALK-FM                  5.8       Adult Contemporary      Persons 25-54             2
                                  WALK-AM                  N/A       Adult Contemporary       Persons 35-64          N/A
Minneapolis/St. Paul,
 MN...................    18      KEEY-FM                  8.1       Country                 Persons 25-54             2
                                  KDWB-FM                  8.0       Contemporary Hit Radio   Women 18-49              1
                                  KQQL-FM                  4.1       Oldies                   Persons 25-54            8
                                  KTCZ-FM                  3.5       Adult Oriented Rock      Persons 25-54            9
                                  KFAN-AM(9)               2.7       Sports/Talk              Men 25-54                4
                                  WRQC-FM                  2.1       Active Rock              Men 18-34                7
                                  KFXN-AM(9)               0.6       Sports/Talk              Men 25-54               17
Pittsburgh, PA........    21      WWSW-FM(10)              4.4       Oldies                  Person 25-54              5
                                  WWSW-AM(10)              0.3       Oldies                   Persons 25-54           25
                                  WDVE-FM**                7.3       Rock                     Persons 25-54            1
                                  WXDX-FM**                5.6       Alternative Rock         Persons 18-34            2
                                  WJJJ-FM**                3.8       Smooth Jazz              Persons 25-54           12
                                  WDRV-FM (formerly
                                  WVTY-FM)**               3.5       Hot Adult                Women 25-54              4
                                                                      Contemporary(11)
Denver, CO............    23      KXKL-FM                  4.8       Oldies                  Persons 25-54             5
                                  KALC-FM                  4.5       Hot Adult Contemporary   Persons 18-34            3
                                  KIMN-FM                  3.5       Hot Adult                Persons 25-54           11
                                                                      Contemporary(11)
                                  KXPK-FM                  2.4       Adult Modern Rock        Persons 18-49           13
                                  KVOD-FM                  2.3       Classical                Persons 25-54           17
                                  KRRF-AM                  0.7       Talk                     Men 25-54               21
Cleveland, OH.........    24      WZAK-FM                  8.7       Urban Contemporary      Women 25-54               1
                                  WDOK-FM                  7.0       Soft Adult               Women 25-54              1
                                                                      Contemporary
                                  WZJM-FM                  5.8       Contemporary Hit Radio   Women 18-34              3
                                  WQAL-FM                  5.0       Hot Adult Contemporary   Persons 25-54            8
                                  WRMR-AM                  4.8       Adult Standard           Persons 35-64           14
                                  WJMO-AM                  2.6       Oldies                   Persons 25-54           12
                                  WKNR-AM**                2.1       All Sports               Men 25-54                8

                                                                                                               STATION RANKING
                          MSA                           AUDIENCE                                 TARGET           IN TARGET
      MARKET(1)         RANK(2)        STATION         SHARE(%)(3)       STATION FORMAT       DEMOGRAPHICS     DEMOGRAPHICS(4)
      ---------         -------   ------------------   -----------   ----------------------  ---------------   ---------------
Cincinnati, OH........    26      WUBE-FM(12)              8.0       Country                 Persons 25-54             2
                                  WYGY-FM(12)              2.2       Young Country            Persons 18-34            9
                                  WBOB-AM                  1.0       Sports/Talk              Men 18-49               12
                                  WUBE-AM                  N/A       Sports/Talk              Men 25-49              N/A
Sacramento, CA........    28      KFBK-AM                 10.3       News/Talk               Persons 25-54             1
                                  KGBY-FM                  4.0       Adult Contemporary       Women 25-54              2
                                  KHYL-FM                  4.0       Oldies                   Persons 25-54            7
                                  KSTE-AM                  3.3       Talk                     Persons 25-54           11
Riverside/San
 Bernardino, CA.......    29      KGGI-FM                  7.0       Contemporary Hit Radio  Persons 18-34             1
                                  KKDD-AM                  N/A       Radio Disney             N/A                    N/A
Orlando, FL...........    39      WXXL-FM                  7.1       Contemporary Hit Radio  Persons 18-34             1
                                  WJHM-FM                  6.0       Urban Contemporary       Persons 18-34            2
                                  WOMX-FM                  5.6       Adult Contemporary       Persons 25-54            3
                                  WOCL-FM                  5.0       Oldies                   Persons 25-54            6



---------------

N/A:  Not available
   * Indicates we will acquire this station in a pending transaction and we currently operate this station pursuant to a time brokerage agreement.
  ** Indicates station currently owned by Capstar and that we operate pursuant to a time brokerage agreement.
 (1) Actual city of license may differ from metropolitan market served in certain cases.
 (2)  Metropolitan Statistical Area ("MSA") rank obtained from BIA
      Research-Master Access Pro, Version 2.5 Radio Analysis
      Database (current as of February 24, 1999), based upon 1998 gross revenue for the indicated markets.
 (3)  Information derived from The Arbitron Company, Fall 1998,
      Local Market Reports in the specified markets for listeners age 12 and over, Monday to Sunday, 6:00 a.m. to Midnight.
      Copyright, The Arbitron Company.
 (4)  Information derived from The Arbitron Company, Fall 1998,
      Local Market Reports in the specified markets for the Target
      Demographics specified for listening Monday to Sunday, 6:00 a.m. to Midnight. Copyright, The Arbitron Company.
 (5) Programming provided to KNEW-AM via simulcast of programming broadcast on KIOI-FM.
 (6) Programming provided to KQUE-AM via simulcast of programming broadcast on KKRW-FM.
 (7) We sell airtime on WVCG-AM to third parties for broadcast of specialty programming on a variety of topics.
 (8) Nassau/Suffolk (Long Island) may be considered part of the greater New York market, although it is reported separately as a matter of convention.
 (9)  KFAN-AM and KFXN-AM are sold in combination.
(10) Programming provided to WWSW-AM via simulcast of programming broadcast on WWSW-FM.
(11)  The format of the station was changed subsequent to December
      31, 1998. The station ranking in target demographics for Fall 1998 is based on the previous station format.
(12)  WUBE-FM and WYGY-FM are sold in combination.

OUTDOOR ADVERTISING



Outdoor advertising revenue is derived from contracts with advertisers for the rental of outdoor advertising space generally covering periods of one month up to five years. Advertising rates are based on a particular display's exposure, or number of "impressions" delivered, in relation to the demographics of the particular market and/or its location within that market. The number of "impressions" delivered by a display is measured by the number of vehicles passing the site during a defined period and is weighted to give effect to such factors as its proximity to other displays, the speed and viewing angle of approaching traffic, the national average of adults riding in vehicles and whether the display is illuminated. The number of impressions delivered by a display is verified by independent auditing companies.



The size and geographic diversity of our markets allow us to attract national advertisers by providing the opportunity to package displays in several of our markets in a single contract allowing a national advertiser to simplify its purchasing process and simultaneously present its message in several markets. National advertisers generally seek wide exposure in major markets and therefore tend to make larger purchases.



Billboards are generally mounted on advertising structures we own and are located on land that we either own or lease or on which we have acquired a permanent easement. Bus shelters are usually constructed, owned and maintained by the outdoor service provider under revenue-sharing arrangements with a municipality or transit authority.



We operate the following types of outdoor advertising billboards and displays:



- Bulletins generally are 14 feet high by 48 feet wide or 20 feet high by 60 feet wide and consist of panels on which advertising copy is displayed. Bulletin advertising copy is either printed with computer-generated graphics on a single sheet of vinyl that is "wrapped" around an outdoor advertising structure, or is hand painted and attached to the structure. Bulletins also include "wallscapes" that are painted on vinyl surfaces or directly on the sides of buildings, typically four stories or less. Because of their greater impact and higher cost, bulletins are usually located on major highways and freeways. In addition, wallscapes are located on major freeways, commuter and tourist routes and in downtown business districts.



- Thirty-sheet posters are generally 12 feet high by 25 feet wide. Advertising copy for 30-sheet posters consists of lithographed or silk-screened paper sheets supplied by the advertiser that are pasted and applied like wallpaper to the face of the display. Thirty-sheet posters are typically concentrated on major traffic arteries.


- Eight-sheet posters are usually six feet high by 12 feet wide. Displays are prepared and mounted in the same manner as 30-sheet posters. Most 8-sheet posters, because of their smaller size, are concentrated on city streets targeting pedestrian traffic.

- Transit displays are lithographed or silk-screened paper sheets located on bus and commuter train exteriors, commuter rail terminals, interior train cars, bus shelters and subway platforms.

- Street furniture displays are back illuminated, typically two square meter, display faces located on bus and tram shelters, newsstands, bicycle racks, information kiosks, recycling bins and automatic public toilets.

We own over 42,500 billboards and outdoor displays in 38 states which are served by divisional sales offices. The following table sets forth the outdoor advertising sales offices and the total outdoor advertising displays by each sales office as of April 20, 1999:



                                       TOTAL DISPLAYS+
                                       ---------------
Northern Region:
  Chicago, IL........................       2,905
  Pittsburgh, PA.....................       3,751
  Providence, RI.....................         726
  Harrisburg, PA.....................       1,307
  Milwaukee, WI......................       1,174
  Hartford, CT.......................         414
  Scranton, PA.......................       1,002
  Albany, NY.........................         678
  Washington D.C.....................         594
                                           ------
          Total......................      12,551
                                           ======
Southeastern Region:
  Ocala, FL..........................       2,882
  Terre Haute, IN....................       1,780
  Columbus, OH.......................       1,294
  Rocky Mt., NC......................       1,622
  Atlanta, GA........................         864
  Cincinnati, OH.....................         811
  Evansville, IN.....................       1,081
                                           ------
          Total......................      10,334
                                           ======
Southwestern Region:
  Dallas, TX.........................       1,751
  St. Joseph, MO.....................       2,880
  Tyler, TX..........................       1,731
  Amarillo, TX.......................       1,053
  Topeka, KS.........................       1,051
  Lubbock, TX........................         697
  Midland, TX........................         695
  Abilene, TX........................         434
  San Angelo, TX.....................         251
                                           ------
          Total......................      10,543
                                           ======
Western Region:
  Las Vegas, NV......................         973
  Bakersfield, CA....................       1,584
  Lancaster, CA......................         856
  San Bernardino, CA.................         357
  San Diego, CA......................         273
  Laughlin, AZ.......................         356
  Yuma, AZ...........................         222
                                           ------
          Total......................       4,621
                                           ======

                                       TOTAL DISPLAYS+
                                       ---------------
Shelters/Street Furniture:
  Las Vegas, NV......................       2,296
  Denver, CO.........................       1,375
  New Orleans, LA....................         588
  Providence, RI.....................         288
                                           ------
          Total......................       4,547
                                           ======
          Grand Total................      42,596
                                           ======


---------------


+ In connection with our outdoor acquisitions, we entered into consent decrees with the Department of Justice whereby we have agreed to divest approximately 466 display faces in certain of the markets described in these tables.



MEDIA REPRESENTATION



Our Katz media representation operations generate revenues primarily through contractual commissions realized through the sale of national spot advertising air time. National spot advertising air time is commercial air time sold to advertisers on behalf of radio and television stations and cable systems located outside the local markets of those stations and systems. Katz represents its media clients pursuant to media representation contracts. Media representation contracts typically have terms of up to ten years in initial length. In connection with the substantial consolidation that has occurred in the broadcast industry in recent years and the development of large client station groups, the frequency of representation contract "buyouts" has increased. These buyouts occur because station groups have tended to negotiate exclusive, long-term representation contracts with a single media representation firm covering all of the station group's stations, including stations acquired after the date of the initial representation contract. In the event that one of the station group's stations is sold to an owner represented by a different firm, representation contracts are frequently bought out by the successor representation firm. Katz generally amortizes the cost of acquiring new representation contracts associated with a buyout over the expected benefit period, and recognizes the gain on the disposition of representation contracts on the effective date of the buyout agreement.



EMPLOYEES



As of the date of this prospectus, we have approximately 5,700 full-time employees and approximately 1,000 part-time employees. Approximately 365 employees are represented by unions. We believe that we have good relations with our employees and these unions.



We employ several high-profile on-air personalities who have large, loyal audiences in their respective markets. We believe that our relationships with our on-air talent are valuable, and we generally enter into employment agreements with these individuals.



PROPERTIES



Our corporate headquarters is located in Dallas, Texas. The types of properties required to support each of our radio stations, outdoor advertising operations and media representation business include offices, studios, transmitter sites, antenna sites and production facilities.



A radio station's studio is generally housed with its office in a downtown or business district. A radio station's transmitter sites and antenna sites generally are located in a manner that provides maximum market coverage. The outdoor advertising business operates out of approximately 32 separate locations throughout the United States. The media representation business operates out of 54 separate locations throughout the United States.



The offices and studios of our corporate headquarters, radio stations, outdoor advertising business and media representation business are located in leased or owned facilities. These leases generally have expiration dates that range from one to thirteen years. We either own or lease our transmitter and antenna sites. These leases generally have expiration dates that range from one to thirty years. We do not anticipate any difficulties in renewing those leases that expire within the next several years or in leasing other space, if required. We own substantially all of the studio and other equipment used in its radio broadcasting business.



We lease the majority of the land occupied by its outdoor advertising structures. The leases expire at various dates, generally during the next ten years, and have varying options to renew and cancel. There is no significant concentration of outdoor advertising structures under any one lease or subject to negotiation with any one landlord.



No one property is material to our overall operations. We believe that its properties are in good condition and suitable for its operations.



LEGAL PROCEEDINGS



In July 1998, a stockholder derivative action was commenced in the Delaware Court of Chancery by a stockholder purporting to act on behalf of Chancellor Media. The defendants in the case include Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), LIN Television Corporation and some of Chancellor Media's directors. The plaintiff alleges that, among other things,



     - Hicks Muse allegedly caused Chancellor Media to pay too high of a price for LIN because Hicks Muse had allegedly paid too high of a price when it acquired LIN; and



     - the transaction therefore allegedly constitutes a breach of fiduciary duty and a waste of corporate assets by Hicks Muse, which is alleged to control Chancellor Media, and the directors of Chancellor Media named as defendants.



The plaintiff seeks to enjoin consummation or rescission of the transaction, compensatory damages, an order requiring that the directors named as defendants "carry out their fiduciary duties," and attorneys' fees and other costs. Plaintiff, defendants and Chancellor Media had reached a tentative settlement of this lawsuit. However, as a result of the decision by Chancellor Media and LIN to terminate the LIN Merger, the settlement will not proceed as planned.



       In September 1998, a stockholder class action complaint was filed in the Delaware Court of Chancery by a stockholder purporting to act individually and on behalf of all other persons, other than defendants, who own securities of Chancellor Media and are similarly situated. The defendants in the case are named as Chancellor Media, Hicks Muse, Thomas O. Hicks, Jeffrey A. Marcus, James
E. de Castro, Eric C. Neuman, Lawrence D. Stuart, Jr., Steven Dinetz, Thomas J. Hodson, Perry Lewis, John H. Massey and Vernon E. Jordan, Jr. The plaintiff alleges breach of fiduciary duties, gross mismanagement, gross negligence or recklessness, and other matters relating to the defendants' actions in connection with the proposed Capstar merger. The plaintiff seeks to certify the complaint as a class action, enjoin consummation of the Capstar merger, order defendants to account to plaintiff and other alleged class members for damages, and award attorneys' fees and other costs. Chancellor Media believes that the lawsuit is without merit and intends to vigorously defend the action.



On July 10, 1998, Chancellor Media entered into an agreement to acquire a 50% economic interest in Grupo Radio Centro, S.A. de C.V., an owner and operator of radio stations in Mexico, for approximately $120.5 million in cash and $116.5 million in Chancellor Media common stock. On October 15, 1998, Chancellor Media announced that it had provided notice to Grupo Radio that it was terminating the acquisition agreement in accordance with its terms. Chancellor Media has received notice from Grupo Radio requesting arbitration under the terms of the acquisition agreement of allegations that Chancellor Media wrongfully terminated that agreement, and the parties have commenced the arbitration process. Chancellor Media believes that it had a proper basis for terminating the agreement in accordance with its terms and is contesting these allegations vigorously.



We are also involved in various other claims and lawsuits which are generally incidental to its business. We are is also vigorously contesting all of these matters and believes that the ultimate resolution of these matters and those mentioned above will not have a material adverse effect on its consolidated financial position or results of operations.



REGULATION OF RADIO BROADCASTING AND OUTDOOR ADVERTISING



RADIO BROADCASTING



Introduction. The radio broadcasting industry is subject to extensive and changing regulation over, among other things, program content, technical operations and business and employment practices.



The ownership, operation and sale of radio broadcast stations, including our licenses, are subject to the jurisdiction of the FCC, which acts under authority granted by the Communications Act of 1934, as amended. Among other things, the FCC assigns frequency bands for radio broadcasting; determines the particular frequencies, locations and operating power of radio broadcast stations; issues, renews, revokes and modifies radio broadcast station licenses; regulates equipment used by radio broadcast stations; adopts and implements regulations and policies that directly or indirectly affect the ownership, operation, program content and employment and business practices of radio broadcast stations; and has the power to impose penalties for violations of its rules and the Communications Act.



The Communications Act prohibits the assignment or transfer of control of an FCC license without the prior consent of the FCC. In determining whether to grant requests for consent to such assignments or transfers, and in determining whether to grant or renew a radio broadcast license, the FCC considers a number of factors pertaining to the licensee (and proposed licensee), including: limitations on alien ownership and on the common ownership of television broadcast, radio broadcast and daily newspaper properties, the "character" of the licensee (and proposed licensee) and those persons or entities that have "attributable" interests in such licensees and proposed licensees, and compliance with the Anti-Drug Abuse Act of 1988.



The following is a brief summary of certain provisions of the Communications Act and specific FCC rules and policies. Reference should be made to the Communications Act,

FCC rules, and the public notices and rulings of the FCC for further information concerning the nature and extent of federal regulation of radio broadcast stations.



Failure to observe these or other FCC rules and policies may result in the imposition of various sanctions, including admonishment, monetary forfeitures, the grant of "short" (less than the maximum eight-year term) renewal terms or, for particularly egregious violations, the denial of a license renewal application, the revocation of FCC licenses, or the denial of FCC consent to acquire additional broadcast properties.



License Renewal. Radio broadcast licenses are granted for maximum terms of up to eight years. They may be renewed through an application to the FCC, and, in certain instances, licensees are entitled to renewal expectancies. During certain periods when a renewal application is pending, competing applicants may file for the radio frequency being used by the renewal applicant, although the FCC is prohibited from considering such competing applications if the existing license has satisfied certain obligations. Petitions to deny license renewals can be filed by interested parties, including members of the public. If a substantial and material question of fact concerning a renewal application is raised by the FCC or other interested parties, or if for any reason the FCC cannot determine that the grant of the renewal application would serve the public interest, convenience and necessity, the FCC will hold an evidentiary hearing on the application. If as a result of an evidentiary hearing the FCC determines that the licensee has failed to meet certain requirements and that no mitigating factors justify the imposition of a lesser sanction, then the FCC may deny a license renewal application. Only after a license renewal application is denied will the FCC accept and consider competing applications for the vacated frequency. Historically, FCC licenses have generally been renewed. We have no reason to believe that its licenses will not be renewed in the ordinary course, although there can be no assurance to that effect. The non-renewal of our licenses could have a material adverse effect on us.



The following table sets forth the date we acquired the radio stations that we own and/or operate as of April 20, 1999, the frequency of each such station, and the date of expiration of such station's main FCC broadcast license:



                                                            DATE OF                 EXPIRATION DATE
STATION                           MARKET(1)               ACQUISITION   FREQUENCY   OF FCC LICENSE
-------                           ---------               -----------   ---------   ---------------
WLTW-FM..............  New York, NY                            7/97     106.7 MHz         6/06
WHTZ-FM..............  New York, NY                            9/97     100.3 MHz         6/06
WKTU-FM..............  New York, NY                            5/95     103.5 MHz         6/06
WAXQ-FM..............  New York, NY                            7/97     104.3 MHz         6/06
WTJM-FM..............  New York, NY                            4/98     105.1 MHz         6/06
KKBT-FM..............  Los Angeles, CA                         5/89      92.3 MHz        12/05
KCMG-FM..............  Los Angeles, CA                         9/97     104.3 MHz        12/05
KYSR-FM..............  Los Angeles, CA                         9/97      98.7 MHz        12/05
KBIG-FM..............  Los Angeles, CA                         4/98     100.3 MHz        12/05
KLAC-AM..............  Los Angeles, CA                         9/97       570 kHz        12/05
WGCI-FM..............  Chicago, IL                            12/97     107.5 MHz        12/04
WNUA-FM..............  Chicago, IL                             1/96      95.5 MHz        12/04
WVAZ-FM..............  Chicago, IL                             5/95     102.7 MHz        12/04
WLIT-FM..............  Chicago, IL                             9/97      93.9 MHz        12/04
WUBT-FM..............  Chicago, IL                            12/93     103.5 MHz        12/04
WGCI-AM..............  Chicago, IL                            12/97      1390 kHz        12/04
KYLD-FM..............  San Francisco, CA                       9/97      94.9 MHz        12/05
KMEL-FM..............  San Francisco, CA                      11/92     106.1 MHz        12/05
KKSF-FM..............  San Francisco, CA                       1/97     103.7 MHz        12/05
KISQ-FM..............  San Francisco, CA                       9/97      98.1 MHz        12/97*

                                                            DATE OF                 EXPIRATION DATE
STATION                           MARKET(1)               ACQUISITION   FREQUENCY   OF FCC LICENSE
-------                           ---------               -----------   ---------   ---------------
KIOI-FM..............  San Francisco, CA                       4/94     101.3 MHz        12/05
KABL-AM..............  San Francisco, CA                       9/97       960 kHz        12/05
KNEW-AM..............  San Francisco, CA                       9/97       910 kHz        12/05
WDAS-FM..............  Philadelphia, PA                        5/97     105.3 MHz         8/06
WUSL-FM..............  Philadelphia, PA                        5/97      98.9 MHz         8/06
WJJZ-FM..............  Philadelphia, PA                        1/96     106.1 MHz         8/06
WIOQ-FM..............  Philadelphia, PA                        5/97     102.1 MHz         8/06
WYXR-FM..............  Philadelphia, PA                        1/96     104.5 MHz         8/06
WDAS-AM..............  Philadelphia, PA                        5/97      1480 kHz         8/06
WNIC-FM..............  Detroit, MI                             5/95     100.3 MHz        10/04
WJLB-FM..............  Detroit, MI                             4/97      97.9 MHz        10/04
WMXD-FM..............  Detroit, MI                             4/97      92.3 MHz        10/04
WWWW-FM..............  Detroit, MI                             1/97     106.7 MHz        10/04
WKQI-FM..............  Detroit, MI                             5/95      95.5 MHz        10/04
WDFN-AM..............  Detroit, MI                             1/97      1130 kHz        10/04
WYUR-AM..............  Detroit, MI                             5/95      1310 kHz        10/04
KHKS-FM..............  Dallas, TX                             12/97     106.1 MHz         8/05
KZPS-FM..............  Dallas, TX                             10/97      92.5 MHz         8/05
KDGE-FM..............  Dallas, TX                             10/97      94.5 MHz         8/05
KSKY-AM..............  Dallas, TX                              5/95       660 kHz         8/05
KTXQ-FM].............  Dallas, TX                           Pending     102.1 MHz         8/05
KBFB-FM].............  Dallas, TX                           Pending      97.9 MHz         8/05
WJMN-FM..............  Boston, MA                              1/96      94.5 MHz         4/06
WXKS-FM..............  Boston, MA                              1/96     107.9 MHz         4/06
WXKS-AM..............  Boston, MA                              1/96      1430 kHz         4/06
WASH-FM..............  Washington, D.C.                       11/92      97.1 MHz        10/03
WMZQ-FM..............  Washington, D.C.                        7/97      98.7 MHz        10/03
WBIG-FM..............  Washington, D.C.                        9/97     100.3 MHz        10/03
WWDC-FM..............  Washington, D.C.                        6/98     101.1 MHz        10/03
WGAY-FM..............  Washington, D.C.                       11/96      99.5 MHz        10/03
WTEM-AM(2)...........  Washington, D.C.                        4/97       980 kHz(2)      10/03
WWDC-AM..............  Washington, D.C.                        6/98      1260 kHz        10/03
WWRC-AM(2)...........  Washington, D.C.                        9/97       570 kHz(2)      10/03
KODA-FM..............  Houston, TX                             5/98      99.1 MHz         8/05
KTRH-AM..............  Houston, TX                             6/93       740 kHz         8/05
KLOL-FM..............  Houston, TX                             6/93     101.1 MHz         8/97*
KLDE-FM..............  Houston, TX                             4/98      94.5 MHz         8/05
KKBQ-FM..............  Houston, TX                            12/97      92.9 MHz         8/05
KBME-AM..............  Houston, TX                            12/97       790 kHz         8/05
KKRW-FM].............  Houston, TX                          Pending      93.7 MHz         8/05
KQUE-AM].............  Houston, TX                          Pending      1230 kHz         8/05
WEDR-FM..............  Miami/Ft. Lauderdale, FL               10/96      99.1 MHz         2/04
WVCG-AM..............  Miami/Ft. Lauderdale, FL                7/83      1080 kHz         2/04
WFOX-FM..............  Atlanta, GA                             9/97      97.1 MHz         4/04
WZNT-FM..............  Puerto Rico                            10/98      93.7 MHz         2/04
WOYE-FM..............  Puerto Rico                            10/98      94.1 MHz         2/04
WCOM-FM..............  Puerto Rico                            10/98      94.7 MHz         2/04
WOQI-FM..............  Puerto Rico                            10/98      93.3 MHz         2/04
WCTA-FM..............  Puerto Rico                            10/98      95.1 MHz         2/04
WIOA-FM..............  Puerto Rico                            10/98      99.9 MHz         2/04
WIOB-FM..............  Puerto Rico                            10/98      97.5 MHz         2/04
WIOC-FM..............  Puerto Rico                            10/98     105.1 MHz         2/04
KMLE-FM..............  Phoenix, AZ                             9/97     107.9 MHz        10/05
KOOL-FM..............  Phoenix, AZ                             9/97      94.5 MHz        10/05
KYOT-FM..............  Phoenix, AZ                             9/97      95.5 MHz        10/05

                                                            DATE OF                 EXPIRATION DATE
STATION                           MARKET(1)               ACQUISITION   FREQUENCY   OF FCC LICENSE
-------                           ---------               -----------   ---------   ---------------
KZON-FM..............  Phoenix, AZ                             9/97     101.5 MHz        10/05
KOY-AM...............  Phoenix, AZ                             9/97       550 kHz        10/05
KISO-AM..............  Phoenix, AZ                             9/97      1230 kHz        10/05
KKFR-FM].............  Phoenix, AZ                          Pending      92.3 MHz        10/05
KFYI-AM].............  Phoenix, AZ                          Pending       910 kHz        10/05
KYXY-FM].............  San Diego, CA                        Pending      96.5 MHz        12/05
KPLN-FM].............  San Diego, CA                        Pending     103.7 MHz        12/97*
WALK-FM..............  Nassau/Suffolk (Long Island), NY        9/97      97.5 MHz         6/06
WALK-AM..............  Nassau/Suffolk (Long Island), NY        9/97      1370 kHz         6/06
KEEY-FM..............  Minneapolis/St. Paul, MN                9/97     102.1 MHz         4/05
KDWB-FM..............  Minneapolis/St. Paul, MN                9/97     101.3 MHz         4/05
KQQL-FM..............  Minneapolis/St. Paul, MN                9/97     107.9 MHz         4/05
KTCZ-FM..............  Minneapolis/St. Paul, MN                9/97      97.1 MHz         4/05
KFAN-AM..............  Minneapolis/St. Paul, MN                9/97      1130 kHz         4/05
WRQC-FM..............  Minneapolis/St. Paul, MN                9/97     100.3 MHz         4/05
KFXN-AM..............  Minneapolis/St. Paul, MN                9/97       690 kHz         4/05
WWSW-FM..............  Pittsburgh, PA                          9/97      94.5 MHz         8/06
WWSW-AM..............  Pittsburgh, PA                          9/97       970 kHz         8/06
WDVE-FM].............  Pittsburgh, PA                       Pending     102.5 MHz         8/98*
WXDX-FM].............  Pittsburgh, PA                       Pending     105.9 MHz         8/98*
WJJJ-FM].............  Pittsburgh, PA                       Pending     104.7 MHz         8/06
WDRV-FM].............  Pittsburgh, PA                       Pending      96.1 MHz         8/06
KXKL-FM..............  Denver, CO                              9/97     105.1 MHz         4/05
KALC-FM..............  Denver, CO                              9/97     105.9 MHz         4/05
KIMN-FM..............  Denver, CO                              9/97     100.3 MHz         4/05
KXPK-FM..............  Denver, CO                              1/98      96.5 MHz         4/05
KVOD-FM..............  Denver, CO                              9/97      92.5 MHz         4/05
KRRF-AM..............  Denver, CO                              9/97      1280 kHz         4/05
WZAK-FM..............  Cleveland, OH                           1/99      93.1 MHz        10/04
WDOK-FM..............  Cleveland, OH                           1/99     102.1 MHz        10/04
WZJM-FM..............  Cleveland, OH                           1/99      92.3 MHz        10/04
WQAL-FM..............  Cleveland, OH                           1/99     104.1 MHz        10/04
WRMR-AM..............  Cleveland, OH                           1/99       850 kHz        10/04
WJMO-AM..............  Cleveland, OH                           1/99      1490 kHz        10/04
WKNR-AM].............  Cleveland, OH                        Pending      1220 kHz        10/04
WUBE-FM..............  Cincinnati, OH                          9/97     105.1 MHz        10/04
WYGY-FM..............  Cincinnati, OH                          9/97      96.5 MHz        10/04
WBOB-AM..............  Cincinnati, OH                          9/97      1160 kHz         8/04
WUBE-AM..............  Cincinnati, OH                          9/97      1230 kHz        10/04
KFBK-AM..............  Sacramento, CA                          9/97      1530 kHz        12/05
KGBY-FM..............  Sacramento, CA                          9/97      92.5 MHz        12/05
KHYL-FM..............  Sacramento, CA                          9/97     101.1 MHz        12/05
KSTE-AM..............  Sacramento, CA                          9/97       650 kHz        12/05
KGGI-FM..............  Riverside/San Bernardino, CA            9/97      99.1 MHz        12/05
KKDD-AM..............  Riverside/San Bernardino, CA            9/97      1290 kHz        12/05
WXXL-FM..............  Orlando, FL                             9/97     106.7 MHz         2/04
WJHM-FM..............  Orlando, FL                             9/97     101.9 MHz         2/04
WOMX-FM..............  Orlando, FL                             9/97     105.1 MHz         2/04
WOCL-FM..............  Orlando, FL                             9/97     105.9 MHz         2/04


---------------


 *  Indicates pending renewal application.



 ]  Indicates station to be acquired in a pending transaction.



(1) Actual city of license may differ from metropolitan market served in certain cases.

(2) On March 9, 1998, we exchanged the call signs and formats of WWRC-AM and WTEM-AM such that beginning on such date the call sign and format of WWRC-AM were used on the 570 kHz frequency and the call sign and format of WTEM-AM were used on the 980 kHz frequency.



Ownership. The Communications Act and the FCC rules impose specific limits on the number of commercial radio stations an entity can own in a single market. These rules preclude us from acquiring certain stations it might otherwise seek to acquire. The rules also effectively prevent us from selling stations in a market to a buyer that has reached its ownership limit in the market. The ownership rules are as follows:



- in markets with 45 or more commercial radio stations, ownership is limited to eight commercial stations, no more than five of which can be either AM or FM;



- in markets with 30 to 44 commercial radio stations, ownership is limited to seven commercial stations, no more than four of which can be either AM or FM;



- in markets with 15 to 29 commercial radio stations, ownership is limited to six commercial stations, no more than four of which can be either AM or FM; and


- in markets with 14 or fewer commercial radio stations, ownership is limited to five commercial stations or no more than 50% of the market's total, whichever is lower, and no more than three of which can be either AM or FM.


Under the FCC's ownership attribution rules, interests either we, officers, directors and some voting stockholders hold in broadcast stations not owned by Chancellor Media must be counted as if we owned them for purposes of applying the FCC's multiple ownership rules. Four of Chancellor Media's directors, Thomas
O. Hicks, R. Steven Hicks, Lawrence D. Stuart, Jr., and Michael J. Levitt, are directors of Capstar and Thomas O. Hicks is the controlling stockholder of Capstar, which presently owns or proposes to acquire approximately 340 radio stations serving 81 mid-sized markets throughout the United States and which Chancellor Media has agreed to acquire in a merger transaction. Because Chancellor Media and Capstar have common directors and a common attributable stockholder, in markets where both companies own radio stations, for example, Dallas, those stations are currently deemed to be commonly owned for purposes of applying the local radio ownership limits. Similarly, because Capstar and LIN have a common attributable stockholder, Mr. Thomas O. Hicks, and common directors, Messrs. Thomas O. Hicks, and Levitt, and because Capstar operates radio stations in certain markets where LIN operates television stations, those operations require an FCC waiver of the rule that normally prohibits the same owner from owning a television station and a radio station in the same market, commonly referred to as the "one-to-a-market" rule.



To date, all required one-to-a-market waivers in regard to Capstar overlap have been obtained. The FCC is considering changes to its one-to-a-market rule and waiver policy and to its ownership attribution rules. It is possible, but not at all certain, that revised regulations could require Chancellor Media to divest its interests in some stations in order to comply with a more restrictive limit on radio-television cross-ownership in the same market. In general, there can be no assurance that the FCC's existing rules or any newly adopted rules will not have a negative effect on Chancellor Media's future acquisition strategy or on its business, financial condition and results of operations.



Finally, the FCC has issued public notices evidencing concern about radio station acquisitions that would give the acquiring party an excessive share of the radio advertising revenues in a given market or would otherwise result in excessive concentration of ownership. It is not clear how the FCC will proceed in this area or how any policy it may adopt will interact with the review of similar issues by the DOJ and the FTC.



Programming and Operation. The Communications Act requires broadcasters to serve the "public interest." The FCC has gradually relaxed or eliminated many of the more formalized procedures it had developed in the past to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. A licensee continues to be required, however, to present programming that is responsive to community problems, needs and interests and to maintain certain records demonstrating such responsiveness. Complaints from listeners concerning a station's programming often will be considered by the FCC when it evaluates the licensee's renewal application, but such complaints may be filed and considered at any time. Stations also must pay regulatory and application fees and follow various rules promulgated under the Communications Act that regulate, among other things, political advertising, sponsorship identifications and technical operations, including limits on human exposure to radio frequency radiation. The broadcast of obscene and indecent material and the advertisement of contests and lotteries are regulated by FCC rules, as well as by state and other federal laws. In addition, the FCC traditionally has required licensees to develop and implement programs and procedures designed to promote equal employment opportunities. The U.S. Court of Appeals for the District of Columbia recently invalidated the FCC's equal employment rules. The FCC has initiated a proceeding to adopt new equal employment rules to replace the ones that were invalidated by the Court of Appeals.



Time Brokerage Agreements. Over the past several years, a number of radio stations, including certain of our stations, have entered into what commonly are referred to as "Time Brokerage Agreements," or "TBAs." Some types of these agreements also are known as "Local Marketing Agreements," or "LMAs." These agreements may take various forms. Separately-owned and licensed stations may agree to function cooperatively in terms of programming, advertising sales, and other matters, subject to the licensee of each station maintaining independent control over the programming and other operations of its own station and compliance with the requirements of antitrust laws. One typical type of TBA is a programming agreement between two separately-owned radio stations that serve a common service area, whereby the licensee of one station programs substantial portions of the broadcast day on the other licensee's station, subject to ultimate editorial and other controls being exercised by the latter licensee, and sells advertising time during those program segments. The FCC staff has held that such agreements do not violate the Communications Act as long as the licensee of the station that is being substantially programmed by another entity maintains complete responsibility for, and control over, operations of its broadcast station and otherwise ensures compliance with applicable FCC rules and policies. As of April 20, 1999, we operated 13 stations under TBAs and one of our stations is being operated by a third party under a TBA.



A station that brokers more than 15% of the broadcast time, on a weekly basis, on another station in the same market will be considered to have an attributable ownership interest in the brokered station for purposes of the FCC's ownership rules, discussed above. As a result, a broadcast station may not enter into a TBA that allows it to program more than 15% of the broadcast time, on a weekly basis, of another local station that it could not own under the FCC's local multiple ownership rules. FCC rules also prohibit a broadcast licensee from simulcasting more than 25% of its programming on another station in the same broadcast service (i.e., AM-AM or FM-FM) where the two stations serve substantially the same geographic area, whether the licensee owns the stations or owns and programs the other through a TBA arrangement.



Proposed Changes. The FCC is considering various proposals to modify its broadcast "attribution" rules. Among the proposals are



- raising the basic benchmark for attributing ownership from 5% to 10% of the licensee's voting stock;



- raising the attribution benchmark for certain institutional investors from 10% to 20%;



- attributing certain minority stockholdings in corporations with a single majority stockholder; and



- attributing certain LMAs, TBAs, Joint Sales Agreements, debt or non-voting stock interests that have heretofore been non-attributable.



The FCC is also considering changes to its multiple ownership rules to encourage minority ownership of radio and television broadcast stations.



The FCC has under consideration, and may in the future consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation, ownership and financial performance of our radio broadcast stations, result in the loss of audience share and advertising revenues for our radio broadcast stations, and affect our ability to acquire additional radio broadcast stations or finance such acquisitions. Such matters include: changes to the license renewal process; the FCC's equal employment opportunity rules and other matters relating to minority and female involvement in the broadcasting industry; proposals to change rules relating to political broadcasting; technical and frequency allocation matters; AM stereo broadcasting; proposals to permit expanded use of FM translator stations; proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages on radio; changes in the FCC's cross-interest, multiple ownership and cross-ownership policies; changes to broadcast technical requirements; proposals to allow telephone companies to deliver audio and video programming to the home through existing phone lines; proposals to limit the tax deductibility of advertising expenses by advertisers; proposals to auction to the highest bidder the right to use the radio broadcast spectrum, instead of granting FCC licenses and subsequent license renewals; and proposals to reinstate the "Fairness Doctrine" which requires a station to present coverage of opposing views in certain circumstances. It is also possible that Congress may enact additional legislation that could have a material impact on the operation, ownership and financial performance of our radio stations over and above the already substantial impact of the 1996 Act.



The FCC has taken initial steps to authorize the use of a new technology, DARS, to deliver audio programming by satellite. See "-- Competition." The FCC is also considering various proposals for terrestrial DARS. DARS may provide a medium for the delivery of multiple new audio programming formats to local and national audiences. It is not known at this time whether this technology also may be used in the future by existing radio broadcast stations either on existing or alternate broadcasting frequencies.



The FCC currently is considering authorizing the use of In-Band On-Channel(TM) technology for FM radio stations. In-Band On-Channel technology would permit an FM station to transmit radio programming in both analog and digital formats, or in digital only formats, using the bandwidth that the radio station is currently licensed to use. It is unclear what regulations the FCC will adopt regarding In-Band On-Channel technology and what effect such regulations would have on our business or the operations of its radio stations.



The FCC is considering a proposal to authorize the operation of low power radio and "microradio" within the existing FM band. Low power radio and microradio would operate at power levels below that of full power FM radio stations, such as those we own. The FCC has proposed that low power radio and microradio stations not be subject to the same level of regulation regarding interference to which full power radio stations are subject. We cannot predict the outcome of this FCC proceeding or what effect, including interference effect, that low power radio and microradio would have on the operations of our radio stations or on its ability to engage in digital transmission of its radio programming.



We cannot predict what other matters might be considered in the future, nor can it judge in advance what impact, if any, the implementation of any of these proposals or changes might have on its business.



Federal Antitrust Laws. The Federal Trade Commission and the DOJ, evaluate transactions requiring a pre-acquisition filing under the HSR Act to determine whether those transactions should be challenged under the federal antitrust laws. These agencies, particularly the DOJ, recently have been increasingly active in their review of radio station acquisitions where an operator proposes to acquire new stations in its existing markets.



As part of its increased scrutiny of radio station acquisitions, the DOJ has stated publicly that it believes that TBAs and other similar agreements customarily entered into in connection with radio station transfers prior to the expiration of the waiting period under the HSR Act could violate the HSR Act. Since then, the DOJ has stated publicly that it will apply its new policy prohibiting TBAs in connection with purchase agreements until the expiration or termination of the HSR Act waiting period on a prospective basis.



The DOJ has stated publicly that it has established certain revenue and audience share concentration benchmarks with respect to radio station acquisitions, above which a transaction may receive additional antitrust scrutiny. However, to date, the DOJ has also investigated transactions that do not meet or exceed these benchmarks, and has cleared transactions that do exceed these benchmarks. Although we do not believe that our acquisition strategy as a whole will be adversely affected in any material respect by antitrust review (including review under the HSR Act) or by additional divestitures that we may have to make as a result of antitrust review, there can be no assurance that this will be the case.



OUTDOOR ADVERTISING



Outdoor advertising displays are subject to regulation at the federal, state and local levels. These regulations, in some cases, limit the height, size, location and operation of billboards and, in limited circumstances, regulate the content of the advertising copy displayed on the billboards. Some governmental regulations prohibit the construction of new billboards or the replacement, relocation, enlargement or upgrading of existing structures. Some cities have adopted amortization ordinances under which, after the expiration of a certain period of time, billboards must be removed at the owner's expense and without the payment of consideration. Ordinances requiring the removal of billboards without compensation, whether through amortization or otherwise, are being challenged in various state and federal courts with conflicting results.

In addition, the major U.S. tobacco companies that are defendants in numerous class action suits throughout the country recently reached an out-of-court settlement with 46 states that includes a ban on outdoor advertising of tobacco products. The settlement agreement was finalized on November 23, 1998, but must be ratified by the courts in each of the 46 states participating in the settlement. In addition to the mass settlement, the tobacco industry previously had come to terms with the remaining four states individually. The terms of the individual settlements also included bans on outdoor advertising of tobacco products. The ban on outdoor advertising of tobacco products is not expected to have a material impact on us.



In addition to the settlement agreements, state and local governments are also regulating the outdoor advertising of alcohol and tobacco products. For example, several states and cities have laws restricting tobacco billboard advertising near schools and other locations frequented by children. Some cities have proposed even broader restrictions, including complete bans on outdoor tobacco advertising on billboards, kiosks, and private business window displays. It is possible that state and local governments may propose or pass similar ordinances to limit outdoor advertising of alcohol and other products or services in the future.



The effect of these regulations, potential legislation and settlement agreements on our business and operations could be material. The elimination of billboard advertising by the tobacco industry may cause a reduction in our direct revenues from advertisers and may simultaneously increase the available space on the existing inventory of billboards in the outdoor advertising industry. This industry-wide increase in space may in turn result in a lowering of outdoor advertising rates in outdoor advertising markets or limit the ability of industry participants to increase rates for some period of time.

                      WHERE YOU CAN FIND MORE INFORMATION



We, together with Chancellor Media, our indirect parent corporation, file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements and other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.



We, together with the guarantors, have filed a registration statement on Form S-4 to register with the SEC the new notes to be issued in exchange for the old notes. This prospectus is part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.



WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT THE TRANSACTIONS WE DISCUSS IN THIS PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN. IF YOU ARE GIVEN ANY INFORMATION OR REPRESENTATIONS ABOUT THESE MATTERS THAT IS NOT DISCUSSED IN THIS PROSPECTUS, YOU MUST NOT RELY ON THAT INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES ANYWHERE OR TO ANYONE WHERE OR TO WHOM WE ARE NOT PERMITTED TO OFFER OR SELL SECURITIES UNDER APPLICABLE LAW. THE DELIVERY OF THIS PROSPECTUS OFFERED HEREBY DOES NOT, UNDER ANY CIRCUMSTANCES, MEAN THAT THERE HAS NOT BEEN A CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF. IT ALSO DOES NOT MEAN THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AFTER THIS DATE.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF


                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



REVIEW OF STRATEGIC ALTERNATIVES



On January 20, 1999, Chancellor Media, our indirect parent, announced that its Board of Directors engaged the investment banking firm of BT Alex. Brown Incorporated as financial advisor for the purpose of assisting management and the Board of Directors of Chancellor Media in developing, reviewing and structuring a range of strategic alternatives intended to maximize stockholder value. On February 11, 1999, Chancellor Media announced that it had added additional advisors Morgan Stanley Dean Witter, Hicks, Muse, Tate & Furst Incorporated, Goldman, Sachs & Co., Greenhill & Co., LLC and Chase Securities Inc. to assist in exploring these alternatives, which included the potential sale, merger or consolidation of the entire company or some of its operating assets.



On March 15, 1999, Chancellor Media announced that it had completed the review of strategic alternatives and announced the following series of steps to better position Chancellor Media strategically, operationally and financially:



LIN Merger Termination. On July 7, 1998, Chancellor Media entered into a merger agreement with the indirect parent of LIN Television Corporation to acquire LIN in a stock for stock transaction. Effective March 15, 1999, Chancellor Media and LIN agreed to terminate the LIN merger agreement.



Executive Management Realignment. On March 15, 1999, Chancellor Media and CMCLA announced the following executive management changes:



- the appointments of Thomas O. Hicks as Chief Executive Officer of Chancellor Media and CMCLA, of James E. de Castro as President and Chief Executive Officer of a newly created Chancellor Radio and Outdoor Group and of R. Steven Hicks, currently President and Chief Executive Officer of Capstar, as President and Chief Executive Officer of the newly created Chancellor Media Services Group;



- the creation of an Office of the Chairman of Chancellor Media's Board of Directors, in which Mr. de Castro and Mr. R. Steven Hicks will join Chancellor Media's Chairman, Mr. Thomas O. Hicks, as Vice Chairmen;



- the resignation of Jeffrey A. Marcus as Chancellor Media's and CMCLA's President and Chief Executive Officer effective March 15, 1999;



- the appointments of Kenneth J. O'Keefe as Chief Operating Officer of Chancellor Radio Group and James A. McLaughlin as President and Chief Operating Officer of Chancellor Outdoor Group;



- the appointment of D. Geoffrey Armstrong, former Chief Operating Officer of Capstar, as Executive Vice President and Chief Financial Officer, replacing Thomas P. McMillin, who also resigned from his executive positions with Chancellor Media and CMCLA effective March 15, 1999;



- the resignation of Eric C. Neuman as Chancellor Media's and CMCLA's Senior Vice President -- Strategic Development effective March 15, 1999;



- the appointment of William S. Banowsky, Jr., currently Executive Vice President and General Counsel of Capstar, as Chancellor Media's and CMCLA's Executive Vice President and General Counsel, replacing Richard A. B. Gleiner formerly Senior Vice

  President, Secretary and General Counsel of Chancellor Media and CMCLA, effective March 15, 1999.



The Company is expected to record a significant non-recurring charge in the first quarter of 1999 in connection with Chancellor Media's termination of the LIN merger and the executive management realignment discussed above.



GENERAL



Since 1995, we have engaged in an acquisition strategy concentrating on expanding our presence in the nation's largest radio markets. Our portfolio of radio stations that we owned and/or operated as of December 31, 1996, 1997 and 1998 follows:



                                      MSA
MARKET                              RANK(1)    1996    1997    1998
------                              -------    ----    ----    ----
New York..........................     1         1       4       5
Los Angeles.......................     2         1       5       5
Chicago...........................     3         7       7       7
San Francisco.....................     4         5       7       7
Philadelphia......................     5         2       6       6
Detroit...........................     6         5       7       7
Dallas/Ft. Worth..................     7         1       4       6
Boston............................     8         3       3       3
Washington, D.C. .................     9         3       8       8
Houston...........................    10         2       4       8
Miami/Ft. Lauderdale..............    11         2       2       2
Atlanta...........................    12        --       1       1
Puerto Rico.......................    13        --      --       8
Phoenix...........................    15        --       6       8
San Diego.........................    16        --      --       2
Nassau/Suffolk (Long Island)......    17        --       2       2
Minneapolis/St. Paul..............    18        --       7       7
Pittsburgh........................    21        --       2       6
Denver............................    23        --       5       6
Cleveland.........................    24        --      --       1
Cincinnati........................    26        --       4       4
Sacramento........................    28        --       4       4
Riverside/San Bernardino..........    29        --       2       2
Charlotte.........................    37         6      --      --
Orlando...........................    39        --       4       4
Jacksonville......................    52        --       2      --
                                                --      --     ---
          Total...................              38      96     119
                                                ==      ==     ===


-------------------------


(1) MSA rank obtained from BIA Research-Master Access Pro, Version 2.5 Radio Analysis Database, current as of February 24, 1999, based upon 1998 gross revenue for the indicated markets.



We entered the media representation business with the acquisition of Katz in October 1997, and further broadened our media presence by entering the outdoor advertising business with the acquisition of Martin in July 1998 and Whiteco in December 1998.

Our results of operations from period to period have not historically been comparable because of the impact of the various acquisitions and dispositions that we have completed. For a discussion of the various transactions completed and agreements entered into since January 1, 1996 as part of our acquisition strategy, see Note 2 to the consolidated financial statements included elsewhere in this prospectus.



As a result of the strategic alternatives review and initiatives resulting from that review described elsewhere in this prospectus, we are expected to record a significant non-recurring charge in the first quarter of 1999 in connection with Chancellor Media's termination of the LIN merger and the executive management realignment discussed elsewhere herein.



YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997



Net revenues for the year ended December 31, 1998 increased 118.8% to $1.3 billion compared to $582.1 million for the year ended December 31, 1997. Operating expenses excluding depreciation and amortization for 1998 increased 115.7% to $682.1 million compared to $316.2 million in 1997. The increase in net revenues and operating expenses was primarily attributable to the net impact of the various acquisitions and dispositions discussed elsewhere herein, in addition to the overall net operational improvements we realized.



Depreciation and amortization for 1998 increased 140.0% to $446.3 million compared to $186.0 million in 1997. The increase is primarily due to the impact of the acquisitions completed during 1998.



Corporate general and administrative expenses for 1998 increased 71.3% to $36.7 million compared to $21.4 million in 1997. The increase is due to the growth of the Company, and related increase in properties and staff, primarily due to recent acquisitions.



The executive severance charge of $63.7 million for 1998 includes one-time charges incurred in connection with the resignation of Scott K. Ginsburg as President and Chief Executive Officer of Chancellor Media and Matthew E. Devine as Senior Vice President and Chief Financial Officer and new employment agreements entered into with certain members of executive management.



As a result of the above factors, operating income for 1998 decreased 22.8% to $45.1 million compared to $58.4 million in 1997.



Interest expense for 1998 increased 155.4% to $217.1 million compared to $85.0 million in 1997. The net increase in interest expense was primarily due to



- additional bank borrowings under the senior credit facility required to finance the various acquisitions discussed elsewhere herein offset by repayment of borrowings from the net proceeds of the March 13, 1998 offering of 21,850,000 shares of common stock;



- the assumption of the 9 3/8% Senior Subordinated Notes due 2004 (the "9 3/8% Notes") and 8 3/4% Senior Subordinated Notes due 2007 (the "8 3/4% Notes") upon consummation of the merger with Chancellor Broadcasting Company on September 5, 1997;



- the assumption of 10 1/2% Senior Subordinated Notes due 2007 (the "10 1/2% Notes") upon consummation of the acquisition of Katz on October 28, 1997;



- the issuance of the 8 1/8% Senior Subordinated Notes due 2007 (the "8 1/8% Notes") by us on December 22, 1997;

- the issuance of the 9% Senior Subordinated Notes due 2008 by us on September 30, 1998; and



- the issuance of the 8% Senior Notes due 2008 by us on November 17, 1998.



We recorded a gain on disposition of assets of $123.8 million in 1998 related to the exchange of WTOP-AM and WGMS-FM in Washington and KZLA-FM in Los Angeles plus $63.0 million in cash for WTJM-FM in New York, KLDE-FM in Houston and KBIG-FM in Los Angeles. We recorded a gain on disposition of assets of $18.4 million in 1997 related to the dispositions of WNKS-FM in Charlotte ($3.5 million), WPNT-FM in Chicago ($0.5 million), WEJM-FM in Chicago ($9.3 million), WEJM-AM in Chicago ($3.4 million) and the FCC authorizations and certain transmission equipment previously used in the operation of KYLD-FM in San Francisco ($1.7 million).



We recorded a gain on disposition of representation contracts of $32.2 million in 1998 related to its media representation operations. A buyout agreement is typically entered into for the purchase of representation contracts by a successor representation firm. The purchase price paid by the successor representation firm is based upon the historic commission income projected over the remaining contract period, including the evergreen or notice period, plus two months. The gain represents the sales proceeds received from a successor representation firm for the buyout of an existing media representation contract, net of any remaining deferred costs associated with obtaining the original representation contract. While the consolidation of the radio broadcasting industry has resulted in an increase in buyout activity, the impact on future periods cannot be predicted.



The provision for income tax expense of $33.8 million for the year ended December 31, 1998 is comprised of current federal and state income taxes of $5.0 million and a deferred federal income tax expense of $28.8 million.



We recorded an extraordinary charge of $47.1 million, net of a tax benefit of $25.4 million, consisting of the premiums, estimated transaction costs and the write-off of the unamortized balance of deferred debt issuance costs in connection with the tender offer for the 12% Subordinated Exchange Debentures due 2009 and the tender offer for the 12 1/4% Subordinated Exchange Debentures due 2008. We recorded an extraordinary charge of $4.4 million, net of a tax benefit of $2.3 million, in 1997, consisting of the write-off of the unamortized balance of deferred debt issuance costs related to the amendment and restatement of our senior credit facility on April 25, 1997.



Dividends on CMCLA's preferred stock were $17.6 million in 1998 compared to $12.9 million in 1997. The preferred stock consisted of



- 12% Exchangeable Preferred Stock (the "12% Preferred Stock") which was issued in September 1997 as part of the merger with Chancellor Broadcasting Company and was subsequently exchanged in May 1998 for 12% Debentures and



- 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock (the "12 1/4% Preferred Stock") which was issued in September 1997 as part of the merger with Chancellor Broadcasting Company and was subsequently exchanged in July 1998 for 12 1/4% Debentures.



As a result of the above factors, the Company incurred a $95.6 million net loss attributable to common stock in 1998 compared to a $31.7 million net loss in 1997.

See Note 14 to the Consolidated Financial Statements included elsewhere in this prospectus for additional information on the Company's business segments.



YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996



Net revenues for the year ended December 31, 1997 increased 98.1% to $582.1 million compared to $293.9 million for the year ended December 31, 1996. Operating expenses excluding depreciation and amortization for 1997 increased 81.4% to $316.2 million compared to $174.3 million in 1996. The increase in net revenues and operating expenses was primarily attributable to the net impact of the various acquisitions and dispositions discussed elsewhere herein, in addition to the overall net operational improvements realized by the Company.



Depreciation and amortization for 1997 increased 98.4% to $186.0 million compared to $93.7 million in 1996. The increase is primarily due to the impact of the Viacom Acquisition and the merger with Chancellor Broadcasting Company, as well as other acquisitions completed during 1997.



Corporate general and administrative expenses for 1997 increased 175.0% to $21.4 million compared to $7.8 million in 1996. The increase is due to the growth of the Company, and related increase in properties and staff, primarily due to recent acquisitions.



As a result of the above factors, operating income for 1997 increased 225.2% to $58.4 million compared to $18.0 million in 1996.



Interest expense for 1997 increased 126.6% to $85.0 million compared to $37.5 million in 1996. The net increase in interest expense was primarily due to



- additional bank borrowings under the senior credit facility required to finance the various acquisitions discussed elsewhere offset by repayment of borrowings from the net proceeds of the Company's various radio station dispositions;



- the assumption of the 9 3/8% Notes and the 8 3/4% Notes upon consummation of the merger with Chancellor Broadcasting Company on September 5, 1997; and



- the assumption of the 10 1/2% Notes upon consummation of the acquisition of Katz on October 28, 1997.



The Company recorded a gain on disposition of assets of $18.4 million in 1997 related to the dispositions of WNKS-FM in Charlotte ($3.5 million), WPNT-FM in Chicago ($0.5 million), WEJM-FM in Chicago ($9.3 million), WEJM-AM in Chicago ($3.4 million) and the FCC authorizations and certain transmission equipment previously used in the operation of KYLD-FM in San Francisco ($1.7 million).



The provision for income tax expense of $7.8 million for the year ended December 31, 1997 is comprised of current federal and state income taxes of $6.8 million and $4.8 million, respectively, and a deferred federal income tax benefit of $3.8 million.



The Company recorded an extraordinary charge of $4.4 million (net of a tax benefit of $2.3 million) in 1997, consisting of the write-off of the unamortized balance of deferred debt issuance costs related to the amendment and restatement of the Company's senior credit facility on April 25, 1997.



Dividends on preferred stock were $12.9 million in 1997, representing dividends on the 12% Preferred Stock and the 12 1/4% Preferred Stock issued in September 1997 as part of the merger with Chancellor Broadcasting Company.

As a result of the above factors, the Company incurred a $31.7 million net loss attributable to common stock in 1997 compared to a $16.2 million net loss in 1996.



LIQUIDITY AND CAPITAL RESOURCES



Overview. The Company historically has generated sufficient cash flow from operations to finance its existing operational requirements and debt service requirements, and the Company anticipates that this will continue to be the case. Operating activities provided net cash of $267.6 million in 1998, $139.5 million in 1997 and $47.5 million in 1996. The Company historically has used the proceeds of bank debt and private and public debt and equity offerings, supplemented by cash flow from operations not required to fund operational requirements and debt service, to fund implementation of the Company's acquisition strategy.



The total cash financing required to consummate the Pending Transactions is expected to be up to $434.3 million. Although there can be no assurance, the Company expects that $90.0 million of such amount will be required to be borrowed during the second quarter of 1999 for the acquisition of Phoenix. The remaining $344.3 million may be required to be borrowed for the Capstar/SFX Transaction over the three year period in which the Capstar/SFX stations will be acquired. As the result of Chancellor Media's pending merger with Capstar, however, we are currently evaluating the treatment of the Capstar/SFX Transaction assuming the Capstar merger is completed. Accordingly, it is unclear when such amounts would be required to be borrowed by us, if at all. Depending on the timing of the consummation of the Pending Transactions and the status of the Capstar merger, the Company may need to obtain additional financing.



The Company believes that amounts available under the senior credit facility will be used to finance the remaining Pending Transactions as well as future acquisitions. The senior credit facility currently provides for a total commitment of $2.5 billion, consisting of a $1.6 billion revolving credit facility and a $900.0 million term loan facility. At April 20, 1999, the Company had drawn $1,015.0 million of the revolving credit facility and $900.0 million of the term loan facility. Other potential sources of financing for the Pending Transactions and future acquisitions include cash flow from operations, additional debt or equity financings, the sale of non-core assets or a combination of those sources.



In addition to debt service requirements under the senior credit facility, we are required to pay interest on the notes and our senior subordinated notes. Interest payment requirements on these notes are $214.9 million per year. Cash dividend requirements of the Company on Chancellor Media's $3.00 convertible exchangeable preferred stock and 7% convertible preferred stock are $25.7 million per year. Because Chancellor Media is a holding company with no significant assets other than the common stock of Chancellor Mezzanine Holdings Corporation, Chancellor Media must rely solely on dividends from Chancellor Mezzanine Holdings Corporation, which in turn is expected to distribute dividends paid to it by CMCLA and other subsidiaries to Chancellor Media, to permit Chancellor Media to pay cash dividends on the $3.00 convertible exchangeable preferred stock and the 7% convertible preferred stock. The senior credit facility and the indentures governing the notes and our senior subordinated notes limit, but do not prohibit, CMCLA from paying such dividends to Chancellor Mezzanine Holdings Corporation.

For additional information regarding the senior credit facility, the notes, the redeemable preferred stock and the preferred stock see Notes 7, 8 and 9, respectively, to the consolidated financial statements included elsewhere in this prospectus.



FORWARD LOOKING STATEMENTS



Certain statements used in the preceding and following discussion and elsewhere in this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements about our financial condition, prospects, operations and business are generally accompanied by words such as "believes," "expects," "plans," "anticipates," "intends," "likely," "estimates," or similar expressions. These forward-looking statements are subject to risks, uncertainties and other factors, some of which are beyond our control, that could cause actual results to differ materially from those forecast or anticipated in such forward-looking statements.



These risks, uncertainties and other factors include, but are not limited to: the potential negative consequences of our substantial indebtedness; the restrictions imposed on us and our subsidiaries by the agreements governing our debt instruments; the competitive nature of the radio broadcasting, outdoor advertising and media representation businesses; the potential adverse effects on licenses and ownership of regulation of the radio broadcasting industry; the difficulty of integrating substantial acquisitions and entering new lines of business; the potential loss of outdoor advertising space due to the regulation of outdoor advertising; the potential loss of advertisers due to tobacco and alcohol industry regulation; and the control of the Company by affiliates of Hicks Muse and potential conflicts of interest relating thereto.



Because such forward-looking statements are subject to risks and uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's view only as of the date of this prospectus. We undertake no obligation to update these statements or publicly release the result of any revisions to these forward-looking statements which it may make to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated or unforeseen events.



RECENTLY-ISSUED ACCOUNTING PRINCIPLE



In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. Management does not anticipate that this Statement will have a material impact on our consolidated financial statements.



YEAR 2000 ISSUE



The Year 2000 ("Y2K") issue is whether our computer systems will properly recognize date sensitive information when the year changes to 2000, or "00." Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.



We have conducted a comprehensive review of our computer systems to identify the systems that could be affected by the Y2K issue and have developed an implementation plan. We use purchased software programs for corporate financial reporting, radio broadcasting operations and media representation operations. The companies providing these software programs are Y2K compliant, and we have received Y2K compliance certificates from these software vendors. We use proprietary software programs for our outdoor advertising operations and are in the process of reviewing various modifications and replacement plans. We estimate that approximately 30 percent of the outdoor systems' Y2K remediation has been completed as of March 1, 1999. The remaining remediation efforts are expected to be completed by the end of the third quarter of 1999. Our Y2K implementation plan also includes ensuring that our computer hardware and other equipment with embedded chips or processors are Y2K compliant.



Costs associated with ensuring that our existing systems are Y2K compliant and replacing certain existing systems are currently expected to be approximately $3.7 million, of which $0.8 million has been incurred through March 1, 1999. These costs, in conjunction with investments we are making in information systems and technology, are expected to reduce the risks associated with Y2K issues. Future costs are to be funded through our operating cash flow.



In addition, we review the computer systems of companies we intend to acquire in order to assess whether the systems are Y2K compliant. To the extent the systems are not Y2K compliant, we will develop an implementation plan to ensure the systems are Y2K compliant or will convert the systems to our computer systems which are Y2K compliant. We continue our comprehensive review of the computer systems related to Chancellor Media's pending merger with Capstar, expected to be consummated in the second quarter or early third quarter of 1999. We are in the process of reviewing various modifications and replacement plans related to Chancellor Media's pending merger with Capstar. The costs associated with such efforts may be material. There is no guarantee that the systems of companies to be acquired by us in the future will be timely converted and would not have an adverse effect on our.



The ability of third parties with whom we transact business to adequately address their Y2K issues is outside of the our control. Therefore, there can be no assurance that the failure of such third parties to adequately address their Y2K issues will not have a material adverse effect on our business, financial condition, cash flows and results of operations. We have begun development of contingency plans intended to mitigate any possible disruption in business that may result from certain of our systems or the systems of third parties that are not Y2K compliant.



The Y2K cost estimates are subject to change based on further analysis, and any change in the costs may be material. As solutions are implemented and new issues are recognized, the focus of our efforts and costs to address the Y2K issue may be adjusted. Furthermore, we cannot guarantee that there will be no Y2K issues in spite of these efforts and if such modifications and replacements are not made, or are not completed in time, the Y2K issue could have a material impact on our operations.

                       MANAGEMENT AND BOARD OF DIRECTORS


Our directors and executive officers, and the directors and executive officers of Chancellor Media and Chancellor Mezzanine Holdings Corporation and CMCLA are as follows:





                   NAME                     AGE                  POSITION
                   ----                     ---                  --------
Thomas O. Hicks...........................  53    Chairman of the Board and Chief
                                                  Executive Officer
James E. de Castro........................  46    Vice Chairman -- President and Chief
                                                  Executive Officer of Chancellor Radio
                                                  and Outdoor Group
R. Steven Hicks...........................  49    Vice Chairman -- President and Chief
                                                  Executive Officer of Chancellor Media
                                                  Services Group
D. Geoffrey Armstrong.....................  41    Executive Vice President and Chief
                                                  Financial Officer
Kenneth J. O'Keefe........................  44    Executive Vice President and Chief
                                                  Operating Officer of Chancellor Radio
                                                  Group
James A. McLaughlin.......................  49    President and Chief Operating Officer
                                                  of Chancellor Outdoor Group
William S. Banowsky, Jr...................  37    Executive Vice President and General
                                                  Counsel
Steven Dinetz.............................  52    Director
Thomas J. Hodson..........................  55    Director
Vernon E. Jordan, Jr......................  63    Director
Michael J. Levitt.........................  40    Director
Perry J. Lewis............................  61    Director
Jeffrey A. Marcus.........................  52    Director
John H. Massey............................  59    Director
Lawrence D. Stuart, Jr....................  54    Director
J. Otis Winters...........................  66    Director



Thomas O. Hicks



Mr. Thomas O. Hicks was elected Chairman of the Board of Chancellor Media and CMCLA in September 1997 and elected Chief Executive Officer in March 1999. He had been Chairman of the Board of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company prior to that time since April 1996. Mr. Thomas O. Hicks is Chairman of the Board and Chief Executive Officer of Hicks Muse, a private investment firm located in Dallas, St. Louis, New York, Mexico City and London specializing in strategic investments, leveraged acquisitions and recapitalizations. From 1984 to May 1989, Mr. Thomas O. Hicks was Co-Chairman of the Board and Co-Chief Executive Officer of Hicks & Haas, Incorporated, a Dallas based private investment firm. Mr. Thomas O. Hicks serves as a director of Capstar, LIN Holdings Corp., LIN Television Corporation, Sybron International Corporation, Inc., Cooperative Computing, Inc., International Home Foods, Regal Cinemas, Inc., Triton Energy Limited, D.A.C. Vision Inc., Home Interiors & Gifts, Inc. and Olympus Real Estate Corporation. Mr. Thomas O. Hicks is the brother of Mr. R. Steven Hicks.

James E. de Castro



Mr. de Castro was elected Vice Chairman of Chancellor Media and President and Chief Executive Officer of the Chancellor Radio and Outdoor Group in March 1999. Prior thereto, Mr. de Castro served as Chief Operating Officer of Chancellor Media and CMCLA from September 22, 1997 to August 19, 1998, and from August 19, 1998 to March 15, 1999, Mr. de Castro served as President of the Chancellor Radio Group. From September 5, 1997 to September 22, 1997, Mr. de Castro served as Co-Chief Operating Officer of Chancellor Media. Mr. de Castro was elected Co-Chief Operating Officer and a director of Chancellor Media in September 1997. Mr. de Castro was previously President of Evergreen Media Corporation since 1993 and Chief Operating Officer and a director of Evergreen Media Corporation since 1989. From 1987 to 1988, Mr. de Castro held various positions with H&G Communications, Inc. and predecessor entities. From 1981 to 1989, Mr. de Castro was general manager of radio stations WLUP-FM and WLUP-AM (now known as WMVP-AM) in Chicago, and from 1989 to 1992, Mr. de Castro was general manager of radio station KKBT-FM in Los Angeles.



R. Steven Hicks



Mr. R. Steven Hicks was elected Vice Chairman of Chancellor Media and President and Chief Executive Officer of the Chancellor Media Services Group in March 1999 and has served as President, Chief Executive Officer and a director of Capstar since June 1997. Mr. R. Steven Hicks has also served as Chairman of the Board of Capstar from June to September 1997. Mr. R. Steven Hicks founded Capstar Broadcasting in October 1996. Prior to joining Capstar, Mr. R. Steven Hicks acted as Chairman of the Board and Chief Executive Officer of GulfStar Communications, Inc. from January 1987 to July 1997 and as President and Chief Executive Officer of SFX Broadcasting, Inc. ("SFX") from November 1993 to May 1996. Mr. R. Steven Hicks is a 31-year veteran of the radio broadcasting industry, including 18 years as a station owner. Mr. R. Steven Hicks is the brother or Mr. Thomas O. Hicks.



D. Geoffrey Armstrong



Mr. Armstrong was elected Executive Vice President and Chief Financial Officer of Chancellor Media and CMCLA in March 1999. Mr. Armstrong served as Executive Vice President and Chief Operating Officer of Capstar from July 1998 to March 1999, and has served as a director of Capstar since July 1998. Mr. Armstrong has also served as a director of SFX Entertainment since September 1998. Mr. Armstrong served as the Chief Operating Officer and an Executive Vice President of SFX from November 1996 to May 1998 and served as a director of SFX from 1993 to 1998. Mr. Armstrong became the Chief Operating Officer of SFX in June 1996 and served as the Chief Financial Officer and Treasurer of SFX from 1992 until March 1995. Prior thereto, Mr. Armstrong served as Executive Vice President and Chief Financial Officer of Capstar, a predecessor of SFX and unrelated to Capstar Broadcasting Corporation, since 1989. From 1988 to 1989, Mr. Armstrong was the Chief Executive Officer of Sterling Communications Corporation.



Kenneth J. O'Keefe



Mr. O'Keefe was appointed Chief Operating Officer of the Chancellor Radio Group in March 1999 and has served as Executive Vice President of Chancellor Media and CMCLA since September 1997. Mr. O'Keefe had been an Executive Vice President of Evergreen Media Corporation since February of 1996 and served as a director of Evergreen from May of 1996 to September 1997. Prior to joining Evergreen in 1996, Mr. O'Keefe was a director, Chief Financial Officer and Executive Vice President of Pyramid Communications, Inc. from March 1994 until Evergreen's acquisition of Pyramid Communications, Inc. on January 17, 1996. Mr. O'Keefe served in various capacities with Pyramid Communications, Inc. or predecessor entities during the five-year period prior to his joining Evergreen in 1996.



James A. McLaughlin



Mr. McLaughlin was appointed Chief Operating Officer of the Chancellor Outdoor Group in March 1999 and became the President of the Chancellor Outdoor Group in August 1998. Mr. McLaughlin most recently served as Chief Executive Officer of privately-held Triumph Outdoor Holdings, LLC. Prior to forming Triumph, Mr. McLaughlin served as President and Chief Executive Officer of POA Acquisition Corporation, the successor to Peterson Outdoor Advertising. Prior to joining POA, Mr. McLaughlin was the Managing Partner of Turner Outdoor Advertising, which was purchased from Ted Turner in 1983. Mr. McLaughlin began his outdoor advertising career in 1974 with Creative Displays, holding various management positions as the company grew to become the fourth largest advertising company in the United States.



William S. Banowsky, Jr.



Mr. Banowsky was elected Executive Vice President and General Counsel of Chancellor Media and CMCLA in March 1999 and has served as Executive Vice President, General Counsel and Secretary of Capstar since June 1997. Mr. Banowsky joined Capstar in January 1997. Mr. Banowsky was an attorney with Snell, Banowsky & Trent, P.C., Dallas, Texas, for six years before joining Capstar. Prior to that time, he was an attorney for Johnson & Gibbs, P.C., Dallas, Texas, for four years.



Steven Dinetz



Mr. Dinetz was elected Co-Chief Operating Officer and a director of Chancellor Media and CMCLA in September 1997. As of September 22, 1997, Mr. Dinetz no longer serves as Co-Chief Operating Officer of Chancellor Media and CMCLA, but continues to serve as a director. Prior to September 1997, Mr. Dinetz served as President, Chief Executive Officer and a director of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company since their formation and prior thereto was the President and Chief Executive Officer and a director of Chancellor Communications, a predecessor entity of Chancellor Broadcasting Company.



Thomas J. Hodson



Mr. Hodson became a director of Chancellor Media and CMCLA in September 1997. Mr. Hodson had previously served as a director of Evergreen Media Corporation since 1992. Mr. Hodson is President of TJH Capital, Inc., a private investment company. He had been the President and a director of Columbia Falls Aluminum Company from January 1994 to March 1998. He had been a Vice President of Stephens, Inc. from 1986 through 1993.

Vernon E. Jordan, Jr.



Mr. Jordan became a director of Chancellor Media and CMCLA on October 14, 1997. Mr. Jordan currently serves as a senior partner in the Washington, D.C. office of the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. Mr. Jordan serves as a director of American Express Company, Bankers Trust Company, Bankers Trust Corporation, Dow Jones & Company, Inc., the Ford Foundation, Howard University, J.C. Penney Company, Inc., Revlon Group, Revlon, Inc., Ryder System, Inc., Sara Lee Corporation, Union Carbide Corporation, Xerox Corporation, LBJ Foundation, National Academy Foundation and the Roy Wilkins Foundation.



Michael J. Levitt



Michael J. Levitt became a director of Chancellor Media and CMCLA on May 19, 1998. Mr. Levitt is a principal of Hicks Muse. Before joining Hicks Muse, Mr. Levitt was a Managing Director and Deputy Head of Investment Banking with Smith Barney Inc. from 1993 through 1995. From 1986 through 1993, Mr. Levitt was with Morgan Stanley & Co. Incorporated, most recently as a Managing Director responsible for the New York-based Financial Entrepreneurs Group. Mr. Levitt also serves as a director of Capstar, LIN Holdings Corp., LIN Television Corporation, Regal Cinemas, Inc., STC Broadcasting, Inc. and International Home Foods, Inc.



Perry J. Lewis



Mr. Lewis became a director of Chancellor Media and CMCLA in September 1997. Mr. Lewis had previously served as a director of Evergreen Media Corporation since Evergreen Media Corporation acquired Broadcasting Partners, Inc. ("BPI") in 1995. Mr. Lewis was the Chairman of BPI from its inception in 1988 until its merger with Evergreen, and was Chief Executive Officer of BPI from 1993 to 1995. Mr. Lewis is a founder of Morgan, Lewis, Githens & Ahn, an investment banking and leveraged buyout firm which was established in 1982. Mr. Lewis serves as director of Aon Corporation, ITI Technologies, Inc., Gradall Industries, Inc. and Stuart Entertainment, Inc.



Jeffrey A. Marcus



Mr. Marcus served as President and Chief Executive Officer of Chancellor Media and CMCLA from June 1, 1998 to March 15, 1999. Mr. Marcus became a director of Chancellor Media and CMCLA in September 1997. Prior to the merger with Chancellor Broadcasting Company, Mr. Marcus served as a director of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company. Prior to joining Chancellor Media on June 1, 1998, Mr. Marcus served as the Chairman and Chief Executive Officer of Marcus Cable Properties, Inc. and Marcus Cable Company, L.L.C. (collectively "Marcus Cable"), the ninth largest cable television multiple system operator ("MSO") in the United States, which Mr. Marcus formed in 1990. Until November 1988, Mr. Marcus served as Chairman and Chief Executive Officer of WestMarc Communications, Inc., an MSO formed through the merger in 1987 of Marcus Communications, Inc. and Western TeleCommunications, Inc. Mr. Marcus has more than 29 years experience in the cable television business. Mr. Marcus is a co-owner of the Texas Rangers Baseball Club and serves as a director of Brinker International, Inc. and a director or trustee of several charitable and civic organizations.

John H. Massey



Mr. Massey became a director of Chancellor Media and CMCLA in September 1997. Prior to that time, Mr. Massey served as a director of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company. Until August 2, 1996, Mr. Massey served as the Chairman of the Board and Chief Executive Officer of Life Partners Group, Inc., an insurance holding company, having assumed those offices in October 1994. Prior to joining Life Partners, he served, since 1992, as the Chairman of the Board of, and currently serves as a director of, FSW Holdings, Inc. Since 1986, Mr. Massey has served as a director of Gulf-California Broadcast Company. From 1986 to 1992, he also was President of Gulf-California Broadcast Company. From 1976 to 1986, Mr. Massey was President of Gulf Broadcast Company. Mr. Massey currently serves as a director of Central Texas Bankshare Holdings, Inc., Colorado Investment Holdings, Inc., Hill Bancshares Holdings, Inc., Bank of The Southwest of Dallas, Texas, Columbus State Bank, Columbine JDS Systems, Inc., The Paragon Group, Inc., the Brazos Fund Group Inc. and STC Broadcasting, Inc.



Lawrence D. Stuart, Jr.



Mr. Stuart became a director of Chancellor Media and CMCLA in September 1997. Mr. Stuart previously served as a director of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company since January 1997. Since October 1995, Mr. Stuart has served as a Managing Director and Principal of Hicks Muse. Prior to joining Hicks Muse, from 1990 to 1995 he served as the managing partner of the Dallas office of the law firm Weil, Gotshal & Manges LLP. Mr. Stuart also serves as a director of Capstar, Home Interiors & Gifts, Inc. and Arena Brands, Inc.



J. Otis Winters



Mr. Winters became a director of Chancellor Media and CMCLA on May 19, 1998, Mr. Winters currently serves as the non-executive Chairman for The PWS Group (formerly Pate, Winters & Stone, Inc.). Mr. Winters was Co-founder, President and director of Avanti Energy Corporation. Mr. Winters also served as Executive Vice President and a member of the board of directors of the First National Bank and Trust Company of Tulsa. Mr. Winters was Executive Vice President and a member of the board of directors of The Williams Companies, where he served as Chairman of two major subsidiaries and was responsible for the corporate administrative department. Mr. Winters also serves as a director and Chairman of the audit and compensation committee of AMX Corporation, director and Chairman of the audit committee for Arena Brands, Inc., director and Chairman of the finance and audit committees for Dynegy, Inc. (formerly NGC Corporation), and director and Chairman of the executive committee for Walden Residential Properties, Inc.



There are no family relationships between any of the directors and executive officers of the Company, except that Thomas O. Hicks is the brother of R. Steven Hicks.

Compensation of Directors



Directors who are also officers of Chancellor Media and CMCLA receive no additional compensation for their services as directors. Effective in September 1997, Chancellor Media and CMCLA who are not officers will receive:



- a fee of $36,000 per annum;



- a $1,000 fee for attendance at board meetings or, if applicable, a $500 fee for attendance at board meetings by telephone;



- a fee of $24,000 per annum for service on the Special Committee or Negotiating Committee $36,000 for chairman of Special Committee; and



- a $2,000 fee for attendance as chairman of a board committee $1,000 for attendance by telephone, a $1,000 fee for attendance at committee meetings or, if applicable, a $500 fee for attendance at committee meetings by telephone.



Directors of Chancellor Media, Chancellor Mezzanine Holdings and CMCLA are also reimbursed for travel expenses and other out-of-pocket costs incurred in connection with such meetings. Additionally, all non-employee directors of Chancellor Media, Chancellor Mezzanine Holdings and CMCLA in office on the day of Chancellor Media's annual stockholders meeting are entitled to an award of options to purchase 25,000 shares of Common Stock at an exercise price equal to the fair market value of such shares on the date of grant.



COMPENSATION OF EXECUTIVE OFFICERS



Summary Compensation. The following table sets forth all compensation, including bonuses, stock option awards and other payments, we paid or accrued for the three fiscal years ending December 31, 1998, to our five most highly compensated executive officers serving in that capacity at the end of the last completed fiscal year and our former Chief Executive Officer whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1998.



                         SUMMARY COMPENSATION TABLE(1)



                                                                                LONG TERM
                                              ANNUAL COMPENSATION              COMPENSATION
                                   -----------------------------------------   ------------   SECURITIES
                                                                  OTHER                       UNDERLYING
NAME AND                                                         ANNUAL         RESTRICTED     OPTIONS      LTIP      ALL OTHER
PRINCIPAL POSITION          YEAR    SALARY        BONUS      COMPENSATION(2)   STOCK AWARDS      (#)       PAYOUTS   COMPENSATION
------------------          ----   --------     ----------   ---------------   ------------   ----------   -------   ------------
Jeffrey A. Marcus.........  1998   $656,250(3)  $2,333,333(3)       --              --        1,450,000      --      $ 1,001,885(4)
 President, Chief
   Executive
 Officer and Director
Scott K. Ginsburg.........  1998   $372,222(5)  $       --         --               --          800,000      --      $37,781,091(6)
 Former President and       1997    850,000      3,615,000         --               --          500,000      --            9,101(6)
 Chief Executive Officer    1996    750,000        956,000         --               --          375,000      --            9,776(6)
James E. de Castro........  1998   $900,000     $3,000,000         --               --          960,000      --      $ 6,003,903(7)
 President -- Chancellor    1997    825,000      2,581,000         --               --          425,000      --            2,630(7)
 Radio Group and Director   1996    750,000        704,000         --               --           75,000      --            2,455(7)
Matthew E. Devine.........  1998   $500,000     $2,000,000         --               --          720,000      --      $ 5,112,825(8)
 Senior Vice President and  1997    375,000      1,205,000         --               --          262,500      --               --
 Chief Financial Officer    1996    300,000        352,000         --               --           37,500      --               --
Kenneth J. O'Keefe........  1998   $500,000     $1,500,000         --               --          100,000      --      $        --
 Executive Vice             1997    320,000      1,205,000         --               --               --      --               --
 President -- Operations    1996    210,000(9)     210,000         --               --          300,000      --               --
James A. McLaughlin.......  1998   $181,944(10) $  375,000         --               --          360,000      --      $ 1,001,273(11)
 President -- Chancellor
 Outdoor Group

---------------


 (1) No information is set forth in this section regarding Thomas O. Hicks, who served as interim Chief Executive Officer of Chancellor Media and CMCLA from April 14, 1998 through June 1, 1998. Mr. Thomas O. Hicks received fees in conjunction with his service as our Chairman of the Board, but received no additional compensation in conjunction with his service as interim Chief Executive Officer.



 (2) The aggregate annual amount of perquisites and other personal benefits, securities or property does not exceed $50,000 or 10% of the total of the annual salary and bonus for the named officer.



 (3) Represents compensation for the period beginning June 1, 1998, when Mr. Marcus joined the Company.



 (4) Represents a one-time execution bonus of $1,000,000 paid to Mr. Marcus in connection with his employment agreement effective June 1, 1998 and payments of $1,885 for a term life insurance policy for Mr. Marcus for 1998.



 (5) Represents compensation for the period January 1, 1998 to the date of Mr. Ginsburg's resignation effective April 14, 1998 and four weeks of accrued and unpaid vacation.



 (6) Other compensation for 1998 represents compensation related to Mr. Ginsburg's resignation on April 14, 1998 of:



     - a lump sum severance payment of $20,000,000;



     - compensation expense of $16,000,000 related to the grant of 800,000 options at an exercise price of $23.25 that are exercisable one third at April 14, 1998, 1999 and 2000, respectively; and



     - consulting fees of $1,770,833 earned by Mr. Ginsburg for the period April 14, 1998 to December 31, 1998 and payments of $10,258 for term life insurance policies for Mr. Ginsburg during 1998.



     Other compensation for 1997 and 1996 represents payments for term life insurance policies for Mr. Ginsburg.



 (7) Other compensation for 1998 represents a one-time cash payment of $5,000,000 and a one-time execution bonus of $1,000,000 paid to Mr. de Castro in connection with Mr. de Castro's employment agreement effective April 17, 1998 and payments of $3,903 for a term life insurance policy for Mr. de Castro for 1998. Other compensation for 1997 and 1996 represents payments for a term life insurance policy for Mr. de Castro.



 (8) Other compensation for 1998 represents:



     - a one-time cash payment of $2,000,000 and a one-time execution bonus of $1,000,000 paid to Mr. Devine in connection with Mr. Devine's employment agreement effective April 17, 1998;



     - a lump sum severance payment of $2,000,000 and other payments of $111,552 paid to Mr. Devine in connection with Mr. Devine's resignation and



     - payments of $1,273 for a term life insurance policy.



 (9) Represents compensation for the period beginning March 1, 1996, when Mr. O'Keefe joined the Company.



(10) Represents compensation for the period beginning August 18, 1998, when Mr. McLaughlin joined the Company.



(11) Represents a one-time execution bonus of $1,000,000 paid to Mr. McLaughlin in connection with his employment agreement effective August 18, 1998 and payments of $1,273 for a term life insurance policy.

Option Grants in Last Fiscal Year. The following table sets forth information regarding options to purchase Chancellor Media common stock granted by Chancellor Media to its Chief Executive Officer and the other executive officers named in the Summary Compensation Table during the 1998 fiscal year.



                       OPTION GRANTS IN LAST FISCAL YEAR



                                                 INDIVIDUAL GRANTS
                               ------------------------------------------------------
                               NUMBER OF
                               SECURITIES    % OF TOTAL                                      GRANT DATE VALUE
                               UNDERLYING     OPTIONS                    MARKET PRICE   --------------------------
                                OPTIONS      GRANTED TO    EXERCISE OR    ON DATE OF                  GRANT DATE
                                GRANTED     EMPLOYEES IN   BASE PRICE       GRANT       EXPIRATION   PRESENT VALUE
NAME                             (#)(1)     FISCAL YEAR     ($/SHARE)     ($/SHARE)        DATE          $(2)
----                           ----------   ------------   -----------   ------------   ----------   -------------
Jeffrey A. Marcus............  1,250,000        16.9%        $42.13         $42.13       4/29/08      $26,513,246
                                 200,000         2.7%         41.50          41.50       10/1/08        4,179,180
Scott K. Ginsburg............    800,000        10.8%         23.25          42.13       4/20/05       22,551,494
James E. de Castro...........    800,000        10.8%         42.13          42.13       5/18/08       16,968,477
                                 160,000         2.2%         41.50          41.50       10/1/08        3,343,344
Matthew E. Devine............    720,000         9.7%         42.13          42.13       5/18/08       15,271,630
Kenneth J. O'Keefe...........    100,000         1.4%         37.31          37.31       1/01/05        1,878,768
James A. McLaughlin..........    300,000         4.1%         48.38          48.38       8/18/08        7,307,271
                                  60,000         0.8%         48.38          48.38       8/18/08        1,461,454


---------------


(1) Represents options to purchase shares of Chancellor Media common stock granted under the 1998 Plan. The options awarded to Mr. Marcus are exercisable in whole or part beginning on April 29, 1998. The options awarded to Mr. Ginsburg are exercisable in whole or part beginning on April 20, 1998. The options awarded to Mr. De Castro are exercisable in whole or part beginning on April 17, 1998. The options awarded to Mr. Devine are exercisable in whole or part beginning on April 17, 1998. The options awarded to Mr. O'Keefe are exercisable in whole or part beginning on January 1, 1998. The 300,000 share grant of options awarded to Mr. McLaughlin are exercisable in whole or part beginning on August 18, 1998. The 60,000 share grant of options awarded to Mr. McLaughlin are exercisable in whole or part beginning on August 18, 1999. The options may expire earlier upon the occurrence of certain merger or consolidation transactions involving Chancellor Media. Chancellor Media is not required to issue and deliver any certificate for shares of Chancellor Media common stock purchased upon exercise of the option or any portion thereof prior to fulfillment of certain conditions, including the completion of registration or qualification of such shares of Chancellor Media common stock under federal or state securities laws and the payment to Chancellor Media of all amounts required to be withheld upon exercise of the options under any federal, state or local tax law. The holder of an option has no rights or privileges of a stockholder in respect of any shares of Chancellor Media common stock purchasable upon exercise of the options unless and until certificates representing such shares shall have been issued by Chancellor Media to such holder. Once exercisable, the options are exercisable by the holder or, upon the death of such holder, by his personal representatives or by any person empowered to do so under such holder's will or under the applicable laws of descent and distribution. The options are not transferable except by will or by the applicable laws of descent and distribution.



(2) The present value of each grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0% for all years; expected volatility of 39.91%; risk-free interest rate of 4.80%, and expected life of seven years.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END VALUES



The following table sets forth information concerning option exercises in the year ended December 31, 1998 by Chancellor Media's Chief Executive Officer and the other executive officers named in the Summary Compensation Table, and the value of each executive officer's unexercised options at December 31, 1998.



                                                                 NUMBER OF
                                                           SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                              SHARES                       AT FISCAL YEAR-END(#)       AT FISCAL YEAR-END($)(1)
                            ACQUIRED ON      VALUE      ---------------------------   ---------------------------
                            EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                            -----------   -----------   -----------   -------------   -----------   -------------
Jeffrey A. Marcus.........         --             --       861,742       657,500      $6,183,838     $4,232,575
Scott K. Ginsburg.........         --             --     1,141,667       533,333      32,714,050     13,133,325
James E. de Castro........    150,000     $6,099,500     2,405,000            --      59,994,675             --
Matthew E. Devine.........         --             --     1,470,000            --      31,082,250             --
Kenneth J. O'Keefe........         --             --       100,000       300,000       1,056,500     11,163,000
James A. McLaughlin.......         --             --        75,000       285,000              --             --


---------------


(1) Based upon a per share price for the Chancellor Media common stock of $47.875. This price represents the closing price for the Chancellor Media common stock on The Nasdaq National Market System on December 31, 1998.



Employment Contracts, Termination of Employment and Change-in-Control
Arrangements



The Company is currently negotiating with R. Steven Hicks, D. Geoffrey Armstrong and William S. Banowsky, Jr. and expects to enter into employment agreements with these new executives in the near future, effective as of March 15, 1999, the date each of them joined the Company.



de Castro Employment Agreement



On October 1, 1998, Chancellor Media entered into an amended and restated employment agreement with Mr. de Castro, effective as of April 17, 1998. The de Castro employment agreement, which has a term that extends through April 17, 2003, provides for an initial annual base salary of $900,000 for the first year of the employment agreement, to be subject to increase each year by a percentage equal to the percentage change in the consumer price index during the preceding year (provided that the base salary in any year cannot be less than the base salary in the prior year). In addition, the de Castro employment agreement provides for an annual bonus based upon a percentage of the amount by which Chancellor Media exceeds an annual performance target which is defined in the de Castro employment agreement. The de Castro employment agreement provides that, on the effective date of the employment agreement and on each of the first four anniversaries of the employment agreement on which Mr. de Castro remains employed by Chancellor Media, Mr. de Castro shall be granted options to purchase 160,000 shares of Common Stock. If Mr. de Castro's employment is terminated without "cause," as defined in the de Castro employment agreement, or if Mr. de Castro terminates his employment for "good reason," as defined in the de Castro employment agreement, prior to the fifth annual anniversary of the effective date of the de Castro employment agreement, Mr. de Castro will receive on the termination date a number of options equal to 800,000 minus the number of options previously granted to Mr. de Castro under the preceding sentence prior to that date. The de Castro employment agreement provides:



- for a signing bonus in the gross amount of $1,000,000;



- that Chancellor Media shall make a one-time cash payment to Mr. de Castro in the gross amount of $5,000,000 less applicable employee withholding taxes; and



- that Chancellor Media shall grant to Mr. de Castro stock options to purchase 800,000 shares of Chancellor Media common stock at a price of $42.125.



All options granted pursuant to the de Castro employment agreement will be exercisable for ten years from the date of grant of the option, notwithstanding any termination of employment. The annual option grant shall be at a price per share equal to the market price for the Chancellor Media common stock at the close of trading on the day immediately preceding the date of the grant; provided, however, that with respect to any options the grant of which is accelerated because Mr. de Castro's employment is terminated as the result of a "change of control," the exercise price of such options will be the lower of:



- the exercise price equal to the average last reported sale price of the Chancellor Media common stock for the 30 trading days prior to the ten trading days ending at the close of the trading day prior to the day of any announcement of such "change of control," and



- the exercise price equal to the market price of the Chancellor Media common stock at the close of the trading day immediately preceding the date of grant.



The de Castro employment agreement provides that, in the event of termination of Mr. de Castro's employment by Chancellor Media without "cause" or by Mr. de Castro with "good reason," Chancellor Media shall make a one-time cash payment to Mr. de Castro in a gross amount such that the net payments retained by Mr. de Castro shall equal $5,000,000 less applicable employee withholding taxes.



The de Castro employment agreement further provides that, in the event of termination of Mr. de Castro's employment by Mr. de Castro for other than "good reason," in exchange for Mr. de Castro's agreement not to induce any employee of any radio station owned by Chancellor Media to terminate employment or to become employed by any other radio station, Chancellor Media shall continue to pay Mr. de Castro his applicable base salary through the fifth anniversary of the effective date of the de Castro employment agreement. In the event of termination of Mr. de Castro's employment for other than "good reason," Chancellor Media also has the right, in exchange for the payment at the end of each calendar year through December 31, 2002, of an amount equal Mr. de Castro's average bonus, and on the last day of the calendar year ended December 31, 2003, make a payment to Mr. de Castro equal to the product of Mr. de Castro's average bonus multiplied by the fraction of each calendar year which precedes the fifth anniversary of the effective date of the de Castro employment agreement, to require that Mr. de Castro not be employed by or perform activities on behalf of or have ownership interest in any radio broadcasting station serving the same market as any radio station owned by Chancellor Media. The de Castro employment agreement further provides that if Mr. de Castro's employment is terminated by reason of expiration or non-renewal of the de Castro employment agreement, Chancellor Media shall make a one-time cash payment to

Mr. de Castro equal to two times the amount of his annual base salary for the contract year in which such employment terminates. The de Castro employment agreement provides that if Chancellor Media provides employment related benefits in an aggregate amount greater than or on more favorable terms as are granted to any other senior executives, except for benefits and employment inducements provided to the Chief Executive Officer, Mr. de Castro would be provided benefits in substantially comparable amount and/or under substantially comparable terms, on an aggregate basis.



McLaughlin Employment Agreement



On October 1, 1998, Chancellor Media entered into an amended and restated employment agreement with Mr. McLaughlin, to be effective as of August 18, 1998, that has a term that extends through August 18, 2003 and provides for an annual base salary of $500,000 for the first year of the employment agreement, subject to increase each year by a percentage equal to the percentage change in the consumer price index during the preceding year (provided that the base salary in any year cannot be less than the base salary in the prior year). The McLaughlin employment agreement provides for Mr. McLaughlin to receive an annual bonus as determined by Chancellor Media's Compensation Committee, based upon the recommendation of the Chief Executive Officer. The McLaughlin employment agreement also provides that on the agreement date and on each of the first four anniversaries of the employment agreement on which Mr. McLaughlin remains employed by Chancellor Media, Mr. McLaughlin shall be granted options to purchase 60,000 shares of the Chancellor Media common stock. If Mr. McLaughlin's employment is terminated without "cause," as defined in the McLaughlin employment agreement, or if Mr. McLaughlin terminates his employment for "good reason," as defined in the McLaughlin employment agreement, prior to the fifth anniversary of the effective date of the McLaughlin employment agreement, Mr. McLaughlin will receive on the termination date a number of options equal to 300,000 minus the number of options previously granted to Mr. McLaughlin under the preceding sentence prior to that date. In addition, as an execution bonus, Chancellor Media granted to Mr. McLaughlin options to purchase 300,000 shares of Chancellor Media common stock at a price of $48.375 per share 25% of which vested on the effective date of the employment agreement and 25% of which will vest on each of the three anniversaries of the date of grant. Chancellor Media also paid to Mr. McLaughlin a one-time execution bonus in the gross amount of $1,000,000. The McLaughlin employment agreement provides that all options granted under the McLaughlin employment agreement will be exercisable for ten years from the date of grant of the option, notwithstanding any termination of employment. The annual option grant shall be at a price per share equal to the market price for the Chancellor Media common stock at the close of trading on the day immediately preceding the date of the grant; provided, however, that with respect to any options the grant of which is accelerated because Mr. McLaughlin's employment is terminated as the result of a "change of control," the exercise price of the options will be the lower of:



- the exercise price equal to the average last reported sale price of the Chancellor Media common stock for the 30 trading days prior to the ten trading days ending at the close of the trading day prior to the day of any announcement of the "change of control," and



- the exercise price equal to the market price of the Chancellor Media common stock at the close of the trading day immediately preceding the date of grant.

The McLaughlin employment agreement provides that, in the event of termination of Mr. McLaughlin's employment by Chancellor Media without "cause" or by Mr. McLaughlin with "good reason," Chancellor Media shall make a one-time cash payment to Mr. McLaughlin in a gross amount so that the net payments retained by Mr. McLaughlin, after payment by Chancellor Media of any excise taxes imposed by
Section 4999 of the Code with respect to that payment, shall equal $1,000,000.



The McLaughlin employment agreement further provides that, in the event of termination of Mr. McLaughlin's employment by Mr. McLaughlin for other than "good reason," in exchange for Mr. McLaughlin's agreement not to induce any employee of any media company owned by Chancellor Media to terminate employment or to become employed by any other media company, Chancellor Media shall continue to pay Mr. McLaughlin one-half of his applicable base salary through the earlier of the fifth anniversary of the effective date of the employment agreement or the second anniversary of the termination of employment. In the event of termination of Mr. McLaughlin's employment other than for "good reason," Chancellor Media also has the right, in exchange for the payment at the end of each calendar year preceding the earlier of the fifth anniversary of the effective date or the second anniversary of termination, an amount equal to one-half of Mr. McLaughlin's average bonus, and on the last day of the calendar year which includes the earlier of the fifth anniversary of the effective date or the second anniversary of termination, an amount equal to the product of one-half Mr. McLaughlin's average bonus multiplied by the fraction of such calendar year which precedes the earlier of the fifth anniversary of the effective date or the second anniversary of termination, to require that Mr. McLaughlin not be employed by or perform activities on behalf of or have an ownership interest in any media company serving the same market as any media company owned by Chancellor Media.



O'Keefe Employment Agreement



In February of 1996, Chancellor Media entered into an employment agreement with Mr. O'Keefe that has a term through February 28, 1999 and provides for an annual base salary beginning at $300,000 in 1996 and increasing incrementally to $350,000 in 1998. The O'Keefe employment agreement provides for Mr. O'Keefe to receive an annual incentive bonus based upon a percentage of the amount by which Chancellor Media exceeds various annual performance targets as defined in the agreement. The agreement also provides that Mr. O'Keefe is eligible for options to purchase Chancellor Media common stock. Under the agreement, Mr. O'Keefe was awarded options to purchase 300,000 shares of Common Stock. The stock options vest and become exercisable subject to Mr. O'Keefe's continued employment by Chancellor Media through February 28, 1999. However, Mr. O'Keefe may be eligible to exercise the options on a pro rata basis in the event he is terminated prior to February 28, 1999 upon selected events specified in his employment agreement, including Mr. O'Keefe's death or disability, a change in control of Chancellor Media, termination without cause and a material breach of the employment agreement by Chancellor Media leading to the resignation of Mr. O'Keefe. The agreement terminates upon the death of Mr. O'Keefe and may be terminated by Chancellor Media upon the disability of Mr. O'Keefe or for or without "cause," as defined in the agreement. During the term of the agreement, Mr. O'Keefe is prohibited from engaging in certain activities competitive with the business of Chancellor Media. However, with the approval of Chancellor Media , Mr. O'Keefe may engage in activities not directly competitive with the business of Chancellor Media as long as those activities do not materially interfere with Mr. O'Keefe's employment obligations. On March 1, 1997, Evergreen Media Corporation and Mr. O'Keefe amended the O'Keefe employment agreement in order to make selected provisions of the O'Keefe employment agreement comparable to those contained in Mr. de Castro's and Mr. Devine's former employment agreement.



On September 4, 1997, Chancellor Media amended its employment agreement with Mr. O'Keefe. As a result of the O'Keefe amendment, the O'Keefe employment agreement expired as of December 31, 1997, and the O'Keefe amendment was effective on January 1, 1998. The O'Keefe amendment, which has a term through December 31, 2000, provides for an initial annual base salary of $500,000 for the first year of the employment agreement, to be increased each year by $25,000. In addition, the O'Keefe amendment provides for an annual bonus based upon the financial performance of the Company in relation to various annual performance targets which are defined in the O'Keefe amendment. The O'Keefe amendment provides that, on January 1, 1998 and 1999, since Mr. O'Keefe remained employed by Chancellor Media on those dates, Mr. O'Keefe was granted options to purchase 100,000 shares of Chancellor Media common stock. Furthermore, with respect to the option to purchase 300,000 shares of Chancellor Media common stock granted under the O'Keefe employment agreement, all options became exercisable on February 28, 1999, since Mr. O'Keefe remained employed by Chancellor Media on that date.



The O'Keefe amendment provides that all options described in the O'Keefe amendment will be exercisable for seven years from the date of grant of the option, and that all options granted under to the O'Keefe amendment will be granted at a price per share equal to the market price for the Chancellor Media common stock on the date of the grant. The O'Keefe amendment provides that, in the event of termination of Mr. O'Keefe's employment by Chancellor Media without "cause," Chancellor Media shall pay Mr. O'Keefe his base salary and a prorated annual bonus and provide health and life insurance coverage until the earlier of the expiration of the term of the O'Keefe amendment or the date on which Mr. O'Keefe becomes employed in a position providing similar compensation.



Marcus Employment Agreement



Prior to March 15, 1999, Mr. Marcus served as President and Chief Executive Officer of Chancellor Media. Chancellor Media entered into an amended and restated employment agreement as of October 1, 1998 with Jeffrey A. Marcus, which was effective as of June 1, 1998. The Marcus employment agreement, which had a term that extended through June 1, 2003, provided for an initial annual base salary of $1,125,000 for the first year of the employment agreement, subject to increase each year by a percentage equal to the percentage change in the consumer price index during the preceding year (provided that the base salary in any year cannot be less than the base salary in the prior year). The Marcus employment agreement provided for a one-time execution bonus in the gross amount of $1,000,000. In addition, the Marcus employment agreement provided for an annual bonus in an amount to be determined by Chancellor Media's Compensation Committee in its reasonable discretion; provided, however, the annual bonus would in no event to be less than $2,000,000 nor greater than $4,000,000. The Marcus employment agreement provides that, on the effective date of the employment agreement and on each of the four anniversaries of the employment agreement on which Mr. Marcus remained employed by Chancellor Media, Mr. Marcus would be granted options to purchase 200,000 shares of the Chancellor Media common stock. If Mr. Marcus' employment was terminated without "cause," as defined in the Marcus employment agreement, or if Mr. Marcus terminated his employment for "good reason," as defined in the Marcus employment agreement, prior to the fourth annual anniversary of the effective date of the Marcus employment agreement, Mr. Marcus would receive on such termination date a number of options equal to 1,000,000 minus the number of options previously granted to Mr. Marcus under the preceding sentence prior to that date. The Marcus employment agreement provided that all options granted under the Marcus employment agreement would be exercisable for ten years from the date of grant of the options, notwithstanding any termination of employment, at a price per share equal to the market price for the Chancellor Media common stock at the close of trading on the day immediately preceding the date of the grant; provided, however, that with respect to any options the grant of which is accelerated because Mr. Marcus' employment was terminated as the result of a "change of control," the exercise price of such options would be the lower of:



- the exercise price equal to the average last reported sale price of the Chancellor Media common stock for the 30 trading days prior to the ten trading days ending at the close of the trading day prior to the day of any announcement of such "change of control," and



- the exercise price equal to the market price of the Chancellor Media common stock at the close of the trading day immediately preceding the date of grant.



Under the Marcus employment agreement, Mr. Marcus was also granted options to purchase 1,250,000 shares of Chancellor Media common stock, one-half of which would vest on the date of the grant and one-half of which would vest on the 18th month anniversary of the date of the grant if and to the extent that a termination of employment had not occurred, provided that in the event of a termination of employment by Chancellor Media without "cause" or by Mr. Marcus for "good reason," all such options would vest and become exercisable on the date of such termination of employment. Each such option would be exercisable for ten years from the date of grant of those options, notwithstanding any termination of employment, at a price of $42.125 per share. The Marcus employment agreement also provided that, in the event of termination of Mr. Marcus's employment by Chancellor Media without "cause" or by Mr. Marcus with "good reason," Chancellor Media would make a one-time cash payment to Mr. Marcus in a gross amount such that the net payments retained by Mr. Marcus, after payment by Chancellor Media of excise taxes imposed by Section 4999 of the Code with respect to that payment, to the extent applicable, shall equal $6,250,000.



The Marcus employment agreement further provided that, in the event of termination of Mr. Marcus's employment by Mr. Marcus for other than "good reason," in exchange for Mr. Marcus's agreement not to induce any employee of any radio station owned by Chancellor Media to terminate employment or to become employed by any other radio station, Chancellor Media would continue to pay Mr. Marcus his applicable base salary through the fifth anniversary of the effective date. In the event of termination of Mr. Marcus' employment for other than "good reason," Chancellor Media also had the right, in exchange for the payment at the end of each calendar year until through December 31, 2003, of an amount equal to Mr. Marcus' average bonus, and on the last day of the calendar year which included the fifth anniversary of the Marcus employment agreement, make a payment equal to the product of Mr. Marcus's average bonus multiplied by the fraction of each calendar year which precedes the fifth anniversary of the effective date of the Marcus employment agreement, to require that Mr. Marcus not be employed by or perform activities on behalf of or have ownership interest in any radio or television broadcasting station serving the same market as any radio station owned by Chancellor Media, or in connection with any business enterprise that is directly or indirectly engaged in any of the business activities in which any business owned by Chancellor Media has significant involvement, subject to certain exceptions. The Marcus employment agreement further provided that if Mr. Marcus's employment was terminated by reason of expiration or non-renewal of the Marcus employment agreement, Chancellor Media would make a one-time cash payment to Mr. Marcus equal to two times the amount of his annual base salary for the contract year in which employment terminated. The Marcus employment agreement also provided that Mr. Marcus would be entitled to receive personal security services, to be paid for by Chancellor Media, and certain other customary benefits and perquisites.



In connection with Mr. Marcus' resignation as President and Chief Executive Officer of Chancellor Media in March 1999, Mr. Marcus, his spouse, and Chancellor Media and CMCLA entered into a termination agreement dated as of March 15, 1999. Pursuant to that agreement, Mr. Marcus resigned as President and Chief Executive Officer and from any other appointments or positions which he may have held with Chancellor Media or any of its subsidiaries; provided, however, that Mr. Marcus did not resign has positions as a director of each of Chancellor Media, Chancellor Mezzanine Holdings and CMCLA. In addition, the agreement provides, among other things, that:



- Mr. Marcus received a one-time cash severance payment of $6,250,000, a pro-rated bonus for the fiscal year of Chancellor Media ended December 31, 1998 of $2,333,333, and all accrued and unpaid base salary earned up to and including March 15, 1999, in each case net of applicable employee withholding taxes,



- Mr. Marcus was granted options to purchase 800,000 shares of Chancellor Media common stock at an exercise price of $47.0625 per share, and



- unvested options to acquire 625,000 shares of Chancellor Media common stock granted to Mr. Marcus under his employment agreement automatically vested and became immediately exercisable.



The agreement further provides for mutual releases and other provisions typically found in an employment termination agreement.



McMillin Employment Agreement



Prior to March 15, 1999, Mr. McMillin served as Senior Vice President and Chief Financial Officer of Chancellor Media. On October 1, 1998, Chancellor Media entered into an employment agreement with Mr. McMillin, that had a term that extended through October 1, 2003, and provided for an annual base salary of $500,000 for the first year of the employment agreement, to be increased each year by a percentage equal to the percentage change in the consumer price index during the preceding year. The McMillin employment agreement provided for Mr. McMillin to receive an annual bonus as determined by Chancellor Media's Compensation Committee, based upon the recommendation of the Chief Executive Officer. The McMillin employment agreement also provided that on the agreement date and on each of the first four anniversaries of the employment agreement on which Mr. McMillin remained employed by Chancellor Media, Mr. McMillin would be granted options to purchase 40,000 shares of Chancellor Media common stock. If Mr. McMillin's employment was terminated without "cause," as defined in the McMillin employment agreement, or if Mr. McMillin terminated his employment for "good reason," as defined in the McMillin employment agreement, prior to the fifth anniversary of the effective date of the McMillin employment agreement, Mr. McMillin would receive on the termination date a number of options equal to 200,000 minus the number of options previously granted to Mr. McMillin under to the preceding sentence prior to that date. In addition, as an execution bonus, Chancellor Media granted to Mr. McMillin options to purchase 200,000 shares of Chancellor Media common stock at a price of $29.875 per share, 25% of which would vest on the effective date of the employment agreement and 25% of which would vest on each of the three anniversaries of the date of grant. Chancellor Media also paid to Mr. McMillin a one-time execution bonus in the gross amount of $1,000,000. The McMillin employment agreement provided that all options granted under the McMillin employment agreement would be exercisable for ten years from the date of grant of the option, notwithstanding any termination of employment. The annual option grant would be at a price per share equal to the market price for the Chancellor Media common stock at the close of trading on the day immediately preceding the date of the grant. The McMillin employment agreement provided that, in the event of termination of Mr. McMillin's employment by Chancellor Media without "cause" or by Mr. McMillin with "good reason," Chancellor Media would make a one-time cash payment to Mr. McMillin in a gross amount so that the net payments retained by Mr. McMillin, after payment by Chancellor Media of any excise taxes imposed by Section 4999 of the Code with respect to that payment, would equal two times Mr. McMillin's base salary then in effect.



The McMillin employment agreement further provided that, in the event of termination of Mr. McMillin's employment by Mr. McMillin for other than "good reason," in exchange for Mr. McMillin's agreement not to induce any employee of any media company owned by Chancellor Media to terminate employment or to become employed by any other media company, Chancellor Media would continue to pay Mr. McMillin one-half of his applicable base salary through the earlier of the fifth anniversary of the effective date thereof or the second anniversary of the termination of employment. In the event of termination of Mr. McMillin's employment other than for "good reason," Chancellor Media also had the right, in exchange for the payment at the end of each calendar year preceding the earlier of the fifth anniversary of the effective date or the second anniversary of termination, of one-half of Mr. McMillin's average bonus, and on the last day of the calendar year that included the earlier of the fifth anniversary of the effective date or the second anniversary of termination, of an amount equal to the product of one-half of Mr. McMillin's average bonus multiplied by the fraction of each calendar year which preceded the earlier of the fifth anniversary of the effective date or the second anniversary of termination, to require that Mr. McMillin not be employed by or perform activities on behalf of or have an ownership interest in any media company serving the same market as any media company owned by Chancellor Media.



In January 1999, Mr. McMillin's employment agreement was amended by Chancellor Media. The amended agreement changed Mr. McMillin's title and duties to Senior Vice President and Chief Financial Officer, increased his annual option grants to 50,000 shares of Chancellor Media common stock, and provided for an additional option grant of 60,000 shares as of the effective date of the amendment at an exercise price of $46.125 per share. In addition, as a result of the increase in annual option grants, if Mr. McMillin's employment was terminated without "cause" or if Mr. McMillin terminated his employment for "good reason" prior to the fifth anniversary of the effective date of the McMillin employment agreement, Mr. McMillin would receive on the termination date a number of options equal to 240,000 minus the number of options previously granted.



In connection with Mr. McMillin's resignation as Senior Vice President and Chief Financial Officer of Chancellor Media in March 1999, Mr. McMillin, his spouse, and Chancellor Media and Chancellor Media Corporation of Los Angeles entered into a termination agreement dated as of March 15, 1999. Pursuant to that agreement, Mr. McMillin resigned as Senior Vice President and Chief Financial Officer and from any other appointments or positions which he may have held with Chancellor Media or any of its subsidiaries. In addition, the agreement provides, among other things, that:



- Mr. McMillin received a one-time cash severance payment of $1,000,000, a pro-rated bonus for the fiscal year of Chancellor Media ended December 31, 1998 of $125,000, and all accrued and unpaid base salary earned up to and including March 15, 1999, in each case net of applicable employee withholding taxes,



- Mr. McMillin was granted options to purchase 200,000 shares of Chancellor Media common stock at an exercise price of $47.0625 per share, and



- unvested options to acquire 237,500 shares of Chancellor Media common stock granted to Mr. McMillin under his employment agreement automatically vested and became immediately exercisable.



The agreement further provides for mutual releases and other provisions typically found in an employment termination agreement.



Neuman Employment Agreement



Prior to March 15, 1999, Mr. Neuman served as Senior Vice President -- Strategic Development of Chancellor Media. On October 1, 1998, Chancellor Media entered into an amended and restated employment agreement with Mr. Neuman, which was effective as of July 1, 1998, that had a term that extended through July 1, 2003, and provided for an annual base salary of $500,000 for the first year of the employment agreement, to be increased each year by $25,000. The Neuman employment agreement provided for Mr. Neuman to receive an annual bonus as determined by Chancellor Media's Compensation Committee, based upon the recommendation of the Chief Executive Officer; provided, however, that the bonus would in no event be less than $500,000 nor greater than $1,500,000. The Neuman employment agreement provided that on the agreement date and on each of the first four anniversaries of the effective date of the employment agreement on which Mr. Neuman remained employed by Chancellor Media, Mr. Neuman would be granted options to purchase 100,000 shares of Chancellor Media common stock. If Mr. Neuman's employment was terminated without "cause," as defined in the Neuman employment agreement, or if Mr. Neuman terminated his employment for "good reason," as defined in the Neuman employment agreement, prior to the fifth anniversary of the effective date of the Neuman employment agreement, Mr. Neuman would receive on the termination date a number of options equal to 500,000 minus the number of options previously granted to Mr. Neuman under the preceding sentence prior to that date. In addition, as an execution bonus, Chancellor Media granted to Mr. Neuman options to purchase 300,000 shares of Chancellor Media common stock at a price of $42.3125 per share. The Neuman employment agreement provided that all options granted under the Neuman employment agreement would be exercisable for ten years from the date of grant of the option, notwithstanding any termination of employment. The annual option grant would be at a price per share equal to the market price for Chancellor Media common stock at the close of trading on the day immediately preceding the date of the grant; provided, however, that with respect to any options the grant of which was accelerated because Mr. Neuman's employment was terminated as the result of a "change of control," the exercise price of such options would be the lower of:



- the exercise price equal to the average last reported sale price of the Chancellor Media common stock for the 30 trading days prior to the ten trading days ending at the close of the trading day prior to the day of any announcement of such "change of control," and



- the exercise price equal to the market price of the Chancellor Media common stock at the close of the trading day immediately preceding the date of grant.



The Neuman employment agreement provided that, in the event of termination of Mr. Neuman's employment by Chancellor Media without "cause" or by Mr. Neuman with "good reason," Chancellor Media would make a one-time cash payment to Mr. Neuman in a gross amount so that the net payments retained by Mr. Neuman, after payment by Chancellor Media of any excise taxes imposed by Section 4999 the Code with respect to that payment, shall equal $2,000,000.



The Neuman employment agreement further provided that, in the event of termination of Mr. Neuman's employment by Mr. Neuman for other than "good reason," in exchange for Mr. Neuman's agreement not to induce any employee of any media company owned by Chancellor Media to terminate employment or to become employed by any other media company, Chancellor Media would continue to pay Mr. Neuman his applicable base salary through the earlier of the fifth anniversary of the effective date of the employment agreement or the second anniversary of the termination of employment. In the event of termination of Mr. Neuman's employment other than for "good reason," Chancellor Media also had the right, in exchange for the payment at the end of each calendar year preceding the earlier of the fifth anniversary of the effective date or the second anniversary of termination, an amount equal to Mr. Neuman's average bonus, and on the last day of the calendar year which included the earlier of the fifth anniversary of the effective date or the second anniversary of termination, an amount equal to the product of Mr. Neuman's average bonus multiplied by the fraction of the calendar year which precedes the earlier of the fifth anniversary of the effective date or the second anniversary of termination, to require that Mr. Neuman not be employed by or perform activities on behalf of or have an ownership interest in any media company serving the same market as any media company owned by Chancellor Media. The Neuman employment agreement further provided that if Mr. Neuman's employment was terminated by reason of expiration or non-renewal of the Neuman employment agreement, Chancellor Media would make a one-time cash payment to Mr. Neuman equal to two times the amount of his annual base salary for the contract year in which his employment terminated. The Neuman employment agreement provided that if Chancellor Media provided employment related benefits in an aggregate amount greater than or on more favorable terms as were granted to any other senior executives, except for benefits and employment inducements provided to the Chief Executive Officer or Chief Financial Officer of Chancellor Media, the President of the Chancellor Radio Group, or the Vice Chairman of the public company resulting from the merger with Capstar, Mr. Neuman would be provided benefits in a substantially comparable amount and/or under substantially comparable terms, on an aggregate basis.



In connection with Mr. Neuman's resignation as Senior Vice
President -- Strategic Development of Chancellor Media in March 1999, Mr. Neuman, his spouse, and Chancellor Media and Chancellor Media Corporation of Los Angeles entered into a termination agreement dated as of March 15, 1999. Pursuant to that agreement, Mr. Neuman resigned as Senior Vice
President -- Strategic Development and from any other appointments or positions which he may have held with Chancellor Media or any of its subsidiaries. In addition, the agreement provides, among other things, that:



- Mr. Neuman received a one-time cash severance payment of $2,000,000, a pro-rated bonus for the fiscal year of Chancellor Media ended December 31, 1998 of $750,000, and all accrued and unpaid base salary earned up to and including March 15, 1999, in each case net of applicable employee withholding taxes, and



- Mr. Neuman was granted options to purchase 400,000 shares of Chancellor Media common stock at an exercise price of $47.0625 per share.



The agreement further provides for mutual releases and other provisions typically found in an employment termination agreement.



Devine Employment Agreement



Prior to January 6, 1999, Matthew E. Devine served as Senior Vice President and Chief Financial Officer of Chancellor Media. In May 1998, Chancellor Media entered into a new employment agreement with Mr. Devine. The Devine employment agreement, which had a term that extended through April 17, 2003, provided for an initial annual base salary of $500,000 for the first year of the employment agreement, to be increased each year by $25,000. In addition, the Devine employment agreement provided for an annual bonus based upon a percentage of the amount by which Chancellor Media exceeded an annual performance target which was defined in the Devine employment agreement. The Devine employment agreement provided that, on the effective date of the employment agreement and on each of the first four anniversaries of the employment agreement on which Mr. Devine remained employed by Chancellor Media, Mr. Devine would be granted options to purchase 120,000 shares of Chancellor Media common stock. If Mr. Devine's employment was terminated without "cause," as defined in the Devine employment agreement, or if Mr. Devine terminated his employment for "good reason," as defined in the Devine employment agreement, prior to the fifth annual anniversary of the effective date of the Devine employment agreement, Mr. Devine would receive on the termination date a number of options equal to 600,000 minus the number of options previously granted to Mr. Devine under the preceding sentence prior to that date. In addition, the Devine employment agreement provided:



- for a signing bonus in the gross amount of $1,000,000;



- that Chancellor Media would make a one-time cash payment to Mr. Devine of $2,000,000 less applicable employee withholding taxes; and

- that Chancellor Media would grant to Mr. Devine stock options to purchase 600,000 shares of Chancellor Media common stock at a price of $42.125 per share.



The Devine employment agreement provided that all options granted pursuant to the Devine employment agreement would be exercisable for ten years from the date of grant of the option, notwithstanding any termination of employment. The annual option grant was to be at a price per share equal to the market price for Chancellor Media common stock at the close of trading on the day immediately preceding the date of the grant. The Devine employment agreement provided that, in the event of termination of Mr. Devine's employment by Chancellor Media without "cause" or by Mr. Devine with "good reason," Chancellor Media was to make a one-time cash payment to Mr. Devine in a gross amount so that the net payments retained by Mr. Devine would equal $2,000,000 less applicable employee withholding taxes.



The Devine employment agreement further provided that, in the event of termination of Mr. Devine's employment by Mr. Devine for other than "good reason," in exchange for Mr. Devine's agreement not to induce any employee of any radio station owned by Chancellor Media to terminate employment or to become employed by any other radio station, Chancellor Media would continue to pay Mr. Devine his applicable base salary through the earlier of the fifth anniversary of the effective date of the Devine employment agreement or the second anniversary of the termination of employment. In the event of termination of Mr. Devine's employment for other than "good reason," Chancellor Media also had the right, in exchange for the payment at the end of each calendar year through the year which includes the earlier of the fifth anniversary of the effective date or the second anniversary of termination of an annual amount equal to the product of Mr. Devine's average bonus multiplied by the fraction of each calendar year which precedes the earlier of the fifth anniversary of the effective date or the second anniversary of termination, to require that Mr. Devine not be employed by or perform activities on behalf of or have an ownership interest in any radio broadcasting station serving the same market as any radio station owned by Chancellor Media. The Devine employment agreement further provided that if Mr. Devine's employment was terminated by reason of expiration or non-renewal of the Devine employment agreement, Chancellor Media would make a one-time cash payment to Mr. Devine equal to two times the amount of his annual base salary for the contract year in which such employment terminated. The Devine employment agreement provided that if Chancellor Media provided employment related benefits in an aggregate amount greater than or on more favorable terms as are granted to any other senior executives, except for benefits and employment inducements provided to the Chief Executive Officer or Chief Operating Officer, Mr. Devine would be provided benefits in substantially comparable amount and/or substantially comparable terms, on an aggregate basis.



In connection with Mr. Devine's resignation as Senior Vice President and Chief Financial Officer, Mr. Devine, his spouse, and Chancellor Media and CMCLA entered into a termination agreement dated as of January 6, 1999. Pursuant to that agreement, Mr. Devine resigned as Senior Vice President and Chief Financial Officer and from any other appointments or positions which he may have held with Chancellor Media or any of its subsidiaries. In addition, the agreement provides that:



- Mr. Devine shall receive a one-time cash payment of $2,000,000 net of applicable employee withholding taxes; and

- Mr. Devine shall be granted options to purchase 480,000 shares of Chancellor Media common stock at an exercise price of $46.125.



The agreement further provides for non-solicitation covenants by Mr. Devine through April 17, 2000, as well as other mutual releases and other provisions typically found in an employment termination agreement, but does not provide for a noncompetition agreement from Mr. Devine.



Ginsburg Employment Agreement



Prior to April 14, 1998, Scott K. Ginsburg served as the President and Chief Executive Officer of Chancellor Media. On September 4, 1997, Chancellor Media entered into a new employment agreement with Mr. Ginsburg, which was effective as of the closing date of the merger with Chancellor Broadcasting Company. The Ginsburg employment agreement, which had a term that extended through September 5, 2002, provided for an initial annual base salary of $1,000,000 for the first year of the employment agreement, to be increased each year by a percentage equal to the percentage change in the consumer price index during the preceding year. In addition, the Ginsburg employment agreement provided for an annual bonus based upon the financial performance of Chancellor Media in relation to certain annual performance targets which were defined in the Ginsburg employment agreement. The Ginsburg employment agreement provided that, on the closing date of the merger with Chancellor Broadcasting Company and on each of the first four anniversaries of that closing on which Mr. Ginsburg remained employed by Chancellor Media, Mr. Ginsburg would be granted options to purchase 200,000 shares of Chancellor Media common stock. If Mr. Ginsburg's employment was terminated without "cause," as defined in the Ginsburg employment agreement, or if Mr. Ginsburg terminated his employment for "good reason," as defined in the Ginsburg employment agreement, prior to the fifth annual anniversary of the consummation of the merger with Chancellor Broadcasting Company, Mr. Ginsburg would receive on the termination date a number of options equal to 1,000,000 minus the number of options previously granted to Mr. Ginsburg pursuant to the preceding sentence prior to that date. In addition, in recognition of Mr. Ginsburg's rights under his prior employment agreement, Chancellor Media granted Mr. Ginsburg an option to acquire an additional 300,000 shares of Chancellor Media common stock on the closing date of the merger with Chancellor Broadcasting Company. The Ginsburg employment agreement provided that all options granted pursuant to the Ginsburg employment agreement would be exercisable for ten years from the date of grant of the option, notwithstanding any termination of employment, at a price per share equal to the market price for Chancellor Media common stock at the close of trading on the day immediately preceding the date of the grant. The Ginsburg employment agreement provided that, in the event of termination of Mr. Ginsburg's employment by Chancellor Media without "cause" or by Mr. Ginsburg with "good reason," Chancellor Media would make a one-time cash payment to Mr. Ginsburg in a gross amount so that the net payments retained by Mr. Ginsburg shall equal $20,000,000. The Ginsburg employment agreement further provided that, in the event of termination of Mr. Ginsburg's employment by reason of expiration or non-renewal of the Ginsburg employment agreement, Chancellor Media would make a one-time cash payment to Mr. Ginsburg equal to two times the amount of his annual base salary for the contract year in which his employment terminates. The Ginsburg employment agreement provided that Mr. Ginsburg would have registration rights with respect to all Chancellor Media common stock acquired by Mr. Ginsburg at any time which rights were no less favorable to Mr. Ginsburg as the registration rights held by Hicks Muse and its affiliates with respect to the common stock of Chancellor Broadcasting Company immediately prior to the consummation of the merger with Chancellor Broadcasting Company. Under the Ginsburg employment agreement, Chancellor Media also agreed to make to Mr. Ginsburg a ten-year unsecured loan in the amount of $3,500,000 bearing interest at a fixed rate equal to the applicable federal long-term rate in effect on the date on which the loan is made. The terms of the loan require Mr. Ginsburg to repay principal of the loan in five equal annual installments, commencing on the sixth anniversary of the date on which the loan is made. As of March 31, 1999, Mr. Ginsburg has borrowed $3,500,000 under the loan and has accrued interest payable to Chancellor Media of $267,524.



On April 14, 1998, Mr. Ginsburg resigned as President and Chief Executive Officer of Chancellor Media, and on April 20, 1998, Mr. Ginsburg resigned as director of Chancellor Media and from all appointments and positions with their respective subsidiaries. On April 20, 1998, Chancellor Media entered into a separation and consulting agreement with Mr. Ginsburg. The Ginsburg separation and consulting agreement provides for:



- a lump sum severance payment of $20,000,000 net of applicable employee withholding taxes, which is the same amount Mr. Ginsburg would have been entitled to under the Ginsburg employment agreement based upon a termination of his employment by him for "good reason" or by Chancellor Media "without cause," and



- a grant to Mr. Ginsburg of stock options to acquire 800,000 shares of Chancellor Media common stock, which is the same number of stock options to which Mr. Ginsburg would have been entitled based upon a termination of his employment by him for "good reason" or by Chancellor Media "without cause," except that the Ginsburg separation and consulting agreement provides that the exercise price for such stock options is $23.25 per share and shall become exercisable one third at April 14, 1998, 1999 and 2000, respectively.



Previously granted stock options were unaffected by the Ginsburg separation and consulting agreement. The Ginsburg separation and consulting agreement also provides that Chancellor Media shall retain Mr. Ginsburg as a consultant through April 13, 2003, Mr. Ginsburg to be compensated for such consulting services in an amount equal to $2,500,000 for each full year of consulting services. Mr. Ginsburg received $1,770,833 for such services between April 14, 1998 and December 31, 1998. The Ginsburg separation and consulting agreement further provides for three-year non-solicitation and non-hire covenants by Mr. Ginsburg, as well as other mutual releases and other provisions typically found in an employment termination agreement, but does not provide for a noncompetition agreement from Mr. Ginsburg.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



The members of the Compensation Committee of Chancellor Media are Messrs. Thomas
O. Hicks, Massey, Jordan, Winters and Lewis. Mr. Thomas O. Hicks serves as Chairman of the Compensation Committee, and also serves as Chairman of the Board and Chief Executive Officer of Chancellor Media, Chancellor Mezzanine Holdings and CMCLA. Mr. Massey previously served on the compensation committee of Chancellor Broadcasting Company, and Mr. Lewis previously served on the compensation committee of Evergreen Media Corporation.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT



The following table lists information concerning the beneficial ownership of the common stock, $0.01 per value, of Chancellor Media on April 15, 1999 by


- each director and executive officer of Chancellor Media and their affiliates on April 15, 1999,


- all directors and executive officers as a group and


- each person known to own beneficially more than 5% of the Chancellor Media common stock.



As of April 15, 1999, 1,000 shares of our common stock are held beneficially and of record by Chancellor Mezzanine Holdings, and 40 shares are held beneficially and of record by a wholly-owned subsidiary of Chancellor Mezzanine Holdings. As of April 15, 1999, all of the common stock of Chancellor Mezzanine Holdings is held beneficially and of record by Chancellor Media.



NAME OF STOCKHOLDER                                        SHARES      PERCENT(1)
-------------------                                      ----------    ----------
Hicks Muse Parties(2)..................................  25,387,371       17.7%
  c/o Hicks, Muse, Tate & Furst Incorporated
  200 Crescent Court, Suite 1600
  Dallas, Texas 75201
Putnam Investments, Inc.(3)............................  17,314,508       12.1%
  One Post Office Square
  Boston, Massachusetts 02109
Janus Capital Corporation(4)...........................  11,846,915        8.3%
  100 Fillmore Street
  Denver, Colorado 80206-4923
Thomas O. Hicks........................................  25,387,371(5)    17.4%
James E. de Castro.....................................   2,565,000(6)     1.8%
R. Steven Hicks........................................          --      --
James A. McLaughlin....................................      75,000(7)    *
Kenneth J. O'Keefe.....................................     504,000(8)    *
D. Geoffrey Armstrong..................................          --      --
William S. Banowsky, Jr. ..............................          --      --
Steven Dinetz..........................................   1,561,379(9)     1.1%
Thomas J. Hodson.......................................      50,833(10)    *
Vernon E. Jordan, Jr. .................................      20,833(11)    *
Michael J. Levitt......................................       8,333(12)    *
Perry J. Lewis.........................................     154,058(13)    *
Jeffrey A. Marcus......................................   2,455,902(14)     1.7%
John H. Massey.........................................      61,857(15)    *
Lawrence D. Stuart, Jr. ...............................      19,625(16)    *
J. Otis Winters........................................       8,333(17)    *
All directors and executive officers as a group (16
  persons).............................................  32,872,524(18)    21.9%

---------------


  *  Less than one percent (1%)



 (1) Assumes that 143,063,179 shares of common stock of Chancellor Media were issued and outstanding as of March 31, 1999.



 (2) Consists of 1,278,969 shares owned of record by Mr. Thomas O. Hicks, 346,736 shares owned of record by Mr. Thomas O. Hicks as trustee for certain trusts of which his children are beneficiaries and 20,816 shares owned of record by Mr. Thomas O. Hicks as co-trustee of a trust for the benefit of unrelated parties. Also includes 23,740,850 shares owned by four limited partnerships of which the ultimate general partners are entities controlled by Mr. Thomas O. Hicks or Hicks Muse. Mr. Thomas O. Hicks is the controlling stockholder of Hicks Muse and serves as Chairman of the Board, Chief Executive Officer and Secretary of Hicks Muse. Accordingly, Mr. Thomas O. Hicks may be deemed to be the beneficial owner of all or a portion of the stock owned of record by such limited partnerships. John R. Muse, Charles W. Tate, Jack D. Furst, Lawrence D. Stuart, Jr., Michael J. Levitt, David B. Deniger and Dan H. Blanks are officers, directors and minority stockholders of Hicks Muse and as such may be deemed to share with Mr. Thomas O. Hicks the power to vote or dispose of shares held by such partnerships. Messrs. Thomas O. Hicks, Muse, Tate, Furst, Stuart, Levitt, Deniger and Blanks disclaim the existence of a group and each of them disclaims beneficial ownership of shares not owned of record by him.



 (3) Based solely upon information contained in such person's filing on February 4, 1999 of Schedule 13G under the Exchange Act.



 (4) Includes 5,906,880 shares owned by Janus Fund, an investment company registered under the Investment Company Act of 1940, as amended. Based solely upon information contained in such person's filing on February 12, 1999 of Schedule 13G under the Exchange Act.



 (5) Consists of 1,278,969 shares owned of record by Mr. Thomas O. Hicks, 346,736 shares owned of record by Mr. Thomas O. Hicks as trustee for certain trusts of which his children are beneficiaries and 20,816 shares owned of record by Mr. Thomas O. Hicks as co-trustee of a trust for the benefit of unrelated parties. Also includes 23,740,850 shares owned by four limited partnerships of which the ultimate general partners are entities controlled by Mr. Thomas O. Hicks and Hicks Muse. Mr. Thomas O. Hicks is the controlling stockholder of Hicks Muse and serves as Chairman of the Board, Chief Executive Officer and Secretary of Hicks Muse. Accordingly, Mr. Thomas O. Hicks may be deemed to be the beneficial owner of all or a portion of the stock owned of record by such limited partnerships. Mr. Thomas O. Hicks disclaims beneficial ownership of shares not owned of record by him.



 (6) Consists of options that are exercisable within 60 days of the date hereof to purchase 2,565,000 shares.



 (7) Consists of options that are exercisable within 60 days of the date hereof to purchase 75,000 shares.



 (8) Includes options that are exercisable within 60 days of the date hereof to purchase 500,000 shares.

 (9) Includes:



     - 171,818 shares owned of record by Mr. Steven Dinetz,



     - options that are exercisable within 60 days of the date hereof to purchase 1,387,471 shares,



     - 1,090 shares held by an individual retirement account for the benefit of Mr. Dinetz and



     - 1,000 shares held by Mr. Dinetz' daughter. Mr. Dinetz disclaims beneficial ownership of the shares of Common Stock that are not owned by him of record.



(10) Consists of options that are exercisable within 60 days of the date hereof to purchase 50,833 shares.



(11) Consists of options that are exercisable within 60 days of the date hereof to purchase 20,833 shares.



(12) Includes options that are exercisable within 60 days of the date hereof to purchase 8,333 shares.



(13) Includes options that are exercisable within 60 days of the date hereof to purchase 50,833 shares.



(14) Includes options that are exercisable within 60 days of the date hereof to purchase 2,286,742 shares.



(15) Consists of options that are exercisable within 60 days of the date hereof to purchase 45,075 shares and 16,782 shares held by Mr. Massey's wife as her separate property.



(16) Includes options that are exercisable within 60 days of the date hereof to purchase 8,333 shares.



(17) Includes options that are exercisable within 60 days of the date hereof to purchase 8,333 shares.



(18) Includes options to purchase 7,006,786 shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



As of April 15, 1999, Mr. Thomas O. Hicks and affiliates of Hicks Muse beneficially owned an aggregate of 25,387,371 shares of Chancellor Media common stock. Mr. Thomas O. Hicks is Chairman of the Board and Chief Executive Officer of Chancellor Media.



Chancellor Media is subject to a financial monitoring and oversight agreement, dated April 1, 1996, as amended on September 4, 1997 with Hicks, Muse & Co. Partners, L.P., an affiliate of Hicks Muse. In connection with the financial monitoring and oversight agreement, Chancellor Media pays to Hicks Muse Partners an annual fee of not less than $1.0 million, subject to increase or decrease, but not below $1.0 million, based upon changes in the consumer price index. Hicks Muse Partners is also entitled to reimbursement for any out-of-pocket expenses incurred in connection with rendering services under the financial monitoring and oversight agreement. The financial monitoring and oversight agreement provides that the agreement will terminate at the time as Thomas O. Hicks and his affiliates collectively cease to beneficially own at least two-thirds of the number of shares of the Chancellor Media common stock beneficially owned by them, collectively, at the effective time of the merger with Chancellor Broadcasting Company in September 1997. Chancellor Media paid Hicks Muse Partners a total of $1.0 million in 1998 in connection with the financial monitoring and oversight agreement. Effective March 15, 1999, Hicks Muse Partners has agreed to waive the annual fee payment under the financial monitoring and oversight agreement, although it will still be entitled to the reimbursement of certain expenses incurred and the benefit of certain indemnity obligations of Chancellor Media in connection with the performance of its obligations thereunder.



In connection with the consummation of the merger with Chancellor Broadcasting Company in September 1977, a financial advisory agreement among Chancellor Broadcasting Company, Chancellor Radio Broadcasting Company and HM2/Management Partners, L.P., an affiliate of Hicks Muse, was terminated. In consideration thereof, in lieu of any payments required to be made under the financial advisory agreement in respect of the transactions contemplated by such merger, HM2/Management was paid a fee of $10.0 million in cash upon consummation of the transaction which was accounted for as a direct acquisition cost. As part of the termination of the financial advisory agreement, Chancellor Media paid Hicks Muse Partners $1.5 million for financial advisory services in connection with the acquisition of Katz Media Group, Inc. in 1997 which was accounted for as a direct acquisition cost.



Upon consummation of the merger with Capstar, Capstar will make aggregate payments to Hicks Muse Partners of $31.7 million in connection with the termination of monitoring and oversight and financial advisory agreements with Capstar and its subsidiaries.



Vernon E. Jordan, Jr., a director of Chancellor Media, also serves on the board of directors of Bankers Trust Company and Bankers Trust Corporation. BT Alex. Brown Incorporated, an affiliate of Bankers Trust Company and Bankers Trust Corporation, was engaged by Chancellor Media in January 1999 as a financial advisor to explore strategic alternatives in an effort to maximize shareholder value. In addition, affiliates of Bankers Trust Company and Bankers Trust Corporation have in the past provided a variety of commercial banking, investment banking and financial advisory services to Chancellor Media, and expect to continue to provide services to Chancellor Media in the future. Fees paid to BT Alex. Brown Incorporated in 1998 were approximately $10.3 million.



Chancellor Media is subject to an Amended and Restated Stockholders Agreement, dated as of February 14, 1996, as amended on September 4, 1997, among Chancellor Media and certain holders of Chancellor Media's common stock held by former stockholders of Chancellor Broadcasting Company, which provides for registration rights for the shares of Chancellor Media's common stock held by such holders. The stockholders agreement relates to shares of Chancellor Media's common stock held by certain affiliates of Hicks Muse.



As part of the merger with Chancellor Broadcasting Company in September 1997, Chancellor Media made selected cash payments and accelerated the vesting of selected stock options previously granted by Chancellor Broadcasting Company to Steven Dinetz, a director of Chancellor Media.



In connection with the Capstar/SFX Transaction, Chancellor Media



- began programming ten radio stations owned by Capstar under time brokerage agreements effective May 29, 1998 and paid fees of $28.8 million to Capstar related to these agreements during 1998 and



- provided a loan to Capstar in the principal amount of $150 million.



Interest income on this note receivable was $10.6 million during 1998. Chancellor Media also began operating Capstar's WKNR-AM in Cleveland under a time brokerage agreement effective February 1, 1999.



Chancellor Media recorded revenue of $6.8 million for the year ended December 31, 1998 for providing media representation services to Capstar. Chancellor Media paid or accrued $11.2 million in 1998 in connection with Capstar's participation in Chancellor Media's AMFM Radio Networks and other transactions. Chancellor Media had a net payable to Capstar of $162,000 at December 31, 1998. Affiliates of Hicks Muse have a controlling interest in Capstar and a substantial investment in Chancellor Media.



On July 7, 1998, Chancellor Media entered into a merger agreement with the indirect parent of LIN, to acquire LIN in a stock-for-stock transaction. Effective March 15, 1999, LIN and Chancellor Media agreed to terminate the LIN merger agreement. Affiliates of Hicks Muse have a controlling interest in LIN and a substantial investment in Chancellor Media.



Certain radio stations owned by Capstar have engaged Katz to sell national spot advertising air time, and such stations pay customary commissions to Katz for such services. In 1998, Capstar paid Katz approximately $4.4 million for media representation services. Additionally, Capstar's radio stations are affiliated with The AMFM Radio Networks and receive a portion of advertising revenues generated by the network. In 1998, Capstar recorded approximately $8.3 million in revenue from The AMFM Radio Networks. In addition, certain television stations owned by LIN have engaged Katz to sell national advertising time, and such stations pay customary commissions to Katz for such services.



In October and November 1998, LIN purchased two airplanes and subsequently entered into two lease agreements with respect to those airplanes with Chancellor Media. The leases expire in October 1999 and 2003, respectively, and in 1998, Chancellor Media paid to LIN approximately $415,000 under the leases.



In connection with our acquisition of various billboard and outdoor displays from Triumph in January 1999, we paid approximately $1.0 million to an entity controlled by James A. McLaughlin, the President and Chief Operating Officer of the Chancellor Outdoor Group. An additional $0.7 million that may be paid to such entity is currently held in escrow, subject to satisfaction of indemnity claims, if any. The aggregate purchase price for the assets we acquired from Triumph was approximately $36.3 million, and such amount was negotiated on our behalf by Eric C. Neuman, then our Senior Vice President -- Strategic Development.

                               THE EXCHANGE OFFER



PURPOSE AND EFFECT



We sold the old notes on November 12, 1998. In connection with that placement, we entered into the registration rights agreement, which requires us to file the registration statement under the Securities Act with respect to the new notes. Upon the effectiveness of the registration statement, we will offer you and the other holders of the old notes the opportunity to exchange your old notes for new notes of the same principal amount. The new notes will be issued without a restrictive legend and generally may be reoffered and resold by you without registration under the Securities Act. The registration rights agreement further provides that we must use our reasonable best efforts to:



- cause the registration statement with respect to the exchange offer to be declared effective on or before May 11, 1999; and



- consummate the exchange offer on or before June 25, 1999.



Except as provided below, upon the completion of the exchange offer, our obligations with respect to the registration of the old notes and the new notes will terminate. We filed a copy of the registration rights agreement as an exhibit to the registration statement, of which this prospectus is a part. The summary in this prospectus of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the registration rights agreement. As a result of the timely filing and the effectiveness of the registration statement, we will not owe certain liquidated damages provided for in the registration rights agreement. Following the completion of the exchange offer, except as set forth in the paragraph immediately below, any old notes you do not tender will not have any further registration rights and your old notes will continue to be subject to particular restrictions on transfer. Accordingly, the liquidity of the market for the old notes could be adversely affected upon consummation of the exchange offer.



In order to participate in the exchange offer, you must represent to us and the guarantors, among other things, that:



- the new notes acquired in connection with the exchange offer are being obtained in the ordinary course of your business;



- you are not engaging in and do not intend to engage in a distribution of the new notes;



- you do not have an arrangement or understanding with any person to participate in a distribution of the new notes; and



- you are not our "affiliate," as defined in Rule 405 under the Securities Act, or an "affiliate" of the guarantors.



  Under the registration rights agreement, if:



- we determine that we are not permitted to effect the exchange offer as contemplated because of a change in applicable law or SEC policy; or



- any holder of Transfer Restricted Securities notifies us prior to the 20th day following consummation of the exchange offer that:



  (a) it is prohibited by law or SEC policy from participating in the exchange offer,



  (b) it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and that this prospectus is not appropriate or available for such resales, or



- it is a broker-dealer and owns old notes acquired directly from us or our affiliate, we are required to file a "shelf" registration statement for a continuous offering under Rule 415 under the Securities Act in respect of the old notes.



For purposes of the foregoing, "Transfer Restricted Securities" means each old note until:



- the date on which the old note has been exchanged by a person other than a broker-dealer for a new note in the exchange offer;



- following the exchange by a broker-dealer in the exchange offer of an old note for an new note, the date on which the new note is sold to a purchaser who receives from the broker-dealer on or prior to the date of the sale a copy of this prospectus;



- the date on which the old note is electively registered under the Securities Act and disposed of in accordance with the "shelf" registration statement; or



- the date on which the old note is distributed to the public under Rule 144 of the Securities Act or may be distributed to the public under Rule 144(k) of the Securities Act.



Other than set forth in this paragraph, you will not have the right to participate in the "shelf" registration statement nor otherwise require that we register your old notes under the Securities Act. See "-- Procedures for Tendering."



Based on interpretations of the SEC's staff set forth in no-action letters issued to third parties unrelated to us and the guarantors, we believe that, with the exceptions set forth below, your new notes issued in connection with the exchange offer in exchange for your old notes may be offered for resale, resold, and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act if:



- the new notes acquired in connection with the exchange offer are being obtained in the ordinary course of your business;



- you are not engaging in and do not intend to engage in a distribution of the new notes;



- you do not have an arrangement or understanding with any person to participate in a distribution of the new notes; and



- you are not our "affiliate," as defined in Rule 405 under the Securities Act, or an "affiliate" of the guarantors.



If you tender in the exchange offer for the purpose of participating in a distribution of the new notes, you cannot rely on this interpretation by the SEC's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. If you are a broker-dealer that receives the new notes for your own account in exchange for old notes, where such old notes were acquired by you as a result of market making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of your new notes. See "Plan of Distribution." If you are a broker-dealer who acquired old notes directly from us and not as a result of market-making activities or other trading activities, you may not rely on the SEC's interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell your new notes.

CONSEQUENCES OF FAILURE TO EXCHANGE



Following the completion of the exchange offer, except as set forth in the second paragraph under "-- Purpose and Effect" above, any old notes you do not tender will not have any further registration rights and your old notes will continue to be subject to particular restrictions on transfer. Accordingly, the liquidity of the market for your old notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.



TERMS OF THE EXCHANGE OFFER



Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes that you validly tender and do not withdraw prior to 12:00 midnight, New York City time, on
               , 1999, or such date and time to which we extend the offer. We will issue to you $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding of your old notes we accept in the exchange offer. You may tender some or all of your old notes in connection with the exchange offer. However, you may only tender your old notes in integral multiples of $1,000 in principal amount.



The form and terms of the new notes are substantially the same as the form and terms of the old notes except that the new notes have been registered under the Securities Act and will not bear legends restricting their transfer. The new notes will evidence the same debt as the old notes and will be issued in connection with, and entitled to the benefits of, the indenture pursuant to which your old notes were issued.



As of                , 1999, old notes representing $750.0 million aggregate
principal amount were outstanding and there was one registered holder, a nominee of the DTC. This prospectus, together with the letter of transmittal, is being sent to DTC's nominee and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act and the rules and regulations of the SEC under the Securities Act.



We shall be deemed to have accepted validly tendered old notes when, as, and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for you for the purpose receiving your new notes from us. If your tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, certificates for any of your unaccepted old notes will be returned, without expense, to you as promptly as practicable after 1999, unless we extend the exchange offer.



If you participate in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of your old notes in connection with the exchange offer. We will pay all charges and expenses, other than particular applicable taxes, in connection with the exchange offer. See "-- Fees and Expenses."



EXPIRATION DATE; EXTENSIONS; AMENDMENTS



The expiration date shall be 12:00 midnight, New York City time, on
               , 1999, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall mean the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our discretion, to:



- delay accepting any old notes, to extend the exchange offer or, if any of the conditions set forth under "-- Conditions to Exchange Offer" shall not have been satisfied -- terminate the exchange offer, by giving oral or written notice of such delay, extension or termination to the exchange agent; or



- amend the terms of the exchange offer in any manner.



In the event that we make a material or fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.



PROCEDURES FOR TENDERING



Except as set forth under "-- Book Entry Transfer," to tender in the exchange offer you must complete, sign, and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition:



- certificates for your old notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date;



- a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of your old notes, if that procedure is available, into the exchange agent's account at DTC (the "Book-Entry Transfer Facility") in accordance with to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or



- you must comply with the guaranteed delivery procedures described below.



To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under "-- Exchange Agent" prior to the expiration date.



A tender of your old notes that is not withdrawn before the expiration date will constitute your agreement with us to be bound by the terms and subject to the conditions of this prospectus and the letter of transmittal.



THE METHOD OF DELIVERY OF YOUR OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND THE LETTER OF TRANSMITTAL OR YOUR OLD NOTES TO US. YOU MAY REQUEST THAT YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR NOMINEE EFFECT THESE TRANSACTIONS FOR YOU.



If you want to tender and your old notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you want to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in the your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.



Unless you are a registered holder who requests that the new notes be mailed to you and issued in your name or you are a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or an "Eligible Guarantor Institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, each an "Eligible Institution", an Eligible Institution must guarantee your signature on a letter of transmittal or a notice of withdrawal.



If the letter of transmittal is signed by a person other than the registered holder of your old notes listed in the letter of transmittal, your old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the old notes.



If a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or other person acting in a fiduciary or representative capacity signs the letter of transmittal or any notes or bond powers on your behalf, that person must indicate their capacity when signing, and submit satisfactory evidence to us with the letter of transmittal demonstrating their authority to act on your behalf.



We will decide all questions as to the validity, form, eligibility, acceptance, and withdrawal of tendered old notes, and our determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or the acceptance of which would be unlawful in the opinion of our counsel. We also reserve the right to waive any defects, irregularities, or conditions of tender particular to your old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in a letter of transmittal, will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of old notes within such time as we shall determine. Although we intend to notify you of defects or irregularities with respect to tender of your old notes, we, the exchange agent, or any other person shall not incur any liability for failure to give such notification. Tender of your old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any of your old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to you, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.



We reserve the right to purchase or make offers for any old notes that remain outstanding after the expiration date or to terminate the exchange offer and, to the extent permitted by law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any purchases or offers could differ from the terms of the exchange offer.



By tendering, you will represent to us and the guarantors that, among other things:



- the new notes acquired in connection with the exchange offer are being obtained in the ordinary course of your business, whether or not you are the registered holder;



- you are not engaging in and do not intend to engage in a distribution of the new notes;

- you do not have an arrangement or understanding with any person to participate in the distribution of the new notes; and



- you are not our "affiliate," as defined under Rule 405 of the Securities Act, or an "affiliate" of the guarantors.



In all cases, issuance of new notes for your old notes we accept for exchange in connection with the exchange offer will be made only after timely receipt by the exchange agent of:



- certificates for your old notes or a timely Book-Entry Confirmation of your old notes into the exchange agent's account at the Book-Entry Transfer Facility;



- a properly completed and duly executed letter of transmittal or, with respect to the DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal; and



- all other required documents.



If your tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if your old notes are submitted for a greater principal amount than you desire to exchange, your unaccepted or non-exchanged old notes will be returned without expense to you or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility in accordance with the book-entry transfer procedures described below, such nonexchanged old notes will be credited to an account maintained with such Book-Entry Transfer Facility, as promptly as practicable after the expiration or termination of the exchange offer.



If you are a broker-dealer that receives new notes for your own account in exchange for your old notes, where you acquired your old notes as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of your new notes. See "Plan of Distribution."



BOOK-ENTRY TRANSFER



The exchange agent will make requests to establish accounts at the Book-Entry Transfer Facility for purposes of the exchange offer within two business days after the date of this prospectus. If you are a financial institution that is a participant in the Book-Entry Transfer Facility's systems, you may make book-entry delivery of your old notes being tendered by causing the Book-Entry Transfer Facility to transfer your old notes into the exchange agent's account at the Book-Entry Transfer Facility in accordance with the appropriate procedures for transfer. However, although you may deliver your old notes through book-entry transfer at the Book-Entry Transfer Facility, a letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, except as set forth in the following paragraph, be transmitted to and received by the exchange agent on or prior to the expiration date or the guaranteed delivery below must be complied with.



DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system instead of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the participant's acknowledgment of its receipt of and agreement to be bound by the letter of transmittal for the notes.



GUARANTEED DELIVERY PROCEDURES



If you are the registered holder of old notes and desire to tender your old notes and your old notes are not immediately available, time will not permit your old notes or other required documents to reach the exchange agent before the expiration date or you cannot complete the procedure for book-entry transfer on a timely basis, you may tender your old notes if:



- the tender is made through an Eligible Institution;



- prior to the expiration date, the exchange agent received from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery, in the form provided by us; and



- the letter of transmittal and certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation and all other documents required by the applicable letter of transmittal are received by the exchange agent within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery.



The Notice of Guaranteed Delivery shall state your name and address and the amount of old notes tendered, that the tender is being made thereby and guaranteeing that within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery, the letter of transmittal and certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation and any other documents required by the applicable letter of transmittal will be deposited by the Eligible Institution with the exchange agent.



WITHDRAWAL RIGHTS



You may withdraw your tender of your old notes at any time prior to midnight, New York City time, on the expiration date.



For your withdrawal to be effective, a written or, for a DTC participant, electronic ATOP transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 12:00 midnight, New York City time, on the expiration date.



Your notice of withdrawal must:



- specify your name;



- identify your old notes to be withdrawn, including the certificate number or numbers and principal amount of your old notes;



- be signed by you in the same manner as the original signature on the letter of transmittal by which your old notes were tendered or be accompanied by documents of transfer sufficient to have the trustee of your old notes register the transfer of your old notes into your name; and



- specify the name in which any such old notes are to be registered, if you do not want your old notes registered in your name.

We will determine all questions as to the validity, form, and eligibility of your notice and our determination shall be final and binding on all you. Any old notes you withdraw will not be considered to have been validly tendered. We will return your old notes which have been tendered but not exchanged without cost to the you as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. You may retender your properly withdrawn old notes by following one of the above procedures before the expiration date.



CONDITIONS TO THE EXCHANGE OFFER



Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any of your old notes and may terminate or amend the exchange offer if at any time before the acceptance of your old notes for exchange or the exchange of the new notes for such old notes, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.



The foregoing conditions are for our sole benefit and we may assert the foregoing conditions regardless of the circumstances giving rise to the conditions. We may waive in whole or in part at any time and from time to time these conditions in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.



In addition, we will not accept for exchange any of your old notes tendered, and no new notes will be issued in exchange for any your old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any such event we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT



All executed letters of transmittal should be directed to the exchange agent. The Bank of New York has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:



                              THE BANK OF NEW YORK



   By Registered or Certified Mail:         By Hand or Overnight Delivery:
         The Bank of New York                    The Bank of New York
          101 Barclay Street                      101 Barclay Street
               Floor 7-E                    Corporate Trust Services Window
       New York, New York 10286                      Ground Level
        Attention: Chris Brown                 New York, New York 10286
                                                Attention: Chris Brown



                                 By Facsimile:


                          (Eligible Institutions Only)


                                 (212) 815-6339



                               For Information or


                           Confirmation by Telephone:


                                 (212) 815-4997



Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.



FEES AND EXPENSES



We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees.



We will pay estimated cash expenses in the aggregate of $700,000 incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent, accounting, legal, printing, and related fees and expenses.



TRANSFER TAXES



You will not be obligated to pay any transfer taxes in connection with the exchange offer, unless you request that we register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which case you will be responsible for the payment of any applicable transfer tax on the notes.

                          DESCRIPTION OF THE NEW NOTES


The new notes will be issued under an indenture, dated as of November 17, 1998 (the "Indenture"), by and among the Company, the guarantors named therein and The Bank of New York, as trustee (the "Trustee"). A copy of the Indenture may be obtained from the Company upon written request. The following summary of all of the provisions of the Indenture considered by the Company to be material to a prospective investor in the new notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein, and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." The Trustee also serves as the Transfer Agent and Registrar for the common stock and preferred stock of Chancellor Media. In addition, the Trustee serves as trustee under the indentures governing the 8 1/8% Senior Subordinated Notes due 2007 (the "8 1/8% Notes") and the 9% Senior Subordinated Notes due 2008 (the "9% Notes"). Finally, the Trustee serves as a lender and as a co-syndication agent under the Senior Credit Facility.



The new notes will be unsecured obligations of the Company and will rank equal in right of payment to the obligations of the Company under the Senior Credit Facility and all other Indebtedness of the Company not expressly subordinated to the notes. However, because the notes are unsecured, the notes will be effectively subordinated in right of payment to the Company's secured debt, including the Senior Credit Facility, to the extent of such security. The Senior Credit Facility is presently secured by, among other things, a pledge of substantially all of the equity interests held by the Company in its Subsidiaries. The notes rank senior in right of payment to the 9 3/8% Senior Subordinated Notes due 2004 (the "9 3/8% Notes"), the 8 3/4% Senior Subordinated Notes due 2004 (the "8 3/4% Notes"), the 10 1/2% Senior Subordinated Notes due 2007 (the "10 1/2% Notes"), the 8 1/8% Notes and the 9% Notes. The Company's domestic Subsidiaries on the Issue Date, as well as any future Subsidiaries that guarantee the Company's obligations under the Senior Credit Facility, will guarantee the Company's obligations under the Indenture on the basis described under "Guarantees."



The new notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as paying agent and registrar for the notes. The Notes may be presented for registration or transfer and exchange at the offices of the registrar, which initially will be the Trustee's principal corporate trust office. The Company may change any paying agent and registrar without notice to the holders. The Company will pay principal (and premium, if any) on the notes at the Trustee's principal corporate trust office in New York, New York. At the Company's option, such amounts may be paid at the Trustee's principal corporate trust office or by check mailed to the registered address of the holders.


PRINCIPAL, MATURITY AND INTEREST


The Notes are limited to $750,000,000 aggregate principal amount and will mature on November 1, 2008. Interest on the notes will accrue at the rate of 8% per annum and will be payable semiannually on each May 1 and November 1, commencing on May 1, 1999, to the persons who are registered holders at the close of business on April 15 and October 15 immediately preceding the applicable interest payment date. Interest on the

Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

OPTIONAL REDEMPTION


The notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined below), if any, as of, and accrued and unpaid interest, if any, to, the date of redemption (the "Redemption Date") (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date in respect of then outstanding Notes).



"Applicable Premium" means, with respect to a note at any Redemption Date,


     (a) the present value of all remaining required interest and principal payments due on such Note and assuming a redemption date of November 1, 2008, computed using a discount rate equal to the Treasury Rate (as defined below) plus 50 basis points minus

     (b) the then outstanding principal amount of such Note minus

     (c) accrued interest paid on the Redemption Date.

"Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) ("Statistical Release") which has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to November 1, 2008; provided, however, that if the period from the Redemption Date to November 1, 2008 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to November 1, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.


In addition, on or prior to November 1, 2001, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined) to redeem the notes, in part, at a redemption price equal to 108% of the principal amount thereof plus accrued and unpaid interest thereon to the date of redemption; provided, however, that after any such redemption the aggregate principal amount of the notes outstanding must equal at least 75% of the aggregate principal amount of the notes originally issued in the Offering ($562.5 million). In order to effect a redemption with proceeds of a Public Equity Offering, the Company shall send the redemption notice in the manner specified in the Indenture not later than 30 days after the consummation of such Public Equity Offering and effect such redemption not later than 90 days after the consummation of such Public Equity Offering.



Selection. In the case of any partial redemption, selection of the notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no note of $1,000 in original principal amount or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.


CHANGE OF CONTROL

The Indenture provides that upon the occurrence of a Change of Control, each holder may have the right to require that the Company repurchase all or a portion of such holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest, if any, to the date of repurchase.


Within 30 days following the date upon which a Change of Control occurs, the Company must send, by first class mail, a notice to each holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). The Company's failure to make a Change of Control Offer in accordance with this "Change of Control" covenant, and, upon the making of a Change of Control Offer, the failure of the Company to pay, on or before the Change of Control Payment Date, the purchase price for the notes validly tendered pursuant to the Change of Control Offer, shall constitute an event of Default described under clauses
(iii) and (ii), respectively, under "-- Events of Default." Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, properly endorsed for transfer together with such other customary documents as the Company may reasonably request, to the paying agent at the address specified in the notice prior to the close of business on the business day prior to the Change of Control Payment Date.



The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of notes pursuant to a Change of Control Offer.


This "Change of Control" covenant will not apply in the event of


- certain transactions with Permitted Holders (as defined below) and



- changes in a majority of the Board of Directors of Chancellor Media, CMHC or the Company so long as a majority of each such Board of Directors continues to consist of Continuing Directors (as defined below).



In addition, this covenant is not intended to afford holders of the notes protection in the event of certain highly leveraged transactions, reorganizations, restructurings, mergers and other similar transactions that might adversely affect the holders of the notes but would not constitute a Change of Control. However, the Indenture will contain limitations on the ability of the Company to incur additional Indebtedness and to engage in certain mergers, consolidations and sales of assets, whether or not a Change of Control is involved. See "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness,"

"-- Certain Covenants -- Limitation on Asset Sales," "-- Certain
Covenants -- Limitation on Asset Swaps" and "-- Certain Covenants -- Merger, Consolidation and Sale of Assets."


If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all notes that the Company might be required to purchase. In the event that the Company were required to purchase notes pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing on favorable terms, if at all.



With respect to the sale of assets, the phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person and therefore it may be unclear whether a Change of Control has occurred and whether the notes are subject to a Change of Control Offer.



Without the consent of each holder of the notes affected thereby, after the mailing of the notice of the Change of Control Offer, no amendment to the Indenture may, directly or indirectly, affect the Company's obligation to purchase the notes or amend, modify or change the obligation of the Company to consummate a Change of Control Offer or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offer. In addition, the Trustee may not waive the right of any holder of the notes to require the repurchase of his or her notes upon a Change of Control.


CERTAIN COVENANTS

The Indenture contains, among others, the following covenants.

Limitation on Incurrence of Additional Indebtedness. The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, create, incur, assume, guarantee, acquire or become liable for, contingently or otherwise (collectively "incur"), any Indebtedness other than Permitted Indebtedness. Notwithstanding the foregoing limitations, the Company or any Subsidiary may incur Indebtedness if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Company's Leverage Ratio is less than 7.0 to 1.

Limitation on Restricted Payments. The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly,

     (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on shares of the Company's Capital Stock,

     (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to acquire shares of any class of such Capital Stock, other than the exchange of such Capital Stock or any warrants, rights or options to acquire shares of any class of such Capital Stock for Qualified Capital Stock or warrants, rights or options to acquire Qualified Capital Stock,


     (c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or its Subsidiaries that is subordinate or junior in right of payment to the notes, or


     (d) make any Investment (other than Permitted Investments) (each of the foregoing prohibited actions set forth in clauses (a), (b), (c) and (d) being referred to as a "Restricted Payment"),

     if, at the time of such Restricted Payment or immediately after giving effect thereto,

        (i) a Default or an Event of Default has occurred and is continuing,

        (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, or

        (iii) the aggregate amount of Restricted Payments made by the Company on or after the Merger Date, together with the aggregate amount of Restricted Payments made by CRBC subsequent to the 9 3/8% Notes Issue Date and through September 4, 1997 (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the respective Board of Directors in good faith) exceeds the sum of:

             (A) (x)100% of the aggregate Consolidated EBITDA of CRBC from the 9 3/8% Notes Issue Date through September 4, 1997, plus 100% of the aggregate Consolidated EBITDA of the Company from and after the Merger Date (or, in the event that either such Consolidated EBITDA shall be a deficit, minus 100% of such deficit), to the most recent date for which financial information is available to the Company, taken as one accounting period, less (y) 1.4 times Consolidated Interest Expense for the same entities and for the same periods, plus

             (B) 100% of the aggregate net proceeds, including the fair market value of property other than cash as determined by the Board of Directors in good faith, received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale on or subsequent to the Merger Date of Qualified Capital Stock of the Company, plus 100% of the aggregate net proceeds, including the fair market value of property other than cash as previously determined by the board of directors of CRBC in good faith, previously received by CRBC from any Person (other than a Subsidiary of CRBC) from the issuance and sale on or subsequent to the 9 3/8% Notes Issue Date of Qualified Capital Stock of CRBC (excluding any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company or from CRBC or any Subsidiary of CRBC, respectively, until and to the extent such borrowing is repaid, but including the proceeds from the issuance and sale of any securities convertible into or exchangeable for Qualified Capital Stock to the extent such securities are so converted or exchanged and including any additional proceeds received by the Company or CRBC, respectively, upon such conversion or exchange), plus


             (C) without duplication of any amount included in clause (iii)(B) above, 100% of the aggregate net proceeds, including the fair market value of property other than cash (valued as provided in clause (iii)(B) above), received by the Company as a capital contribution on or subsequent to the Merger Date, plus 100% of the aggregate net proceeds, including the fair market value of property other than cash (valued as provided in clause (iii)(B) above), previously received by CRBC as a capital contribution on or subsequent to the 9 3/8% Notes Issue Date (excluding the net proceeds from one or more Public Equity Offerings by Chancellor Media or CMHC to the extent used to redeem the notes on or after the date of the Indenture).


Notwithstanding the foregoing, these provisions do not prohibit:

     (1) the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if the dividend or distribution would have been permitted on the date of declaration;

     (2) the acquisition of Capital Stock or warrants, options or other rights to acquire Capital Stock either

        (i) solely in exchange for shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock, or

        (ii) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock;


     (3) the acquisition of Indebtedness of the Company that is subordinate or junior in right of payment to the notes, either



        (i) solely in exchange for shares of Qualified Capital Stock (or warrants, options or other rights to acquire Qualified Capital Stock) or for Indebtedness of the Company which is subordinate or junior in right of payment to the notes, at least to the extent that the Indebtedness being acquired is subordinated to the notes and has a Weighted Average Life to Maturity no less than that of the Indebtedness being acquired or



        (ii) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock (or warrants, options or other rights to acquire Qualified Capital Stock) or Indebtedness of the Company which is subordinate or junior in right of payment to the notes, at least to the extent that the Indebtedness being acquired is subordinated to the notes and has a Weighted Average Life to Maturity no less than that of the Indebtedness being refinanced;

     (4) payments by CRBC to fund the operating expenses of Chancellor Broadcasting from the 9 3/8% Notes Issue Date through September 4, 1997 and by the Company to fund the operating expenses of CMHC from and after the Merger Date, in each case in an amount not to exceed $500,000 per annum;

     (5) payments by CRBC to Chancellor Broadcasting from the 9 3/8% Notes Issue Date through September 4, 1997 and by the Company to CMHC from and after the Merger Date, respectively, in each case to make payments pursuant to

        (a) the Financial Monitoring and Oversight Agreements or

        (b) the Tax Sharing Agreement;

     (6) payments by

        (a) CRBC to repurchase or to enable Chancellor Broadcasting to repurchase Capital Stock or other securities of Chancellor Broadcasting from employees of Chancellor Broadcasting or CRBC in each case, from the 9 3/8% Notes Issue Date through September 4, 1997, and

        (b) by the Company to repurchase or to enable CMHC to repurchase Capital Stock or other securities of CMHC from employees of CMHC or the Company, in each case, after the Merger Date, in an aggregate amount not to exceed $5,000,000;

     (7) payments by CRBC to Chancellor Broadcasting from the 9 3/8% Notes Issue Date through September 4, 1997, or by the Company to CMHC from and after the Merger Date, in each case, to enable Chancellor Broadcasting or CMHC, respectively, to redeem or repurchase stock purchase or similar rights in an aggregate amount not to exceed $500,000;

     (8) payments, not to exceed $100,000 in the aggregate, by CRBC to Chancellor Broadcasting from the 9 3/8% Notes Issue Date through September 4, 1997, together with payments by the Company to CMHC after the Merger Date, in each case, to enable Chancellor Broadcasting or CMHC, respectively, to make cash payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock;


     (9) payments made pursuant to any merger, consolidation or sale of assets effected in accordance with the "Merger, Consolidation and Sale of Assets" covenant; provided, however, that no such payment may be made pursuant to this clause (9) and unless, after giving effect to such transaction (and the incurrence of any Indebtedness in connection therewith and the use of the proceeds thereof), the Company would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant such that after incurring that $1.00 of additional Indebtedness, the Leverage Ratio would be less than 5.5 to 1;


provided, however, that in the case of clauses (5)(a), (6), (7), (8) and (9), no Default or Event of Default shall have occurred or be continuing at the time of such payment or as a result thereof.

In determining the aggregate amount of Restricted Payments made by the Company on or subsequent to the Merger Date and the aggregate amount of Restricted Payments made by CRBC subsequent to the 9 3/8% Notes Issue Date and through September 4, 1997, amounts expended pursuant to clauses (1), (2), (3) (but only to the extent that Indebtedness is acquired in exchange for, or with the net proceeds from, the issuance of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock), (5)(a), (6), (7), (8) and (9) (including any amounts previously expended by CRBC pursuant to clauses (1), (2)
(3) (but only to the extent that Indebtedness is acquired in exchange for, or with the net proceeds from, the issuance of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock), (5)(a), (6), (7),
(8) and (9) under the 'Limitation on Restricted Payments' section of the 9 3/8% Indenture) shall be included in such calculation.

Limitation on Asset Sales. The Indenture provides that neither the Company nor any of its Subsidiaries will consummate an Asset Sale unless

     (i) the Company or the applicable Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by management of the Company or, if such Asset Sale involves consideration in excess of $2,500,000 by the Board of Directors, as evidenced by a board resolution),

     (ii) at least 75% of the consideration received by the Company or the Subsidiary, as the case may be, from such Asset Sale is cash or Cash Equivalents (other than in the case where the Company is exchanging all or substantially all the assets of one or more broadcast businesses operated by the Company (including by way of the transfer of capital stock) for all or substantially all the assets (including by way of the transfer of capital stock) constituting one or more broadcast businesses operated by another Person, in which event the foregoing requirement with respect to the receipt of cash or Cash Equivalents shall not apply) and is received at the time of such disposition and

     (iii) upon the consummation of an Asset Sale, the Company applies, or causes such Subsidiary to apply, such Net Cash Proceeds within 180 days of receipt thereof either


        (A) to repay the principal of the Senior Credit Facility or other Indebtedness ranking equal in right of payment to the Senior Credit Facility (but not including the notes) (and, to the extent repayment of any such Indebtedness relates to principal under a revolving credit or similar facility, to obtain a corresponding reduction in the commitments thereunder),


        (B) to reinvest, or to be contractually committed to reinvest pursuant to a binding agreement, in Productive Assets and, in the latter case, to have so reinvested within 360 days of the date of receipt of such Net Cash Proceeds, or


        (C) to purchase notes (pro rata among the holders of notes tendered to the Company for purchase, based upon the aggregate principal amount of the notes so tendered) tendered to the Company for purchase at a price equal to 100% of the principal amount thereof, plus accrued interest thereon to the date of purchase, pursuant to an offer to purchase made by the Company as set forth below (a "Net Proceeds Offer");

provided however, that if at any time any non-cash consideration received by the Company or any Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with clause (iii) above; provided, further that the Company may defer making a Net Proceeds Offer until the aggregate Net Cash Proceeds from Asset Sales to be applied equals or exceeds $5,000,000.


Subject to the deferral right set forth in the final proviso of the preceding paragraph, each notice of a Net Proceeds Offer will be mailed, by first class mail, to holders of notes as shown on the applicable register of holders of notes not more than 180 days after the relevant Asset Sale or, in the event the Company or a Subsidiary has entered into a binding agreement as provided in (B) above, within 180 days following the termination of such agreement but in no event later than 360 days after the relevant Asset Sale. Such notice will specify, among other things, the purchase date (which will be no earlier than 30 days nor later than 45 days from the date such notice is mailed, except as otherwise required by law) and will otherwise comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, holders of notes may elect to tender their Notes in whole or in part in integral multiples of $1,000. To the extent holders properly tender Notes in an amount exceeding the Net Proceeds Offer, subject to the limitations set forth in the immediately preceding paragraph, the Company shall select the notes to be repurchased on a pro rata basis (based upon the aggregate principal amount of Notes tendered). To the extent that the aggregate principal amount of notes tendered pursuant to any Net Proceeds Offer is less than the amount of Net Cash Proceeds subject to such Net Proceeds Offer, the Company may use any remaining portion of such Net Cash Proceeds not required to fund the repurchase of tendered Notes for any purposes otherwise permitted by the Indenture. Upon the consummation of any Net Proceeds Offer, the amount of Net Cash Proceeds subject to any future Net Proceeds Offer from the Asset Sales giving rise to such Net Cash Proceeds shall be deemed to be zero.



The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer.


Limitation on Asset Swaps. The Indenture provides that the Company will not, and will not permit any Subsidiary to, engage in any Asset Swaps, unless:

     (i) at the time of entering into the agreement to swap assets and immediately after giving effect to the proposed Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

     (ii) the Company would, after giving pro forma effect to the proposed Asset Swap, have been permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant;

     (iii) the respective fair market values of the assets being purchased and sold by the Company or any of its Subsidiaries (as determined in good faith by the management of the Company or, if such Asset Swap includes consideration in excess of $2,500,000, by the Board of Directors, as evidenced by a board resolution) are substantially the same at the time of entering into the agreement to swap assets; and

     (iv) at the time of the consummation of the proposed Asset Swap, the percentage of any decline in the fair market value (determined as aforesaid) of the asset or assets being acquired by the Company and its Subsidiaries shall not be significantly greater than the percentage of any decline in the fair market value (determined as aforesaid) of the assets being disposed of by the Company, calculated from the time the agreement to swap assets was entered into;

provided, however, that this covenant shall not apply to any of the transactions of the Company and its Subsidiaries pending as of the Issue Date.

Limitations on Transactions with Affiliates. The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any of its Affiliates (other than transactions between the Company and a Wholly-Owned Subsidiary of the Company or among Wholly-Owned Subsidiaries of the Company) (an "Affiliate Transaction"), other than Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction on an arm's-length basis from a person that is not an Affiliate; provided, however, that for a transaction or series of related transactions involving value of $1,000,000 or more, such determination will be made in good faith by a majority of members of the Board of Directors of the Company and by a majority of the disinterested members of the Board of Directors of the Company, if any; provided, further, that for a transaction or series of related transactions involving value of $5,000,000 or more, the Board of Directors of the Company has received an opinion from a nationally recognized investment banking firm that such Affiliate Transaction is fair, from a financial point of view, to the Company or such Subsidiary. The foregoing restrictions will not apply to reasonable and customary directors' fees, indemnification and similar arrangements and payments thereunder, or to any obligations of the Company under the Financial Monitoring and Oversight Agreements, the Tax Sharing Agreement or any employment agreement with any officer of the Company (provided that each amendment of any of the foregoing agreements shall be subject to the limitations of this covenant).

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to

     (a) pay dividends or make any other distributions on its Capital Stock;

     (b) make loans or advances or pay any Indebtedness or other obligation owed to the Company or any of its Subsidiaries; or

     (c) transfer any of its property or assets to the Company, except for such encumbrances or restrictions existing under or by reason of:

        (1) applicable law,

        (2) the Indenture,

        (3) customary non-assignment provisions of any lease governing a leasehold interest of the Company or any Subsidiary,

        (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired,

        (5) agreements permitted under the 9 3/8% Indenture, the 8 3/4% Indenture, the 10 1/2% Indenture, the 8 1/8% Indenture and the 9% Indenture existing on the Issue Date (including the Credit Agreement and Senior Credit Facility, as applicable), as such agreements are from time to time in effect; provided, however, that any amendments or modifications of such agreements which affect the encumbrances or restrictions of the types subject to this covenant shall not result in such encumbrances or restrictions being less favorable to the Company in any material respect, as determined in good faith by the Board of Directors of the Company, than the provisions as in effect before giving effect to the respective amendment or modification,

        (6) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above or any other agreement evidencing Indebtedness permitted under the Indenture; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement or any such other agreement are not less favorable to the Company in all material respects as determined in good faith by the Board of Directors of the Company than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4) or (5), or (7) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien.

Limitation on Preferred Stock of Subsidiaries. The Indenture will provide that the Company will not permit any of its Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly-Owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly-Owned Subsidiary of the Company) to own any Preferred Stock of a Subsidiary (other than Acquired Preferred Stock; provided that at the time the issuer of such Acquired Preferred Stock becomes a Subsidiary of the Company or merges with the Company or any of its Subsidiaries, and after giving effect to such transaction, the Company shall be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant).

Limitation on Liens. The Indenture provides that neither the Company nor any of its Subsidiaries will create, incur, assume or suffer to exist any Liens upon any of their respective assets, except for

     (a) Permitted Liens,

     (b) Liens to secure the Senior Credit Facility or any other Indebtedness ranking equal in right of payment to the Senior Credit Facility or guarantees of the foregoing permitted under the Indenture,

     (c) Liens permitted under the 9 3/8% Indenture, the 8 3/4% Indenture, the 10 1/2% Indenture, the 8 1/8% Indenture and the 9% Indenture existing on the Issue Date,

     (d) Liens in favor of the Trustee, and

     (e) any Lien to secure the replacement, refunding, extension or renewal, in whole or in part, of any Indebtedness described in the foregoing clauses;

provided that, to the extent any such clause limits the amount secured or the asset subject to such Liens, no extension or renewal will increase the assets subject to such Liens or the amount secured thereby beyond the assets or amounts set forth in such clauses.

Limitation on Sale and Leaseback Transactions. The Indenture provides that neither the Company nor any of its Subsidiaries will enter into any Sale and Leaseback Transaction, except that the Company or any Subsidiary may enter into a Sale and Leaseback Transaction if, immediately prior thereto, and after giving effect to such Sale and Leaseback Transaction (the Indebtedness thereunder being equivalent to the Attributable Value thereof) the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant.


Guarantees of Certain Indebtedness. The Indenture provides that the Company will not permit any of its Subsidiaries, directly or indirectly, to incur, guarantee or secure through the granting of Liens, the payment of any Indebtedness under the Senior Credit Facility or any refunding or refinancing thereof, in each case, unless such Subsidiary, the Company and the Trustee execute and deliver a supplemental indenture pursuant to which such Subsidiary becomes a Guarantor of the notes and which evidences such Subsidiary's Guarantee of the notes, such Guarantee to be a senior unsecured obligation of such Subsidiary. Neither the Company nor any such Guarantor shall be required to make a notation on the notes or its Guarantee to reflect any such subsequent Guarantee. Nothing in this covenant shall be construed to permit any Subsidiary of the Company to incur Indebtedness otherwise prohibited by the "Limitation of Incurrence of Additional Indebtedness" covenant.



Limitation on Line of Business. The Indenture provides that for so long as any notes are outstanding, the Company and its Subsidiaries will engage solely in the ownership and operation of broadcast businesses or businesses related thereto, including, without limitation, media representation, sale of advertising and such other activities as are incidental or similar or related thereto.


Merger, Consolidation and Sale of Assets. The Indenture provides that the Company may not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or adopt a plan of liquidation unless

     (i) either

        (A) the Company is the survivor of such merger or consolidation or

        (B) the surviving or transferee Person is a corporation, partnership or trust organized and existing under the laws of the United States, any state thereof or the District of Columbia and such surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Company under the notes and the Indenture;


     (ii) immediately after giving effect to such transaction and the use of proceeds therefrom (on a pro forma basis, including any Indebtedness incurred or anticipated to be incurred in connection with such transaction), the Company or the surviving or transferee Person is able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant;

     (iii) immediately after giving effect to such transaction (including any Indebtedness incurred or anticipated to be incurred in connection with the transaction) no Default or Event of Default has occurred and is continuing; and

     (iv) the Company has delivered to the Trustee an Officers' Certificate and Opinion of Counsel, each stating that such consolidation, merger or transfer complies with the Indenture, that the surviving Person agrees by supplemental indenture to be bound thereby, and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

GUARANTEES


Each Guarantor will fully and unconditionally guarantee, jointly and severally, to each holder and the Trustee, the full and prompt payment of principal of and interest on the notes, and of all other obligations under the Indenture.



The Indebtedness evidenced by each Guarantee (including the payment of principal of, premium, if any, and interest on the notes) will rank equal in right of payment to the Guarantor's guarantees of the Senior Credit Facility and senior in right of payment to the Guarantor's guarantees of the 9 3/8% Notes, the 8 3/4% Notes, the 10 1/2% Notes, the 8 1/8% Notes and the 9% Notes. The Guarantees will be effectively subordinated in right of payment to the secured Indebtedness of the guarantors to the extent of such security.


The obligations of each Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under the Senior Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of the Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee are entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor.

Each Guarantor may consolidate with or merge into or sell its assets to the Company or to another Guarantor without limitation. Each Guarantor may consolidate with or merge into or sell all or substantially all its assets to a corporation, partnership or trust other than the Company or another Guarantor (whether or not affiliated with the Guarantor). Upon the sale or disposition of a Guarantor (or all or substantially all of its assets) to a Person (whether or not an Affiliate of such Guarantor) which is not a Subsidiary of the Company, which is otherwise in compliance with the Indenture, such Guarantor shall be deemed released from all its obligations under the Indenture and its Guarantee and such Guarantee shall terminate; provided, however, that any such termination shall occur only to the extent that all obligations of such Guarantor under the Credit Agreement or the Senior Credit Facility, as applicable, and all of its guarantees of, and under all of its pledges of assets or other security interests which secure, Indebtedness of the Company shall also terminate upon such release, sale or transfer; provided, further, that the consideration received by the Company in connection with such sale or other disposition shall be applied in accordance with the covenant. See "-- Certain
Covenants -- Limitation on Asset Sales."

EVENTS OF DEFAULT

The following events are defined in the Indenture as "Events of Default":


     (i) the failure to pay interest on the notes when the same becomes due and payable and the Default continues for a period of 30 days;



     (ii) the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise;



     (iii) a default in the observance or performance of any other covenant or agreement contained in the notes or the Indenture which default continues for a period of 30 days after the Company receives written notice thereof specifying the default from the Trustee or holders of at least 25% in aggregate principal amount of outstanding notes;


     (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date of the Indenture, which default

        (a) is caused by a failure to pay principal of or premium or interest on such Indebtedness prior to the expiration of any grace period provided in such Indebtedness (a "Payment Default") or

        (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5,000,000 or more;

     (v) one or more judgments in an aggregate amount in excess of $5,000,000 (which are not covered by insurance as to which the insurer has not disclaimed coverage) being rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; and

     (vi) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Subsidiaries.


Upon the happening of any Event of Default specified in the Indenture, the Trustee may, and the Trustee upon the request of holders of 25% in principal amount of the notes shall, or the holders of at least 25% in principal amount of outstanding notes may, declare the principal of and accrued but unpaid interest, if any, on all the notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable. If an Event of Default with respect to bankruptcy proceedings relating to the Company occurs and is continuing, then such amount will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the notes.



The Indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes then outstanding (by notice to the Trustee) may rescind and cancel such declaration and its consequences if


     (i) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction,


     (ii) all existing Events of Default have been cured or waived except nonpayment of principal or interest on the notes that has become due solely by such declaration of acceleration,



     (iii) to the extent the payment of such interest is lawful, interest (at the same rate specified in the notes) on overdue installments of interest and overdue payments of principal which has become due otherwise than by such declaration of acceleration, has been paid,


     (iv) the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and

     (v) in the event of the cure or waiver of a Default or Event of Default of the type described in clause (vi) of the description of Events of Default in the first paragraph above, the Trustee has received an Officers' Certificate and an Opinion of Counsel that such Default or Event of Default has been cured or waived.


The holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.


The Company is required to deliver to the Trustee, within 120 days after the end of the Company's fiscal year, a certificate indicating whether the signing officers know of any Default or Event of Default that occurred during the previous year and whether the Company has complied with its obligations under the Indenture. In addition, the Company will be required to notify the Trustee of the occurrence and continuation of any Default or Event of Default within five business days after the Company becomes aware of the same.


Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default thereunder should occur and be continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Subject to such provision for security or indemnification and certain limitations contained in the Indenture, the holders of a majority in principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.


SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE


The Company may terminate its obligations under the Indenture at any time, and the obligations of the guarantors with respect thereto shall terminate, by delivering all outstanding notes to the Trustee for cancellation and paying all sums payable by it thereunder. The Company, at its option,



     (i) will be discharged from any and all obligations with respect to the notes, and each Guarantor will be discharged from any and all obligations with respect to its Guarantee (except for certain obligations of the Company to register the transfer or exchange of such notes, replace stolen, lost or mutilated notes, maintain paying agencies and hold moneys for payment in trust) or



     (ii) need not comply with certain of the restrictive covenants with respect to the Indenture, if the Company deposits with the Trustee, in trust, U.S. Legal Tender or U.S. Government Obligations or a combination thereof which, through the payment of interest thereon and principal in respect thereof in accordance with their terms, will be sufficient to pay all the principal of and interest on the notes on the dates such payments are due in accordance with the terms of such notes as well as the Trustee's fees and expenses.


To exercise either such option, the Company is required to deliver to the Trustee


     (A) an Opinion of Counsel or a private letter ruling issued to the Company by the IRS to the effect that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and related defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised and, in the case of an Opinion of Counsel furnished in connection with a Discharge pursuant to clause (i) above, accompanied by a private letter ruling issued to the Company by the IRS to such effect,


     (B) subject to certain qualifications, an Opinion of Counsel to the effect that funds so deposited will not be subject to avoidance under applicable Bankruptcy Law, and

     (C) an Officers' Certificate and an Opinion of Counsel to the effect that the Company has complied with all conditions precedent to the defeasance.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (A) above need not be delivered if all notes not therefore delivered to the Trustee for cancellation


     (i) have become due and payable,

     (ii) will become due and payable on the maturity date within one year, or

     (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

REPORTS TO HOLDERS


The Company will file with the Trustee and provide to the holders of the notes, within 15 days after it files them with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company files with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. In the event the Company is no longer required to furnish such reports to its securityholders pursuant to the Exchange Act, the Company will cause its consolidated financial statements, comparable to those which would have been required to appear in annual or quarterly reports, to be delivered to the holders of the notes.


MODIFICATION OF THE INDENTURE


From time to time, the Company and the Trustee, together, without the consent of the holders of the notes, may amend or supplement the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies. Other modifications and amendments of the Indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding notes, except that, without the consent of each holder of the notes affected thereby, no amendment may, directly or indirectly:



     (i) reduce the amount of notes whose holders must consent to an amendment;



     (ii) reduce the rate of or change the time for payment of interest, including defaulted interest, on any notes;



     (iii) reduce the principal of or change the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor;



     (iv) make any notes payable in money other than that stated in the notes;



     (v) make any change in provisions of the Indenture protecting the right of each holder of a note to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment or permitting holders of a majority in principal amount of the notes to waive Defaults or Events of Default; or



     (vi) after the Company's obligation to purchase the notes arises under the Indenture, amend, modify or change the obligation of the Company to make or consummate a Change of Control Offer or a Net Proceeds Offer or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offers.

CERTAIN DEFINITIONS

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

"8 1/8% Notes" means the $500 million aggregate principal amount of 8 1/8% Senior Subordinated Notes due 2007 of the Company, used pursuant to an indenture dated as of December 22, 1997, as the same may be modified or amended from time to time and future refinancings thereof.

"8 3/4% Notes" means the $200.0 million aggregate principal amount of 8 3/4% Senior Subordinated Notes due 2007 of the Company, issued pursuant to an indenture, dated as of June 24, 1997, as amended, as the same may be modified or amended from time to time and future refinancings thereof.

"9% Notes" means the $750.0 million aggregate principal amount of 9% Senior Subordinated Notes due 2008 of the Company, issued pursuant to an indenture, dated as of September 30, 1998, as the same may be modified or amended from time to time and future refinancings thereof.

"9 3/8% Notes" means the $200.0 million aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2004 of the Company, issued pursuant to an indenture, dated as of February 14, 1996, as amended, as the same may be modified or amended from time to time and future refinancings thereof.

"9 3/8% Notes Issue Date" means February 14, 1996.

"10 1/2% Notes" means the $100.0 million aggregate principal amount of 10 1/2% Senior Subordinated Notes due 2007 of the Company, issued pursuant to an amended and restated indenture, dated as of December 19, 1996 and amended and restated as of October 28, 1997, as amended, as the same may be modified or amended from time to time and future refinancings thereof.

"Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Company or such acquisition, merger or consolidation.

"Acquired Preferred Stock" means Preferred Stock of any Person at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries and not issued by such Person in connection with, or in anticipation or contemplation of, such acquisition, merger or consolidation.

"Adjusted Net Assets" of a Guarantor at any date shall mean the lesser of the amount by which

     (x) the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Guarantee of such Guarantor at such date, and

     (y) the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any Subsidiary of such Guarantor in respect of the obligations of such Subsidiary under the Guarantee), excluding debt in respect of the Guarantee, as they become absolute and matured.

"Affiliate" of any Person means any other Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Asset Acquisition" means

     (i) an Investment by the Company or any Subsidiary of the Company in any other Person pursuant to which such Person shall become a Subsidiary of the Company or shall be consolidated or merged with the Company or any Subsidiary of the Company or

     (ii) the acquisition by the Company or any Subsidiary of the Company of assets of any Person comprising a division or line of business of such Person.

"Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Subsidiaries (excluding any Sale and Leaseback Transaction or any pledge of assets or stock by the Company or any of its Subsidiaries) to any Person other than the Company or a Wholly-Owned Subsidiary of the Company of

     (i) any Capital Stock of any Subsidiary of the Company or

     (ii) any other property or assets of the Company or any Subsidiary of the Company other than in the ordinary course of business; provided, however, that for purposes of the "Limitation on Asset Sales" covenant, Asset Sales shall not include

        (a) a transaction or series of related transactions for which the Company or its Subsidiaries receive aggregate consideration of less than $500,000,

        (b) transactions permitted under the "Limitation on Asset Swaps" covenant,

        (c) transactions permitted under the "Merger, Consolidation and Sale of Assets" covenant or

        (d) any Contract Buy Out.

"Asset Swap" means the execution of a definitive agreement, subject only to FCC approval and other customary closing conditions, that the Company in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of Productive Assets between the Company or any of its Subsidiaries and another Person or group of affiliated Persons; provided that any amendment to or waiver of any closing condition which individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap.

"Attributable Value" in respect of a sale and leaseback arrangement of any property means, as at the time of determination, the greater of

     (i) the fair market value of the property subject to such arrangement (as determined in good faith by the Board of Directors of the Company) or


     (ii) the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such arrangement.


"Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under GAAP and, for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP.

"Capital Stock" means

     (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock, including each class of common stock and Preferred Stock of such Person and

     (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

"Cash Equivalents" means

     (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

     (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.;

     (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.;

     (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any

     U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200,000,000;

     (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and

     (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

"Chancellor Broadcasting" means Chancellor Broadcasting Company, a Delaware corporation that was merged with and into Evergreen Mezzanine Holdings Corporation, a Delaware corporation, on the Merger Date.

"Chancellor Media" means Chancellor Media Corporation, a Delaware corporation formerly known as Evergreen Media Corporation, and its successors.

"Change of Control" means the occurrence of one or more of the following events:

     (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of
     Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the Indenture), other than to Hicks Muse or any of its Affiliates, officers and directors (the "Permitted Holders"); or

     (ii) a majority of the Board of Directors of Chancellor Media, CMHC or the Company shall consist of Persons who are not Continuing Directors; or

     (iii) the acquisition by any Person or Group (other than the Permitted Holders) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of Chancellor Media, CMHC or the Company.

"CMHC" means Chancellor Mezzanine Holdings Corporation, a Delaware corporation formerly known as Evergreen Mezzanine Holdings Corporation, and its successors.

"Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any of its Subsidiaries designed to protect the Company or any of its Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Company and its Subsidiaries.

"Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of

     (i) Consolidated Net Income and

     (ii) to the extent Consolidated Net Income has been reduced thereby,

        (A) all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary or nonrecurring gains or losses),

        (B) Consolidated Interest Expense and

        (C) Consolidated Non-Cash Charges, all as determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP.

"Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of

     (i) the interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation,

        (a) any amortization of debt discount,

        (b) the net cost under Interest Swap Obligations (including any amortization of discounts),

        (c) the interest portion of any deferred payment obligation,

        (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar facilities, and

        (e) all accrued interest and

     (ii) the interest component of Capitalized Lease Obligations paid or accrued by such person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

"Consolidated Net Income" of any Person means, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom, without duplication,

     (a) gains and losses from Asset Sales (without regard to the $500,000 limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects,

     (b) items classified as extraordinary or nonrecurring gains and losses, and the related tax effects according to GAAP,

     (c) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Subsidiary of such first referred to Person or is merged or consolidated with it or any of its Subsidiaries,

     (d) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by contract, operation of law or otherwise and

     (e) the net income of any Person, other than a Subsidiary, except to the extent of the lesser of

        (x) dividends or distributions paid to such first referred to Person or its Subsidiary by such Person and

        (y) the net income of such Person (but in no event less than zero), and the net loss of such Person shall be included only to the extent of the aggregate Investment of the first referred to Person or a consolidated Subsidiary of such Person.

"Consolidated Non-Cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Subsidiaries reducing Consolidated Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary or nonrecurring item).

"Continuing Director" means, as of the date of determination, any Person who

     (i) was a member of the Board of Directors of Chancellor Media, CMHC or the Company on the date of the Indenture,

     (ii) was nominated for election or elected to the Board of Directors of Chancellor Media, CMHC or the Company with the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election, or

     (iii) is a representative of a Permitted Holder.

"Contract Buy Out" means the involuntary disposition or termination (including, without limitation, pursuant to a buy out) of a contract between a media representation company and a client station.

"CRBC" means Chancellor Radio Broadcasting Company, a Delaware corporation that was merged with and into CMCLA on the Merger Date.

"Credit Agreement" means the Credit Agreement, dated on or about February 14, 1996, among Chancellor Broadcasting, CRBC, the lenders thereto and Bankers Trust Company as managing agent, as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding Subsidiaries of CRBC as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

"Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in currency values.

"Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

"Disqualified Capital Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in whole or in part, on or prior to the final maturity date of the notes.


"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

"Financial Monitoring and Oversight Agreements" means the Financial Monitoring and Oversight Agreement among Hicks, Muse & Co. Partners, L.P., CRBC and Chancellor Broadcasting, as in effect on the 9 3/8% Notes Issue Date, and the Financial Advisory Agreement among HM2/Management Partners, L.P., CRBC and Chancellor Broadcasting, as in effect on the 9 3/8% Notes Issue Date, or as each is amended in connection with the merger of Chancellor Broadcasting, CRBC, Chancellor Media, CMHC and the Company on the Merger Date.

"GAAP" means generally accepted accounting principles as in effect in the United States of America as of the Issue Date.


"Guarantors" mean


     (i) initially, all of the Company's subsidiaries on the Issue Date except Katz International Limited, Katz Television Sales Limited, Katz Radio Sales Limited, National Cable Communications, L.P., WOYE, Inc., WNZT, Inc., WRPC, Inc., WLDI, Inc., WIO, Inc., Codena Esterlotempo, Inc., WOQI, Inc., Puerto Rican American Broadcasting, Inc. and WOQI (FM), Inc. and

     (ii) each of the Company's Subsidiaries that, subsequent to the Issue Date, executes a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor;

provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms thereof.

"Hicks Muse" means Hicks, Muse, Tate & Furst Incorporated.

"Indebtedness" means with respect to any Person, without duplication, any liability of such Person

     (i) for borrowed money,

     (ii) evidenced by bonds, debentures, notes or other similar instruments,

     (iii) constituting Capitalized Lease Obligations,

     (iv) incurred or assumed as the deferred purchase price of property, or pursuant to conditional sale obligations and title retention agreements (but excluding trade accounts payable arising in the ordinary course of business),

     (v) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction,

     (vi) for Indebtedness of others guaranteed by such Person,

     (vii) for Interest Swap Obligations, Commodity Agreements and Currency Agreements and

     (viii) for Indebtedness of any other Person of the type referred to in clauses (i) through (vii) which are secured by any Lien on any property or asset of such first referred to Person, the amount of such Indebtedness being deemed to be the lesser of the value of such property or asset or the amount of the Indebtedness so secured.

The amount of Indebtedness of any Person at any date shall be the outstanding principal amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability at such date of such Person for any contingent obligations described above.

"Interest Swap Obligations" means the obligations of any Person under any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement.

"Investment" means

     (i) any transfer or delivery of cash, stock or other property of value in exchange for Indebtedness, stock or other security or ownership interest in any Person by way of loan, advance, capital contribution, guarantee or otherwise and

     (ii) an investment deemed to have been made by the Company at the time any entity which was a Subsidiary of the Company ceases to be such a Subsidiary in an amount equal to the value of the loans and advances made, and any remaining ownership interest in, such entity immediately following such entity ceasing to be a Subsidiary of the Company.

The amount of any non-cash Investment shall be the fair market value of such Investment, as determined conclusively in good faith by management of the Company unless the fair market value of such Investment exceeds $1.0 million, in which case the fair market value shall be determined conclusively in good faith by the Board of Directors of the Company at the time such Investment is made.


"Issue Date" means the date of original issuance of the old notes.


"Leverage Ratio" shall mean, as to any Person, the ratio of

     (i) the sum of the aggregate outstanding amount of Indebtedness of such Person and its Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP to

     (ii) the Consolidated EBITDA of such Person for the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of determination.

For purposes of this definition, the aggregate outstanding principal amount of Indebtedness of the Person and its Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness giving rise to the need to perform such calculation had been incurred and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred had occurred, on the last day of the Four Quarter Period. In addition to the foregoing, for purposes of this definition, "Consolidated EBITDA" shall be calculated on a pro forma basis after giving effect to

     (i) the incurrence of the Indebtedness of such Person and its Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness, other than the incurrence or repayment of Indebtedness pursuant to working capital facilities, at any time subsequent to the beginning of the Four Quarter Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Four Quarter Period and

     (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for Indebtedness) at any time on or subsequent to the first day of the Four Quarter Period and on or prior to the date of determination, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness and also including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period.

Furthermore, in calculating "Consolidated Interest Expense" for purposes of the calculation of "Consolidated EBITDA,

     (i) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and

     (ii) notwithstanding (i) above, interest determined on a fluctuating basis, to the extent such interest is covered by Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

"Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

"Merger Date" means September 5, 1997.

"Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents (including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents) received by the Company or any of its Subsidiaries from such Asset Sale net of

     (i) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions, recording fees, title insurance premiums, appraisers fees and costs reasonably incurred in preparation of any asset or property for sale),

     (ii) taxes paid or reasonably estimated to be payable (calculated based on the combined state, federal and foreign statutory tax rates applicable to the Company or the Subsidiary engaged in such Asset Sale) and

     (iii) repayment of Indebtedness secured by assets subject to such Asset Sale; provided that if the instrument or agreement governing such Asset Sale requires the transferor to maintain a portion of the purchase price in escrow (whether as a reserve for adjustment of the purchase price or otherwise) or to indemnify the transferee for specified liabilities in a maximum specified amount, the portion of the cash or Cash Equivalents that is actually placed in escrow or segregated and set aside by the transferor for such indemnification obligation shall not be deemed to be Net Cash Proceeds until the escrow terminates or the transferor ceases to segregate and set aside such funds, in whole or in part, and then only to the extent of the proceeds released from escrow to the transferor or that are no longer segregated and set aside by the transferor.

"Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

"Permitted Indebtedness" means, without duplication,


     (i) the notes;


     (ii) the Guarantees;

     (iii) Indebtedness of the Company incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the sum of the aggregate commitments pursuant to the Credit Agreement as initially in effect on the 9 3/8% Notes Issue Date;

     (iv) the 9 3/8% Notes, the 8 3/4% Notes, the 10 1/2% Notes, the 8 1/8% Notes and the 9% Notes and Guarantees thereof;

     (v) Interest Swap Obligations; provided that such Interest Swap Obligations are entered into to protect the Company from fluctuations in interest rates of its Indebtedness;

     (vi) additional Indebtedness of the Company or any of its Subsidiaries not to exceed $10,000,000 in principal amount outstanding at any time (which amount may, but need not, be incurred under the Senior Credit Facility);

     (vii) Refinancing Indebtedness;

     (viii) Indebtedness owed by the Company to any Wholly-Owned Subsidiary or by any Subsidiary to the Company or any Wholly-Owned Subsidiary of the Company; and

     (ix) guarantees by Subsidiaries of any Indebtedness permitted to be incurred pursuant to the Indenture.

"Permitted Investments" means

     (i) Investments by the Company or any Subsidiary to acquire the stock or assets of any Person (or Indebtedness of such Person acquired in connection with a transaction in which such Person becomes a Subsidiary of the Company) engaged in the broadcast business or businesses reasonably related thereto, including, without limitation, media representation, sale of advertising and such other activities as are incidental or similar or related thereto; provided that if any such Investment or series of related Investments involves an Investment by the Company in excess of $5,000,000, the Company is able, at the time of such Investment and immediately after giving effect thereto, to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant,

     (ii) Investments received by the Company or its Subsidiaries as consideration for a sale of assets, including an Asset Sale effected in compliance with the "Limitation on Asset Sales" covenant,

     (iii) Investments by the Company or any Wholly-Owned Subsidiary of the Company in any Wholly-Owned Subsidiary of the Company (whether existing on the Issue Date or created thereafter) or any Person that after such Investments, and as a result thereof, becomes a Wholly-Owned Subsidiary of the Company and Investments in the Company by any Wholly-Owned Subsidiary of the Company,

     (iv) cash and Cash Equivalents,

     (v) Investments in securities of trade creditors, wholesalers or customers received pursuant to any plan of reorganization or similar arrangement and

     (vi) additional Investments in an aggregate amount not to exceed $2,500,000 at any time outstanding.

"Permitted Liens" means

     (i) Liens for taxes, assessments and governmental charges to the extent not required to be paid under the Indenture,

     (ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens to the extent not required to be paid under the Indenture,

     (iii) pledges or deposits to secure lease obligations or nondelinquent obligations under workers' compensation, unemployment insurance or similar legislation,

     (iv) Liens to secure the performance of public statutory obligations that are not delinquent, performance bonds or other obligations of a like nature (other than for borrowed money), in each case incurred in the ordinary course of business,

     (v) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances incurred in the ordinary course of business not interfering in any material respect with the business of the Company or its Subsidiaries,

     (vi) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of letters of credit or bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business,

     (vii) judgment and attachment Liens not giving rise to an Event of Default,

     (viii) leases or subleases granted to others in the ordinary course of business consistent with past practice not interfering in any material respect with the business of the Company or its Subsidiaries,

     (ix) any interest or title of a lessor in the property subject to any lease, whether characterized as capitalized or operating other than any such interest or title resulting from or arising out of a default by the Company or its Subsidiaries of its obligations under such lease and

     (x) Liens arising from filing UCC financing statements for precautionary purposes in connection with true leases of personal property that are otherwise permitted under the Indenture and under which the Company or any of its Subsidiaries is a lessee.

"Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

"Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

"Productive Assets" means assets of a kind used or usable by the Company and its Subsidiaries in broadcast businesses or businesses reasonably related thereto, including, without limitation, media representation, sale of advertising and such other activities as are incidental or similar or related thereto, and specifically includes assets acquired through Asset Acquisitions.

"Public Equity Offering" means an underwritten, fully registered public offering of Capital Stock (other than Disqualified Capital Stock) of the Company, Chancellor Media, CMHC or upon the consummation of the Capstar Merger, Capstar Broadcasting Corporation, or any of their respective successors, pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act, the gross proceeds of which are at least $150 million; provided, however, that in the case of a Public Equity Offering by Chancellor Media, CMHC or upon the consummation of the Capstar Merger, Capstar Broadcasting Corporation, or any of their respective successors, the issuer of the public equity must contribute to the capital of the Company an amount sufficient to redeem the 9 3/8% Notes, 8 3/4% Notes, 10 1/2% Notes, 8 1/8% Notes, 9% Notes and Notes, if any, called for redemption in accordance with the terms thereof.

"Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

"Refinancing Indebtedness" means any refinancing by the Company of Indebtedness of the Company or any of its Subsidiaries incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clause (iii) or (iv) of the definition of Permitted Indebtedness) that does not

     (i) result in an increase in the aggregate principal amount of Indebtedness (such principal amount to include, for purposes of this definition, any premiums, penalties or accrued interest paid with the proceeds of the Refinancing Indebtedness) of such Person or

     (ii) create Indebtedness with

        (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being refinanced or

        (B) a final maturity earlier than the final maturity of the Indebtedness being refinanced.

"Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Subsidiary of any property, whether owned by the Company or any Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

"Senior Credit Facility" means the Second Amended and Restated Loan Agreement, dated April 25, 1997, as amended from time to time, among the Company, the lenders from time to time named party thereto, Toronto Dominion (Texas), Inc., Bankers Trust Company, The Bank of New York, NationsBank of Texas, N.A. and Union Bank of California, as managing agents, Toronto Dominion Securities (USA), Inc., as arranging agent, and Toronto Dominion (Texas), Inc., as administrative agent for the lenders, together with the related documents thereto (including, without limitation, any guarantee agreements, stock pledge agreements and other security documents), in each case, as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

"Significant Subsidiary" means for any Person each Subsidiary of such Person which

     (i) for the most recent fiscal year of such Person accounted for more than 5% of the consolidated net income of such Person or

     (ii) as at the end of such fiscal year, was the owner of more than 5% of the consolidated assets of such Person.

"Subsidiary," with respect to any Person, means

     (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or

     (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person. Notwithstanding anything in the Indenture to the contrary, all references to the

     Company and its consolidated Subsidiaries or to financial information prepared on a consolidated basis in accordance with GAAP shall be deemed to include the Company and its Subsidiaries as to which financial statements are prepared on a combined basis in accordance with GAAP and to financial information prepared on such a combined basis.

Notwithstanding anything in the Indenture to the contrary, an Unrestricted Subsidiary shall not be deemed to be a Subsidiary for purposes of the Indenture.

"Tax Sharing Agreement" means the Tax Sharing Agreement between CRBC and Chancellor Broadcasting, as in effect on the 9 3/8% Notes Issue Date.

"Unrestricted Subsidiary" means a Subsidiary of the Company created after the 9 3/8% Notes Issue Date and so designated by a resolution adopted by the Board of Directors of the Company, provided that

     (a) neither the Company nor any of its other Subsidiaries (other than Unrestricted Subsidiaries)

        (1) provides any credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or

        (2) is directly or indirectly liable for any Indebtedness of such Subsidiary,

     (b) the creditors with respect to Indebtedness for borrowed money of such Subsidiary, having a principal amount in excess of $5,000,000, have agreed in writing that they have no recourse, direct or indirect, to the Company or any other Subsidiary of the Company (other than Unrestricted Subsidiaries), including, without limitation, recourse with respect to the payment of principal of or interest on any Indebtedness of such Subsidiary and

     (c) at the time of designation of such Subsidiary such Subsidiary has no property or assets (other than de minimis assets resulting from the initial capitalization of such Subsidiary).

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Company's Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. Until otherwise designated by the Board of Directors of the Company, National Cable Communications, L.P., a Delaware limited partnership, shall be an Unrestricted Subsidiary.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

     (a) the then outstanding aggregate principal amount of such Indebtedness into

     (b) the total of the product obtained by multiplying

        (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

        (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

     (a) the then outstanding aggregate principal amount of such Indebtedness into

     (b) the total of the product obtained by multiplying

        (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

        (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.


                         BOOK-ENTRY; DELIVERY AND FORM



Except as set forth below, your new notes will be represented by one or more permanent global certificates in definitive, fully registered form. The global certificate will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Persons who have accounts with the DTC are referred to herein as participants.



The Global Certificate. We expect that pursuant to procedures established by DTC



- upon the issuance of the global certificate, DTC or its custodian will credit, on its internal system, the aggregate principal amount of new notes of your beneficial interest represented by these global securities to your account if you have an account with the DTC and



- your ownership of a beneficial interest in the global certificate will be shown on, and the transfer of your ownership will be effected only through, records maintained by DTC or its nominee, if you are a participant, and the records of participants, if you hold your interest through a participant.



You may own a beneficial interest in the global certificate only if you have an account with DTC or if you hold your interest through a person with an account with DTC.



So long as DTC, or its nominee, is the registered owner or holder of the new notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of your new notes represented by the global certificate for all purposes. If you have an interest in the global certificate, you will not be able to transfer that interest except in accordance with DTC's procedures, in addition to those procedures provided for in the Indenture.



Payments of the principal, premium, if any, and interest on the global certificate will be made by to DTC or its nominee, as the case may be, as the registered owner of the global certificate. Neither we, the trustee, the paying agent nor the registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of your interest in the global certificate or for maintaining, supervising or reviewing any records relating to your interest.

We expect that DTC, or its nominee, upon receipt of any payment of principal, premium, if any, and interest in respect of the global certificate, will credit your account, if are a participant, with payments proportionate to your beneficial interest in the principal amount of the global certificate as shown on the records of DTC or its nominee. We also expect that, if you hold your beneficial interest in the global certificate through a participant, payments to you will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees. These payments will be the responsibility of participants who hold your interest.



If you have are a participant and transfer your new notes to a participant, the transaction will effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If you require delivery of a certificated security for any reason, including to sell new notes to persons in states that require physical delivery of the certificate, or to pledge your securities, you must transfer your interest in the global certificate in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.



DTC has advised us that it will take any action permitted to be taken by you, including the presentation of new notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the global certificate are credited and only as to the notes specified by the participants.



DTC has advised us as follows:



- DTC is a limited purpose trust company organized under the laws of the State of New York;



- a member of the Federal Reserve System;



- a "clearing corporation" within the meaning of the Uniform Commercial Code;
  and



- a "Clearing Agency" registered pursuant to the provisions of Section 17 A of the Exchange Act.



DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in the accounts of participants, eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.



Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global certificate among participants, it is under no obligation to perform these procedures, and these procedures may be discontinued at any time. Neither we nor the trustee will have any obligations under the rules and procedures governing their operations.



Certificated Securities. If at any time DTC is unwilling or unable to continue as depositary for the global certificate and we do not appoint a successor within 90 days, certificated securities will be issued in exchange for the global certificate.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR CREDIT FACILITY


On April 25, 1997, we closed our Second Amended and Restated Loan Agreement (as amended from time to time, the "Senior Credit Facility") with TD Securities
(USA) Inc. as arranging agent, The Bank of New York and Bankers Trust Company, as co-syndication agents, NationsBank of Texas, N.A. and Union Bank of California, as co-documentation agents, Toronto Dominion (Texas), Inc., as administrative agent (the "Administrative Agent"), and the financial institutions party thereto (the "Lenders"). The Senior Credit Facility initially provided for a maximum commitment of $1.75 billion, and upon consummation of the Chancellor Merger, the aggregate commitment under the Senior Credit Facility was increased to $2.50 billion. Loans under the Senior Credit Facility consist of:



- a $900.0 million term loan facility (the "Term Loan Facility") and



- a $1.60 billion revolving loan facility (the "Revolving Loan Facility" and, collectively with the Term Loan Facility, the "Loans").



The following description of certain provisions of the Senior Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Senior Credit Facility, a copy of which is available from us on request.


TERM LOAN FACILITY

The Term Loan Facility matures on June 30, 2005. The Term Loan Facility requires scheduled annual reductions of the principal balance of the Term Loan Facility outstanding on June 30, 2000, payable quarterly in equal quarterly amounts, commencing on September 30, 2000 in the following percentages:


- from 9/30/00 through and including 6/30/01, 15.00%;



- from 9/30/01 through and including 6/30/02, 20.00%;



- from 9/30/02 through and including 6/30/03, 20.00%;



- from 9/30/03 through and including 6/30/04, 20.00%; and



- from 9/30/04 through and including 6/30/05, 25.00%.



Mandatory or optional prepayments we make against the Term Loan Facility will not affect the reduction percentages set forth above.


REVOLVING LOAN FACILITY

The Revolving Loan Facility matures on June 30, 2005. The Revolving Loan Facility requires scheduled annual reductions of the Revolving Loan Commitment (as defined in the Senior Credit Facility) as of June 30, 2000, payable quarterly in equal quarterly amounts, commencing on September 30, 2000 in the following percentages:


- from 9/30/00 through and including 6/30/01, 15.00%;



- from 9/30/01 through and including 6/30/02, 20.00%;

- from 9/30/02 through and including 6/30/03, 20.00%;



- from 9/30/03 through and including 6/30/04, 20.00%; and



- from 9/30/04 through and including 6/30/05, 25.00%.



Voluntary reductions of the Revolving Loan Commitment we make shall not affect the reduction percentages set forth above.


ADDITIONAL FACILITY INDEBTEDNESS


We have the ability to incur additional indebtedness ("Additional Facility Indebtedness") in a principal amount not to exceed $250.0 million from one or more of the Lenders or any other institution acceptable to the Administrative Agent that agrees to extend such credit, provided that certain conditions under the Senior Credit Facility are complied with. As of the date hereof, we have not requested, and no Lender has issued, any commitment to extend such Additional Facility Indebtedness to us.


INTEREST RATE


The Loans bear interest at a rate equal to, at our option,



- the Prime Rate (as defined in the Senior Credit Facility) in effect from time to time plus the Applicable Margin (as defined) or



- the Eurodollar Rate (as defined in the Senior Credit Facility) as determined by the Administrative Agent for the respective interest period plus the Applicable Margin.


The Applicable Margin is calculated based on the Company's Total Leverage Ratio (as defined in the Senior Credit Facility) according to the table set forth below:

                                                         PRIME RATE   EURODOLLAR RATE
                                                         APPLICABLE     APPLICABLE
                 TOTAL LEVERAGE RATIO                      MARGIN         MARGIN
                 --------------------                    ----------   ---------------
Greater than 6.75......................................    1.625%          2.625%
Greater than 6.50 but less than or equal to 6.75.......    1.375%          2.375%
Greater than 6.00 but less than or equal to 6.50.......    1.125%          2.125%
Greater than 5.50 but less than or equal to 6.00.......    0.750%          1.750%
Greater than 5.00 but less than or equal to 5.50.......    0.375%          1.375%
Greater than 4.50 but less than or equal to 5.00.......    0.250%          1.250%
Greater than 4.00 but less than or equal to 4.50.......    0.125%          1.125%
Less than or equal to 4.00.............................    0.000%          1.000%

FEES


We are required to pay commitment fees on the aggregate unused amount of the Available Revolving Loan Commitment (as defined in the Senior Credit Facility) based on the Total Leverage Ratio for the most recent fiscal quarter end. If the Total Leverage Ratio is greater than or equal to 5.50, the corresponding commitment fee is 0.375%; if the Total Leverage Ratio is less than 5.50, the corresponding commitment fee is 0.250%. The

Administrative Agent will also receive such other customary fees as have been separately agreed to with us. We also are required to pay fees for outstanding letters of credit drawn under the Senior Credit Facility at a rate per annum on the amount of the Letter of Credit Obligations (as defined in the Senior Credit Facility) equal to the Applicable Margin for Eurodollar Loans plus an issuing bank fee of $2,000 for issuing, amending or renewing any letter of credit.


SECURITY AND GUARANTEES


The Senior Credit Facility is secured by:



- a pledge of all capital stock we own and our subsidiaries;



- a pledge of all of our capital stock;



- a non-recourse pledge of all capital stock of Chancellor Mezzanine Holdings Corporation owned by Chancellor Media;



- a pledge of all debt and equity securities of persons engaged in any Non-Core Business (as defined in the Senior Credit Facility) we purchase;



- a collateral assignment of all partnership interests held by our subsidiaries;



- a collateral assignment of all trust interests held by our subsidiaries;



- a collateral assignment of all limited liability company interests we hold;



- a downstream guarantee provided by Chancellor Mezzanine Holdings Corporation and its wholly owned subsidiary; and



- upstream guarantees provided by our subsidiaries.


COVENANTS


The Senior Credit Facility contains customary restrictive covenants, which, among other things and with certain exceptions, limit our ability to incur additional indebtedness and liens in connection therewith, enter into certain transactions with affiliates, pay dividends, consolidate, merge or effect certain asset sales, issue additional stock, effect an asset swap, make acquisitions and make capital expenditures and enter new lines of business.



Under the Senior Credit Facility, we are required to maintain specified financial ratios, based on its Senior Leverage Ratio and Total Leverage Ratio (in each case, as defined in the Senior Credit Facility), for specified periods of time. Under the Senior Credit Facility, we must not exceed the following ratios during the following periods of time:


              PERIOD ENDING                 SENIOR LEVERAGE RATIO   TOTAL LEVERAGE RATIO
              -------------                 ---------------------   --------------------
1/1/98 through 12/31/99...................      6.00 to 1.00            7.00 to 1.00
1/1/00 through 12/31/00...................      5.50 to 1.00            6.00 to 1.00
1/1/01 through 12/31/01...................      3.75 to 1.00            5.25 to 1.00
1/1/02 and thereafter.....................      3.50 to 1.00            5.25 to 1.00

Under the Senior Credit Facility, we may not, as of the end of any fiscal quarter, allow our ratio of the sum of Operating Cash Flow plus the Available Revolving Commitment (in each case, as defined in the Senior Credit Facility) during the last fiscal four-quarter period to Pro Forma Fixed Changes (as defined in the Senior Credit Facility) for the four-quarter period beginning on the day following that fiscal quarter end, to be less than 1.05 to 1.00.



Under the Senior Credit Facility, we also are required to comply with certain other financial tests, such as a specified ratio of Operating Cash Flow to Cash Interest Expense (as each such term is defined in the Senior Credit Facility).


USE OF PROCEEDS


The Senior Credit Facility requires that the Net Proceeds from any Permitted Asset Sale (in each case, as defined in the Senior Credit Facility) be applied, at our election, to the Term Loan Facility or the Revolving Loan Facility or any combination thereof. In the alternative, we may elect to make an acquisition with the Net Proceeds, so long as we have entered into a contract for such acquisition within 12 months from the date of such Permitted Asset Sale and have concluded the purchase with 18 months from the date of such Permitted Asset Sale. In addition, 50% of Net Proceeds from any Subordinated Indebtedness we issue, other than the assumption or refinancing of the 9 3/8% Notes and the 8 3/4% Notes, may be applied, at our election, to the Term Loan Facility or the Revolving Loan Facility or any combination thereof. To the extent that we elect to apply any amounts described in this paragraph to the Revolving Loan Facility, the commitments under such facility will not be permanently reduced and will be available for subsequent borrowing by us.


EVENTS OF DEFAULT


The Senior Credit Facility contains customary events of default, including:



- the default in the payment of any interest, reimbursement amounts with respect to letters of credit, or fees or other amounts payable to the Lenders (other than principal) when due which is not cured within five days from the date that such payment was due;



- the default in the payment of any principal amount when due;



- the default in the performance or observance of certain representations, warranties, covenants and agreements contained in the Senior Credit Facility;



- a Senior Credit Facility Change of Control (as defined below);



- the entry of an order for relief, winding-up or liquidation under Title 11 of the United States Code or similar federal or state laws against Chancellor Media, Chancellor Mezzanine Holdings Corporation or us;



- the voluntary commencement by us of bankruptcy proceedings under Title 11 of the United States Code or similar federal or state laws, or the commencement of involuntary bankruptcy proceedings against us, which are not diligently contested or which continue undismissed for a period of 45 consecutive days;

- the entry of a judgment against us which, individually or when aggregated with other such judgments, exceeds $10 million;



- the failure to satisfy certain minimum employee benefit funding standards;



- the acceleration of the maturity of


  (a) our Subordinated Indebtedness or


  (b) any of our other indebtedness in an aggregate principal amount exceeding $3 million;



- any event which would permit the acceleration of such subordinated indebtedness or such other indebtedness which has not been cured or waived in writing within any applicable cure period;



- any event which does not permit acceleration of such Subordinated Indebtedness or such other indebtedness but requires us to purchase or acquire such Subordinated Indebtedness or such other indebtedness;



- any material default under any Interest Hedge Agreement (as defined in the Senior Credit Facility) with a notional principal amount of $6 million or more;



- the issuance by the FCC of a revocation order based on alleged alien ownership of us;



- the final, non-appealable termination or revocation of any material FCC license or failure to renew any such license;



- the failure of any security document or note under the Senior Credit Facility to be in effect; or



- the breach by Chancellor Mezzanine Holdings Corporation of the guarantee or stock pledge made by it pursuant to the Senior Credit Facility.



A "Senior Credit Facility Change of Control" will be deemed to have occurred under the Senior Credit Facility if:



- any Person (as defined in the Senior Credit Facility), other than Scott K. Ginsburg, Matthew Devine, Kenneth J. O'Keefe, James de Castro and Hicks Muse and its affiliates, shall individually or collectively control more than 51% on a fully diluted basis of the voting power of Chancellor Media; or



- Chancellor Mezzanine Holdings Corporation shall, directly or indirectly, cease to own all of our issued and outstanding common stock.


9 3/8% NOTES


The 9 3/8% Notes mature on October 1, 2004. Interest on the 9 3/8% Notes accrues at the rate of 9 3/8% per annum and is payable semiannually. The 9 3/8% Notes are our unsecured obligations, ranking subordinate in right of payment to all of our Senior Debt (as defined in the indenture governing the 9 3/8% Notes (the
"9 3/8% Indenture")), including the notes, and pari passu with the 8 3/4% Notes, the 10 1/2% Notes, the 8 1/8% Notes and the 9% Notes.



Substantially all of our subsidiaries fully and unconditionally guarantee the full and prompt payment of principal of all interest on the 9 3/8% Notes, and of all other obligations under the 9 3/8% Indenture. The indebtedness evidenced by each such guarantee is subordinated to each guarantor's Senior Debt, including the guarantees, on the same terms as the 9 3/8% Notes are subordinated to our Senior Debt.



The 9 3/8% Notes are redeemable, at our option, in whole at any time or in part from time to time, on and after February 1, 2000, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve month period commencing on February 1 of the year set forth below, plus, in each case, accrued and unpaid interest thereon to the date of redemption:


                            YEAR                              PERCENTAGE
                            ----                              ----------
2000........................................................   104.688%
2001........................................................   103.125
2002........................................................   101.563
2003 and thereafter.........................................   100.000


In addition, on or prior to January 31, 1999, we may redeem the 9 3/8% Notes with the net cash proceeds of one or more Public Equity Offerings (as defined in the 9 3/8% Indenture) at a redemption price of 108.203% or 107.031% of the principal amount thereof, plus, in each case, accrued and unpaid interest to the redemption date, during the respective 12-month periods commencing on February 1, 1997 and 1998; provided, however, that after any such redemption at least 75% of the aggregate principal amount of the 9 3/8% Notes originally issued must be outstanding. Our ability to optionally redeem the 9 3/8% Notes are subject to restrictions contained in the Senior Credit Facility, which limits the amount of debt subordinate to the indebtedness under the Senior Credit Facility that we may redeem.



Under the 9 3/8% Indenture, in the event we have a change of control (as defined in the 9 3/8% Indenture), each holder of 9 3/8% Notes will have the right to require us to repurchase, in whole or in part, such holder's 9 3/8% Notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any to the date of repurchase.



The 9 3/8% Indenture contains certain restrictive covenants which, among other things, impose limitations (subject to certain exceptions) on us with respect to:



- the payment of dividends or other distributions on capital stock and the purchase, redemption or retirement for value of shares of capital stock as any warrants, options or other rights for shares of capital stock;



- the incurrence of additional indebtedness;



- the incurrence of subsidiary indebtedness;



- the repayment of redemption of subordinated indebtedness other than in accordance with its scheduled repayment;



- sales of assets by us;



- asset swaps;



- transactions with stockholders and affiliates;

- the restriction of certain payments by subsidiaries to their respective parents;



- the creation of liens on our assets or its subsidiaries;



- the incurrence of indebtedness senior to the 9 3/8% Notes and subordinate to our other indebtedness;



- investments by us or its subsidiaries;



- the issuance of preferred stock by any of our subsidiaries;



- sales and leasebacks by us or its subsidiaries;



- the guarantee of indebtedness;



- the conduct of business other than the ownership and operation of radio broadcast stations and businesses reasonably related thereto; and



- the merger or sale of all or substantially all our assets.


Upon the happening of certain events of default specified in the 9 3/8% Indenture, the trustee for the 9 3/8% Notes may, and the trustee upon the request of holders of 25% in principal amount then outstanding of the 9 3/8% Notes shall, or the holders of at least 25% in principal amount of outstanding 9 3/8% Notes may, declare the principal amount then outstanding of and accrued but unpaid interest, if any, on all of such 9 3/8% Notes to be due and payable. Upon the happening of certain other events of default specified in the 9 3/8% Notes Indenture, the unpaid principal of and accrued but unpaid interest on all outstanding 9 3/8% Notes will automatically become due and payable without any action by the trustee or the holders of the 9 3/8% Notes.


We may terminate our obligations under the 9 3/8% Indenture at any time, and the obligations of the guarantors with respect thereto shall terminate, by delivering all outstanding 9 3/8% Notes of the appropriate series to the appropriate trustee for cancellation and paying all sums payable by it thereunder. We, at our option,



- will be discharged from any and all obligations with respect to the 9 3/8% Notes delivered, and the guarantor will be discharged from any and all obligations with respect to its guarantee of such 9 3/8% Notes, (except for certain of our obligations to register the transfer or exchange of such 9 3/8% Notes, replace stolen, lost or mutilated 9 3/8% Notes, maintain paying agencies and hold moneys for payment in trust) or



- need not comply with certain of the restrictive covenants with respect to the 9 3/8% Indenture, in each case, if we, in addition to satisfying certain other obligations, deposits with the appropriate trustee, in trust, U.S. legal tender or U.S. Government Obligations (in each case, as defined in the 9 3/8% Indenture) or a combination thereof which, through the payment of interest thereon and principal in respect thereof in accordance with their terms, will be sufficient to pay all the principal of and interest on 9 3/8% Notes to be defeased on the dates such payments are due in accordance with the terms of 9 3/8% Notes as well as the trustee's fees and expenses.

8 3/4% NOTES


The 8 3/4% Notes mature on June 15, 2007. Interest on the 8 3/4% Notes accrues at the rate of 8 3/4% per annum and is payable semiannually. The 8 3/4% Notes are our unsecured obligations, ranking subordinate in right of payment to all of our Senior Debt (as defined in the indenture governing the 8 3/4% Notes (the
"8 3/4% Indenture")), including the notes, and pari passu with the 9 3/8% Notes, the 10 1/2% Notes, the 8 1/8% Notes and the 9% Notes.



Substantially all of our subsidiaries fully and unconditionally guarantee the full and prompt payment of principal of all interest on the 8 3/4% Notes, and of all other obligations under the 8 3/4% Indenture. The indebtedness evidenced by each such guarantee is subordinated to each guarantor's Senior Debt, including the guarantees, on the same terms as the 8 3/4% Notes are subordinated to our Senior Debt.



The 8 3/4% Notes are redeemable, at our option, in whole at any time or in part from time to time, on and after June 15, 2002, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve month period commencing on June 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon to the date of redemption:


                            YEAR                               PERCENTAGE
                            ----                               ----------
2002........................................................    104.375%
2003........................................................    102.917
2004........................................................    101.458
2005 and thereafter.........................................    100.000


In addition, on or prior to June 15, 2000, we may redeem the 8 3/4% Notes with the net cash proceeds of one or more Public Equity Offerings (as defined in the 8 3/4% Indenture) at a redemption price of 108.75% of the principal amount thereof, plus accrued and unpaid interest to the redemption date; provided, however, that after any such redemption at least 75% of the aggregate principal amount of the 8 3/4% Notes originally issued must be outstanding. Our ability to optionally redeem the 8 3/4% Notes are subject to restrictions contained in the Senior Credit Facility, which limits the amount of debt subordinate to the indebtedness under the Senior Credit Facility that we may redeem.



Under the 8 3/4% Indenture, in the event we have a change of control (as defined in the 8 3/4% Indenture), each holder of 8 3/4% Notes will have the right to require repurchase, in whole or in part, such holder's 8 3/4% Notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any to the date of repurchase.



The 8 3/4% Indenture contains certain restrictive covenants which, among other things, impose limitations (subject to certain exceptions) on us with respect to:



- the payment of dividends or other distributions on capital stock and the purchase, redemption or retirement for value of shares of capital stock as any warrants, options or other rights for shares of capital stock;



- the incurrence of additional indebtedness;



- the incurrence of subsidiary indebtedness;



- the repayment or redemption of subordinated indebtedness other than in accordance with its scheduled repayment;

- sales of assets by us;



- asset swaps;



- transactions with stockholders and affiliates;



- the restriction of certain payments by subsidiaries to their respective parents;



- the creation of liens on our assets or our subsidiaries;



- the incurrence of indebtedness senior to the 8 3/4% Notes and subordinate to our other indebtedness;



- investments by us or our subsidiaries;



- the issuance of preferred stock by any of our subsidiaries;



- sales and leasebacks by us or our subsidiaries;



- the guarantee of indebtedness;



- the conduct of business other than the ownership and operation of radio broadcast stations and businesses reasonably related thereto; and



- the merger or sale of all or substantially all of our assets.


Upon the happening of certain events of default specified in the 8 3/4% Indenture, the trustee for the 8 3/4% Notes may, and the trustee upon the request of holders of 25% in principal amount then outstanding of the 8 3/4% Notes shall, or the holders of at least 25% in principal amount of outstanding 8 3/4% Notes may, declare the principal amount then outstanding of and accrued but unpaid interest, if any, on all of such 8 3/4% Notes to be due and payable. Upon the happening of certain other events of default specified in the 8 3/4% Indenture, the unpaid principal of and accrued but unpaid interest on all outstanding 8 3/4% Notes will automatically become due and payable without any action by the trustee or the holders of the 8 3/4% Notes.


We may terminate our obligations under the 8 3/4% Indenture at any time, and the obligations of the guarantors with respect thereto shall terminate, by delivering all outstanding 8 3/4% Notes of the appropriate series to the appropriate trustee for cancellation and paying all sums payable by it thereunder. We, at our option,



- will be discharged from any and all obligations with respect to the 8 3/4% Notes delivered, and the guarantor will be discharged from any and all obligations with respect to its guarantee of such 8 3/4% Notes, (except for certain of our obligations to register the transfer or exchange of such 8 3/4% Notes, replace stolen, lost or mutilated 8 3/4% Notes, maintain paying agencies and hold moneys for payment in trust) or



- need not comply with certain of the restrictive covenants with respect to the 8 3/4% Indenture, in each case, if we, in addition to satisfying certain other obligations, deposit with the appropriate trustee, in trust, U.S. legal tender or U.S. Government Obligations (in each case, as defined in the 8 3/4% Indenture) or a combination thereof which, through the payment of interest thereon and principal in respect thereof in accordance with their terms, will be sufficient to pay all the principal of and interest on 8 3/4% Notes to be defeased on the dates such payments are due in accordance with the terms of 8 3/4% Notes as well as the trustee's fees and expenses.

10 1/2% NOTES


The 10 1/2% Notes mature on January 15, 2007. Interest on the 10 1/2% Notes accrues at the rate of 10 1/2% per annum and is payable semiannually. The
10 1/2% Notes are our unsecured obligations, ranking subordinate in right of payment to all of our Senior Debt (as defined in the indenture governing the 10 1/2% Notes (the "10 1/2% Indenture")), including the notes, and pari passu with the 9 3/8% Notes, the 8 3/4% Notes, the 8 1/8% Notes and the 9% Notes.



Substantially all of our subsidiaries fully and unconditionally guarantee the full and prompt payment of principal of all interest on the 10 1/2% Notes, and of all other obligations under the 10 1/2% Indenture. The indebtedness evidenced by each such guarantee is subordinated to each guarantor's Senior Debt, including the guarantees, on the same terms as the 10 1/2% Notes are subordinated to our Senior Debt.



Except as described in the immediately following paragraph, the 10 1/2% Notes may not be redeemed at our option prior to January 15, 2002. During the twelve month period beginning January 15 of the years indicated below, the 10 1/2% Notes are redeemable at our option, in whole or in part, on at least 30 but not more than 60 days' notice to each holder of 10 1/2% Notes to be redeemed, at the redemption prices (expressed as percentages of the principal amount) set forth below, plus any accrued and unpaid interest and Liquidated Damages (as defined in the 10 1/2% Indenture), if any, to the applicable date of redemption.


                            YEAR                               PERCENTAGE
                            ----                               ----------
2002........................................................    105.250%
2003........................................................    103.938
2004........................................................    102.625
2005........................................................    101.313
2006 and thereafter.........................................    100.000


In addition, on or prior to January 15, 2000, we may redeem the 10 1/2% Notes with the net cash proceeds of one or more offerings of Equity Interests (as defined in the 10 1/2% Indenture) at a redemption price of 109.5% of the principal amount thereof, plus accrued and unpaid interest to the redemption date; provided, however, that after any such redemption at least 65% of the aggregate principal amount of the 10 1/2% Notes originally issued must be outstanding. Our ability to optionally redeem the 10 1/2% Notes are subject to restrictions contained in the Senior Credit Facility, which limits the amount of debt subordinate to the indebtedness under the Senior Credit Facility that we may redeem.



Under the 10 1/2% Indenture, in the event we have a change of control (as defined in the 10 1/2% Indenture), we shall be obligated to make an offer to repurchase all outstanding 10 1/2% Notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any to the date of repurchase.

The 10 1/2% Indenture contains certain restrictive covenants which, among other things, impose limitations (subject to certain exceptions) on us with respect to:



- the payment of dividends or other distributions on capital stock and the purchase, redemption or retirement for value of shares of capital stock as any warrants, options or other rights for shares of capital stock;



- the incurrence of additional indebtedness;



- the incurrence of subsidiary indebtedness;



- the repayment or redemption of subordinated indebtedness other than in accordance with its scheduled repayment;



- sales of assets by us;



- asset swaps;



- transactions with stockholders and affiliates;



- the restriction of certain payments by subsidiaries to their respective parents;



- the creation of liens on our assets or our subsidiaries;



- the incurrence of indebtedness senior to the 10 1/2% Notes and subordinate to our other indebtedness;



- investments by us or our subsidiaries;



- the issuance of preferred stock by any of our subsidiaries;



- sales and leasebacks by us or our subsidiaries;



- the guarantee of indebtedness;



- the conduct of business other than the ownership and operation of broadcast businesses or businesses related thereto, including media representation and sale of advertising; and



- the merger or sale of all or substantially all of our assets.


Upon the happening of certain events of default specified in the 10 1/2% Indenture, the trustee for the 10 1/2% Notes may, and the trustee upon the request of holders of 25% in principal amount then outstanding of the 10 1/2% Notes shall, or the holders of at least 25% in principal amount of outstanding 10 1/2% Notes may, declare the principal amount then outstanding of and accrued but unpaid interest, if any, on all of such 10 1/2% Notes to be due and payable. Upon the happening of certain other events of default specified in the 10 1/2% Indenture, the unpaid principal of and accrued but unpaid interest on all outstanding 10 1/2% Notes will automatically become due and payable without any action by the trustee or the holders of the 10 1/2% Notes.


We may terminate its obligations under the 10 1/2% Indenture at any time, and the obligations of the guarantors with respect thereto shall terminate, by delivering all outstanding 10 1/2% Notes of the appropriate series to the appropriate trustee for cancellation and paying all sums payable by it thereunder. We at our option,



- will be discharged from any and all obligations with respect to the 10 1/2% Notes delivered, and the guarantor will be discharged from any and all obligations with respect to its guarantee of such 10 1/2% Notes, (except for certain of our obligations to register the transfer or exchange of such 10 1/2% Notes, replace stolen, lost or mutilated 10 1/2% Notes, maintain paying agencies and hold moneys for payment in trust) or



- need not comply with certain of the restrictive covenants with respect to the 10 1/2% Indenture, in each case, if we in addition to satisfying certain other obligations, deposit with the appropriate trustee, in trust, U.S. cash or Government Securities (as defined in the 10 1/2% Indenture) or a combination thereof which, through the payment of interest thereon and principal in respect thereof in accordance with their terms, will be sufficient to pay all the principal of and interest on 10 1/2% Notes to be defeased on the dates such payments are due in accordance with the terms of 10 1/2% Notes as well as the trustee's fees and expenses.


8 1/8% NOTES


The 8 1/8% Notes mature on December 15, 2007. Interest on the 8 1/8% Notes accrues at the rate of 8 1/8% per annum and is payable semiannually. The 8 1/8% Notes are our unsecured obligations, ranking subordinate in right of payment to all of our Senior Debt (as defined in the indenture governing the 8 1/8% Notes (the "8 1/8% Indenture")), including the notes, and pari passu with the 9 3/8% Notes, the 10 1/2% Notes, the 8 3/4% Notes and the 9% Notes.



Substantially all of our subsidiaries fully and unconditionally guarantee the full and prompt payment of principal of all interest on the 8 1/8% Notes, and of all other obligations under the 8 1/8% Indenture. The indebtedness evidenced by each such guarantee is subordinated to each guarantor's Senior Debt, including the guarantees, on the same terms as the 8 1/8% Notes are subordinated to our Senior Debt.



The 8 1/8% Notes are redeemable, at our option, in whole at any time or in part from time to time, on and after December 15, 2002, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve month period commencing on December 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon to the date of redemption:


YEAR                                                          PERCENTAGE
----                                                          ----------
2002........................................................   104.063%
2003........................................................   102.708
2004........................................................   101.354
2005 and thereafter.........................................   100.000


In addition, on or prior to December 15, 2000, we may redeem the 8 1/8% Notes with the net cash proceeds of one or more Public Equity Offerings (as defined in the 8 1/8% Indenture) at a redemption price of 108.125% of the principal amount thereof, plus accrued and unpaid interest to the redemption date; provided, however, that after any such redemption at least 75% of the aggregate principal amount of the 8 1/8% Notes originally issued must be outstanding. Our ability to optionally redeem the 8 1/8% Notes are subject to restrictions contained in the Senior Credit Facility, which limits the amount of debt subordinate to the indebtedness under the Senior Credit Facility that we may redeem.



Under the 8 1/8% Indenture, in the event we have a change of control (as defined in the 8 1/8% Indenture),



- we will have the option, at any time on or prior to December 15, 2000, to redeem the 8 1/8% Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined in the 8 1/8% Indenture), together with accrued and unpaid interest, if any, to the date of redemption, and



- if we do not so redeem the 8 1/8% Notes or if such change of control occurs after December 15, 2000, each holder of 8 1/8% Notes will have the right to require us to repurchase, in whole or in part, such holder's 8 1/8% Notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.



The 8 1/8% Indenture contains certain restrictive covenants which, among other things, impose limitations (subject to certain exceptions) on us with respect to:



- the payment of dividends or other distributions on capital stock and the purchase, redemption or retirement for value of shares of capital stock as any warrants, options or other rights for shares of capital stock;



- the incurrence of additional indebtedness;



- the incurrence of subsidiary indebtedness;



- the repayment or redemption of subordinated indebtedness other than in accordance with its scheduled repayment;



- sales of assets by us;



- asset swaps;



- transactions with stockholders and affiliates;



- the restriction of certain payments by subsidiaries to their respective parents;



- the creation of liens on our assets or our subsidiaries;



- the incurrence of indebtedness senior to the 8 1/8% Notes and subordinate to our other indebtedness;



- investments by us or our subsidiaries;



- the issuance of preferred stock by any of our subsidiaries;



- sales and leasebacks by us or its subsidiaries;



- the guarantee of indebtedness;



- the conduct of business other than the ownership and operation of broadcast businesses or businesses reasonably related thereto; and



- the merger or sale of all or substantially all of our assets.

Upon the happening of certain events of default specified in the 8 1/8% Indenture, the trustee for the 8 1/8% Notes may, and the trustee upon the request of holders of 25% in principal amount then outstanding of the 8 1/8% Notes shall, or the holders of at least 25% in principal amount of outstanding 8 1/8% Notes may, declare the principal amount then outstanding of and accrued but unpaid interest, if any, on all of such 8 1/8% Notes to be due and payable. Upon the happening of certain other events of default specified in the 8 1/8% Indenture, the unpaid principal of and accrued but unpaid interest on all outstanding 8 1/8% Notes will automatically become due and payable without any action by the trustee or the holders of the 8 1/8% Notes.


We may terminate its obligations under the 8 1/8% Indenture at any time, and the obligations of the guarantors with respect thereto shall terminate, by delivering all outstanding 8 1/8% Notes of the appropriate series to the appropriate trustee for cancellation and paying all sums payable by it thereunder. We, at our option,



- will be discharged from any and all obligations with respect to the 8 1/8% Notes delivered, and the guarantor will be discharged from any and all obligations with respect to its guarantee of such 8 1/8% Notes, (except for certain of our obligations to register the transfer or exchange of such 8 1/8% Notes, replace stolen, lost or mutilated 8 1/8% Notes, maintain paying agencies and hold moneys for payment in trust) or



- need not comply with certain of the restrictive covenants with respect to the 8 1/8% Indenture, in each case, if we, in addition to satisfying certain other obligations, deposit with the appropriate trustee, in trust, U.S. legal tender or U.S. Government Obligations (in each case, as defined in the 8 1/8% Indenture) or a combination thereof which, through the payment of interest thereon and principal in respect thereof in accordance with their terms, will be sufficient to pay all the principal of and interest on 8 1/8% Notes to be defeased on the dates such payments are due in accordance with the terms of 8 1/8% Notes as well as the trustee's fees and expenses.


9% NOTES


The 9% Notes mature on October 1, 2008. Interest on the 9% Notes accrues at the rate of 9% per annum and is payable semiannually. The 9% Notes are our unsecured obligations, ranking subordinate in right of payment to all of our Senior Debt (as defined in the indenture governing the 9% Notes (the "9% Indenture")), including the notes, and pari passu with the 9 3/8% Notes, the 10 1/2% Notes, the 8 3/4% Notes and the 8 1/8% Notes.



Substantially all of our subsidiaries fully and unconditionally guarantee the full and prompt payment of principal of all interest on the 9% Notes, and of all other obligations under the 9% Indenture. The indebtedness evidenced by each such guarantee is subordinated to each guarantor's Senior Debt, including the guarantees, on the same terms as the 9% Notes are subordinated to our Senior Debt.



The 9% Notes are redeemable, at our option, in whole at any time or in part from time to time, on and after October 1, 2003, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve month period commencing on October 1 of the years set forth below, plus, in each case, accrued and unpaid interest thereon to the date of redemption:

YEAR                                                  PERCENTAGE
----                                                  ----------
2003................................................    106.50%
2004................................................    105.50%
2005................................................    104.50%
2006................................................    103.50%
2007................................................    102.00%
2008................................................    100.00%


In addition, on or prior to October 1, 2000, we may, at our option, use the net cash proceeds of one or more Public Equity Offerings (as defined) to redeem the notes, in part, at a redemption price equal to 109% of the principal amount thereof plus accrued and unpaid interest to the date of redemption; provided, however, that after any such redemption thereon the aggregate principal amount of the 9% Notes outstanding must equal at least 75% of the aggregate principal amount of the notes originally issued. Our ability to optionally redeem the 9% Notes are subject to restrictions contained in the Senior Credit Facility, which limits the amount of debt subordinate to the indebtedness under the Senior Credit Facility that we may redeem.



Under the 9% Indenture, in the event we have a change of control (as defined in the 9% Indenture),



     - we will have the option, at any time on or prior to October 1, 2000, to redeem the 9% Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined in the 9% Indenture), together with accrued and unpaid interest, if any, to the date of redemption, and



     - if we do not so redeem the 9% Notes or if such change of control occurs after October 1, 2000, each holder of 9% Notes will have the right to require us to repurchase, in whole or in part, such holder's 9% Notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.



The 9% Indenture contains certain restrictive covenants which, among other things, impose limitations (subject to certain exceptions) on us with respect to:



     - the payment of dividends or other distributions on capital stock and the purchase, redemption or retirement for value of shares of capital stock as any warrants, options or other rights for shares of capital stock;



     - the incurrence of additional indebtedness;



     - the incurrence of subsidiary indebtedness;



     - the repayment or redemption of subordinated indebtedness other than in accordance with its scheduled repayment;



     - sales of assets by us;



     - asset swaps;



     - transactions with stockholders and affiliates;

     - the restriction of certain payments by subsidiaries to their respective parents;



     - the creation of liens on our assets or our subsidiaries;



     - the incurrence of indebtedness senior to the 9% Notes and subordinate to our other indebtedness;



     - investments by us or our subsidiaries;



     - the issuance of preferred stock by any of our subsidiaries;



     - sales and leasebacks by us or our subsidiaries;



     - the guarantee of indebtedness;



     - the conduct of business other than the ownership and operation of broadcast businesses or businesses reasonably related thereto; and



     - the merger or sale of all or substantially all of our assets.


Upon the happening of certain events of default specified in the 9% Indenture, the trustee for the 9% Notes may, and the trustee upon the request of holders of 25% in principal amount then outstanding of the 9% Notes shall, or the holders of at least 25% in principal amount of outstanding 9% Notes may, declare the principal amount then outstanding of and accrued but unpaid interest, if any, on all of such 9% Notes to be due and payable. Upon the happening of certain other events of default specified in the 9% Indenture, the unpaid principal of and accrued but unpaid interest on all outstanding 9% Notes will automatically become due and payable without any action by the trustee or the holders of the 9% Notes.


We may terminate its obligations under the 9% Indenture at any time, and the obligations of the guarantors with respect thereto shall terminate, by delivering all outstanding 9% Notes of the appropriate series to the appropriate trustee for cancellation and paying all sums payable by it thereunder. We, at our option,



     - will be discharged from any and all obligations with respect to the 9% Notes delivered, and the guarantor will be discharged from any and all obligations with respect to its guarantee of such 9% Notes, (except for certain of our obligations to register the transfer or exchange of such 9% Notes, replace stolen, lost or mutilated 9% Notes, maintain paying agencies and hold moneys for payment in trust) or



     - need not comply with certain of the restrictive covenants with respect to the 9% Indenture, in each case, if we, in addition to satisfying certain other obligations, deposits with the appropriate trustee, in trust, U.S. legal tender or U.S. Government Obligations (in each case, as defined in the 9% Indenture) or a combination thereof which, through the payment of interest thereon and principal in respect thereof in accordance with their terms, will be sufficient to pay all the principal of and interest on 9% Notes to be defeased on the dates such payments are due in accordance with the terms of 9% Notes as well as the trustee's fees and expenses.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS



The following is a discussion of the material federal income tax considerations relevant to the exchange of your old notes for new notes. The discussion is based upon the Internal Revenue Code of 1986, Treasury regulations, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect you. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.



YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF EXCHANGING YOUR OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.


EXCHANGE OF OLD NOTES FOR NEW NOTES


The exchange of your old notes for new notes pursuant to the exchange offer should not constitute a sale or an exchange for federal income tax purposes. You will have a basis for the new notes equal to the basis of your old notes and your holding period for the new notes will include the period during which your old notes were held. Accordingly, such exchange should have no federal income tax consequences to you.


                              PLAN OF DISTRIBUTION


If you are a broker-dealer that receives new notes for your own account in exchange for your old notes pursuant to the exchange offer, where your old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of your new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by you in connection with resales of new notes received in exchange for your old notes where your old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to you for use in connection with any such resale. In
addition, until             , 1999, if you effect a transaction in the new notes
you may be required to deliver a prospectus.



Neither we nor the guarantors will receive any proceeds from any sale of new notes by broker-dealers. If you are a broker-dealer, new notes you receive for your own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. You may make resales directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. If you are a broker-dealer that resells new notes that were received by you for your own account pursuant to the exchange offer and you participate in a distribution of your new notes, you may be deemed to be an

"underwriter" within the meaning of the Securities Act, and any profit on any resale of new notes and any commissions or concessions received by you may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that you will deliver and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act.



For a period of 180 days after the registration statement is declared effective, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to you, if you are a broker-dealer that requests these documents in the Letter of Transmittal or otherwise. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any broker-dealers and will indemnify you (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.


                                 LEGAL MATTERS


The validity of the new notes offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, Dallas, Texas and New York, New York.


                                    EXPERTS


The consolidated financial statements and financial statement schedule of CMCLA and subsidiaries as of December 31, 1997 and 1998 and for the years then ended included in this registration statement, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.



The consolidated financial statements of CMCLA and subsidiaries, the financial statements of WLIT Inc., and the combined financial statements of KYSR Inc. and KIBB Inc., have been audited by KPMG LLP, independent certified public accountants, to the extent and for the periods indicated in their reports thereon, which reports are included herein. Such financial statements are included herein in reliance upon the reports of KPMG LLP and upon the authority of said firm as experts in accounting and auditing.



The consolidated financial statements of Chancellor Radio Broadcasting Company and subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in this registration statement, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.



The combined statement of assets acquired as of April 3, 1998 and the related combined statements of revenues and direct operating expenses of KBIG-FM, KLDE-FM and WBIX-FM (formerly WNSR-FM) for each of the three years ended December 31, 1997 included in this registration statement, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

The statement of assets acquired as of May 29, 1998 and the related statements of revenues and direct operating expenses of KODA-FM for each of the two years ended December 31, 1997 included in this registration statement, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.



The financial statements of the Outdoor Advertising Division of Whiteco Industries, Inc. included in this registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report, and are included in reliance upon the authority of said firm as experts in auditing and accounting.



The financial statements of Martin Media as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.



The financial statements of Martin & MacFarlane, Inc. as of December 31, 1997 and 1996 and for each of the two years in the period ended December 31, 1997 and the six month period ended December 31, 1995, included in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.



The financial statements of Martin & MacFarlane, Inc. as of June 30, 1995 and for the year ended June 30, 1995, included in this registration statement, have been audited by Barbich Longcrier Hooper & King Accountancy Corporation, independent auditors, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.



The financial statements of The Broadcast Group, Inc. as of December 31, 1998 and 1997 and for the years then ended included in this registration statement have been included herein in reliance on the report of Kleiman, Carney & Greenbaum, independent accountants, given as the authorized firm as experts in accounting and auditing.

                  CHANCELLOR MEDIA CORPORATION OF LOS ANGELES


                        PRO FORMA FINANCIAL INFORMATION


     The unaudited pro forma condensed combined financial statements of Chancellor Media Corporation of Los Angeles ("CMCLA" and, together with its subsidiaries, the "Company") are presented using the purchase method of accounting for all acquisitions and reflect the combination of consolidated historical financial data of the Company and each of the companies acquired in the transactions completed by the Company during 1998 and 1999 and the elimination of the consolidated historical data of the stations disposed in the transactions completed by the Company during 1998 and 1999. The unaudited pro forma condensed combined balance sheet data at December 31, 1998 presents adjustments for the transactions completed in 1999 and the Pending Transactions, as if each such transaction had occurred at December 31, 1998. The unaudited pro forma condensed combined statement of operations data for the twelve months ended December 31, 1998 presents adjustments for the transactions completed by the Company in 1998 and 1999, the 1998 Financing Transactions and the Pending Transactions (excluding the acquisition of Petry Media Corporation), as if each such transaction occurred on January 1, 1998. The acquisition of Petry is excluded from the pro forma information included in this prospectus due to uncertainty regarding DOJ approval of the transaction. In the opinion of management of the Company, such information is not material to such pro forma presentations.


     The purchase method of accounting has been used in the preparation of the unaudited pro forma condensed combined financial statements. Under this method of accounting, the aggregate purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values. For purposes of the unaudited pro forma condensed combined financial statements, the purchase prices of the assets acquired have been allocated based primarily on information furnished by management of the acquired or to be acquired assets. The final allocation of the respective purchase prices of the assets acquired are determined a reasonable time after consummation of such transactions and are based on a complete evaluation of the assets acquired and liabilities assumed. Accordingly, the information presented herein may differ from the final purchase price allocation; however, such allocations are not expected to differ materially from the preliminary amounts.

     In the opinion of the Company's management, all adjustments have been made that are necessary to present fairly the pro forma data.

     The unaudited pro forma condensed combined financial statements should be read in conjunction with the respective financial statements and related notes thereto of the Company which have previously been reported. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the results of operations or financial position that would have been achieved had the transactions reflected therein been consummated as of the dates indicated, or of the results of operations or financial positions for any future periods or dates.

                  CHANCELLOR MEDIA CORPORATION OF LOS ANGELES


                       UNAUDITED PRO FORMA BALANCE SHEET
                              AT DECEMBER 31, 1998
                                 (IN THOUSANDS)


                                                             PRO FORMA         COMPANY
                                                            ADJUSTMENTS      AS ADJUSTED        PRO FORMA
                                             COMPANY          FOR THE          FOR THE       ADJUSTMENTS FOR
                                           HISTORICAL        COMPLETED        COMPLETED        THE PENDING       COMPANY
                                           AT 12/31/98    TRANSACTIONS(1)    TRANSACTIONS    TRANSACTION(2)     PRO FORMA
                                           -----------    ---------------    ------------    ---------------    ----------
ASSETS:
Current assets...........................  $  424,811        $ 12,564         $  437,375         $    --        $  437,375
Property and equipment, net..............   1,388,156          18,168          1,406,324           1,771         1,408,095
Intangible assets, net...................   5,056,047         332,169          5,388,216          88,229         5,476,445
Other assets.............................     358,893              --            358,893              --           358,893
                                           ----------        --------         ----------         -------        ----------
          Total assets...................  $7,227,907        $362,901         $7,590,808         $90,000        $7,680,808
                                           ==========        ========         ==========         =======        ==========
LIABILITIES AND STOCKHOLDER'S EQUITY:
Current liabilities......................  $  236,618        $  2,585         $  239,203         $    --        $  239,203
Long-term debt, excluding current
  portion................................   4,096,000         307,962          4,403,962          90,000         4,493,962
Deferred tax liabilities.................     453,134          42,858            495,992              --           495,992
Other liabilities........................      50,325             250             50,575              --            50,575
                                           ----------        --------         ----------         -------        ----------
          Total liabilities..............   4,836,077         353,655          5,189,732          90,000         5,279,732
STOCKHOLDER'S EQUITY:
Common stock.............................           1              --                  1                                 1
Additional paid in capital...............   2,670,510              --          2,670,510              --         2,670,510
Accumulated deficit......................    (278,681)          9,246           (269,435)             --          (269,435)
                                           ----------        --------         ----------         -------        ----------
          Total stockholder's equity.....   2,391,830           9,246          2,401,076              --         2,401,076
                                           ----------        --------         ----------         -------        ----------
          Total liabilities and
            stockholder's equity.........  $7,227,907        $362,901         $7,590,808         $90,000        $7,680,808
                                           ==========        ========         ==========         =======        ==========


   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

                  CHANCELLOR MEDIA CORPORATION OF LOS ANGELES


         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)


                                                                     PRO FORMA
                                                                    ADJUSTMENTS
                                                                      FOR THE          COMPANY AS
                                                       COMPANY        COMPANY           ADJUSTED         COMPANY
                                                      COMPLETED       AND THE           FOR THE         PRO FORMA
YEAR ENDED                              COMPANY     TRANSACTIONS     COMPLETED         COMPLETED         PENDING        COMPANY
DECEMBER 31, 1998                      HISTORICAL   HISTORICAL(3)   TRANSACTIONS      TRANSACTIONS   TRANSACTION(11)   PRO FORMA
-----------------                      ----------   -------------   ------------      ------------   ---------------   ----------
Gross revenues.......................  $1,440,357     $261,292       $      --         $1,701,649        $12,052       $1,713,701
Less: agency commissions.............    (166,501)     (28,372)             --           (194,873)        (1,329)        (196,202)
                                       ----------     --------       ---------         ----------        -------       ----------
Net revenues.........................   1,273,856      232,920              --          1,506,776         10,723        1,517,499
Operating expenses excluding
  depreciation and amortization......     682,061      118,666              --            800,727          6,150          806,877
Depreciation and amortization........     446,338       51,201          22,736(4)         578,345          5,984          584,329
                                                                        58,070(5)
Corporate general and
  administrative.....................      36,722       12,775            (570)(6)         48,927             --           48,927
Non-cash and non-recurring charges...      63,661        2,164          (2,164)(7)         63,661             --           63,661
                                       ----------     --------       ---------         ----------        -------       ----------
Operating income (loss)..............      45,074       48,114         (78,072)            15,116         (1,411)          13,705
Interest expense.....................     217,136       13,762         131,973(8)         362,871          6,632          369,503
Interest income......................     (15,650)        (643)             --            (16,293)            --          (16,293)
Gain on disposition of assets........    (123,845)      (3,158)             --           (127,003)            --         (127,003)
Gain on disposition of representation
  contracts..........................     (32,198)          --              --            (32,198)            --          (32,198)
Other (income) expense...............      (3,221)        (692)             --             (3,913)            --           (3,913)
                                       ----------     --------       ---------         ----------        -------       ----------
Income (loss) before income taxes....       2,852       38,845        (210,045)          (168,348)        (8,043)        (176,391)
Income tax expense (benefit).........      33,751           --         (79,433)(9)        (45,682)        (3,378)         (49,060)
                                       ----------     --------       ---------         ----------        -------       ----------
Net income (loss)....................     (30,899)      38,845        (130,612)          (122,666)        (4,665)        (127,331)
Preferred stock dividends............      17,601           --         (17,601)(10)            --             --               --
                                       ----------     --------       ---------         ----------        -------       ----------
Income (loss) attributable to common
  stock..............................  $  (48,500)    $ 38,845       $(113,011)        $ (122,666)       $(4,665)      $ (127,331)
                                       ==========     ========       =========         ==========        =======       ==========


   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET RELATED TO THE COMPLETED TRANSACTIONS

     (1) Reflects the Completed Transactions that were completed after December 31, 1998 as follows:

                                                              PURCHASE PRICE ALLOCATION
                       --------------------------------------------------------------------------------------------------------
                                            PROPERTY AND                                DEFERRED
COMPLETED              PURCHASE   CURRENT    EQUIPMENT,    INTANGIBLE      CURRENT         TAX           OTHER      ACCUMULATED
TRANSACTIONS            PRICE     ASSETS        NET        ASSETS, NET   LIABILITIES   LIABILITIES    LIABILITIES     DEFICIT
------------           --------   -------   ------------   -----------   -----------   -----------    -----------   -----------
Outdoor
  Acquisitions(a)....  $ 45,204   $ 2,346     $18,335       $ 25,110       $  (337)     $     --         $(250)       $    --
Cleveland
  Acquisitions(b)....   283,758    10,218       2,047        309,903        (2,248)      (36,162)(c)        --             --
Chicago
  Disposition(d).....   (21,000)       --      (2,214)        (2,844)           --        (6,696)           --         (9,246)
                       --------   -------     -------       --------       -------      --------         -----        -------
                       $307,962   $12,564     $18,168       $332,169       $(2,585)     $(42,858)        $(250)       $(9,246)
                       ========   =======     =======       ========       =======      ========         =====        =======

                        FINANCING
                       -----------
                       INCREASE IN
COMPLETED               LONG-TERM
TRANSACTIONS              DEBT
------------           -----------
Outdoor
  Acquisitions(a)....    $ 45,204
Cleveland
  Acquisitions(b)....     283,758
Chicago
  Disposition(d).....     (21,000)
                         --------
                         $307,962
                         ========

-------------------------

      (a) Subsequent to January 1, 1999, the Company acquired approximately 4,500 outdoor display faces from Triumph Outdoor Holdings and certain affiliated companies ("Triumph") for approximately $37,006 in cash including working capital and acquired approximately 100 additional billboards and outdoor displays in various transactions for approximately $8,198. The outdoor acquisitions aggregate purchase price of $45,204 has been allocated to property and equipment and intangible assets based upon a preliminary appraisal for Triumph and historical information from prior outdoor acquisitions. The amounts allocated to property and equipment consist primarily of advertising structures with an estimated average life of 15 years. The amounts allocated to intangible assets represent goodwill with an estimated average life of 40 years.

      (b) On January 28, 1999, the Company acquired Wincom Broadcasting Corporation which owns WQAL-FM in Cleveland. The Company had previously been operating WQAL-FM under a time brokerage agreement effective October 1, 1998. On February 2, 1999, the Company acquired five additional radio stations in Cleveland including (i) WDOK-FM and WRMR-AM from Independent Group Limited Partnership, (ii) WZAK-FM from Zapis Communications and (iii) Zebra Broadcasting Corporation which owns WZJM-FM and WJMO-AM. The six Cleveland stations were acquired for an aggregate purchase price of $283,758 in cash including working capital, subject to certain adjustments. The Company has assumed that the historical balances of net property and equipment acquired approximate fair value for the preliminary allocation of the purchase price and are based on information provided by management of the respective companies acquired. The Company, on a preliminary basis, has allocated the intangible assets to broadcast licenses with an estimated average life of 15 years based upon historical information from prior radio acquisitions.

      (c) Reflects a deferred tax liability related to the difference between the financial statement carrying amount and the tax basis of assets acquired in the stock acquisitions of Wincom Broadcasting Corporation and Zebra Broadcasting Corporation.


      (d) On April 16, 1999, the Company sold WMVP-AM in Chicago to ABC, Inc. for $21,000 in cash. The Company had previously entered into a time brokerage agreement to sell substantially all of the broadcast time of WMVP-AM effective September 10, 1998. The amounts allocated to accumulated deficit and deferred tax liabilities represent the gain on the disposition of WMVP-AM of $15,942 net of taxes of $6,696.

ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET RELATED TO THE PENDING TRANSACTION



     (2) Reflects the Pending Transaction as follows:



                                                                   PURCHASE PRICE ALLOCATION        FINANCING
                                                              -----------------------------------   ---------
                                                                           PROPERTY                 INCREASE
                                                                             AND       INTANGIBLE      IN
                                                              PURCHASE    EQUIPMENT,    ASSETS,     LONG-TERM
                    PENDING TRANSACTION                         PRICE       NET(A)       NET(B)       DEBT
                    -------------------                       ---------   ----------   ----------   ---------
Phoenix Acquisition(c)......................................   $90,000      $1,771      $88,229      $90,000


-------------------------


(a) The Company has assumed that historical balances of net property and equipment to be acquired approximate fair value for the preliminary allocation of the purchase price. Such amounts are based primarily on information provided by management of the respective companies to be acquired in the Pending Transaction.


(b) The Company, on a preliminary basis, has allocated the intangible assets to broadcast licenses with an estimated average life of 15 years. The amounts allocated to net intangible assets are preliminary and are based upon historical information from prior acquisitions.


(c) On September 15, 1998, the Company entered into an agreement to acquire KKFR-FM and KFYI-AM in Phoenix from The Broadcast Group, Inc. for $90,000 in cash plus various other direct acquisition costs. The Company began operating KKFR-FM and KFYI-AM under a time brokerage agreement effective November 5, 1998.

ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS RELATED TO THE COMPLETED TRANSACTIONS HISTORICAL



(3) The Completed Transactions historical condensed combined statement of operations for the year ended December 31, 1998 are summarized below:


                                                                  ACQUISITIONS
                            -----------------------------------------------------------------------------------------
                                                           MARTIN AS
                                                          ADJUSTED FOR                                      OTHER
                             CAPSTAR/SFX                   COMPLETED       PRIMEDIA        WHITECO         OUTDOOR
                            TRANSACTIONS    WWDC-FM/AM       MARTIN       ACQUISITION    ACQUISITION    ACQUISITIONS
       YEAR ENDED            HISTORICAL     HISTORICAL    TRANSACTIONS    HISTORICAL      HISTORICAL     HISTORICAL
    DECEMBER 31, 1998       1/1-12/31 (a)   1/1-6/1 (b)   1/1-7/31 (c)   1/1-10/23 (d)   1/1-12/1 (e)   1/1-12/31 (f)
    -----------------       -------------   -----------   ------------   -------------   ------------   -------------
Gross revenues...........      $34,324        $4,273        $54,472         $12,797        $128,565        $ 7,022
Less: agency
 commissions.............       (4,302)         (528)        (5,768)         (3,358)         (8,973)        (2,319)
                               -------        ------        -------         -------        --------        -------
Net revenues.............       30,022         3,745         48,704           9,439         119,592          4,703
Operating expenses
 excluding depreciation
 and amortization........       18,464         2,158         23,751           5,363          60,587          3,983
Depreciation and
 amortization............       21,435            45         16,068           2,350          10,342            692
Corporate general and
 administrative..........           --            --            924           2,794           6,759          1,817
Profit participation
 fee.....................           --            --             --              --           2,164             --
                               -------        ------        -------         -------        --------        -------
Operating income
 (loss)..................       (9,877)        1,542          7,961          (1,068)         39,740         (1,789)
Interest expense.........           --            62         11,189           1,972              35            197
Interest income..........           --           (18)          (381)             --             (58)            (4)
Gain on disposition of
 assets..................           --            --             --              --              --         (3,158)
Other (income) expense...           --           (49)          (557)             24          (1,082)           105
                               -------        ------        -------         -------        --------        -------
Income (loss) before
 income taxes............       (9,877)        1,547         (2,290)         (3,064)         40,845          1,071
Income tax expense.......           --            --             --              --              --             --
                               -------        ------        -------         -------        --------        -------
Net income (loss)........       (9,877)        1,547         (2,290)         (3,064)         40,845          1,071
Preferred stock
 dividends...............           --            --             --              --              --             --
                               -------        ------        -------         -------        --------        -------
Income (loss)
 attributable to common
 stock...................      $(9,877)       $1,547        $(2,290)        $(3,064)       $ 40,845        $ 1,071
                               =======        ======        =======         =======        ========        =======

                           ACQUISITIONS            DISPOSITIONS
                           -------------   ----------------------------
                                             WBAB-FM
                                             WBLI-FM
                             CLEVELAND       WGBB-AM         CHICAGO         COMPANY
                           ACQUISITIONS      WHFM-FM       DISPOSITION      COMPLETED
       YEAR ENDED           HISTORICAL      HISTORICAL     HISTORICAL      TRANSACTIONS
    DECEMBER 31, 1998      1/1-12/31 (g)   1/1-5/29 (h)   1/1-12/31 (i)     HISTORICAL
    -----------------      -------------   ------------   -------------    ------------
Gross revenues...........     $36,432        $(5,063)       $(11,530)        $261,292
Less: agency
 commissions.............      (4,859)           514           1,221          (28,372)
                              -------        -------        --------         --------
Net revenues.............      31,573         (4,549)        (10,309)         232,920
Operating expenses
 excluding depreciation
 and amortization........      20,962         (3,331)        (13,271)         118,666
Depreciation and
 amortization............         861             --            (592)          51,201
Corporate general and
 administrative..........         481             --              --           12,775
Profit participation
 fee.....................          --             --              --            2,164
                              -------        -------        --------         --------
Operating income
 (loss)..................       9,269         (1,218)          3,554           48,114
Interest expense.........         307             --              --           13,762
Interest income..........        (182)            --              --             (643)
Gain on disposition of
 assets..................          --                             --           (3,158)
Other (income) expense...         867             --              --             (692)
                              -------        -------        --------         --------
Income (loss) before
 income taxes............       8,277         (1,218)          3,554           38,845
Income tax expense.......          --             --              --               --
                              -------        -------        --------         --------
Net income (loss)........       8,277         (1,218)          3,554           38,845
Preferred stock
 dividends...............          --             --              --               --
                              -------        -------        --------         --------
Income (loss)
 attributable to common
 stock...................     $ 8,277        $(1,218)       $  3,554         $ 38,845
                              =======        =======        ========         ========

---------------


(a) On February 20, 1998, the Company entered into an agreement to acquire from Capstar KTXQ-FM and KBFB-FM in Dallas/Ft. Worth, KODA-FM, KKRW-FM and KQUE-AM in Houston, KPLN-FM and KYXY-FM in San Diego and WDRV-FM, WJJJ-FM, WXDX-FM and WDVE-FM in Pittsburgh (collectively, the "Capstar/SFX Stations") for an aggregate purchase price of approximately $637,500 in a series of purchases and exchanges over a period of three years (the "Capstar/ SFX Transaction"). The Company also provided a loan to Capstar in the principal amount of $150,000 as part of the Capstar/SFX Transaction. The Capstar/SFX Stations were acquired by Capstar as part of Capstar's acquisition of SFX on May 29, 1998. This adjustment reflects the following aspects of the Capstar/SFX Transaction:



     (i) On May 29, 1998, the Company exchanged WAPE-FM and WFYV-FM in Jacksonville (valued at $53,000) for Capstar station KODA-FM in Houston. As part of the KODA-FM transaction, the Company also paid cash of $90,250 to the owners of KVET-AM, KVET-FM and KASE-FM, who simultaneously transferred such stations to Capstar. Thus, this adjustment records the results of operations of KODA-FM for the period January 1, 1998 to May 29, 1998. Chancellor entered into a time brokerage agreement to sell substantially all of the broadcast time of WAPE-FM and WFYV-FM effective July 1, 1996. Therefore, the results of operations of WAPE-FM and WFYV-FM are not included in the Company's historical condensed statement of operations for the year ended December 31, 1998.




     (ii) The Company began operating the remaining ten Capstar/SFX stations under time brokerage agreements effective May 29, 1998 pending the consummation of the Capstar merger. Thus, this adjustment records the results of operations of the ten Capstar/SFX stations and the related LMA fee payment to Capstar of $20,594 for the period January 1, 1998 to May 29, 1998.




     (iii) On February 1, 1999, the Company began operating WKNR-FM in Cleveland under a time brokerage agreement with Capstar, pending the consummation of the Capstar merger. WKNR-FM was acquired by Capstar as part of Capstar's acquisition of SFX on May 29, 1998. Therefore, in addition to the above items, this adjustment records the results of operations of WKNR-FM for the year ended December 31, 1998.




     The Capstar stations currently operated under time brokerage agreements will be acquired by Chancellor Media as part of its pending merger with Capstar. The Company intends to continue operating these stations under time brokerage agreements and paying LMA fees to Capstar subsequent to consummation of Chancellor Media's merger with Capstar.



(b) On June 1, 1998, the Company acquired WWDC-FM/AM in Washington, D.C. from Capitol Broadcasting Company and its affiliates for $74,062 in cash (including $2,062 for the purchase of the stations' accounts receivable) plus various other direct acquisition costs.



(c) On July 31, 1998, the Company acquired Martin Media and certain affiliated companies for a total purchase price of $615,117 which consisted of $612,848 in cash including various other direct acquisition costs and the assumption of notes payable of $2,270. Martin is an outdoor advertising company with over 13,700 billboards and outdoor displays in 12 states serving 23 markets. As part of the Martin transaction, the Company acquired an asset purchase agreement with Kunz & Company and paid an additional $6,000 in cash for a purchase option deposit previously paid by Martin.



     Martin's historical condensed combined statements of operations for the year ended December 31, 1998 and pro forma adjustments related to the significant transactions completed by Martin prior to the acquisition of Martin (the "Completed Martin Transactions") are summarized below.

                                                                   OTHER        PRO FORMA         MARTIN AS
                                                                 COMPLETED     ADJUSTMENTS         ADJUSTED
                                                    MARTIN         MARTIN        FOR THE             FOR
                                                  ACQUISITION   ACQUISITIONS    COMPLETED         COMPLETED
                                                  HISTORICAL     HISTORICAL       MARTIN            MARTIN
          YEAR ENDED DECEMBER 31, 1998             1/1-7/31     1/1-7/31(i)    TRANSACTIONS      TRANSACTIONS
          ----------------------------            -----------   ------------   ------------      ------------
Gross revenues..................................    $52,345        $2,127         $   --           $54,472
Less: agency commissions........................     (5,612)         (156)            --            (5,768)
                                                    -------        ------         ------           -------
Net revenues....................................     46,733         1,971             --            48,704
Operating expenses excluding depreciation and
  amortization..................................     22,845           906             --            23,751
Depreciation and amortization...................     14,694            88          1,286(ii)        16,068
Corporate general and administrative............      2,919            --         (1,995)(iii)         924
                                                    -------        ------         ------           -------
Operating income................................      6,275           977            709             7,961
Interest expense................................     10,781            --            408(iv)        11,189
Interest income.................................       (381)           --             --              (381)
Other (income) expense..........................       (571)           14             --              (557)
                                                    -------        ------         ------           -------
Net income (loss)...............................    $(3,554)       $  963         $  301           $(2,290)
                                                    =======        ======         ======           =======


-------------------------


  (i) Prior to July 31, 1998, Martin acquired approximately 1,636 billboards and outdoor displays in various transactions for approximately $12,246.



  (ii) Reflects the adjustment to record incremental amortization of $1,286 for the period January 1, 1998 to July 31, 1998 related to the Completed Martin Transactions based upon an estimated average life of 5 years used by Martin for intangible assets. Historical depreciation expense of the Completed Martin Transactions is assumed to approximate depreciation expense on a pro forma basis. Actual depreciation and amortization may differ based upon final purchase price allocations.



  (iii)On July 31, 1997, Martin paid $6,000 to Kunz for an option to purchase approximately 1,000 display faces from its Kunz Outdoor Advertising division for $33,289 in cash plus various other direct acquisition costs. Martin began operating these 1,000 display faces under a management agreement effective July 31, 1997. Pursuant to the management agreement, Martin paid a management fee of $285 per month to Kunz. Reflects the elimination of management fees paid by Martin to Kunz of $1,995 for the period January 1, 1998 through July 31, 1998.



  (iv) Reflects the adjustment to increase interest expense by $408 in connection with the consummation of the Completed Martin Transactions based upon additional bank borrowings of $12,246 at 8.5%.



(d) On October 23, 1998, the Company acquired Primedia Broadcast Group, Inc. and certain of its affiliates, which own and operate eight FM stations in Puerto Rico, for a purchase price of $75,619 including various other direct acquisition costs.



(e) On December 1, 1998, the Company acquired the assets and working capital of the outdoor advertising division of Whiteco Industries, Inc., including approximately 22,500 billboards and outdoor displays in 34 states, for $981,698 in cash including various other direct acquisition costs.



(f) Other outdoor acquisitions consist of (i) approximately 670 billboards and outdoor displays acquired in 1998 for approximately $23,582; (ii) approximately 4,500 outdoor display faces acquired from Triumph for approximately $37,006 in cash including working capital in January and February 1999 and (iii) approximately 100 additional billboards and outdoor displays acquired for approximately $8,198 subsequent to January 1, 1999.



(g) On January 28, 1999, the Company acquired Wincom Broadcasting Corporation which owns WQAL-FM in Cleveland. The Company had previously been operating WQAL-FM under a time brokerage agreement effective October 1, 1998. On February 2, 1999, the Company acquired five additional radio stations in Cleveland including (i) WDOK-FM and WRMR-AM from Independent Group Limited Partnership, (ii) WZAK-FM from Zapis Communications and (iii) Zebra Broadcasting Corporation which owns WZJM-FM and WJMO-AM. The six Cleveland stations were acquired for an aggregate purchase price of $283,758 in cash including working capital, subject to certain adjustments.



(h) Chancellor began programming WBAB-FM, WBLI-FM, WGBB-AM and WHFM-FM in Long Island under a time brokerage agreement effective July 1, 1996. On May 29, 1998, as part of the Capstar/ SFX Transaction, the Company's time brokerage agreements regarding the Long Island properties were terminated. The Company's historical condensed statement of operations for the year ended December 31, 1998 includes the results of operations of WBAB-FM, WBLI-FM, WGBB-AM and WHFM-FM in Long Island for January 1, 1998 through May 29, 1998.



(i) On April 16, 1999, the Company sold WMVP-AM in Chicago to ABC, Inc. for $21,000 in cash. The Company entered into a time brokerage agreement to sell substantially all of the broadcast time of WMVP-AM effective September 10, 1998.



(4) Reflects incremental amortization related to the Completed Transactions and is based on the following allocation to intangible assets:





                                                                                                                 ADJUSTMENT
                                                      INCREMENTAL                                  HISTORICAL     FOR NET
                                                      AMORTIZATION   INTANGIBLE    AMORTIZATION   AMORTIZATION    INCREASE
             YEAR ENDED DECEMBER 31, 1998              PERIOD(A)     ASSETS, NET     EXPENSE        EXPENSE      (DECREASE)
             ----------------------------             ------------   -----------   ------------   ------------   ----------
   Denver Acquisition(b)............................    1/1-1/30     $   24,589      $   137        $    --       $   137
   Bonneville Option(b).............................     1/1-4/3        186,349        3,209             --         3,209
   KODA-FM(b).......................................    1/1-5/29         93,294        2,574            656         1,918
   WWDC-FM/AM(b)....................................     1/1-6/1         64,338        1,799             --         1,799
   Martin Acquisitions(c)...........................    1/1-7/31        264,803        6,618         12,994        (6,376)
   Other 1998 Outdoor Acquisitions(c)...............    1/1-8/31          8,782          146             --           146
   Primedia Acquisition(b)..........................   1/1-10/23         69,361        3,763          1,765         1,998
   Kunz Option(c)...................................   1/1-11/13         13,414          292             --           292
   Whiteco Acquisition(c)...........................    1/1-12/1        212,044        4,874          5,826          (952)
   Other 1999 Outdoor Acquisitions(c)...............   1/1-12/31         25,110          628            162           466
   Cleveland Acquisitions(b)........................   1/1-12/31        309,903       20,660            561        20,099
                                                                     ----------      -------        -------       -------
           Total....................................                 $1,271,987      $44,700        $21,964       $22,736
                                                                     ==========      =======        =======       =======


-------------------------


     (a) The incremental amortization period represents the period of the year that the acquisition was not completed. Actual amortization may differ based upon final purchase price allocations.



     (b) Intangible assets for the radio acquisitions consist primarily of FCC licenses which are amortized on a straight-line basis over an estimated average life of 15 years.



     (c) Intangible assets for the outdoor acquisitions consist primarily of goodwill which is amortized on a straight-line basis over an estimated average life of 40 years, except for the acquisition of Martin which includes non-compete agreements of $27,000 which are amortized on a straight-line basis over 5 years. The Martin goodwill of $237,803 includes $98,042 resulting from the recognition of deferred tax liabilities.



(5) Historical depreciation expense of the completed radio acquisitions is assumed to approximate depreciation expense on a pro forma basis. Actual depreciation may differ based upon final purchase price allocations. The following adjustments reflect incremental depreciation related to the completed outdoor acquisitions and are based on the following allocation to property and equipment:

                                                   INCREMENTAL     PROPERTY AND                    HISTORICAL    ADJUSTMENT
                                                   DEPRECIATION     EQUIPMENT,     DEPRECIATION   DEPRECIATION    FOR NET
            YEAR ENDED DECEMBER 31, 1998            PERIOD(A)         NET(A)        EXPENSE(A)      EXPENSE       INCREASE
            ----------------------------           ------------   --------------   ------------   ------------   ----------
   Martin Acquisition............................    1/1-7/31       $  431,253       $16,771         $3,074       $13,697
   Kunz Option...................................   1/1-11/13           26,849         1,556             --         1,556
   Other 1998 Outdoor Acquisitions...............   1/1-11/17           14,815           734             --           734
   Whiteco Acquisition...........................    1/1-12/1          748,940        45,907          4,516        41,391
   Other 1999 Outdoor Acquisitions...............   1/1-12/31           18,335         1,222            530           692
                                                                    ----------       -------         ------       -------
           Total.................................                   $1,240,192       $66,190         $8,120       $58,070
                                                                    ==========       =======         ======       =======


     --------------------


     (a) Property and equipment consists primarily of advertising structures and is depreciated on a straight-line basis over an estimated average 15 year life. The incremental depreciation period represents the period of the year that the acquisition was not completed.



(6) Reflects the elimination of management fees paid by the Company to Kunz of $570 for the period August 1, 1998 through September 30, 1998 in connection with the Kunz Option.



(7) Reflects the elimination of the profit participation fee paid by Whiteco to Metro Management Associates of $2,164 for the year ended December 31, 1998.



(8) Reflects the adjustment to interest expense in connection with the consummation of the Completed Transactions, the Company's 1998 Equity Offering completed on March 13, 1998, the repurchase of CMCLA's 12% exchange debentures on June 10, 1998, the repurchase of CMCLA's 12 1/4% exchange debentures on August 19, 1998, the offering by CMCLA of the 9% Notes on September 30, 1998 and the offering by CMCLA of the 8% Senior Notes on November 17, 1998:



                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                                     1998
                                                                 ------------
   Additional bank borrowings related to completed
     acquisitions..............................................   $2,292,899
                                                                  ==========
   Interest expense at 7.0%....................................   $  123,693
   Less: historical interest expense related to completed
     acquisitions..............................................      (13,762)
                                                                  ----------
   Net increase in interest expense............................      109,931
   Reduction in interest expense on bank debt related to the
     application of net proceeds of the following at 7.0%:
     Proceeds from the March 13, 1998 equity offering used to
        reduce bank borrowings by $673,000.....................       (9,553)
     CMCLA 9% Senior Subordinated Notes issuance on September
        30, 1998 for net proceeds of $730,000..................      (38,325)
     CMCLA 8% Senior Notes issuance on November 17, 1998 for
        net proceeds of $730,000...............................      (44,996)
   Interest expense on borrowings of $262,495 to finance the
     repurchase of CMCLA's 12% exchange debentures on June 10,
     1998......................................................        8,167
   Interest expense on borrowings of $143,836 to finance the
     repurchase of CMCLA's 12 1/4% exchange debentures on
     August 19, 1998...........................................        6,405
   Interest expense on CMCLA's $750,000 9% Senior Subordinated
     Notes issued September 30, 1998...........................       50,625
   Interest expense on CMCLA's $750,000 8% Senior Notes issued
     November 17, 1998.........................................       52,833
   Elimination of historical interest expense on the CMCLA 12%
     Subordinated Exchange Debentures from May 13, 1998 through
     June 10, 1998.............................................       (1,976)
   Elimination of historical interest expense on the CMCLA
     12 1/4% Subordinated Exchange Debentures from July 23,
     1998 through August 19, 1998..............................       (1,138)
                                                                  ----------
   Total adjustment for net increase in interest expense.......   $  131,973
                                                                  ==========



(9)  Reflects the tax effect of the pro forma adjustments.

(10) Reflects the elimination of preferred stock dividends on the 12% Preferred Stock and the 12 1/4% Preferred Stock of $17,601 for the year ended December 31, 1998, in connection with the exchange of the 12% Preferred Stock and 12 1/4% Preferred Stock into 12% Debentures and 12 1/4% Debentures, respectively, and the subsequent repurchase of all the 12% Debentures and 12 1/4% Debentures.


ADJUSTMENTS TO UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS RELATED TO THE PENDING TRANSACTION


(11) The detail of the historical financial data of the company to be acquired in the Pending Transaction for the year ended December 31, 1998 has been obtained from the historical financial statements of the respective companies and is summarized below:



                                                                            PRO FORMA
                                                             PHOENIX       ADJUSTMENTS      COMPANY
                                                           ACQUISITION       FOR THE       PRO FORMA
                       YEAR ENDED                           HISTORICAL       PENDING        PENDING
                   DECEMBER 31, 1998                      1/1 - 12/31(A)   TRANSACTION    TRANSACTION
                   -----------------                      --------------   ------------   ------------
Gross revenues..........................................     $12,052         $     --       $12,052
Less: agency commissions................................      (1,329)              --        (1,329)
                                                             -------         --------       -------
Net revenues............................................      10,723               --        10,723
Operating expenses excluding depreciation and
  amortization..........................................       6,150               --         6,150
Depreciation and amortization...........................         188            5,796(b)      5,984
                                                             -------         --------       -------
Operating income (loss).................................       4,385           (5,796)       (1,411)
Interest expense........................................         332            6,300(c)      6,632
                                                             -------         --------       -------
Income (loss) before income taxes.......................       4,053          (12,096)       (8,043)
Income tax expense (benefit)............................          --           (3,378)(d)    (3,378)
                                                             -------         --------       -------
Net income (loss).......................................     $ 4,053         $ (8,718)      $(4,665)
                                                             =======         ========       =======


-------------------------

(a) On September 15, 1998, the Company entered into an agreement to acquire KKFR-FM and KFYI-AM in Phoenix from The Broadcast Group, Inc. for $90,000 in cash. The Company began operating KKFR-FM and KFYI-AM under a time brokerage agreement effective November 5, 1998.

(b) Reflects incremental amortization related to the assets acquired in the Pending Transaction and is based on the allocation of the total consideration as follows:

PENDING TRANSACTION             INCREMENTAL    INTANGIBLE                   HISTORICAL    ADJUSTMENT
YEAR ENDED                      AMORTIZATION    ASSETS,     AMORTIZATION   AMORTIZATION    FOR NET
DECEMBER 31, 1998                PERIOD(I)        NET        EXPENSE(I)      EXPENSE       INCREASE
-------------------             ------------   ----------   ------------   ------------   ----------
Phoenix Acquisition...........   1/1-12/31      $88,229        $5,882          $ 86         $5,796
                                                -------        ------          ----         ------

-------------------------

       (i)
         Intangible assets are amortized on a straight-line basis over an estimated average 15 year life. The incremental amortization period represents the period of the year that the acquisition was not completed.

     Historical depreciation expense of the Pending Transaction is assumed to approximate depreciation expense on a pro forma basis. Actual depreciation and amortization may differ based upon final purchase price allocations.

(c) Reflects the adjustment to interest expense in connection with the consummation of the Pending Transaction:

                                                                  YEAR
                                                                 ENDED
                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Additional bank borrowings related to:
  Pending Acquisition.......................................    $ 90,000
                                                                --------
  Interest expense at 7.0%..................................    $  6,300
                                                                ========


(d)  Reflects the tax effect of the pro forma adjustments.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              -----
CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES
  Report of Independent Accountants.........................  F-4
  Independent Auditors' Report..............................  F-5
  Consolidated Balance Sheets as of December 31, 1997 and
     1998...................................................  F-6
  Consolidated Statements of Operations for the years ended
     December 31, 1996, 1997 and 1998.......................  F-7
  Consolidated Statements of Stockholder's Equity for the
     years ended December 31, 1996, 1997, and 1998..........  F-8
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1996, 1997
     and 1998...............................................  F-9
  Notes to Consolidated Financial Statements................  F-10
  Schedule II -- Valuation and Qualifying Accounts..........  F-38

CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES
  Report of Independent Accountants.........................  F-39
  Consolidated Balance Sheets as of December 31, 1995 and
     1996...................................................  F-40
  Consolidated Statements of Operations for the years ended
     December 31, 1994, 1995 and 1996.......................  F-41
  Consolidated Statements of Changes in Common Stockholder's
     Equity for the years ended December 31, 1994, 1995 and
     1996...................................................  F-42
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1994, 1995 and 1996.......................  F-43
  Notes to Consolidated Financial Statements................  F-44

  Consolidated Balance Sheets as of December 31, 1996 and
     June 30, 1997 (unaudited)..............................  F-60
  Consolidated Statements of Operations for the three months ended June 30, 1996 and 1997 and the six months ended
     June 30, 1996 and 1997 (unaudited).....................  F-61
  Consolidated Statement of Changes in Stockholder's Equity
     for the period ended June 30, 1997 (unaudited).........  F-62
  Consolidated Statements of Cash Flows for the six months
     ended June 30, 1996 and 1997 (unaudited)...............  F-63
  Notes to Consolidated Financial Statements (unaudited)....  F-64

OUTDOOR ADVERTISING DIVISION OF WHITECO INDUSTRIES, INC.
  Independent Auditors' Report..............................  F-70
  Balance Sheets as of December 31, 1996 and 1997 and
     September 30, 1998 (unaudited).........................  F-71
  Statements of Income for the years ended December 31,
     1995, 1996, 1997 and the nine months ended September
     30, 1997 and 1998 (unaudited)..........................  F-72
  Statements of Cash Flows for the years ended December 31,
     1995, 1996, 1997 and the nine months ended September
     30, 1997 and 1998 (unaudited)..........................  F-73
  Notes to Financial Statements (unaudited).................  F-74

MARTIN MEDIA
  Report of Independent Public Accountants..................  F-77
  Balance Sheets as of December 31, 1997 and 1996...........  F-78
  Statements of Operations for each of the years ended
     December 31, 1997, 1996 and 1995.......................  F-79
  Statements of Partners' Capital (Deficit) for each of the
     years ended December 31, 1997, 1996 and 1995...........  F-80
  Statements of Cash Flows for each of the years ended
     December 31, 1997, 1996 and 1995.......................  F-81
  Notes to Financial Statements.............................  F-82
  Statements of Operations for the six months ended June 30,
     1998 and 1997 (unaudited)..............................  F-91
  Statements of Cash Flows for the six months ended June 30,
     1998 and 1997 (unaudited)..............................  F-92
  Note to Financial Statements..............................  F-93

                                                              PAGE
                                                              -----
MARTIN & MACFARLANE, INC.
  Report of Independent Public Accountants..................  F-94
  Balance Sheets as of December 31, 1997 and 1996...........  F-95
  Statements of Income for each of the years ended December
     31, 1997 and 1996 and six month period ended December
     31, 1995...............................................  F-96
  Statements of Retained Earnings for each of the years
     ended December 31, 1997 and 1996 and six month period
     ended December 31, 1995................................  F-97
  Statements of Cash Flows for each of the years ended
     December 31, 1997 and 1996 and six month period ended
     December 31, 1995......................................  F-98
  Notes to Financial Statements.............................  F-99
  Independent Auditors' Report..............................  F-109
  Balance Sheet as of June 30, 1995.........................  F-110
  Statement of Income for the year ended June 30, 1995......  F-111
  Statement of Retained Earnings for the year ended June 30,
     1995...................................................  F-112
  Statement of Cash Flows for the year ended June 30,
     1995...................................................  F-113
  Notes to Financial Statements.............................  F-114
  Statements of Operations for the six months ended June 30,
     1998 and 1997 (unaudited)..............................  F-121
  Statements of Cash Flows for the six months ended June 30,
     1998 and 1997 (unaudited)..............................  F-122
  Note to Financial Statements..............................  F-123

KYSR INC. AND KIBB INC.
  Independent Auditors' Report..............................  F-124
  Combined Balance Sheets as of December 31, 1995 and 1996
     and June 30, 1997 (unaudited)..........................  F-125
  Combined Statements of Operations for the years ended
     December 31, 1994, 1995 and 1996 and the six months
     ended June 30, 1996 and 1997 (unaudited)...............  F-126
  Combined Statements of Cash Flows for the years ended
     December 31, 1994, 1995 and 1996 and the six months
     ended June 30, 1996 and 1997 (unaudited)...............  F-127
  Notes to Combined Financial Statements....................  F-128

WLIT INC.
  Independent Auditors' Report..............................  F-133
  Balance Sheets as of December 31, 1995 and 1996 and June
     30, 1997 (unaudited)...................................  F-134
  Statements of Earnings for the years ended December 31,
     1994, 1995 and 1996 and the six months ended June 30,
     1996 and 1997 (unaudited)..............................  F-135
  Statements of Cash Flows for the years ended December 31,
     1994, 1995 and 1996 and the six months ended June 30,
     1996 and 1997 (unaudited)..............................  F-136
  Notes to Financial Statements.............................  F-137

KBIG-FM, KLDE-FM AND WBIX-FM (FORMERLY WNSR-FM)
  Report of Independent Accountants.........................  F-142
  Combined Statement of Assets Acquired as of April 3,
     1998...................................................  F-143
  Combined Statements of Revenues and Direct Operating
     Expenses for the years ended December 31, 1995, 1996
     and 1997 and the three months ended March 31, 1997 and
     1998 (unaudited).......................................  F-144
  Notes to the Combined Financial Statements................  F-145

KODA-FM
  Report of Independent Accountants.........................  F-147
  Statement of Assets Acquired as of May 29, 1998...........  F-148
  Statements of Revenues and Direct Operating Expenses for
     the years ended December 31, 1996 and 1997 and the
     three months ended March 31, 1997 and 1998
     (unaudited)............................................  F-149
  Notes to the Financial Statements.........................  F-150

                                                              PAGE
                                                              -----
THE BROADCAST GROUP, INC.
  Independent Auditors' Report..............................  F-152
  Balance Sheets as of December 31, 1998 and 1997...........  F-153
  Statements of Stockholder's Equity (Deficit) for the years ended December 31, 1998 and 1997.......................  F-154
  Statements of Income for the years ended December 31, 1998 and 1997...............................................  F-155
  Statements of Cash Flows for the years ended December 31,
     1998 and 1997..........................................  F-156
  Notes to Financial Statements as of December 31, 1998 and
     1997...................................................  F-157

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholder of
Chancellor Media Corporation of Los Angeles:


     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholder's equity and cash flows present fairly, in all material respects, the financial position of Chancellor Media Corporation of Los Angeles and its subsidiaries at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


                                            PRICEWATERHOUSECOOPERS LLP

Dallas, Texas
February 10, 1999, except as to Note 16, which is as of March 15, 1999

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Chancellor Media Corporation of Los Angeles:

     We have audited the accompanying consolidated statements of operations, stockholder's equity and cash flows of Chancellor Media Corporation of Los Angeles (formerly Evergreen Media Corporation of Los Angeles) and subsidiaries for the year ended December 31, 1996. In connection with our audit of the consolidated financial statements, we have also audited the financial statement schedule for the year ended December 31, 1996. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Chancellor Media Corporation of Los Angeles and subsidiaries for the year ended December 31, 1996 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                            KPMG LLP

Dallas, Texas
January 31, 1997

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998
                 (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                     ASSETS

                                                                 1997         1998
                                                              ----------   ----------
Current assets:
  Cash and cash equivalents.................................  $   16,584   $   12,256
  Accounts receivable, less allowance for doubtful accounts
     of $12,651 in 1997 and $15,580 in 1998.................     239,744      352,646
  Other current assets (note 3).............................      34,811       59,909
                                                              ----------   ----------
          Total current assets..............................     291,139      424,811
Property and equipment, net (note 4)........................     159,797    1,388,156
Intangible assets, net (note 5).............................   4,404,443    5,056,047
Other assets, net (note 3)..................................     113,496      358,893
                                                              ----------   ----------
                                                              $4,968,875   $7,227,907
                                                              ==========   ==========
                        LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable and accrued expenses (note 6)............  $  178,415   $  236,618
Long-term debt (note 7).....................................   2,573,000    4,096,000
Deferred tax liabilities (note 10)..........................     361,640      453,134
Other liabilities...........................................      44,405       50,325
                                                              ----------   ----------
          Total liabilities.................................   3,157,460    4,836,077
                                                              ----------   ----------
Commitments and contingencies (notes 2, 7 and 11)
Redeemable preferred stock (note 8):
  Redeemable senior cumulative exchangeable preferred stock
     of subsidiary, par value $.01 per share; 1,000,000
     shares authorized, issued and outstanding in 1997;
     liquidation preference of $121,274.....................     119,445           --
  Redeemable cumulative exchangeable preferred stock of
     subsidiary, par value $.01 per share; 3,600,000 shares
     authorized and 2,117,629 shares issued and outstanding
     in 1997; liquidation preference of $223,519............     211,763           --
  Stockholder's equity (note 9):
  Common stock, $.01 par value. 1,040 shares authorized,
     issued and outstanding.................................           1            1
  Paid-in capital...........................................   1,637,628    2,670,510
  Accumulated deficit.......................................    (157,422)    (278,681)
                                                              ----------   ----------
          Total stockholder's equity........................   1,480,207    2,391,830
                                                              ----------   ----------
                                                              $4,968,875   $7,227,907
                                                              ==========   ==========

          See accompanying notes to consolidated financial statements.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                             (DOLLARS IN THOUSANDS)

                                                                1996       1997        1998
                                                              --------   --------   ----------
Gross revenues..............................................  $337,405   $663,804   $1,440,357
  Less agency commissions...................................    43,555     81,726      166,501
                                                              --------   --------   ----------
     Net revenues...........................................   293,850    582,078    1,273,856
                                                              --------   --------   ----------
Operating expenses:
  Operating expenses, excluding depreciation and
     amortization...........................................   174,344    316,248      682,061
  Depreciation and amortization.............................    93,749    185,982      446,338
  Corporate general and administrative......................     7,797     21,442       36,722
  Executive severance charge (note 13)......................        --         --       63,661
                                                              --------   --------   ----------
     Operating expenses.....................................   275,890    523,672    1,228,782
                                                              --------   --------   ----------
     Operating income.......................................    17,960     58,406       45,074
                                                              --------   --------   ----------
Other (income) expense:
  Interest expense..........................................    37,527     85,017      217,136
  Interest income...........................................      (477)    (1,922)     (15,650)
  Gain on disposition of assets (note 2)....................        --    (18,380)    (123,845)
  Gain on disposition of representation contracts...........        --         --      (32,198)
  Other (income) expense, net...............................        --        383       (3,221)
                                                              --------   --------   ----------
     Other (income) expense, net............................    37,050     65,098       42,222
                                                              --------   --------   ----------
     Income (loss) before income taxes and extraordinary
       item.................................................   (19,090)    (6,692)       2,852
Income tax expense (benefit) (note 10)......................    (2,896)     7,802       33,751
                                                              --------   --------   ----------
     Loss before extraordinary item.........................   (16,194)   (14,494)     (30,899)
Extraordinary loss, net of income tax benefit (notes 7 and
  8)........................................................        --      4,350       47,089
                                                              --------   --------   ----------
     Net loss...............................................   (16,194)   (18,844)     (77,988)
Preferred stock dividends (note 8)..........................        --     12,901       17,601
                                                              --------   --------   ----------
          Net loss attributable to common stock.............  $(16,194)  $(31,745)  $  (95,589)
                                                              ========   ========   ==========

          See accompanying notes to consolidated financial statements.

             CHANCELLOR CORPORATION OF LOS ANGELES AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                 (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                            COMMON STOCK                                    TOTAL
                                           ---------------    PAID-IN     ACCUMULATED   STOCKHOLDERS'
                                           AMOUNT   SHARES    CAPITAL       DEFICIT        EQUITY
                                           ------   ------   ----------   -----------   -------------
Balances at December 31, 1995............    $1     1,000    $  398,074    $ (93,498)    $  304,577
Net capital contributed by Parent........    --        --       264,848           --        264,848
Dividend to Parent.......................    --        --            --       (3,820)        (3,820)
Net loss.................................    --        --            --      (16,194)       (16,194)
                                             --     -----    ----------    ---------     ----------
Balances at December 31, 1996............     1     1,000       662,922     (113,512)       549,411
Net capital contributed by Parent........    --        --       974,706           --        974,706
Dividend to Parent.......................    --        --            --      (12,165)       (12,165)
Issuance of common stock in connection
  with the Katz Acquisition..............    --        40            --           --             --
Net loss.................................    --        --            --      (31,745)       (31,745)
                                             --     -----    ----------    ---------     ----------
Balances at December 31, 1997............     1     1,040     1,637,628     (157,422)     1,480,207
Net capital contributed by Parent........    --        --     1,032,882           --      1,032,882
Dividend to Parent.......................    --        --            --      (25,670)       (25,670)
Net loss.................................    --        --            --      (95,589)       (95,589)
                                                    -----    ----------    ---------     ----------
Balances at December 31, 1998............    $1     1,040    $2,670,510    $(278,681)    $2,391,830
                                             ==     =====    ==========    =========     ==========

          See accompanying notes to consolidated financial statements.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                             (DOLLARS IN THOUSANDS)

                                                            1996         1997          1998
                                                          ---------   -----------   -----------
Cash flows from operating activities:
  Net loss..............................................  $ (16,194)  $   (18,844)  $   (77,988)
  Adjustments to reconcile net loss to net cash provided
     by operating activities:
     Depreciation.......................................      7,707        14,918        47,027
     Amortization of goodwill, intangible assets and
       other assets.....................................     86,042       171,064       399,311
     Executive severance................................         --            --        16,000
     Provision for doubtful accounts....................      2,179         5,174         5,684
     Deferred income tax expense (benefit)..............     (4,353)       (3,829)       28,718
     Gain on sale of representation contracts...........         --            --       (32,198)
     Gain on disposition of assets......................         --       (18,380)     (123,845)
     Extraordinary loss, net of income tax benefit......         --         4,350        47,089
     Changes in certain assets and liabilities, net of
       effects of acquisitions:
       Accounts receivable..............................    (28,146)      (29,977)      (89,392)
       Other current assets.............................     (2,804)          733        (7,964)
       Accounts payable and accrued expenses............      3,991        20,004        58,027
       Other assets.....................................       (354)       (4,283)       (6,461)
       Other liabilities................................       (587)       (1,416)        3,623
                                                          ---------   -----------   -----------
          Net cash provided by operating activities.....     47,481       139,514       267,631
                                                          ---------   -----------   -----------
Cash flows from investing activities:
  Acquisitions, net of cash acquired....................   (458,332)   (1,631,505)   (1,995,991)
  Issuance of note receivable...........................         --            --      (150,000)
  Escrow deposits on pending acquisitions...............    (17,000)       (4,655)           --
  Proceeds from sale of assets..........................     32,000       269,250            --
  Payments made on purchases of representation
     contracts..........................................         --       (31,456)      (32,410)
  Payments for cost basis investments...................         --            --       (30,000)
  Payments received on sales of representation
     contracts..........................................         --         9,296        26,500
  Capital expenditures..................................     (6,543)      (11,666)      (43,461)
  Other.................................................    (12,063)      (22,273)      (65,807)
                                                          ---------   -----------   -----------
          Net cash used by investing activities.........   (461,938)   (1,423,009)   (2,291,169)
                                                          ---------   -----------   -----------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt..............    447,750     2,945,250     3,596,000
  Principal payments on long-term debt..................   (290,750)   (1,901,250)   (2,073,000)
  Net proceeds from issuance of common stock, preferred
     stock and warrants.................................    264,938       293,158     1,003,784
  Dividends to parent...................................     (3,820)      (10,914)      (25,670)
  Dividends on preferred stock..........................         --        (3,658)      (31,369)
  Payments for debt issuance costs......................     (3,941)      (25,567)      (47,318)
  Redemption of exchange debentures.....................         --            --      (403,217)
  Redemption of preferred stock.........................        (90)           --            --
                                                          ---------   -----------   -----------
          Net cash provided by financing activities.....    414,087     1,297,019     2,019,210
                                                          ---------   -----------   -----------
Increase (decrease) in cash and cash equivalents........       (370)       13,524        (4,328)
Cash and cash equivalents at beginning of year..........      3,430         3,060        16,584
                                                          ---------   -----------   -----------
Cash and cash equivalents at end of year................  $   3,060   $    16,584   $    12,256
                                                          =========   ===========   ===========

          See accompanying notes to consolidated financial statements.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business

     Chancellor Media Corporation of Los Angeles (formerly known as Evergreen Media Corporation of Los Angeles) ("CMCLA"), a wholly-owned subsidiary of Chancellor Media Corporation ("Chancellor Media"), (together with its subsidiaries, the "Company") is a diversified media company with operations in radio broadcasting, outdoor advertising and media representation. As of December 31, 1998, the Chancellor Radio Group portfolio (including 13 stations operated under time brokerage agreements) consisted of 119 radio stations (89 FM and 30
AM) concentrated in the top 30 markets in the United States and in Puerto Rico and a national radio network, the AMFM Radio Networks, which broadcasts advertising and syndicated programming shows to a national audience of approximately 66 million listeners in the United States (including approximately 39 million listeners from the Company's portfolio of stations). As of December 31, 1998, Chancellor Outdoor Group operated approximately 38,000 outdoor advertising display faces in 37 states. The media representation business consists of Katz Media Group, Inc. ("Katz"), a full-service media representation firm that sells national spot advertising time for clients in the radio and television industries throughout the United States and for the Company's portfolio of stations.

  (b) Principles of Consolidation

     The consolidated financial statements include the accounts of CMCLA and its subsidiaries, all of which are wholly owned. Significant intercompany balances and transactions have been eliminated in consolidation.

  (c) Prepaid Land Leases

     The majority of the Company's outdoor advertising structures are located on leased land. Land rent is typically paid in advance for periods ranging from one to twelve months. Prepaid land leases are expensed ratably over the related rental term.

  (d) Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs are charged to expense as incurred.

  (e) Intangible Assets

     Intangible assets consist primarily of broadcast licenses, goodwill and other identifiable intangible assets. Intangible assets resulting from acquisitions are valued based upon estimated fair values. The Company amortizes such intangible assets using the straight-line method over estimated useful lives ranging from one to 40 years. The Company continually evaluates the propriety of the carrying amount of goodwill and other intangible assets and related amortization periods to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of amortization periods. These evaluations consist of the projection of undiscounted cash flows over the remaining amortization periods of the related intangible assets. The projections are based on historical trend lines of actual results, adjusted for expected changes in operating results. To the extent such projections indicate that undiscounted cash flows is not expected to be adequate to recover the carrying amounts of the related intangible assets, such carrying amounts are written down by charges to expense. At this time, the Company believes that no impairment of goodwill or other intangible assets has occurred and that no revisions to the amortization periods are warranted.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

  (f) Debt Issuance Costs

     Costs related to the issuance of debt are capitalized and amortized over the terms of the related debt. In 1996, 1997 and 1998, the Company recorded amortization of debt issuance costs of $1,113, $1,337 and $3,768 respectively, which amounts are included in depreciation and amortization expense.

  (g) Barter Transactions

     The Company trades commercial air time and outdoor advertising space for goods and services used principally for promotional, sales and other business activities. An asset and liability is recorded at the fair market value of the goods or services received. Barter revenue is recorded and the liability relieved when commercials are broadcast or outdoor advertising space is utilized. Barter expense is recorded and the asset relieved when goods or services are received or used. Barter amounts are not significant to the Company's consolidated financial statements.

  (h) Income Taxes

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized. Income tax expense is the total of tax payable for the period and the change during the period in deferred tax assets and liabilities which impacted operations.

  (i) Revenue Recognition

     Radio broadcast revenue is derived from the sale of advertising time to local and national advertisers and is recognized as advertisements are broadcast. Outdoor advertising revenue is derived from contracts with advertisers for the rental of outdoor advertising space and is recognized on an accrual basis ratably over the terms of the contracts, which generally cover periods of one month up to five years. Media representation revenue is derived from commissions on sales of advertising time for radio and television stations under representation contracts by the Company's media representation firm, Katz, and is recognized as advertisements are broadcast.

     Fees received or paid pursuant to time brokerage agreements are recognized as gross revenues or amortized to expense, respectively, over the term of the agreement.

  (j) Representation Contracts

     Representation contracts typically may be terminated by either party upon written notice one year after receipt of such notice. In accordance with industry practice, in lieu of termination, a buyout agreement is typically entered into for the purchase of such contracts by the successor representation firm. The purchase price paid by the successor representation firm is based upon the historical commission income projected over the remaining contract period, including the evergreen or notice period, plus two months.

     Costs of obtaining representation contracts are deferred and amortized over the related period of benefit. Amortization of costs of obtaining representation contracts included in depreciation and amortization was $380 and $10,862 for the years ended December 31, 1997 and 1998, respectively. Gains on the disposition of representation contracts are recognized on the effective date of the buyout agreement as a component of other (income) expense.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

  (k) Statements of Cash Flows

     For purposes of the statements of cash flows, the Company considers temporary cash investments purchased with original maturities of three months or less to be cash equivalents.

     The Company paid approximately $37,042, $84,610 and $191,674 for interest in 1996, 1997 and 1998, respectively. Cash payments (refunds) for income taxes were $733, $11,079 and ($79) for 1996, 1997 and 1998, respectively.

  (l) Derivative Financial Instruments

     The Company's derivative financial instruments are used to manage well-defined interest rate risks related to interest on the Company's outstanding debt and are not used for trading purposes.

     As interest rates change under interest rate swap and collar agreements, the differential to be paid or received is recognized as an adjustment to interest expense. The Company's exposure to credit loss is minimal as its interest rate swap agreements are with the participating banks under the Company's senior credit facility.

  (m) Omission of Per Share Information

     Net loss per share is not presented as such information is not meaningful. All of the issued and outstanding shares of the Company's common stock have been owned, directly or indirectly, by Chancellor Media during the three-year period ended December 31, 1998.

  (n) Disclosure of Certain Significant Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In the opinion of management, credit risk with respect to trade receivables is limited due to the large number of diversified customers and the geographic diversification of the Company's customer base. The Company performs ongoing credit evaluations of its customers and believes that adequate allowances for any uncollectible trade receivables are maintained. At December 31, 1997 and 1998, no receivable from any customer exceeded 5% of stockholders' equity and no customer accounted for more than 10% of net revenues in 1996, 1997 or 1998.

  (o) Stock Option Plan

     The Company does not have any stock compensation plans under which it grants stock awards to employees. Chancellor Media grants stock options to the Company's officers and other key employees on behalf the Company. Chancellor Media accounts for its stock-based award plans in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, under which compensation expense is recorded to the extent that the current market price of the underlying stock exceeds the exercise price. Note 9(b) provides pro forma net income and pro forma earnings per share disclosures as if the stock-based awards had been accounted for using the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

  (p) Recently Issued Accounting Principle

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. Management does not anticipate that this Statement will have a material impact on the Company's consolidated financial statements.

  (q) Reclassifications

     Certain reclassifications have been made to prior years' consolidated financial statements to conform to the current year presentation.

(2) ACQUISITIONS AND DISPOSITIONS

  (a) Completed Transactions

     On January 17, 1996, the Company acquired Pyramid Communications, Inc. ("Pyramid"), a radio broadcasting company with nine FM and three AM radio stations in five radio markets (Chicago, Philadelphia, Boston, Charlotte and Buffalo) (the "Pyramid Acquisition"). The Pyramid Acquisition was effected through the merger of a wholly-owned subsidiary of the Company with and into Pyramid, with Pyramid surviving the merger as a wholly-owned subsidiary of the Company. The total purchase price, including closing costs, allocated to net assets acquired was approximately $316,343 in cash.

     On May 3, 1996, the Company acquired WKLB-FM in Boston from Fairbanks Communications for $34,000 in cash plus various other direct acquisition costs. On November 26, 1996, the Company exchanged WKLB-FM in Boston (now known as WROR-FM) for WGAY-FM in Washington, D.C. The exchange was accounted for as a like-kind exchange and no gain or loss was recognized upon consummation of the transaction. The Company had previously been operating WGAY-FM under a time brokerage agreement and selling substantially all of the broadcast time of WKLB-FM under a time brokerage agreement, in each case since June 17, 1996, pending completion of the exchange.

     On July 19, 1996, the Company sold WHTT-FM and WHTT-AM in Buffalo to Mercury Radio for $19,500 in cash, and on August 1, 1996, the Company sold WSJZ-FM in Buffalo to American Radio Systems for $12,500 in cash (collectively, the "Buffalo Stations"). The assets of the Buffalo Stations were classified as assets held for sale in the Pyramid Acquisition and no gain or loss was recognized by the Company upon consummation of the sales. The combined net income of the Buffalo stations of approximately $733 has been excluded from the consolidated statement of operations for the year ended December 31, 1996. The excess of the proceeds over the carrying amounts at the dates of sale approximated $2,561 (including interest costs during the holding period of approximately $1,169) and has been accounted for as an adjustment to the original purchase price of the Pyramid Acquisition. The Company had previously entered into time brokerage agreements (effective April 15, 1996 for WSJZ-FM and April 25, 1996 for WHTT-FM and WHTT-AM) to sell substantially all of the broadcast time of these stations pending completion of the sales.

     On August 14, 1996, the Company acquired KYLD-FM in San Francisco from Crescent Communications for $44,000 in cash plus various other direct acquisition costs. The Company had previously been operating KYLD-FM under a time brokerage agreement since May 1, 1996.

     On October 18, 1996, the Company acquired WEDR-FM in Miami from affiliates of the Rivers Group for $65,000 in cash plus various other direct acquisition costs.

     On January 31, 1997, the Company acquired WWWW-FM and WDFN-AM in Detroit from affiliates of Chancellor Radio Broadcasting Company ("CRBC") for $30,000 in cash plus various other direct acquisition costs. The Company had previously provided certain sales and promotional functions to WWWW-FM and

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

WDFN-AM under a joint sales agreement since February 14, 1996 and subsequently operated the stations under a time brokerage agreement since April 1, 1996.

     On January 31, 1997, the Company acquired KKSF-FM and KDFC-FM/AM in San Francisco from affiliates of the Brown Organization for $115,000 in cash plus various other direct acquisition costs. The Company had previously been operating KKSF-FM and KDFC-FM/AM under a time brokerage agreement since November 1, 1996. On July 21, 1997, the Company sold KDFC-FM to Bonneville International Corporation ("Bonneville") for $50,000 in cash. The assets of KDFC-FM were classified as assets held for sale in connection with the purchase price allocation of the acquisition of KKSF-FM and KDFC-FM/AM and no gain or loss was recognized by the Company upon consummation of the sale. The combined net income of KDFC-FM of approximately $934 has been excluded from the consolidated statement of operations for the year ended December 31, 1997. The excess of the proceeds over the carrying amount at the date of sale approximated $739 (including interest costs during the holding period of approximately $1,750) and has been accounted for as an adjustment to the original purchase price of the acquisition of KKSF-FM and KDFC-FM/AM.

     On April 1, 1997, the Company acquired WJLB-FM and WMXD-FM in Detroit from Secret Communications, L.P. ("Secret") for $168,000 in cash plus various other direct acquisition costs. The Company had previously been operating WJLB-FM and WMXD-FM under time brokerage agreements since September 1, 1996.

     On April 3, 1997, the Company exchanged WQRS-FM in Detroit (which the Company acquired on April 3, 1997 from Secret for $32,000 in cash plus various other direct acquisition costs), to affiliates of Greater Media Radio, Inc. in return for WWRC-AM in Washington, D.C. and $9,500 in cash. The exchange was accounted for as a like-kind exchange and no gain or loss was recognized upon consummation of the transaction. The net purchase price to the Company of WWRC-AM was therefore $22,500. The Company had previously been operating WWRC-AM under a time brokerage agreement since June 17, 1996.

     On May 1, 1997, the Company acquired WDAS-FM/AM in Philadelphia from affiliates of Beasley FM Acquisition Corporation for $103,000 in cash plus various other direct acquisition costs.

     On May 15, 1997, the Company exchanged five of its six stations in Charlotte, North Carolina (WPEG-FM, WBAV-FM/AM, WRFX-FM and WFNZ-AM) for two FM stations in Philadelphia (WIOQ-FM and WUSL-FM) owned by EZ Communications, Inc. ("EZ") in Philadelphia (the "Charlotte Exchange"), and also sold the Company's sixth radio station in Charlotte, WNKS-FM, to EZ for $10,000 in cash and recognized a gain of $3,536. The Charlotte Exchange was accounted for as a like-kind exchange and no gain or loss was recognized upon consummation of the transaction.

     On May 30, 1997, the Company acquired WPNT-FM in Chicago from affiliates of Century Broadcasting Company for $75,740 in cash (including $1,990 for the purchase of the station's accounts receivable) plus various other direct acquisition costs. On June 19, 1997, the Company sold WPNT-FM in Chicago to Bonneville for $75,000 in cash and recognized a gain of $529.

     On June 3, 1997, the Company sold WEJM-FM in Chicago to affiliates of Crawford Broadcasting for $14,750 in cash and recognized a gain of $9,258.

     On July 2, 1997, the Company acquired WLTW-FM and WAXQ-FM in New York and WMZQ-FM, WJZW-FM, WZHF-AM and WBZS-AM in Washington, D.C. from Viacom International, Inc. ("Viacom") for approximately $612,388 in cash including various other direct acquisition costs (the "Viacom Acquisition"). The Viacom Acquisition was financed with (i) bank borrowings under the Senior Credit Facility (as defined) of $552,559; (ii) $53,750 in escrow funds paid by the Company on February 19, 1997 and (iii) $6,079 financed through working capital. In June 1997, Chancellor Media issued 5,990,000 shares of $3.00 Convertible Exchangeable Preferred Stock for net proceeds of $287,808 which were contributed to the

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

Company by Chancellor Media and used to repay borrowings under the Senior Credit Facility and subsequently were reborrowed on July 2, 1997 as part of the financing of the Viacom Acquisition. On July 7, 1997, the Company sold WJZW-FM in Washington, D.C. to affiliates of Capital Cities/ABC Radio for $68,000 in cash. The assets of WJZW-FM, as well as the assets of WZHF-AM and WBZS-AM, which were sold on August 13, 1997, were accounted for as assets held for sale in connection with the purchase price allocation of the Viacom Acquisition and no gain or loss was recognized by the Company upon consummation of the sales. The combined net income of WJZW-FM, WZHF-AM and WBZS-AM of approximately $153 has been excluded from the consolidated statement of operations for the year ended December 31, 1997. The excess of the carrying amounts over the proceeds at the dates of sale approximated $894 and has been accounted for as an adjustment to the original purchase price of the Viacom Acquisition.

     On July 7, 1997, the Company sold the Federal Communications Commission ("FCC") authorizations and certain transmission equipment previously used in the operation of KYLD-FM in San Francisco to Susquehanna Radio Corporation ("Susquehanna") for $44,000 in cash and recognized a gain of $1,726. Simultaneously therewith, CRBC sold the call letters "KSAN-FM" (which CRBC previously used in San Francisco) to Susquehanna. On July 7, 1997, the Company and CRBC entered into a time brokerage agreement to enable the Company to operate KYLD-FM on the frequency previously assigned to KSAN-FM, and on July 7, 1997, CRBC changed the call letters of KSAN-FM to KYLD-FM. Upon the consummation of the Chancellor Merger (as defined herein), the Company changed the format of the new KYLD-FM to the format previously operated on the old KYLD-FM.

     On July 14, 1997, the Company completed the disposition of WLUP-FM in Chicago to Bonneville for net proceeds of $80,000 which were held by a qualified intermediary pending the completion of the deferred exchange of WLUP-FM for KZPS-FM and KDGE-FM in Dallas. On October 7, 1997, the Company applied the net proceeds from the disposition of WLUP-FM of $80,000 in cash, plus an additional $3,500 and various other direct acquisition costs, in a deferred exchange of WLUP-FM for KZPS-FM and KDGE-FM in Dallas. The exchange was accounted for as a like-kind exchange and no gain or loss was recognized upon consummation of the transaction. The Company had previously operated KZPS-FM and KDGE-FM under time brokerage agreements effective August 1, 1997.

     On July 21, 1997, the Company entered into a time brokerage agreement with CRBC whereby the Company began managing certain limited functions of CRBC's stations KISQ (formerly KBGG-FM), KNEW-AM and KABL-FM in San Francisco pending the consummation of the Chancellor Merger (as defined herein), which occurred on September 5, 1997.

     On August 13, 1997, the Company sold WBZS-AM and WZHF-AM in Washington, D.C. (acquired as part of the Viacom Acquisition) for $13,000 and KDFC-AM in San Francisco for $5,000 to affiliates of Douglas Broadcasting ("Douglas") for a total sales price of $18,000 in the form of a note receivable. The note receivable bears interest at 7 3/4%, with a balloon principal payment due four years after closing. At closing, Douglas was required to post a $1,000 letter of credit for the benefit of the Company that will remain outstanding until all amounts due under the promissory note are paid.

     On August 27, 1997, the Company sold WEJM-AM in Chicago to Douglas for $7,500 in cash and recognized a gain of $3,331.

     On September 5, 1997, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of February 19, 1997 and amended and restated on July 31, 1997 (the "Chancellor Merger Agreement"), among Chancellor Broadcasting Company ("CBC"), CRBC, Evergreen Media Corporation ("Evergreen"), Evergreen Mezzanine Holdings Corporation ("EMHC") and Evergreen Media Corporation of Los Angeles ("EMCLA"), (i) CBC was merged (the "Parent Merger") with and into EMHC, a direct, wholly-owned subsidiary of Evergreen, with EMHC remaining as the surviving corporation and (ii) CRBC was merged (the "Subsidiary Merger") with and into EMCLA, a direct, wholly-owned subsidiary of EMHC, with EMCLA

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES remaining as the surviving corporation (collectively, the "Chancellor Merger"). Upon consummation of the Parent Merger, Evergreen was renamed Chancellor Media Corporation and EMHC was renamed Chancellor Mezzanine Holdings Corporation ("CMHC"). Upon consummation of the Subsidiary Merger, the Company was renamed Chancellor Media Corporation of Los Angeles. Consummation of the Chancellor Merger added 52 radio stations (36 FM and 16 AM) to the Company's portfolio of stations, including 13 stations in markets in which the Company previously operated. The total purchase price allocated to net assets acquired was approximately $1,998,383 which included (i) the conversion of each outstanding share of CBC Common Stock into 0.9091 shares of Chancellor Media's Common Stock, resulting in the issuance of 34,617,460 shares of Chancellor Media's Common Stock at $15.50 per share, (ii) the assumption of long-term debt of CRBC of $949,000 which included $549,000 of borrowings outstanding under the CRBC senior credit facility, $200,000 of CRBC's 9 3/8% Senior Subordinated Notes due 2004 and $200,000 of CRBC's 8 3/4% Senior Subordinated Notes due 2007 (iii) the issuance of 2,117,629 shares of the Company's 12% Exchangeable Preferred Stock in exchange for CRBC's substantially identical securities with a fair value of $215,570 including accrued and unpaid dividends of $3,807, (iv) the issuance of 1,000,000 shares of the Company's 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock in exchange for CRBC's substantially identical securities with a fair value of $120,217 including accrued and unpaid dividends of $772, (v) the issuance of 2,200,000 shares of Chancellor Media's 7% Convertible Preferred Stock in exchange for CBC's substantially identical securities with a fair value of $111,048 including accrued and unpaid dividends of $1,048, (vi) the assumption of stock options issued to CBC stock option holders with a fair value of $34,977 and (vii) estimated acquisition costs of $31,000.

     On October 28, 1997, the Company acquired Katz, a full-service media representation firm, in a tender offer transaction for a total purchase price of approximately $379,101 (the "Katz Acquisition") which included (i) the conversion of each outstanding share of Katz Common Stock into the right to receive $11.00 in cash, resulting in total cash payments of $149,601, (ii) the assumption of long-term debt of Katz and its subsidiaries of $222,000 which included $122,000 of borrowings outstanding under the Katz senior credit facility and $100,000 of 10 1/2% Senior Subordinated Notes due 2007 of Katz Media Corporation (a subsidiary of Katz) and (iii) estimated acquisition costs of $7,500.

     On December 29, 1997, the Company acquired five radio stations from Pacific and Southern Company, Inc., a subsidiary of Gannett Co., Inc., consisting of WGCI-FM/AM in Chicago for $140,000, KKBQ-FM/AM in Houston for $110,000 and KHKS-FM in Dallas for $90,000, for an aggregate purchase price of $340,000 in cash plus various other direct acquisition costs.

     On January 30, 1998, the Company acquired KXPK-FM in Denver from Ever Green Wireless LLC for $26,000 in cash plus various other direct acquisition costs, of which $1,655 was previously paid by the Company as escrow funds and are classified as other assets at December 31, 1997. The Company had previously been programming KXPK-FM under a time brokerage agreement since September 1, 1997.

     On April 3, 1998, the Company exchanged WTOP-AM in Washington, KZLA-FM in Los Angeles and WGMS-FM in Washington plus $63,000 in cash (including $3,000 previously paid by the Company as escrow funds and classified as other assets at December 31, 1997) to Bonneville for WTJM-FM in New York, KLDE-FM in Houston and KBIG-FM in Los Angeles and recognized a gain of $123,845. The Company had previously operated KLDE-FM and KBIG-FM under time brokerage agreements since October 1, 1997 and WTJM-FM since October 10, 1997, and had sold substantially all of the broadcast time of WTOP-AM, KZLA-FM and WGMS-FM to Bonneville since October 1, 1997.

     On May 29, 1998, as part of the Capstar/SFX Transaction (defined below), the Company exchanged WAPE-FM and WFYV-FM in Jacksonville (valued at $53,000) for Capstar Broadcasting Corporation (together with its subsidiaries, "Capstar") station KODA-FM in Houston (the "Houston Exchange"). As part of the transaction, the Company also paid cash of $90,250 to the owners of KVET-AM, KVET-FM and KASE-FM, who simultaneously transferred such stations to Capstar.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

     On June 1, 1998, the Company acquired WWDC-FM/AM in Washington, D.C. from Capitol Broadcasting Company and its affiliates for $74,062 in cash (including $2,062 for the purchase of the stations' accounts receivable) plus various other direct acquisition costs.

     On June 15, 1998, the Company's national radio network, The AMFM Radio Networks, acquired the syndicated programming shows of Global Satellite Network for $14,000 in cash plus various other direct acquisition costs. The syndicated programming shows acquired include "Rockline", "Modern Rock Live", "Reelin' in the Years" and the concert series "Live from the Pit".

     On July 31, 1998, the Company acquired Martin Media L.P., Martin & MacFarlane, Inc. and certain affiliated companies ("Martin") for a total purchase price of $615,117 which consisted of $612,848 in cash including various other direct acquisition costs and the assumption of notes payable of $2,270. Martin is an outdoor advertising company with over 13,700 billboards and outdoor displays in 12 states serving 23 markets. As part of the Martin transaction, the Company acquired an asset purchase agreement with Kunz & Company and paid an additional $6,000 in cash for a purchase option deposit previously paid by Martin.

     On August 28, 1998, the Company acquired various syndicated programming shows of Casey Kasem and the related programming libraries for $7,150 in cash and $7,000 in the form of a note payable due August 2000. The note is payable in two equal annual installments of $3,500 each on August 28, 1999 and August 28, 2000.

     On October 23, 1998, the Company acquired Primedia Broadcast Group, Inc. and certain of its affiliates, which own and operate eight FM radio stations in Puerto Rico, for a purchase price of $75,619 including various other direct acquisition costs.

     On November 13, 1998, the Company acquired approximately 1,000 billboards and outdoor display faces from Kunz & Company for $40,264 in cash, of which $6,000 was previously paid as a purchase option deposit in connection with the Martin acquisition on July 31, 1998. The Company had previously been operating these properties under a management agreement effective July 31, 1998.

     On December 1, 1998, the Company acquired the assets and working capital of the outdoor advertising division of Whiteco Industries, Inc. ("Whiteco"), including approximately 22,500 billboards and outdoor displays in 34 states, for $981,698 in cash including various other direct acquisition costs.

     Between September and December 1998, the Company acquired approximately 670 additional billboards and outdoor displays in various markets for approximately $23,582 in cash.

     The acquisitions discussed above were accounted for as purchases, and are subject to certain adjustments. Accordingly, the accompanying consolidated financial statements include the results of operations of the acquired entities accounted for as purchases from the dates of acquisition.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

     A summary of the net assets acquired follows:

                                                      1996        1997         1998
                                                    --------   ----------   ----------
Cash and cash equivalents.........................  $  1,011   $    9,724   $    7,826
Accounts receivable, net..........................    13,618      129,907       31,223
Other current assets..............................     1,125       27,596       16,098
Property and equipment............................    11,519      118,371    1,238,365
Assets held for sale..............................    32,000      131,000           --
Intangible assets.................................   465,824    3,823,746    1,133,062
Other assets......................................        --       26,742        1,195
Accounts payable and accrued expenses.............    (4,536)    (100,422)     (14,973)
Deferred tax liabilities..........................   (61,218)    (279,371)     (98,042)
Other liabilities.................................        --      (39,681)         (12)
                                                    --------   ----------   ----------
          Total net assets acquired...............   459,343    3,847,612    2,314,742
Less:
  Cash and cash equivalents acquired..............     1,011        9,724        7,826
  Prior year escrow payments......................        --       17,000        4,655
  Notes payable...................................        --           --        9,270
  Long-term debt assumed..........................        --    1,171,000           --
  Redeemable preferred stock issued...............        --      335,787           --
  Preferred stock issued..........................        --      111,048           --
  Common stock issued.............................        --      536,571           --
  Stock options assumed...........................        --       34,977           --
  Gain on exchange................................        --           --      123,845
  Assets transferred in exchange..................        --           --      173,155
                                                    --------   ----------   ----------
Cash paid for acquisitions........................  $458,332   $1,631,505   $1,995,991
                                                    ========   ==========   ==========

     The pro forma consolidated condensed results of operations data for 1997 and 1998, as if the 1997 and 1998 acquisitions and dispositions discussed above, the 8 1/8% Notes offering described in note 7(f), the 9% Notes offering described in note 7(g), the 8% Senior Notes offering described in note 7(b) and the amendment and restatement of the Senior Credit Facility described in note 7(a) occurred at January 1, 1997, follow:

                                                                     UNAUDITED
                                                              -----------------------
                                                                 1997         1998
                                                              ----------   ----------
Net revenues................................................  $1,227,083   $1,460,968
Net loss....................................................    (200,485)     (92,054)

     The pro forma results are not necessarily indicative of the financial results which would have occurred if the transactions had been in effect for the entire periods presented.

     On January 21, 1999 and February 9, 1999, the Company acquired approximately 4,500 outdoor display faces from Triumph Outdoor Holdings and certain affiliated companies for $36,345 in cash including working capital and various other direct acquisition costs and is subject to certain adjustments.

     On January 28, 1999, the Company acquired Wincom Broadcasting Corporation which owns WQAL-FM in Cleveland. The Company had previously been operating WQAL-FM under a time brokerage agreement effective October 1, 1998. On February 2, 1999, the Company acquired five additional radio stations in Cleveland including (i) WDOK-FM and WRMR-AM from Independent Group Limited Partnership,
(ii) WZAK-FM from Zapis Communications and (iii) Zebra Broadcasting Corporation which

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES owns WZJM-FM and WJMO-AM. The six Cleveland stations were acquired for an aggregate purchase price of $282,970 in cash including working capital and is subject to certain adjustments.

     Subsequent to January 1, 1999, the Company acquired approximately 100 additional billboards and outdoor displays in various markets for approximately $8,178 in cash.

  (b) Pending Transactions

     On August 14, 1998, the Company entered into an agreement to sell WMVP-AM in Chicago to ABC, Inc. for $21,000 in cash. The Company entered into a time brokerage agreement to sell substantially all of the broadcast time of WMVP-AM effective September 10, 1998. Although there can be no assurance, the Company expects that the disposition of WMVP-AM will be consummated in the second quarter of 1999.

     On September 15, 1998, the Company entered into an agreement to acquire KKFR-FM and KFYI-AM in Phoenix from The Broadcast Group, Inc. for $90,000 in cash. The Company began operating KKFR-FM and KFYI-AM under a time brokerage agreement effective November 5, 1998. Although there can be no assurance, the Company expects that the Phoenix acquisition will be consummated in the second quarter of 1999.

     On February 20, 1998, Chancellor Media, parent company of CMCLA, entered into an agreement to acquire from Capstar KTXQ-FM and KBFB-FM in Dallas/Ft. Worth, KODA-FM, KKRW-FM and KQUE-AM in Houston, KPLN-FM and KYXY-FM in San Diego and WDRV-FM, WJJJ-FM, WXDX-FM and WDVE-FM in Pittsburgh (collectively, "the Capstar/SFX Stations") for an aggregate purchase price of approximately $637,500 in a series of purchases and exchanges over a period of three years (the "Capstar/SFX Transaction"). The Capstar/SFX Stations were acquired by Capstar as part of Capstar's acquisition of SFX on May 29, 1998. On May 29, 1998, Chancellor Media completed the Houston Exchange (defined above) and began programming the remaining ten Capstar/SFX Stations under time brokerage agreements. The purchase price for the remaining ten Capstar/SFX Stations will be approximately $494,250. Chancellor Media is currently assessing whether the terms of the Capstar/SFX Transaction will be modified upon the consummation of the Capstar Merger.

     On August 26, 1998, Chancellor Media and Capstar entered into an agreement to merge in a stock-for-stock transaction that will create the nation's largest radio broadcasting entity (the "Capstar Merger"). Pursuant to this agreement, as amended, Chancellor Media will acquire Capstar in a merger of Capstar into a wholly-owned subsidiary of Chancellor Media. Each share of Chancellor Media common stock will represent one share in the combined entity. Each share of Capstar common stock will entitle the holder thereof to 0.4955 of a share of common stock of Chancellor Media. Upon consummation of its pending transactions, Capstar will own and operate or program approximately 340 radio stations serving 81 mid-sized markets nationwide. On February 1, 1999, the Company began operating WKNR-AM in Cleveland, a station owned by Capstar, under a time brokerage agreement. The Capstar Merger is subject to stockholder approval of both Chancellor Media and Capstar. Although there can be no assurance, Chancellor Media expects that the Capstar Merger will be consummated in the second quarter or early third quarter of 1999.

     Consummation of each of the transactions discussed above is subject to various conditions, including, in most cases, approval from the FCC and the expiration or early termination of any waiting period required under the HSR Act. The Company believes that such conditions will be satisfied in the ordinary course, but there can be no assurance that this will be the case.

  (c) Other Transactions

     On April 13, 1998, the Company and Secret entered into a settlement agreement regarding WFLN-FM in Philadelphia. Previously in August 1996, the Company and Secret had entered into an agreement under which the Company would acquire WFLN-FM from Secret for $37,750 in cash. In April 1997, the Company

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES entered into an agreement to sell WFLN-FM to Greater Media for $41,800 in cash. On July 16, 1997, Secret purported to terminate the sale of WFLN-FM to the Company. The Company subsequently brought suit against Secret to enforce its rights to acquire WFLN-FM. Pursuant to a court settlement entered in August 1997 and the settlement agreement between the Company and Secret entered on April 13, 1998, (i) Secret sold WFLN-FM directly to Greater Media for $37,750, (ii) Greater Media deposited $4,050 (the difference between the Company's proposed acquisition price for WFLN-FM from Secret and the Company's proposed sale price for WFLN-FM to Greater Media) with the court and (iii) the Company received $3,500 of such amount deposited by Greater Media with the court, plus applicable interest (the "WFLN Settlement"), and Secret received the balance of $550, plus applicable interest.

     On May 29, 1998, Capstar sold KKPN-FM in Houston (acquired by Capstar as part of Capstar's acquisition of SFX Broadcasting, Inc. ("SFX")) due to the attributable ownership of Hicks Muse in both Capstar and the Company in order to comply with the FCC's multiple ownership limits. In connection with Capstar's sale of KKPN-FM, the Company received a commission from Capstar of $1,730.

(3) OTHER ASSETS

     Other current assets consist of the following at December 31, 1997 and 1998:

                                                               1997      1998
                                                              -------   -------
Prepaid expenses and other..................................  $18,348   $42,451
Representation contracts receivable.........................   16,463    17,458
                                                              -------   -------
                                                              $34,811   $59,909
                                                              =======   =======

     Other assets consist of the following at December 31, 1997 and 1998:

                                                                1997       1998
                                                              --------   --------
Note receivable -- Capstar(a)...............................  $     --   $150,000
Note receivable -- Douglas (note 2).........................    18,000     18,000
Deferred debt issuance costs, less accumulated amortization
  of $943 in 1997 and $4,711 in 1998........................    24,624     66,959
Deferred costs on purchases of representation contracts,
  less accumulated amortization of $380 in 1997 and $11,242
  in 1998...................................................    35,411     56,719
Investments at cost(b)......................................        --     30,000
Representation contracts receivable.........................    12,187     14,181
Escrow deposits (note 2)....................................     4,655         --
Other.......................................................    18,619     23,034
                                                              --------   --------
                                                              $113,496   $358,893
                                                              ========   ========

---------------

(a) On May 29, 1998, the Company provided a loan (the "Capstar Loan") to Capstar in the principal amount of $150,000 as part of the Capstar/SFX Transaction. The Capstar Loan bears interest at the rate of 12% per annum (subject to increase in certain circumstances), and is secured by a senior pledge of common stock of Capstar's direct subsidiary. A portion of the Capstar Loan will be prepaid by Capstar in connection with the Company's acquisition of, and the proceeds of such prepayment would be used by the Company as a portion of the purchase price for, each Capstar/SFX Station. Hicks Muse, which is a substantial shareholder of the Company, controls Capstar, and certain officers and directors of the Company are directors and/or executive officers of Capstar and/or Hicks Muse.

(b) On October 9, 1998, the Company acquired a non-voting interest in Z-Spanish Media Corporation for $25,000 in cash, which is accounted for under the cost method. Z-Spanish Media is the owner and

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES operator of 22 Hispanic format radio stations in California, Texas, Arizona and Illinois and provides Hispanic format network programming to an additional 28 affiliated radio stations. Also, on December 18, 1998, the Company acquired an interest in USA Digital Radio for $5,000 in cash, which is accounted for under the cost method. USA Digital Radio is a leading developer of In-Band On-Channel(TM) AM and FM digital audio broadcasting technology, which is designed to allow radio broadcasters to transmit both analog and digital signals simultaneously using existing frequency spectrum allocations.

(4) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1997 and 1998:

                                               ESTIMATED USEFUL LIFE     1997        1998
                                               ---------------------   --------   ----------
Advertising structures.......................         15 years         $     --   $1,178,751
Transmitter and studio equipment.............       3-20 years           90,493       96,515
Buildings and improvements...................       3-35 years           36,914       58,491
Land.........................................               --           23,122       46,062
Furniture and fixtures.......................        5-7 years           15,554       24,765
Construction in progress.....................               --               --       13,114
Vehicles.....................................        5-7 years            2,870        7,625
Other equipment..............................          Various           23,576       35,914
                                                                       --------   ----------
                                                                        192,529    1,461,237
Less accumulated depreciation................                            32,732       73,081
                                                                       --------   ----------
                                                                       $159,797   $1,388,156
                                                                       ========   ==========

(5) INTANGIBLE ASSETS

     Intangible assets consist of the following at December 31, 1997 and 1998:

                                             ESTIMATED USEFUL LIFE      1997         1998
                                             ---------------------   ----------   ----------
Broadcast licenses.........................       15-40 years        $3,593,384   $4,110,469
Goodwill...................................       15-40 years           631,739    1,086,083
Other......................................        1-40 years           491,272      532,011
                                                                     ----------   ----------
                                                                      4,716,395    5,728,563
Less accumulated amortization..............                             311,952      672,516
                                                                     ----------   ----------
                                                                     $4,404,443   $5,056,047
                                                                     ==========   ==========

     Other intangible assets include: (i) premium advertising revenue base (the value of the higher radio advertising revenues in certain of the Company's markets as compared to other markets of similar population); (ii) advertising client base (the value of the well-established advertising base in place at the time of acquisition of certain stations); (iii) talent contracts (the value of employment contracts between certain stations and their key employees); (iv) fixed asset delivery premium (the benefit expected from the Company's ability to operate fully constructed and operational stations from the date of acquisition), (v) premium audience growth pattern (the value of expected above-average population growth in a given market) and (vi) the fair market value of media representation contracts acquired in connection with the acquisition of Katz.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

(6) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following at December 31, 1997 and 1998:

                                                                1997       1998
                                                              --------   --------
Accounts payable............................................  $ 78,990   $113,362
Accrued interest............................................    18,130     43,221
Accrued payroll.............................................    34,274     36,858
Representation contracts payable............................    21,680     24,859
Notes payable...............................................        --      4,198
Accrued dividends...........................................    16,120      2,353
Other accrued expenses......................................     9,221     11,767
                                                              --------   --------
                                                              $178,415   $236,618
                                                              ========   ========

(7) LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1997 and 1998:

                                                                 1997         1998
                                                              ----------   ----------
Senior Credit Facility(a)...................................  $1,573,000   $1,596,000
8% Senior Notes(b)..........................................          --      750,000
9 3/8% Notes(c).............................................     200,000      200,000
8 3/4% Notes(d).............................................     200,000      200,000
10 1/2% Notes(e)............................................     100,000      100,000
8 1/8% Notes(f).............................................     500,000      500,000
9% Notes(g).................................................          --      750,000
                                                              ----------   ----------
          Total long-term debt..............................  $2,573,000   $4,096,000
                                                              ==========   ==========

  (a) Senior Credit Facility

     The Company's senior credit facility, as amended on November 9, 1998 (the "Senior Credit Facility") provides for aggregate commitments under a revolving loan facility and a term loan facility of $1,600,000 and $900,000, respectively. In connection with the amendment and restatement of the Senior Credit Facility on April 25, 1997, the Company wrote off the unamortized balance of deferred debt issuance costs of $4,350 (net of a tax benefit of $2,343) as an extraordinary charge in 1997.

     Borrowings under the Senior Credit Facility bear interest at a rate which, at the option of the Company, is based on the participating banks' prime rate or Eurodollar rate, plus an incremental rate. Without giving effect to the interest rate swap and cap agreements described below, the interest rate on the $900,000 outstanding under the term loan facility at December 31, 1998 was 7.31%, based on Eurodollar rates, and the interest rate on the $680,000 and $16,000 of advances outstanding under the revolving loan facility were 7.31% on a blended basis and 8.5%, respectively, at December 31, 1998, based on the Eurodollar and prime rates, respectively. The Company pays fees ranging from 0.25% to 0.375% per annum on the aggregate unused portion of the loan commitment based upon the leverage ratio for the most recent quarter end, in addition to an annual agent's fee.

     Pursuant to the Senior Credit Facility, the Company is required to enter into interest hedging agreements that result in fixing or placing a cap on the Company's floating rate debt so that no less than 50% of the principal amount of total debt outstanding has a fixed or capped rate. At December 31, 1998, interest rate swap agreements covering a notional balance of $1,810,000 were outstanding. These outstanding swap agreements mature from 1999 through 2002 and require the Company to pay fixed rates of 4.70% to 6.63%

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES while the counterparty pays a floating rate based on the three-month London Interbank Borrowing Offered Rate ("LIBOR"). During the years ended December 31, 1996, 1997 and 1998, the Company recognized charges under its interest rate swap agreements of $111, $2,913 and $5,134 respectively. The Company's exposure to credit loss is minimal as its interest rate swap agreements are with the participating banks under the senior credit facility.

     The term loan facility is payable in quarterly installments commencing on September 30, 2000 and ending June 30, 2005. The revolving loan facility requires scheduled annual reductions of the commitment amount, payable in quarterly installments commencing on September 30, 2000 and ending on June 30, 2005. The capital stock of the Company's subsidiaries is pledged to secure the performance of the Company's obligations under the Senior Credit Facility, and each of the Company's domestic subsidiaries have guaranteed those obligations.

  (b) 8% Senior Notes

     On November 17, 1998, the Company issued $750,000 aggregate principal amount of 8% Senior Notes due 2008 (the "8% Senior Notes") for estimated net proceeds of $730,000 in a private placement. Interest on the 8% Senior Notes is payable semiannually, commencing on May 1, 1999. The 8% Senior Notes mature on November 1, 2008 and are redeemable, in whole or in part, at the option of the Company at a redemption price equal to 100% plus the Applicable Premium (as defined in the indenture governing the 8% Senior Notes) plus accrued and unpaid interest. In addition, on or prior to November 1, 2001, the Company may redeem up to 25% of the original aggregate principal amount of the 8% Senior Notes at a redemption price equal to 108% plus accrued and unpaid interest with the net proceeds of one or more public equity offerings of Chancellor Media, CMHC or the Company. Upon the occurrence of a change in control (as defined in the indenture governing the 8% Senior Notes), the holders of the 8% Senior Notes have the right to require the Company to repurchase all or any part of the 8% Senior Notes at a purchase price equal to 101% plus accrued and unpaid interest.

  (c) 9 3/8% Notes

     Upon consummation of the Chancellor Merger, on September 5, 1997, the Company assumed CRBC's $200,000 aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2004 (the "9 3/8% Notes"). Interest on the 9 3/8% Notes is payable semiannually, commencing on April 1, 1996. The 9 3/8% Notes mature on October 1, 2004 and are redeemable, in whole or in part, at the option of the Company on or after February 1, 2000, at redemption prices ranging from 104.688% at February 1, 2000 and declining to 100% on or after February 1, 2003, plus in each case accrued and unpaid interest. In addition, on or prior to January 31, 1999, the Company may redeem up to 25% of the original aggregate principal amount of the 9 3/8% Notes at a redemption price of 107.031% plus accrued and unpaid interest with the net proceeds of one or more public equity offerings of CMHC or the Company. Upon the occurrence of a change in control (as defined in the indenture governing the 9 3/8% Notes), the holders of the 9 3/8% Notes have the right to require the Company to repurchase all or any part of the 9 3/8% Notes at a purchase price equal to 101% plus accrued and unpaid interest.

  (d) 8 3/4% Notes

     Upon consummation of the Chancellor Merger, on September 5, 1997, the Company assumed CRBC's $200,000 aggregate principal amount of 8 3/4% Senior Subordinated Notes due 2007 (the "8 3/4% Notes"). Interest on the 8 3/4% Notes is payable semiannually, commencing on December 15, 1997. The 8 3/4% Notes mature on June 15, 2007 and are redeemable, in whole or in part, at the option of the Company on or after June 15, 2002, at redemption prices ranging from 104.375% at June 15, 2002 and declining to 100% on or after June 15, 2005, plus in each case accrued and unpaid interest. In addition, prior to June 15, 2000, the Company

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES may redeem up to 25% of the original aggregate principal amount of the 8 3/4% Notes at a redemption price of 108.75% plus accrued and unpaid interest with the net proceeds of one or more public equity offerings of CMHC or the Company. Upon the occurrence of a change in control (as defined in the indenture governing the 8 3/4% Notes) on or prior to June 15, 2000, the 8 3/4% Notes may be redeemed as a whole at the option of the Company at a redemption price of 100% plus the Applicable Premium (as defined in the indenture governing the 8 3/4% Notes) and accrued and unpaid interest. Upon the occurrence of a change in control after June 15, 2000, the holders of the 8 3/4% Notes have the right to require the Company to repurchase all or any part of the 8 3/4% Notes at a purchase price equal to 101% plus accrued and unpaid interest.

  (e) 10 1/2% Notes

     Upon consummation of the Katz Acquisition, on October 28, 1997, the Company assumed Katz Media Corporation's $100,000 aggregate principal amount of 10 1/2% Senior Subordinated Notes due 2007 (the "10 1/2% Notes"). Interest on the
10 1/2% Notes is payable semiannually, commencing on July 15, 1997. The 10 1/2% Notes mature on January 15, 2007 and are redeemable, in whole or in part, at the option of the Company on or after January 15, 2002, at redemption prices ranging from 105.25% at January 15, 2002 and declining to 100% on or after January 15, 2006, plus in each case accrued and unpaid interest. In addition, prior to January 15, 2000, the Company may redeem up to 35% of the original aggregate principal amount of the 10 1/2% Notes at a redemption price of 109.5% plus accrued and unpaid interest with the net proceeds of one or more offerings of equity interests of Chancellor Media, CMHC or the Company. Upon the occurrence of a change in control (as defined in the indenture governing the 10 1/2% Notes), the holders of the 10 1/2% Notes have the right to require the Company to repurchase all or any part of the 10 1/2% Notes at a purchase price equal to 101% plus accrued and unpaid interest.

  (f) 8 1/8% Notes

     On December 22, 1997, the Company issued $500,000 aggregate principal amount of 8 1/8% Senior Subordinated Notes due 2007 (the "8 1/8% Notes") for estimated net proceeds of $485,000 in a private placement and subsequently registered the 8 1/8% Notes on May 8, 1998. Interest on the 8 1/8% Notes is payable semiannually, commencing on June 15, 1998. The 8 1/8% Notes mature on December 15, 2007 and are redeemable, in whole or in part, at the option of the Company on or after December 15, 2002, at redemption prices ranging from 104.063% at December 15, 2002 and declining to 100% on or after December 15, 2005, plus in each case accrued and unpaid interest. In addition, prior to December 15, 2000, the Company may redeem up to 35% of the original aggregate principal amount of the 8 1/8% Notes at a redemption price of 108.125% plus accrued and unpaid interest with the net proceeds of one or more public equity offerings of Chancellor Media, CMHC or the Company. Also, upon the occurrence of a change in control (as defined in the indenture governing the 8 1/8% Notes), the 8 1/8% Notes may be redeemed as a whole at the option of the Company at a redemption price of 100% plus the Applicable Premium (as defined in the indenture governing the 8 1/8% Notes) and accrued and unpaid interest. Upon the occurrence of a change in control after December 15, 2000, the holders of the 8 1/8% Notes have the right to require the Company to repurchase all or any part of the 8 1/8% Notes at a purchase price equal to 101% plus accrued and unpaid interest.

  (g) 9% Notes

     On September 30, 1998, the Company issued $750,000 aggregate principal amount of 9% Senior Subordinated Notes due 2008 (the "9% Notes") for estimated net proceeds of $730,000 in a private placement and subsequently registered the 9% Notes on December 10, 1998. Interest on the 9% Notes is payable semiannually, commencing on April 1, 1999. The 9% Notes mature on October 1, 2008 and are redeemable, in whole or in part, at the option of the Company on and after October 1, 2003, at redemption prices ranging from 106.5% at October 1, 2003 and declining to 100% on October 1, 2008, plus in each case accrued and unpaid interest. In addition, on or prior to October 1, 2000, the Company may redeem up to 25%

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES of the original aggregate principal amount of the 9% Notes at a redemption price of 109% plus accrued and unpaid interest with the net proceeds of one or more public equity offerings of Chancellor Media, CMHC or the Company. Upon the occurrence of a change in control (as defined in the indenture governing the 9% Notes), the 9% Notes may be redeemed, on or prior to October 1, 2000, as a whole at the option of the Company at a redemption price of 100% plus the Applicable Premium (as defined in the indenture governing the 9% Notes) and accrued and unpaid interest. Upon the occurrence of a change in control after October 1, 2000, the holders of the 9% Notes have the right to require the Company to repurchase all or any part of the 9% Notes at a purchase price equal to 101% plus accrued and unpaid interest.

  (h) Summarized Financial Information of Subsidiary Guarantors

     The 9 3/8% Notes, the 8 3/4% Notes, the 10 1/2% Notes, the 8 1/8% Notes and the 9% Notes (collectively, the "Subordinated Notes") are unsecured obligations of the Company, subordinated in right of payment to all existing and any future senior indebtedness of the Company. The 8% Senior Notes are unsecured obligations of the Company, ranking equal in right of payment to all of the Company's existing and future indebtedness that is not expressly subordinate in right of payment, including indebtedness under the Senior Credit Facility. The Subordinated Notes and 8% Senior Notes are fully and unconditionally guaranteed, on a joint and several basis, by all of the Company's direct and indirect subsidiaries other than certain inconsequential subsidiaries (the "Subsidiary Guarantors"). The Subsidiary Guarantors are wholly-owned subsidiaries of the Company. Summarized financial information of the Subsidiary Guarantors as of December 31, 1998 and for the year ended December 31, 1998 is presented below. Separate financial statements and other disclosures concerning the Subsidiary Guarantors are not presented because management has determined that they are not material to investors. There are no significant restrictions on distributions from each of the Subsidiary Guarantors to the Company.

                                                              1998
                                                           ----------
Current assets...........................................  $  376,217
Noncurrent assets........................................   5,530,190
Current liabilities......................................     133,872
Noncurrent liabilities...................................   5,744,413

Net revenues.............................................   1,118,527
Operating income.........................................     111,152
Net income...............................................      62,971

  (i) Other

     The Senior Credit Facility and the indentures governing the 8% Senior Notes and the Subordinated Notes contain customary restrictive covenants, which, among other things and with certain exceptions, limit the ability of the Company and its subsidiaries to incur additional indebtedness and liens in connection therewith, enter into certain transactions with affiliates, pay dividends, consolidate, merge or effect certain asset sales, issue additional stock, effect an asset swap and make acquisitions. The Company is required under the Senior Credit Facility to maintain specified financial ratios, including leverage, cash flow and debt service coverage ratios (as defined).

     A summary of the future maturities of long-term debt at December 31, 1998 follows:

1999........................................................  $       --
2000........................................................      67,500
2001........................................................     157,500
2002........................................................     180,000
2003........................................................     316,000
Thereafter..................................................   3,375,000

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

(8) REDEEMABLE PREFERRED STOCK

  (a) 12 1/4% Preferred Stock

     Upon consummation of the Chancellor Merger on September 5, 1997, the Company issued 1,000,000 shares of 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock (the "12 1/4% Preferred Stock") in exchange for CRBC's substantially identical securities with a fair value of $120,217 including accrued and unpaid dividends of $772. The liquidation preference of each share of 12 1/4% Preferred Stock was $119.445 plus accrued and unpaid dividends of $1,829 at December 31, 1997. The dividend rate on the 12 1/4% Preferred Stock was 12.25% per annum of the liquidation preference and was payable quarterly.

     On July 20, 1998, the Company completed a consent solicitation (the
"12 1/4% Preferred Stock Consent Solicitation") to modify certain timing restrictions on its ability to exchange all shares of its 12 1/4% Preferred Stock for its 12 1/4% Subordinated Exchange Debentures due 2008 (the "12 1/4% Debentures"). Consenting holders of 12 1/4% Preferred Stock received payments of $0.05 per share of 12 1/4% Preferred Stock. On July 23, 1998, the Company exchanged the shares of 12 1/4% Preferred Stock for 12 1/4% Debentures (the
"12 1/4% Exchange"). In connection with the 12 1/4% Preferred Stock Consent Solicitation and 12 1/4% Exchange, the Company incurred approximately $170 in transaction costs which were recorded as deferred debt issuance costs.

     On August 19, 1998, the Company completed a cash tender offer (the "12 1/4% Debentures Tender Offer") for all of its 12 1/4% Debentures for an aggregate repurchase cost of $143,836 which included (i) the principal amount of the 12 1/4% Debentures of $119,445, (ii) premiums on the repurchase of the 12 1/4% Debentures of $22,683, (iii) accrued and unpaid interest on the 12 1/4% Debentures from July 23, 1998 through August 19, 1998 of $1,138 and (iv) estimated transaction costs of $570. In connection with the 12 1/4% Debentures Tender Offer, the Company recorded an extraordinary charge of $15,224 (net of a tax benefit of $8,199) consisting of the premiums, estimated transaction costs and the write-off of the unamortized balance of deferred debt issuance costs.

  (b) 12% Preferred Stock

     Upon consummation of the Chancellor Merger, on September 5, 1997, the Company issued 2,117,629 shares of 12% Exchangeable Preferred Stock (the "12% Preferred Stock") in exchange for CRBC's substantially identical securities with a fair value of $215,570 including accrued and unpaid dividends of $3,807. The liquidation preference of each share of 12% Preferred Stock was $100.00 plus accrued and unpaid dividends of $11,756 at December 31, 1997. The dividend rate on the 12% Preferred Stock was 12% per annum of the liquidation preference and was payable semi-annually.

     On May 8, 1998, the Company completed a consent solicitation (the "12% Preferred Stock Consent Solicitation") to modify certain timing restrictions on its ability to exchange all shares of its 12% Preferred Stock for its 12% Subordinated Exchange Debentures due 2009 (the "12% Debentures"). Consenting holders of 12% Preferred Stock received payments of $0.05 per share of 12% Preferred Stock. On May 13, 1998, the Company exchanged the shares of 12% Preferred Stock for 12% Debentures (the "12% Exchange"). In connection with the 12% Preferred Stock Consent Solicitation and 12% Exchange, the Company incurred approximately $270 in transaction costs which were recorded as deferred debt issuance costs.

     On June 10, 1998, the Company completed a cash tender offer (the "12% Debentures Tender Offer") for all of its 12% Debentures for an aggregate repurchase cost of $262,495 which included (i) the principal amount of the 12% Debentures of $211,763, (ii) premiums on the repurchase of the 12% Debentures of $47,798, (iii) accrued and unpaid interest on the 12% Debentures from May 13, 1998 through June 10, 1998 of $1,976 and (iv) estimated transaction costs of $958. In connection with the 12% Debentures Tender Offer, the Company recorded an extraordinary charge of $31,865 (net of a tax benefit of $17,158) consisting of the

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES premiums, estimated transaction costs and the write-off of the unamortized balance of deferred debt issuance costs.

(9) STOCKHOLDERS' EQUITY

  (a) Chancellor Media Common Stock Issuance

     On March 13, 1998, Chancellor Media completed an offering of 21,850,000 shares of its Common Stock for net proceeds of approximately $994,642. The net proceeds were contributed to the Company by Chancellor Media and used to reduce bank borrowings under the revolving credit portion of the Senior Credit Facility (as defined) and the excess proceeds were initially invested in short-term investment grade securities. The Company subsequently used the excess proceeds for general corporate purposes, including the financing of certain acquisitions and exchanges.

  (b) Stock Options

     Chancellor Media has established the 1992, 1993, 1995 and 1998 Key Employee Stock Option Plans (the "Employee Option Plans") which provide for the issuance of stock options to officers and other key employees of the Company and its subsidiaries. The Employee Option Plans make available for issuance an aggregate of 15,105,000 shares of Chancellor Media Common Stock. Options issued under the Employee Option Plans have varying vesting periods as provided in separate stock option agreements and generally carry an expiration date of ten years subsequent to the date of issuance. Options issued under the 1993, 1995 and 1998 Employee Option Plans are required to have exercise prices equal to or in excess of the fair market value of Chancellor Media's Common Stock on the date of issuance unless approved by the Compensation Committee of the Company's Board of Directors.

     In May 1995, Chancellor Media also established the Stock Option Plan for Non-Employee Directors (the "Director Plan") which provides for the issuance of stock options to non-employee directors of the Company. The Director Plan makes available for issuance an aggregate of 900,000 shares of Chancellor Media Common Stock. Options issued under the Director Plan have exercise prices equal to the fair market value of Chancellor Media's Common Stock on the date of issuance, vest over a three year period and have an expiration date of ten years subsequent to the date of issuance.

     In connection with the BPI Acquisition, Chancellor Media assumed outstanding options to purchase 310,276 shares of Chancellor Media's Common Stock (the "BPI Options"). The BPI Options vested and became exercisable on May 12, 1996 and have an expiration date of ten years subsequent to the original date of issuance by BPI.

     In connection with the Chancellor Merger, Chancellor Media assumed outstanding options to purchase 3,526,112 shares of Chancellor Media's Common Stock (the "Chancellor Options") with a fair value of $34,977. The Chancellor Options have varying vesting periods as provided in separate stock option agreements and generally carry an expiration date of ten years subsequent to the original date of issuance by CBC.

     The total options available for grant were 1,115,894 and 2,171,939 at December 31, 1997 and 1998, respectively.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

     Following is a summary of activity in the employee option plans and agreements discussed above for the years ended December 31, 1996, 1997 and 1998:

                                     1996                   1997                   1998
                             --------------------   --------------------   ---------------------
                                         WEIGHTED               WEIGHTED                WEIGHTED
                                         AVERAGE                AVERAGE                 AVERAGE
                                         EXERCISE               EXERCISE                EXERCISE
                              SHARES      PRICE      SHARES      PRICE       SHARES      PRICE
                             ---------   --------   ---------   --------   ----------   --------
Outstanding at beginning of
  year.....................  2,579,748    $ 3.46    3,559,984    $ 5.97     8,826,696    $12.98
Granted....................  1,174,500     11.56    2,773,590     22.89     7,392,000     39.28
Assumed in acquisitions....         --        --    3,526,112      9.29            --        --
Exercised..................   (166,806)     4.27     (994,526)     5.43    (1,075,860)     9.55
Canceled...................    (27,458)     4.96      (38,464)    19.46      (316,847)    20.82
                             ---------              ---------              ----------
Outstanding at end of
  year.....................  3,559,984    $ 5.97    8,826,696    $12.98    14,825,989    $26.03
                             =========              =========              ==========
Options exercisable at year
  end......................  1,935,484              5,687,960              10,211,090
                             =========              =========              ==========

     The following table summarizes information about stock options outstanding at December 31, 1998:

                                      OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
                       --------------------------------------------------   --------------------------------
                           NUMBER                                               NUMBER
                       OUTSTANDING AT   WEIGHTED AVERAGE      WEIGHTED      EXERCISABLE AT       WEIGHTED
      RANGE OF          DECEMBER 31,       REMAINING          AVERAGE        DECEMBER 31,        AVERAGE
   EXERCISE PRICES          1998        CONTRACTUAL LIFE   EXERCISE PRICE        1998         EXERCISE PRICE
   ---------------     --------------   ----------------   --------------   ---------------   --------------
$0.01................       645,000        3.6 years           $ 0.01            645,000          $ 0.01
$4.13 to 6.17........     1,850,688        5.5 years             4.60          1,850,688            4.60
$10.67 to 15.81......     2,121,349        7.2 years            11.50          1,537,488           11.49
$17.05 to 24.13......     3,459,002        8.6 years            22.26          2,639,914           22.16
$26.38 to 32.13......     1,095,000        9.5 years            30.26            338,000           29.31
$37.31 to 48.38......     5,654,950        9.4 years            42.96          3,200,000           41.96
                         ----------                                           ----------
                         14,825,989                            $26.03         10,211,090          $22.42
                         ==========                                           ==========

     The weighted-average fair value of options granted during 1996, 1997 and 1998 which have exercise prices equal to or in excess of the market value of the Company's common stock on the date of issuance was $5.25, $10.25 and $17.50, respectively. The weighted-average fair value of options granted during 1998 which have exercise prices less than the market value of the Company's common stock on the date of issuance was $28.19.

     Chancellor Media applies APB Opinion No. 25 in accounting for its Employee Option Plans and, accordingly, no compensation cost is recognized in the consolidated financial statements for stock options which have exercise prices equal to or in excess of the market value of Chancellor Media's Common Stock on the date of issuance. A charge for stock compensation expense of $16,000 is included in executive severance charge for the year ended December 31, 1998 (see note 13). Had Chancellor Media determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                        1996       1997       1998
                                                      --------   --------   ---------
Net loss:
  As reported.......................................  $(16,194)  $(31,745)  $ (95,589)
  Pro forma.........................................   (19,249)   (44,639)   (160,687)

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

     Pro forma net loss reflects only options granted subsequent to December 31, 1994. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above.

     The fair value for the stock options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996, 1997 and 1998: expected stock volatility ranging from 39.9% to 44.5%; risk-free interest rates ranging from 4.8% to 6.0%; dividend yields of 0%; and expected lives ranging from three to seven years.

(10) INCOME TAXES

     Income tax expense (benefit) from continuing operations consists of the following:

                                                           1996      1997      1998
                                                          -------   -------   -------
Current tax expense:
  Federal...............................................  $   485   $ 6,840   $    --
  State.................................................      972     4,791     5,033
                                                          -------   -------   -------
Total current tax expense...............................    1,457    11,631     5,033
Deferred tax expense (benefit)..........................   (4,353)   (3,829)   28,718
                                                          -------   -------   -------
Total income tax expense (benefit)......................  $(2,896)  $ 7,802   $33,751
                                                          =======   =======   =======

     During 1997 and 1998, the Company incurred extraordinary losses in connection with various refinancings. The tax benefit related to the extraordinary losses were approximately $2,343 and $25,357 for the years ended December 31, 1997 and 1998, respectively. This tax benefit, which reduced current taxes payable, is separately allocated to the extraordinary item. See
Note 7(a) and Note 8. During 1998, the Company reduced current taxes payable by $13,098 due to a tax benefit received from the exercise of certain stock options.

     Total income tax expense (benefit) differed from the amount computed by applying the U.S. federal statutory income tax rate of 35% to loss from continuing operations for the years ended December 31, 1996, 1997 and 1998 as a result of the following:

                                                           1996      1997      1998
                                                          -------   -------   -------
Computed "expected" tax expense (benefit)...............  $(6,682)  $(2,342)  $   998
Amortization of goodwill................................    2,477     5,744    11,728
State income taxes, net of federal benefit..............      632     2,533     4,919
Non-deductible executive compensation...................       --        --    13,221
Non-deductible meals and entertainment..................      729     1,028     2,312
Other, net..............................................      (52)      839       573
                                                          -------   -------   -------
                                                          $(2,896)  $ 7,802   $33,751
                                                          =======   =======   =======

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1997 and 1998 are presented below:

                                                                1997        1998
                                                              ---------   ---------
Deferred tax assets:
  Net operating loss and credit carryforwards...............  $  38,552   $  76,755
  Accrued executive compensation and stock options..........      1,720      10,452
  Differences in book and tax bases related to media
     representation contracts...............................     39,908      27,233
  Differences in book and tax bases of lease liabilities....      4,727       4,727
  Other.....................................................      3,147       1,754
                                                              ---------   ---------
          Total deferred tax assets.........................     88,054     120,921
                                                              ---------   ---------
Deferred tax liabilities:
  Property and equipment and intangibles, primarily related
     to acquisitions........................................   (445,992)   (567,221)
  Other.....................................................     (3,702)     (6,834)
                                                              ---------   ---------
          Total deferred tax liabilities....................   (449,694)   (574,055)
                                                              ---------   ---------
          Net deferred tax liability........................  $(361,640)  $(453,134)
                                                              =========   =========

     Deferred tax assets and liabilities are computed by applying the U.S. federal and state income tax rate in effect to the gross amounts of temporary differences and other tax attributes, such as net operating loss carryforwards.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The Company expects the deferred tax assets at December 31, 1998 to be realized as a result of the reversal during the carryforward period of existing taxable temporary differences giving rise to deferred tax liabilities and the generation of taxable income in the carryforward period.

     At December 31, 1998, the Company has net operating loss carryforwards available to offset future taxable income of approximately $176,600, expiring from 2001 to 2018 and has alternative minimum tax credit carryforwards of approximately $4,700 that do not expire. Approximately $102,800 and $2,800 of the net operating loss and tax credit carryforwards, respectively, at December 31, 1998 are subject to annual use limitations under tax rules governing changes of ownership.

(11) COMMITMENTS AND CONTINGENCIES

     The Company has long-term operating leases for office space, certain broadcasting facilities and equipment and the majority of the land occupied by its outdoor advertising structures. The leases expire at various dates, generally during the next ten years, and have varying options to renew and cancel. Rental expense for operating leases (excluding those with lease terms of one month or less that were not renewed) was approximately $5,462, $10,913 and $39,427 for 1996, 1997 and 1998, respectively. Future minimum lease

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1998 are as follows:

Year ending December 31:
  1999......................................................  $   67,218
  2000......................................................      66,957
  2001......................................................      64,904
  2002......................................................      63,501
  2003......................................................      62,992
  Thereafter................................................   1,501,398

     In July 1998, a stockholder derivative action was commenced in the Delaware Court of Chancery by a stockholder purporting to act on behalf of the Company. The defendants in the case include Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), LIN Television and some of Chancellor Media's directors. The plaintiff alleges that, among other things, (1) Hicks Muse allegedly caused the Company to pay too high of a price for LIN because Hicks Muse had allegedly paid too high of a price when it acquired LIN; and (2) the transaction therefore allegedly constitutes a breach of fiduciary duty and a waste of corporate assets by Hicks Muse, which is alleged to control the Company, and the directors of the Company named as defendants. The plaintiff seeks to enjoin consummation or rescission of the transaction, compensatory damages, an order requiring that the directors named as defendants "carry out their fiduciary duties," and attorneys' fees and other costs. Plaintiff, defendants and the Company had reached a tentative settlement of this lawsuit. However, as a result of the decision by the Boards of Directors of the Company and LIN to terminate the LIN Merger, the settlement will not proceed as planned.

     In September 1998, a stockholder class action complaint was filed in the Delaware Court of Chancery by a stockholder purporting to act individually and on behalf of all other persons, other than defendants, who own securities of Chancellor Media and are similarly situated. The defendants in the case are named as Chancellor Media, Hicks Muse, Thomas O. Hicks, Jeffrey A. Marcus, James
E. de Castro, Eric C. Neuman, Lawrence D. Stuart, Jr., Steven Dinetz, Thomas J. Hodson, Perry Lewis, John H. Massey and Vernon E. Jordan, Jr. The plaintiff alleges breach of fiduciary duties, gross mismanagement, gross negligence or recklessness, and other matters relating to the defendants' actions in connection with the proposed Capstar merger. The plaintiff seeks to certify the complaint as a class action, enjoin consummation of the Capstar merger, order defendants to account to plaintiff and other alleged class members for damages, and award attorneys' fees and other costs. The Company believes that the lawsuit is without merit and intends to vigorously defend the action.

     On July 10, 1998, the Company entered into an agreement to acquire a 50% economic interest in Grupo Radio Centro, S.A. de C.V., an owner and operator of radio stations in Mexico, for approximately $120,500 in cash and $116,500 in Chancellor Media common stock. On October 15, 1998, the Company announced that it had provided notice to Grupo Radio that it was terminating the acquisition agreement in accordance with its terms. The Company has received notice from Grupo Radio requesting arbitration under the terms of the acquisition agreement of allegations that Chancellor Media wrongfully terminated that agreement, and the parties have commenced the arbitration process. The Company believes that it had a proper basis for terminating the agreement in accordance with its terms and intends to contest these allegations vigorously.

     The Company is also involved in various other claims and lawsuits which are generally incidental to its business. The Company is also vigorously contesting all of these matters and believes that the ultimate resolution of these matters and those mentioned above will not have a material adverse effect on its consolidated financial position or results of operations.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

     The Company offers substantially all of its employees voluntary participation in a 401(k) Plan. The Company may make discretionary contributions to the plans; however, no such contributions were made by the Company during 1996, 1997 or 1998.

(12) FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

  (a) Interest Rate Risk Management

     The Company enters into interest rate swaps and collars to diversify its risk associated with interest rate fluctuations. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional principal amount.

     Under interest rate collars, the Company agrees with other parties to exchange, at specified intervals and interest rate levels, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional principal amount. If the index rate is between the cap rate and floor rate, the Company does not receive or make any payments.

  (b) Fair Value of Financial Instruments

     The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1997 and 1998. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                      1997                        1998
                                            ------------------------    ------------------------
                                             CARRYING        FAIR        CARRYING        FAIR
                                              AMOUNT        VALUE         AMOUNT        VALUE
                                            ----------    ----------    ----------    ----------
Notes receivable..........................  $   18,000    $   18,000    $  168,000    $  182,600
Long-term debt -- Senior Credit
  Facility................................   1,573,000     1,573,000     1,596,000     1,596,000
Long-term debt -- 8% Senior Notes.........          --            --       750,000       761,250
Long-term debt -- 9 3/8% Notes............     200,000       209,000       200,000       208,000
Long-term debt -- 8 3/4% Notes............     200,000       205,000       200,000       204,000
Long-term debt -- 10 1/2% Notes...........     100,000       110,000       100,000       110,000
Long-term debt -- 8 1/8% Notes............     500,000       500,000       500,000       495,000
Long-term debt -- 9% Notes................          --            --       750,000       787,500
Interest rate swaps and collars
  liability...............................          --         3,919            --        12,799
Redeemable preferred stock -- 12 1/4%
  Preferred Stock.........................     119,445       133,000            --            --
Redeemable preferred stock -- 12%
  Preferred Stock.........................     211,763       239,821            --            --

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

          Cash and cash equivalents, accounts receivable and accounts payable: The carrying amount of these assets and liabilities approximates fair value because of the short maturity of these instruments.

          Notes receivable: The fair value of notes receivable is estimated by discounting the expected future cash flows at interest rates commensurate with the creditworthiness of the third party.

          Long-term debt: The fair values of the Company's 8% Senior Notes,
     9 3/8% Notes, 8 3/4% Notes, 10 1/2% Notes, 8 1/8% Notes, and 9% Notes are based on quoted market prices at December 31, 1997 and 1998. As amounts outstanding under the Company's Senior Credit Facility agreements bear interest at current market rates, their carrying amounts approximate fair market value.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

          Interest rate swaps and collars: The fair value of the interest rate swap and collar contracts is estimated by obtaining quotations from brokers. The fair value is an estimate of the amounts that the Company would (receive) pay at the reporting date if the contracts were transferred to other parties or canceled by either party.

          Redeemable preferred stock: The fair values of the Company's 12 1/4% Preferred Stock and 12% Preferred Stock are based on December 31, 1997 quoted market prices.

(13) RELATED PARTY AND OTHER TRANSACTIONS

     As of December 31, 1998, Thomas O. Hicks and affiliates of Hicks Muse beneficially owned an aggregate 16,944,371 shares of Common Stock of Chancellor Media. Mr. Hicks is Chairman of the Board and a director of the Company.

     The Company is subject to a financial monitoring and oversight agreement, dated April 1, 1996, as amended on September 4, 1997, with Hicks, Muse & Co. Partners, L.P. ("Hicks Muse Partners"), an affiliate of Hicks Muse. In connection with the financial monitoring and oversight agreement, the Company pays to Hicks Muse Partners an annual fee of not less than $1,000, subject to increase or decrease (but not below $1,000), based upon changes in the consumer price index. Hicks Muse Partners is also entitled to reimbursement for any out-of-pocket expenses incurred in connection with rendering services under the financial monitoring and oversight agreement. The financial monitoring and oversight agreement provides that the agreement will terminate at the time as Thomas O. Hicks and his affiliates collectively cease to beneficially own at least two-thirds of the number of shares of Chancellor Media common stock beneficially owned by them, collectively, at the effective time of the Chancellor Merger. The Company paid Hicks Muse Partners $333 and $1,019 in 1997 and 1998, respectively, in connection with the financial monitoring and oversight agreement which is included in corporate general and administrative expense.

     In connection with the consummation of the Chancellor Merger, a financial advisory agreement among CBC, CRBC and HM2/Management Partners, L.P. ("HM2/Management"), an affiliate of Hicks Muse, was terminated. In consideration thereof, in lieu of any payments required to be made under the financial advisory agreement in respect of the transactions contemplated by the Chancellor Merger, HM2/Management was paid a fee of $10,000 in cash upon consummation of the Chancellor Merger in 1997 which was accounted for as a direct acquisition cost. As part of the termination of the financial advisory agreement, the Company paid Hicks Muse Partners $1,500 for financial advisory services in connection with the acquisition of Katz in 1997 which was accounted for as a direct acquisition cost.

     Vernon E. Jordan, Jr., a director of the Company, also serves on the board of directors of Bankers Trust Company and Bankers Trust Corporation. BT Alex. Brown Incorporated, an affiliate of Bankers Trust Company and Bankers Trust Corporation, was engaged by the Company in January 1999 as a financial advisor to explore strategic alternatives in an effort to maximize shareholder value. In addition, affiliates of Bankers Trust Company and Bankers Trust Corporation have in the past provided a variety of commercial banking, investment banking and financial advisory services to the Company, and expect to continue to provide services to the Company in the future. Fees paid to BT Alex. Brown in 1998 were approximately $10,275.

     In connection with the Capstar/SFX Transaction, the Company (i) began programming ten radio stations owned by Capstar under time brokerage agreements effective May 29, 1998 and paid fees of $28,831 to Capstar related to these agreements during 1998 and (ii) provided a loan to Capstar in the principal amount of $150,000 (see note 3). Interest income on this note receivable was $10,600 during 1998. The Company also began operating Capstar's WKNR-AM in Cleveland under a time brokerage agreement effective February 1, 1999.

     The Company recorded revenue of $365 for the period October 28, 1997 to December 31, 1997 and $6,836 for the year ended December 31, 1998 for providing media representation services to Capstar. The

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

Company paid or accrued $11,157 in 1998 in connection with Capstar's participation in the Company's AMFM Radio Networks and other transactions. The Company had a net receivable balance from Capstar of $748 at December 31, 1997 and a net payable to Capstar of $162 at December 31, 1998.

     In October and November 1998, LIN purchased two airplanes and subsequently entered into two lease agreements with respect to those airplanes with the Company. The leases expire in October 1999 and 2003, respectively, and in 1998, the Company paid approximately $415 to LIN under the leases.

     On April 14, 1998, Scott K. Ginsburg resigned as President and Chief Executive Officer of the Company, and on April 20, 1998, Mr. Ginsburg resigned as director of the Company and from all appointments and positions with its respective subsidiaries. On April 20, 1998, Mr. Ginsburg and the Company entered into a separation and consulting agreement. Following Mr. Ginsburg's resignation, the Company entered into new employment agreements with James E. de Castro, the Company's Chief Operating Officer, and Matthew E. Devine, the Company's Chief Financial Officer, each effective April 17, 1998. On April 29, 1998, Jeffrey A. Marcus was named President and Chief Executive Officer, and the Company entered into an employment agreement with Mr. Marcus effective June 1, 1998. In connection with Mr. Ginsburg's resignation, the Company incurred a one-time executive severance charge of $59,475 which consists of (i) a lump sum severance payment of $20,000 to Mr. Ginsburg; (ii) compensation expense of $16,000 related to the grant of 800,000 stock options to Mr. Ginsburg at an exercise price of $23.25 per share, (iii) consulting fees of $12,500 to be paid to Mr. Ginsburg over five years, (iv) one-time cash payments of $5,000 and $2,000 to Mr. de Castro and Mr. Devine, respectively, (v) execution bonuses of $1,000 each paid to Mr. de Castro, Mr. Devine and Mr. Marcus and (vi) other costs incurred in connection with Mr. Ginsburg's resignation of $975. Subsequently, Matthew E. Devine resigned as Senior Vice President and Chief Financial Officer of the Company and from all appointments and positions with its respective subsidiaries and entered into a termination agreement with the Company. In connection with Mr. Devine's resignation, the Company incurred a one-time executive severance charge of $4,186 which consists of (i) a one-time cash payment of $2,000, (ii) bonus payments totaling $2,033 and (iii) other costs of $153.

(14) SEGMENT DATA

     The Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, effective January 1, 1998. This statement supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not affect the results of operations or financial position of the Company, but did affect the disclosure of segment information. Certain information disclosed in the prior year has been restated to conform to the provisions of SFAS No. 131. Intersegment revenue is included in the segment totals for internal reporting. This intercompany revenue is eliminated in consolidation. The accounting policies of the segments are the same as those described in note 1.

     The Company conducts business in three distinct operating segments consisting of radio broadcasting, outdoor advertising and media representation. Information about each of the operating segments follows:

  (a) Chancellor Radio Group -- radio broadcasting

     The Chancellor Radio Group portfolio consisted of 119 radio stations (89 FM and 30 AM) concentrated in the top 30 markets in the United States and in Puerto Rico at December 31, 1998, including 13 stations operated under time brokerage agreements. As of December 31, 1998, the Chancellor Radio Group owned superduopolies (clusters of four or five FM stations) in 11 of the nation's 15 largest radio markets - New York, Los Angeles, Chicago, San Francisco, Philadelphia, Detroit, Dallas/Ft. Worth, Washington, D.C.,

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

Houston, Puerto Rico and Phoenix and in four other large markets - Minneapolis-St. Paul, Pittsburgh, Denver and Orlando. The Chancellor Radio Group also operates a national radio network, the AMFM Radio Networks, which broadcasts advertising and syndicated programming shows to a national audience of approximately 66 million listeners in the United States (including approximately 39 million listeners from the Company's portfolio of stations).

  (b) Chancellor Outdoor Group -- outdoor advertising

     The Chancellor Outdoor Group owned and operated approximately 38,000 outdoor advertising billboards and display faces in 37 states at December 31, 1998. The Company entered into the outdoor advertising business with the acquisition of Martin on July 31, 1998 and further expanded its outdoor advertising segment with the acquisition of Whiteco on December 1, 1998. The Chancellor Outdoor Group segment data includes the results of operations of each of the acquired entities from the date of acquisition.

  (c) Katz -- media representation

     The Company entered into the media representation business with the acquisition of Katz on October 28, 1997. Katz is a full-service media representation firm that sells national spot advertising time for its clients in the radio, television and cable industries throughout the United States. Katz is retained on an exclusive basis by radio stations, television stations and cable television systems in over 200 designated market areas throughout the United States, including at least one radio or television station in each of the 50 largest designated market areas. The media representation segment data includes the results of operations of Katz from the date of acquisition.

     Separate financial data for each of the Company's three business segments is provided below. The Company evaluates the performance of its segments based on the following:

                                                      1996        1997         1998
                                                    --------   ----------   ----------
Chancellor Radio Group -- radio broadcasting:
  Net revenues....................................  $293,850   $  548,856   $1,057,044
  Operating expenses..............................   174,344      297,085      551,037
  Depreciation and amortization...................    83,765      168,597      376,833
  Operating income................................    32,493       75,450      122,188
  Capital expenditures............................     6,015       10,544       18,736
  Identifiable assets.............................   875,768    4,265,038    4,649,127
Chancellor Outdoor Group -- outdoor advertising:
  Net revenues....................................        --           --       47,605
  Operating expenses..............................        --           --       23,505
  Depreciation and amortization...................        --           --       25,986
  Operating loss..................................        --           --       (3,871)
  Capital expenditures............................        --           --        5,344
  Identifiable assets.............................        --           --    1,743,254
Katz -- media representation:
  Net revenues....................................        --       35,901      192,794
  Operating expenses..............................        --       21,842      131,106
  Depreciation and amortization...................        --        4,210       29,630
  Operating income................................        --        8,399       25,299
  Capital expenditures............................        --          436       15,190
  Identifiable assets.............................        --      495,951      528,238

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

     The segment financial data includes intersegment revenues and expenses which must be excluded to reconcile to the Company's consolidated financial statements. In addition, certain depreciation and amortization expenses, corporate general and administrative expenses, executive severance expenses, corporate capital expenditures and general corporate assets were not allocated to business segments and must be included to reconcile to the Company's consolidated financial statements. Reconciling financial data is provided below:

                                                          1996       1997      1998
                                                        --------   --------   -------
Intersegment net revenues.............................  $     --   $  2,679   $23,587
Intersegment operating expenses.......................        --      2,679    23,587
Unallocated depreciation and amortization.............     9,984     13,175    13,889
Unallocated corporate general and administrative
  expenses............................................     4,549     12,268    20,992
Unallocated executive severance.......................        --         --    63,661
Unallocated corporate capital expenditures............       528        686     4,191
Unallocated general corporate assets..................   145,191    207,886   307,288

(15) QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                      QUARTER ENDED
                                                     ------------------------------------------------
                                                     MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                                                     --------   --------   ------------   -----------
1997:
  Net revenues.....................................  $ 81,897   $106,364     $145,022      $248,795
  Operating income.................................       568     16,968       15,002        25,868
  Income (loss) before extraordinary item..........    (6,011)     9,870       (6,000)      (25,254)
  Net income (loss) attributable to common
     stockholders..................................    (6,011)     4,821      (11,049)      (31,671)
1998:
  Net revenues.....................................  $233,557   $321,710     $343,829      $374,760
  Operating income (loss)..........................   (13,201)   (18,072)      38,010        38,337
  Income (loss) before extraordinary item..........   (68,571)    40,401        6,262       (26,592)
  Net income (loss) attributable to common
     stockholders..................................   (74,988)     2,118      (15,379)      (33,010)

(16) SUBSEQUENT EVENTS

     LIN Merger Termination. On July 7, 1998, the Company entered into a merger agreement with the indirect parent of LIN Television Corporation ("LIN") to acquire LIN in a stock for stock transaction (the "LIN Merger"). On March 15, 1999, the Boards of Directors of the Company and LIN agreed to terminate the LIN merger agreement.

     On April 8, 1998, the Company entered into an agreement to acquire Petry Media Corporation, an independent television representation firm, for approximately $127,000 in cash and on September 3, 1998, the Company entered into an agreement to acquire Pegasus Broadcasting of San Juan, L.L.C., a television broadcasting company, for approximately $69,600 in cash. In connection with the termination of the LIN merger, on March 15, 1999, the Company's Board of Directors approved the negotiation of the assignment of the Company's agreements to acquire Petry and Pegasus to LIN Television Corporation. The assignment of these agreements is subject to negotiation of definitive documentation, third-party approval and various other conditions, including governmental approvals and, accordingly, there can be no assurance that such agreements will be assigned by the Company at all.

          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

     Executive Management Realignment. On March 15, 1999, the Company announced the following executive management changes:

     - the appointments of Thomas O. Hicks as Chief Executive Officer of the Company, of James E. de Castro as President and Chief Executive Officer of a newly created Chancellor Radio and Outdoor Group and of R. Steven Hicks, currently President and Chief Executive Officer of Capstar, as President and Chief Executive Officer of the newly created Chancellor Media Services Group;

     - the creation of an Office of the Chairman of the Company's Board of Directors, in which Mr. de Castro and Mr. Steven Hicks will join the Company's Chairman, Mr. Thomas Hicks, as Vice Chairmen;

     - the resignation of Jeffrey A. Marcus as the Company's President and Chief Executive Officer effective March 15, 1999;

     - the appointments of Kenneth J. O'Keefe as Chief Operating Officer of Chancellor Radio Group and James A. McLaughlin as President and Chief Operating Officer of Chancellor Outdoor Group;

     - the appointment of D. Geoffrey Armstrong, currently Chief Operating Officer of Capstar, as acting Chief Financial Officer, replacing Thomas
       P. McMillin, who also resigned from his executive positions with the Company effective March 15, 1999;

     - the resignation of Eric C. Neuman as the Company's Senior Vice President -- Strategic Development effective March 15, 1999;

     - the appointment of William S. Banowsky, Jr., currently Executive Vice President and General Counsel of Capstar, as the Company's General Counsel, replacing Richard A. B. Gleiner, who also resigned from his executive positions with the Company effective March 15, 1999.

     The Company is expected to record a significant non-recurring charge in the first quarter of 1999 in connection with the termination of the LIN Merger and, if completed, assignment of the Petry Media Corporation and Pegasus Broadcasting purchase agreements to LIN and the executive management realignment discussed above.

     See note 11 for the current status of certain litigation related to the LIN Merger.

                                  SCHEDULE II
          CHANCELLOR MEDIA CORPORATION OF LOS ANGELES AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                             (DOLLARS IN THOUSANDS)

                                                          ADDITIONS    ADDITIONS
                                             BALANCE AT   CHARGED TO    CHARGED                  BALANCE
                                             BEGINNING    COSTS AND    TO OTHER                  AT END
DESCRIPTION                                  OF PERIOD     EXPENSES    ACCOUNTS     WRITEOFFS   OF PERIOD
-----------                                  ----------   ----------   ---------    ---------   ---------
Allowance for doubtful accounts:
  Year ended December 31, 1998.............   $12,651       $5,684      $3,827(1)    $6,582      $15,580
                                              =======       ======      ======       ======      =======
  Year ended December 31, 1997.............   $ 2,292       $5,174      $7,049(1)    $1,864      $12,651
                                              =======       ======      ======       ======      =======
  Year ended December 31, 1996.............   $ 2,000       $2,179      $  156(1)    $2,043      $ 2,292
                                              =======       ======      ======       ======      =======

---------------

(1) Additions result from the application of purchase accounting relating to the Pyramid Acquisition in 1996, the Chancellor Merger, the Viacom Acquisition and the Katz Acquisition in 1997 and the acquisitions of WWDC-FM/AM, Martin Media, Primedia and the Outdoor Advertising Division of Whiteco in 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Chancellor Radio Broadcasting Company:

     We have audited the accompanying consolidated balance sheets of Chancellor Radio Broadcasting Company and Subsidiaries (collectively the "Company") as of December 31, 1995 and 1996 and the related consolidated statements of operations, changes in common stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1995 and 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                    COOPERS & LYBRAND L.L.P.

Dallas, Texas
February 13, 1997,
  except for Note 15 as
  to which the date is
  February 19, 1997

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  1995            1996
                                                              ------------    ------------
Current assets:
  Cash......................................................  $  1,314,214    $  3,788,546
  Accounts receivable, net of allowance for doubtful
     accounts of $263,528 and $1,023,660, respectively......    13,243,292      46,584,705
  Prepaid expenses and other................................       546,405       2,753,731
                                                              ------------    ------------
          Total current assets..............................    15,103,911      53,126,982
  Restricted cash...........................................            --      20,363,329
  Property and equipment, net...............................    17,925,845      49,122,932
  Intangibles and other, net................................   203,808,395     551,406,094
  Deferred financing costs, net.............................     4,284,413      16,723,346
                                                              ------------    ------------
          Total assets......................................  $241,122,564    $690,742,683
                                                              ============    ============

                           LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Accounts payable..........................................  $  1,873,888    $  4,409,389
  Accrued liabilities.......................................     4,692,948      12,529,831
  Accrued interest..........................................     2,710,891       6,868,839
  Current portion of long-term debt.........................     4,062,500         400,000
                                                              ------------    ------------
          Total current liabilities.........................    13,340,227      24,208,059
  Long-term debt............................................   168,107,242     354,913,499
  Deferred income taxes.....................................     4,952,361       2,606,314
  Other.....................................................            --         801,572
                                                              ------------    ------------
          Total liabilities.................................   186,399,830     382,529,444
                                                              ------------    ------------
Commitments (Note 11)
Redeemable senior cumulative exchangeable preferred stock,
  par value $.01 per share; 1,000,000 shares authorized,
  none and 1,000,000 shares issued and outstanding,
  respectively; preference in liquidation of $109,110,301...            --     107,222,416
Common stockholder's equity:
  Common stock, par value $.01 per share; 2,000 shares
     authorized, 1,000 shares issued and outstanding,
     respectively...........................................            10              10
  Additional paid-in capital................................    66,359,990     219,520,102
  Accumulated deficit.......................................   (11,637,266)    (18,529,289)
                                                              ------------    ------------
          Total common stockholder's equity.................    54,722,734     200,990,823
                                                              ------------    ------------
          Total liabilities and stockholder's equity........  $241,122,564    $690,742,683
                                                              ============    ============

    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    YEAR ENDED DECEMBER 31,
                                          -------------------------------------------
                                             1994            1995            1996
                                          -----------    ------------    ------------
Gross broadcasting revenues.............  $30,080,829    $ 73,278,860    $203,188,125
Less agency commissions.................    3,763,734       8,956,717      24,786,594
                                          -----------    ------------    ------------
          Net revenues..................   26,317,095      64,322,143     178,401,531
                                          -----------    ------------    ------------
Operating expenses:
  Programming, technical and news.......    5,678,829      11,734,285      40,987,411
  Sales and promotion...................    7,137,039      17,556,256      47,026,490
  General and administrative............    2,844,284       8,174,189      23,195,565
  Depreciation and amortization.........    2,954,159       8,256,268      20,877,374
  Corporate expenses....................      599,657       1,815,535       4,844,985
  Stock option compensation.............           --       6,360,000       3,800,000
                                          -----------    ------------    ------------
                                           19,213,968      53,896,533     140,731,825
                                          -----------    ------------    ------------
          Income from operations........    7,103,127      10,425,610      37,669,706
Other (income) expense:
  Interest expense......................    5,246,827      18,114,549      35,703,862
  Other, net............................      (19,265)         42,402          68,419
                                          -----------    ------------    ------------
          Income (loss) before provision
            for income taxes and
            extraordinary loss..........    1,875,565      (7,731,341)      1,897,425
Provision for income taxes..............    1,163,716       3,799,955       4,612,551
                                          -----------    ------------    ------------
          Net income (loss) before
            extraordinary loss..........      711,849     (11,531,296)     (2,715,126)
Extraordinary loss on early
  extinguishment of debt, net of income
  tax benefit...........................      817,819              --       4,176,897
                                          -----------    ------------    ------------
          Net loss......................     (105,970)    (11,531,296)     (6,892,023)
Dividends and accretion on preferred
  stock.................................           --              --      11,556,943
Loss on repurchase of preferred stock...           --              --      16,570,065
                                          -----------    ------------    ------------
          Net loss attributable to
            common stock................  $  (105,970)   $(11,531,296)   $(35,019,031)
                                          ===========    ============    ============

    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

       CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDER'S EQUITY

                                           COMMON STOCK
                                          ---------------     ADDITIONAL      ACCUMULATED
                                          SHARES   AMOUNT   PAID-IN CAPITAL     DEFICIT         TOTAL
                                          ------   ------   ---------------   ------------   ------------
Balance, December 31, 1993..............      --      --               --               --             --
  Issuance of common stock on January
     10, 1994...........................   1,000    $ 10     $ 25,499,990               --   $ 25,500,000
  Issuance of common stock on October
     12, 1994...........................   1,000      10       34,499,990               --     34,500,000
  Net loss..............................      --      --               --     $   (105,970)      (105,970)
                                          ------    ----     ------------     ------------   ------------
Balance, December 31, 1994..............   2,000      20       59,999,980         (105,970)    59,894,030
  Stock option compensation.............      --      --        6,360,000               --      6,360,000
  Contribution of stock held by
     affiliate of Hicks, Muse, Tate &
     Furst..............................  (1,000)    (10)              10               --             --
  Net loss..............................      --      --               --      (11,531,296)   (11,531,296)
                                          ------    ----     ------------     ------------   ------------
Balance, December 31, 1995..............   1,000      10       66,359,990      (11,637,266)    54,722,734
  Loss on repurchase of preferred
     stock..............................      --      --      (16,570,065)              --    (16,570,065)
  Dividends and accretion on preferred
     stock..............................      --      --      (11,556,943)              --    (11,556,943)
  Capital contributions.................      --      --      181,287,120               --    181,287,120
  Net loss..............................      --      --               --       (6,892,023)    (6,892,023)
                                          ------    ----     ------------     ------------   ------------
Balance, December 31, 1996..............   1,000    $ 10     $219,520,102     $(18,529,289)  $200,990,823
                                          ======    ====     ============     ============   ============

    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       YEAR ENDED DECEMBER 31,
                                                             --------------------------------------------
                                                                 1994            1995           1996
                                                             -------------   ------------   -------------
Cash flows from operating activities:
  Net loss.................................................  $    (105,970)  $(11,531,296)  $  (6,892,023)
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization..........................      2,954,159      8,256,268      20,877,374
    Amortization of deferred financing costs...............        226,000        791,000       2,633,583
    Stock option compensation..............................             --      6,360,000       3,800,000
    Deferred income taxes..................................      1,490,716      3,788,877       4,548,481
    Extraordinary loss.....................................        490,819             --       4,176,897
    Changes in assets and liabilities, net of the effects
      of acquired businesses:
      Accounts receivable, net.............................     (9,675,567)    (2,343,520)    (13,408,364)
      Prepaids and other...................................        216,036       (214,868)       (982,637)
      Accounts payable.....................................      1,509,064       (541,914)      1,429,070
      Accrued liabilities..................................      1,334,397        447,196       3,706,725
      Accrued interest.....................................      2,251,654        459,237       4,157,948
                                                             -------------   ------------   -------------
         Net cash provided by operating activities.........        691,308      5,470,980      24,047,054
                                                             -------------   ------------   -------------
Cash flows from investing activities:
  Purchases of broadcasting properties.....................   (204,509,849)   (24,351,529)   (439,533,609)
  Purchases of other property and equipment................       (238,648)    (1,709,897)     (3,208,553)
                                                             -------------   ------------   -------------
         Net cash used in investing activities.............   (204,748,497)   (26,061,426)   (442,742,162)
                                                             -------------   ------------   -------------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt.................    168,910,299             --     277,627,630
  Proceeds from borrowings under revolving debt facility...      5,639,237     54,458,819     101,966,762
  Repayment of long-term debt..............................    (25,000,000)    (2,437,500)   (109,816,233)
  Repayments of borrowings under revolving debt facility...     (3,975,539)   (31,633,467)   (105,540,183)
  Issuance of preferred stock..............................             --             --     175,412,322
  Repurchase of preferred stock............................             --             --     (95,462,423)
  Additional capital contributions.........................     60,000,000             --     178,525,254
  Distribution of additional paid in capital...............             --             --      (1,038,134)
  Payment of preferred stock dividends.....................             --             --        (505,555)
                                                             -------------   ------------   -------------
         Net cash provided by financing activities.........    205,573,997     20,387,852     421,169,440
                                                             -------------   ------------   -------------
         Net increase (decrease) in cash...................      1,516,808       (202,594)      2,474,332
Cash, at beginning of year.................................             --      1,516,808       1,314,214
                                                             -------------   ------------   -------------
Cash, at end of year.......................................  $   1,516,808   $  1,314,214   $   3,788,546
                                                             =============   ============   =============
Supplemental Disclosure of Cash Flow Information (Note 5):
Cash paid during the period for:
  Interest.................................................  $   2,769,173   $ 16,864,312   $  28,912,331
  Income taxes.............................................  $          --   $         --   $      62,407
Non-cash financing:
  Dividends and accretion on preferred stock...............  $          --   $         --   $  11,556,943

    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

     Chancellor Radio Broadcasting Company, formerly Chancellor Broadcasting Company ("Chancellor Radio Broadcasting") and its wholly owned subsidiaries (collectively, the "Company") operate in a single industry segment, which segment encompasses the ownership and management of radio broadcast stations located in markets throughout the United States. Chancellor Radio Broadcasting, a wholly owned subsidiary of Chancellor Broadcasting Company, formerly Chancellor Corporation ("Chancellor"), was formed in June 1994 to acquire and operate radio stations owned by American Media, Inc. and two corporations and one partnership affiliated with American Media, Inc. (collectively, the "American Media Station Group") and by Chancellor Communications Corporation ("Chancellor Communications"). That transaction was consummated on October 12, 1994. Chancellor Communications was formed in 1993 to acquire and operate radio stations KGBY-FM and KFBK-AM. That transaction closed on January 10, 1994 and the consolidated financial statements include the activity of all the stations since their respective dates of acquisition.

     In June 1995, the 1,000 shares of common stock of Chancellor Communications held by an affiliate of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse") were exchanged for additional shares of common stock of Chancellor, which subsequently contributed these shares to Chancellor Radio Broadcasting as an additional capital contribution. As a result, Chancellor Communications became a wholly owned subsidiary of Chancellor Radio Broadcasting. Chancellor Communications was then merged with the Company. The transactions had no effect on the financial position or results of operations of the Company.

     Chancellor Broadcasting Licensee Company is a wholly-owned non-operating legal entity formed to hold title to the Company's broadcast licenses. Such entity has no significant other assets and no material liabilities, contingencies or commitments. Consistent with industry practice for financial reporting purposes, no material value has been specifically allocated to the licenses. Accordingly, no financial statement information has been provided herein due to its immateriality to investors.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The consolidated financial statements include the accounts of Chancellor and its subsidiaries Chancellor Broadcasting and Chancellor Broadcasting Licensee Company for all periods presented, and its subsidiaries Trefoil Communications, Inc., Shamrock Broadcasting Inc., Shamrock Radio Licenses, Inc., Shamrock Broadcasting Licenses of Denver, Inc. and Shamrock Broadcasting of Texas, Inc. from their date of acquisition. All significant intercompany accounts and transactions have been eliminated.

  Cash

     The Company maintains cash in demand deposits with financial institutions. The Company had no cash equivalents during the periods presented. All highly liquid investments with an original maturity of less than Six months are considered cash equivalents.

  Property and Equipment

     Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation is determined using the straight-line method over the estimated useful lives of the various classes of assets, which range from three to twenty-five years. Leasehold improvements are amortized over the shorter of their useful lives or the terms of the related leases. Costs of repairs and maintenance are charged to operations as incurred.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

  Intangibles

     Goodwill represents the excess of cost over the fair values of the identifiable tangible and other intangible net assets acquired and is being amortized over the straight-line method over forty years. Other intangible assets comprise amounts paid for pending acquisitions, agreements not to compete, a tower lease advantage and organization costs incurred in the incorporation of the Company. Other intangibles, excluding pending acquisition costs, are being amortized by the straight-line method over their estimated useful lives ranging from three to ten years. Pending acquisition costs are deferred and capitalized as part of completed acquisitions or expensed in the period in which the pending acquisition is terminated.

     The Company evaluates intangible assets for potential impairment by analyzing the operating results, future cash flows on an undiscounted basis, trends and prospects of the Company's stations, as well as by comparing them to their competitors. The Company also takes into consideration recent acquisition patterns within the broadcast industry, the impact of recently enacted or potential FCC rules and regulations and any other events or circumstances which might indicate potential impairment.

  Deferred Financing Costs

     Costs associated with obtaining debt financing are capitalized and amortized using the interest method over the term of the related debt. As a result of refinancing the Company's original credit facility, during the year ended December 31, 1994 unamortized deferred financing costs of approximately $818,000 were expensed as an extraordinary item in the consolidated statements of operations. As a result of refinancing the Company's second credit facility, the early redemption of $20.0 million of its existing notes (defined) and the prepayment of $18.7 million of it's a Term Loan Facility (defined) from its third credit facility, during the year ended December 31, 1996 unamortized deferred financing costs of $3.4 million, less $543,500 of tax benefit, were expensed as an extraordinary item in the consolidated statements of operations. Approximately $5.1 million, $118,000 and $18.6 million of new financing costs were incurred for the years ended December 31, 1994, 1995 and 1996, respectively. Accumulated amortization at December 31, 1995 and 1996, amounted to approximately $959,000 and $2.8 million, respectively.

  Revenue Recognition

     Broadcasting operations derive revenue primarily from the sale of program time and commercial announcements to local, regional and national advertisers. Revenue is recognized when the programs and commercial announcements are broadcast.

  Barter Transactions

     Barter transactions represent advertising time exchanged for promotional items, advertising, supplies, equipment, and services. Barter revenue is recorded at the fair value of the goods or services received and is recognized in income when the advertisements are broadcast. Goods or services are charged to expense when received or used. Advertising time owed and goods or services due the Company are included in accounts payable and accounts receivable, respectively.

  Advertising Costs

     The Company incurs various marketing and promotional costs to add and maintain listenership. These costs are expensed as incurred and totaled approximately $1.4 million, $4.2 million and $16.2 million for the years ended December 31, 1994, 1995 and 1996, respectively.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

  Stock Option Compensation

     Stock option compensation expense is recognized in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees".

  Income Taxes

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

     Chancellor, Chancellor Radio Broadcasting and Chancellor Broadcasting Licensee Company have elected to file consolidated federal income tax returns (the "Chancellor Group") and Trefoil Communications, Inc., Shamrock Broadcasting Inc., Shamrock Radio Licenses, Inc., Shamrock Broadcasting Licenses of Denver, Inc. and Shamrock Broadcasting of Texas, Inc. have elected to file consolidated federal income tax returns (the "Shamrock Group"). Each of these groups have entered into a tax sharing agreement governing the allocation of any consolidated federal income tax liability among its members. In general, each subsidiary allocates and pays income taxes computed as if each subsidiary filed a separate federal income tax return. Similar principles apply to any consolidated state and local income tax liabilities.

  Concentration of Credit Risk

     The Company's revenue and accounts receivable primarily relate to advertising of products and services within the radio stations' broadcast areas. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. Credit losses have been within management's expectations and adequate allowances for any uncollectible trade receivables are maintained.

  Reclassifications

     Certain prior year amounts have been reclassified to conform with the current year's presentation.

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                    DECEMBER 31,
                                                             --------------------------
                                                                1995           1996
                                                             -----------    -----------
Land.......................................................  $ 1,572,229    $ 3,036,663
Building and building improvements.........................    3,159,848      9,202,378
Towers and antenna systems.................................    3,689,972     14,476,104
Studio, technical and transmitting equipment...............    7,830,375     23,026,564
Office equipment, furniture and fixtures...................    2,484,261      5,521,010
Record library.............................................    1,800,510      2,193,236
Vehicles...................................................      362,787      1,117,908
Construction in progress...................................      503,504         78,877
                                                             -----------    -----------
                                                              21,403,486     58,652,740
Less accumulated depreciation..............................   (3,477,641)    (9,529,808)
                                                             -----------    -----------
                                                             $17,925,845    $49,122,932
                                                             ===========    ===========

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     Depreciation expense for the years ended December 31, 1994, 1995 and 1996 was $0.9 million, $2.6 million and $6.5 million, respectively.

4. INTANGIBLE AND OTHER ASSETS

     Intangible and other assets consist of the following:

                                                                   DECEMBER 31,
                                                           ----------------------------
                                                               1995            1996
                                                           ------------    ------------
Goodwill.................................................  $205,971,820    $567,377,120
Noncompete agreements....................................     1,950,000       2,025,000
Tower lease advantage....................................       305,000         305,000
Pending acquisition costs................................     3,246,265       2,620,474
Other....................................................        45,718         626,220
                                                           ------------    ------------
                                                            211,518,803     572,953,814
Less accumulated amortization............................    (7,710,408)    (21,547,720)
                                                           ------------    ------------
                                                           $203,808,395    $551,406,094
                                                           ============    ============

     Amortization expense for intangible assets for the years ended December 31, 1994, 1995 and 1996 was $2.0 million, $5.7 million and $14.3 million, respectively.

5. ACQUISITIONS AND DISPOSITIONS OF BROADCASTING PROPERTIES

     On January 9, 1994, Chancellor Communications purchased substantially all the assets and assumed certain liabilities of KGBY-FM and KFBK-AM for approximately $49.5 million, including acquisition costs. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition has been accounted for as a purchase and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.

     The acquisition is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Property and equipment....................................  $ 4,921
  Goodwill and other intangibles............................   44,401
  Prepaid expenses and other assets.........................      413
  Accrued liabilities.......................................     (205)
                                                              -------
          Total acquisition.................................  $49,530
                                                              =======

     On October 12, 1994, Chancellor Radio Broadcasting purchased substantially all the assets and assumed certain liabilities consisting solely of accrued expenses and future payments under ongoing contracts of the American Media Station Group (other than KHYL-FM in Sacramento, California) for approximately $139.5 million in cash, including acquisition costs and payments in respect of agreements not to compete. On the same date, Chancellor Communications purchased all the assets and certain liabilities consisting solely of accrued expenses and future payments under ongoing contracts of KHYL-FM for approximately $15.5 million in cash, including acquisition costs and payments in respect of an agreement not to compete. These acquisitions have been accounted for as purchases and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     The acquisition is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Property and equipment....................................  $ 12,671
  Goodwill and other intangibles............................   142,618
  Prepaid expenses and other assets.........................       353
  Accrued liabilities.......................................      (662)
                                                              --------
          Total acquisition.................................  $154,980
                                                              ========

     Simultaneously with the closing of these transactions, Chancellor acquired all of Chancellor Communications' outstanding nonvoting stock in exchange for newly issued shares of Chancellor's nonvoting stock. Chancellor contributed all the acquired shares of Chancellor Communication's nonvoting stock to Chancellor Radio Broadcasting, as a result of which Chancellor Communications became a subsidiary of Chancellor Radio Broadcasting. Because these entities are under common management and control, this exchange has been accounted for at historical cost in a manner similar to a pooling of interests.

     On July 31, 1995, the Company purchased substantially all the assets and assumed certain liabilities of KDWB-FM for approximately $22.6 million, including acquisition costs. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition has been accounted for as a purchase and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.

     The acquisition is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Property and equipment................   $ 1,866
  Goodwill and other intangibles........    21,032
  Prepaid expenses and other assets.....        82
  Other liabilities.....................      (383)
                                           -------
          Total acquisition.............   $22,597
                                           =======

     On February 14, 1996, the Company acquired all of the outstanding capital stock of Trefoil Communications, Inc. ("Trefoil") for approximately $408.0 million, including acquisition costs. Trefoil is a holding company, the sole asset of which is the capital stock of Shamrock Broadcasting, Inc. ("Shamrock Broadcasting"). The acquisition of Trefoil was financed through a new credit agreement, new senior subordinated notes, Chancellor's initial public stock offering, senior exchangeable preferred stock and the issuance of unregistered common stock of Chancellor. The acquisition of Trefoil was accounted for as a purchase for financial accounting purposes and a non-taxable business combination for tax purposes and, accordingly, the results of operations associated with the acquired assets have been included in the accompanying statements from the date of acquisition.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     The acquisition is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Cash..................................  $     38
  Accounts receivable, net..............    18,636
  Prepaid expenses and other assets.....     1,274
  Property and equipment................    36,429
  Goodwill and other intangibles........   361,425
  Deferred tax asset....................     5,464
  Accrued liabilities...................   (14,564)
  Other noncurrent liabilities..........      (702)
                                          --------
          Total acquisition.............  $408,000
                                          ========

     Simultaneously with the acquisition of Trefoil, the Company entered into a time brokerage agreement with Evergreen Media Corporation for the outsourcing of certain limited functions of WWWW-FM and WDFN-AM, both Detroit stations acquired with Trefoil, and an option to purchase such stations for $30.0 million of cash. These stations were operated pursuant to this agreement until January 30, 1997, the date on which the disposition of these stations occurred. Subsequent to the acquisition of Trefoil, KTBZ-FM, a Houston station acquired with Trefoil, was operated by Secret Communications, L.P. ("Secret") under a Local Marketing Agreement ("LMA")/Exchange Agreement with the Company. In March 1996, the Company entered into an agreement to exchange KTBZ-FM and $5.6 million of cash to Secret for KALC-FM and KIMN-FM, Denver, Colorado. The Company began managing certain limited functions of these stations, pursuant to an LMA, effective April 1, 1996 and closed on the exchange of the stations effective July 31, 1996. The exchange has been accounted for using the fair values of the assets exchanged plus the $5.6 million of additional cash and $0.8 million of additional acquisition costs, and was allocated to the net assets acquired based upon their estimated fair market values. The excess of the purchase price over the estimated fair value of net assets acquired amounted to approximately $28.7 million, which has been accounted for as goodwill and is being amortized over 40 years using the straight line method.

     The exchange is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Prepaid expenses and other assets.........................  $   163
  Property and equipment....................................    2,363
  Goodwill and other intangibles............................   28,657
  Accrued liabilities.......................................     (138)
                                                              -------
          Total acquisition.................................  $31,045
                                                              =======

     On May 15, 1996, the Company entered into an agreement to acquire substantially all the assets and certain liabilities of OmniAmerica Group ("Omni") for an aggregate price of $178.0 million, including $163.0 million of cash and $15.0 million of Chancellor's Class A Common Stock. On June 24, 1996, the Company entered into an agreement with American Radio Systems Corporation ("American Radio") whereby it will exchange the West Palm Beach, Florida stations acquired from Omni for American Radio's KSTE-AM and $33.0 million of cash. KSTE-AM is located in Rancho Cordova, California and is part of the Sacramento market. On July 1, 1996, Chancellor entered into an agreement with SFX Broadcasting, Inc. ("SFX") whereby it will exchange the Jacksonville, Florida stations being acquired pursuant to the Omni acquisition agreement and $11.0 million of cash for SFX's WBAB-FM, WBLI-FM, WGBB-AM and WHFM-FM, Nassau-Suffolk, New York. Pursuant to various agreements, the Company began managing certain limited functions of the remaining Omni stations and the SFX stations beginning July 1, 1996, and station KSTE-AM beginning August 1, 1996.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     On November 22, 1996, the Company acquired substantially all the assets of WKYN-AM, Florence, Kentucky, for approximately $1.4 million, including transaction costs. WKYN-AM serves the Cincinnati, Ohio market.

     On January 23, 1997, the Company acquired substantially all the assets and certain liabilities of Colfax Communications ("Colfax") for an aggregate price of $373.0 million. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition will be accounted for as a purchase. Pursuant to the acquisition agreement, at December 31, 1996 the Company had $20.4 million of cash in a restricted escrow account which was remitted to Colfax at closing. On January 29, 1997, the Company entered into an agreement to sell WMIL-FM and WOKY-AM, Milwaukee, Wisconsin stations acquired from Colfax, to Clear Channel Radio, Inc. for $40.0 million in cash.

     On February 13, 1997, the Company acquired substantially all the assets and certain liabilities of Omni. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition will be accounted for as a purchase.

     The following summarizes the unaudited consolidated pro forma data as though the acquisitions of KDWB-FM, Shamrock Broadcasting Company and KIMN-FM and KALC-FM had occurred as of the beginning of 1995 (in thousands):

                                                    1995                       1996
                                          ------------------------   ------------------------
                                          HISTORICAL    PRO FORMA    HISTORICAL    PRO FORMA
                                          ----------   -----------   ----------   -----------
                                                       (UNAUDITED)                (UNAUDITED)
Net revenue.............................   $ 64,322     $162,360      $178,402     $187,198
Net income (loss) before extraordinary
  loss..................................    (11,531)      (8,319)       (2,715)        (310)
Net loss................................    (11,531)      (8,319)       (6,892)        (310)

     The following summarizes the unaudited consolidated pro forma balance sheet as of December 31, 1996 as though the acquisition of Colfax, the issuance of the Exchangeable Preferred Stock, the issuance of Chancellor's Convertible Preferred Stock (including the over-allotment), and the New Credit Agreement had occurred on that date (in thousands):

                                                              HISTORICAL     PRO FORMA
                                                              ----------    -----------
                                                                            (UNAUDITED)
Total assets................................................   $690,743     $1,053,833
                                                               ========     ==========
Current liabilities.........................................   $ 24,208     $   40,598
Long-term liabilities.......................................    358,322        410,359
Preferred stock.............................................    107,222        404,585
Common stockholder's equity.................................    200,991        198,291
                                                               --------     ----------
Total liabilities and stockholders' equity..................   $690,743     $1,053,833
                                                               ========     ==========

6. ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                1995          1996
                                                             ----------    -----------
Salaries...................................................  $  534,297    $ 3,697,072
Sales commissions..........................................     889,010      2,149,167
Rep commissions............................................     561,189      1,549,048
Other......................................................   2,708,452      5,134,544
                                                             ----------    -----------
                                                             $4,692,948    $12,529,831
                                                             ==========    ===========

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

7. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                  DECEMBER 31,
                                                          ----------------------------
                                                              1995            1996
                                                          ------------    ------------
Term loan...............................................  $ 67,562,500    $ 74,968,527
Revolving credit loan...................................    24,607,242      20,344,972
Subordinated notes due 2004.............................    80,000,000     260,000,000
                                                          ------------    ------------
                                                           172,169,742     355,313,499
Less current portion....................................     4,062,500         400,000
                                                          ------------    ------------
                                                          $168,107,242    $354,913,499
                                                          ============    ============

     The Company's term and revolving credit facilities were refinanced on January 23, 1997, in conjunction with the acquisition of Colfax Communications under a new bank credit agreement (the "New Credit Agreement") with Bankers Trust Company, as administrative agent, and other institutions party thereto. The New Credit Agreement includes a $225.0 million term loan facility (the "Term Loan Facility") and a revolving loan facility (the "Revolving Loan Facility" and, together with the Term Loan, the "New Bank Financing"). The Revolving Loan Facility originally provides for borrowings up to $120.0 million, which is subsequently reduced as and when the Company receives the net cash proceeds of the pending station swaps and dispositions. In connection with the refinancing of the term and revolving loan facilities, the Company incurred an extraordinary charge to write-off deferred finance costs of approximately $4.5 million.

     The New Bank Financing is collateralized by (i) a first priority perfected pledge of all capital stock and notes owned by the Company and (ii) a first priority perfected security interest in all other assets (including receivables, contracts, contract rights, securities, patents, trademarks, other intellectual property, inventory, equipment and real estate) owned by the Company, excluding FCC licenses, leasehold interests in studio or office space and leasehold and partnership interests in tower or transmitter sites in which necessary consents to the granting of a security interest cannot be obtained without payments to any other party or on a timely basis. The New Bank Financing also is guaranteed by the subsidiaries of Chancellor and Chancellor Radio Broadcasting, whose guarantees are collateralized by a first priority perfected pledge of the capital stock Chancellor Radio Broadcasting.

     The Term Loan Facility is due in increasing quarterly installments beginning in 1997 and matures in January 2003. All outstanding borrowings under the Revolving Facility mature in January 2003. The facilities bear interest at a rate equal to, at the Company's option, the prime rate of Bankers Trust Company, as announced from time to time, or the London Inter-Bank Offered Rate ("LIBOR") in effect from time to time, plus an applicable margin rate. The Company pays quarterly commitment fees in arrears equal to either .375% or .250% per annum on the unused portion of the Revolving Facility, depending upon whether the Company's leverage ratio is equal to or greater than 4.5:1 or less than 4.5:1, respectively. The bank financing facilities which existed on December 31, 1996 accrued interest at the prime rate plus 1.25% (9.5%) on $3.3 million and the LIBOR rate plus 2.50% (8.125%) on $92.0 million of borrowings.

     In connection with the IPO (defined), the Company redeemed 25% of its Existing Notes (defined) for approximately $22.2 million. The redemption was completed in March 1996 and resulted in an extraordinary charge of $2.8 million. The remaining $60.0 million 12 1/2% Senior Subordinated Notes due 2004 (the "Existing Notes") mature October 1, 2004, and bear interest at 12.5% per annum. On February 14, 1996, in conjunction with the acquisition of Trefoil Communications, Inc., the Company issued $200.0 million aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2004 (the "New Notes" and, together with the Existing Notes, the "Notes"), which mature on October 1, 2004, and bear interest at 9.375% per annum. Interest on the Notes is paid semi-annually. The Existing and New Notes are redeemable, in whole or

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES in part, at the option of the Company on or after October 1, 1999 and February 1, 2000, respectively, at redemption prices expressed as a percentage of the principal amount, ranging from 100.000% to 105.556%, plus accrued interest thereon to the date of acquisition. In addition, prior to January 31, 1999, the Company may redeem up to 25% of the original aggregate principal amount of the New Notes with the net proceeds of one or more public equity offerings. The Notes are unsecured obligations of the Company, ranking subordinate in right of payment to all senior debt of the Company. The New Notes rank pari passu in right of payment to the Existing Notes. The Notes are guaranteed on a senior subordinated basis by Chancellor Radio Broadcasting Company's subsidiaries.

     Scheduled debt maturities for the Company's outstanding long-term debt at December 31, 1996 for each of the next five years and thereafter are as follows:

1997........................................................  $    400,000
1998........................................................       400,000
1999........................................................     9,874,886
2000........................................................    11,296,119
2001........................................................    17,469,864
Thereafter..................................................   315,872,630
                                                              ------------
                                                              $355,313,499
                                                              ============

     See Note 5 for pro forma effects of the New Bank Financing subsequent to year end. Both the New Bank Financing and Notes indentures contain certain covenants, including, among others, limitations on the incurrence of additional debt, in the case of the New Bank Financing; requirements to maintain certain financial ratios; and restrictions on the payment of dividends to stockholders and from the subsidiaries to Chancellor.

8. CAPITAL STRUCTURE

     In February 1996, Chancellor sold 7.7 million shares of its Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), in an initial public offering, (the "IPO"), which generated net proceeds of $142.4 million, and in a private placement, issued $100.0 million of exchangeable redeemable preferred stock (the "Acquisition Preferred Stock") of Chancellor Radio Broadcasting and 742,192 shares of Class A common stock of Chancellor to an affiliated entity and other investors.

     Immediately prior to the IPO, Chancellor effected a recapitalization of its current capital stock. Pursuant to the recapitalization, each six shares of Chancellor's Nonvoting Stock were reclassified into one share of Class A Common Stock. Each six shares of Chancellor's Voting Stock were reclassified into one share of Class B Common Stock and each six shares of Convertible Nonvoting Stock were reclassified into one share of Class C Common Stock. In connection with the recapitalization, 63,334 shares of Class A Common Stock were exchanged for an equal number of shares of Class B Common Stock, and an additional 8,484,410 shares of Class A Common Stock were exchanged for an equal number of shares of Class C Common Stock. The recapitalization has been given retroactive effect in the financial statements.

     In February 1996, subsequent to the IPO, the Company completed a private placement of $100.0 million of newly authorized Senior Cumulative Exchangeable Preferred Stock (the "Old Preferred Stock"). Upon completion, the proceeds of the Old Preferred Stock were used to redeem the Acquisition Preferred Stock and 55,664 shares of Class A Common Stock. The redemption resulted in a charge to net loss attributable to common stock of approximately $16.6 million and an additional reduction of paid-in capital of approximately $1.0 million.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     In June 1996, the holders of Chancellor's Class C Common Stock filed an application with the FCC to convert the stock into Chancellor's Class B Common Stock. The holders of Class C Common Stock received approval of their applications and subsequently converted their stock on October 22, 1996.

     In August 1996 pursuant to an agreement entered into at the time of the IPO, Chancellor sold 1.2 million shares of Class A Common Stock in a private placement to an affiliated entity, which generated proceeds of $23.0 million which were contributed to Chancellor Radio Broadcasting.

     In September 1996, the Company completed an exchange offering whereby it exchanged the Old Preferred Stock for 1,000,000 shares of 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock (the "Senior Exchangeable Preferred Stock") in a transaction registered under the Securities Act of 1933, as amended. The terms of the Senior Exchangeable Preferred Stock are substantially identical to those of the Old Preferred Stock. Dividends on the Senior Exchangeable Preferred Stock accrue from its date of issuance and are payable quarterly commencing November 15, 1996, at a rate per annum of 12 1/4% of the then effective liquidation preference per share. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to February 15, 2001 either in cash or by adding such dividends to the then effective liquidation preference of the Senior Exchangeable Preferred Stock. The Senior Exchangeable Preferred Stock is redeemable at the Company's option, in whole or in part at any time on or after February 15, 2001, at various redemption prices, plus, accumulated and unpaid dividends to the date of redemption. In addition, prior to February 15, 1999, the Company may, at its option, redeem the Senior Exchangeable Preferred Stock with the net cash proceeds from one or more Public Equity Offerings (as defined), at various redemption prices, plus, accumulated and unpaid dividends to the redemption date; provided, however, that after any such redemption there is outstanding at least 75% of the number of shares of Senior Exchangeable Preferred Stock originally issued.

     The Company is required, subject to certain conditions, to redeem all of the Senior Exchangeable Preferred Stock outstanding on February 15, 2008, at a redemption price equal to 100% of the then effective liquidation preference thereof, plus, accumulated and unpaid dividends to the date of redemption. Upon the occurrence of a change of control (as defined), the Company must offer to purchase all of the then outstanding shares of Senior Exchangeable Preferred Stock at a price equal to 101% of the then effective liquidation preference thereof, plus, accumulated and unpaid dividends to the date of purchase. Subject to certain conditions, the Senior Exchangeable Preferred Stock is exchangeable in whole, but not in part, at the option of the Company, on any dividend payment date for the Company's 12 1/4% subordinated exchange debentures due 2008.

     On January 23, 1997, Chancellor completed a private placement of $100.0 million of newly authorized 7% Convertible Preferred Stock (the "Convertible Preferred Stock") and Chancellor Radio Broadcasting completed a private placement of $200.0 million of newly authorized 12% Exchangeable Preferred Stock (the "Exchangeable Preferred Stock").

     Dividends on the Convertible Preferred Stock accrue from its date of issuance and are payable quarterly commencing April 15, 1997, at a rate per annum of 7% of the liquidation preference per share. The liquidation preference of the Convertible Preferred Stock is $50.00 per share, and requires cash dividends of $7.7 million per year. Because Chancellor is a holding company with no assets other than the common stock of the Company, Chancellor will rely solely on the dividends from the Company to satisfy its dividend payment obligation on the 7% Convertible Preferred Stock. The Convertible Preferred Stock is convertible at the option of the holder at any time after March 23, 1997, unless previously redeemed, into Class A Common Stock of Chancellor at a conversion price of $32.90 per share of Class A Common Stock, subject to adjustment in certain events. In addition, after January 19, 2000, the Company may, at its option, redeem the Convertible Preferred Stock, in whole or in part, at specified redemption prices plus accrued and unpaid dividends through the redemption date. Upon the occurrence of a change of control (as defined), Chancellor must, subject to certain conditions, offer to purchase all of the then outstanding shares of Convertible Preferred Stock at a

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES price equal to 101% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of purchase.

     Dividends on the Exchangeable Preferred Stock will accrue from the date of its issuance and will be payable semi-annually commencing July 15, 1997, at a rate per annum of 12% of the liquidation preference per share. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to January 15, 2002 either in cash or in additional shares of Exchangeable Preferred Stock. The liquidation preference of the Exchangeable Preferred Stock will be $100.00 per share. The Exchangeable Preferred Stock is redeemable at the Company's option, in whole or in part at any time on or after January 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid dividends to the date of redemption. In addition, prior to January 15, 2000, the Company may, at its option, redeem the Exchangeable Preferred Stock with the net cash proceeds from one or more Public Equity Offerings (as defined), at various redemption prices plus accrued and unpaid dividends to the redemption date; provided, however, that after any such redemption there is outstanding at least $150.0 million aggregate liquidation preference of Exchangeable Preferred Stock. The Company is required, subject to certain conditions, to redeem all of the Exchangeable Preferred Stock outstanding on January 15, 2009, at a redemption price equal to 100% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of redemption. Upon the occurrence of a Change of Control (as defined), the Company will, subject to certain conditions, offer to purchase all of the then outstanding shares of Exchangeable Preferred Stock at a price equal to 101% of the liquidation preference thereof, plus accrued and unpaid dividends to the repurchase date. In addition, prior to January 15, 1999, upon the occurrence of a Change of Control, the Company will have the option to redeem the Exchangeable Preferred Stock in whole but not in part at a redemption price equal to 112% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of redemption. The Exchangeable Preferred Stock will, with respect to dividend rights and rights on liquidation, rank junior to the Senior Exchangeable Preferred Stock. Subject to certain conditions, the Exchangeable Preferred Stock is exchangeable in whole, but not in part, at the option of the Company, on any dividend payment date for the Company's 12% subordinated exchange debentures due 2009, including any such securities paid in lieu of cash interest.

     In addition to the accrued dividends discussed above, the recorded value of the Senior Exchangeable Preferred Stock, the Convertible Preferred Stock and the Exchangeable Preferred Stock includes or will include an amount for the accretion of the difference between the stock's fair value at date of issuance and its mandatory redemption amount, calculated using the effective interest method.

9. INCOME TAXES

     All of the Company's revenues were generated in the United States. The provision for income taxes for continuing operations consists of the following:

                                                          YEAR ENDED DECEMBER 31
                                                   ------------------------------------
                                                      1994         1995         1996
                                                   ----------   ----------   ----------
Current:
  State..........................................  $       --   $   11,098   $   64,070
Deferred:
  Federal........................................   1,267,109    3,220,528    3,866,209
  State..........................................     223,607      568,329      682,272
                                                   ----------   ----------   ----------
          Total provision........................  $1,490,716   $3,799,955   $4,612,551
                                                   ==========   ==========   ==========

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     Income tax expense differs from the amount computed by applying the federal statutory income tax rate of 34% to income before income taxes for the following reasons:

                                                 YEAR ENDED DECEMBER 31,
                                          -------------------------------------
                                             1994         1995          1996
                                          ----------   -----------   ----------
U.S. federal income tax at statutory
  rate..................................  $  637,692   $(2,628,656)  $  645,125
State income taxes, net of federal
  benefit...............................     112,533      (463,880)     113,846
Valuation allowance provided for loss
  carryforward generated during the
  current period........................     720,490     6,589,750      307,000
Reconciliation of return to estimate....          --        71,510           --
Permanent difference....................      20,001       231,231    3,546,580
                                          ----------   -----------   ----------
                                          $1,490,716   $ 3,799,955   $4,612,551
                                          ==========   ===========   ==========

                                                 DECEMBER 31,
                                          ---------------------------
                                             1995            1996
                                          -----------    ------------
The deferred tax assets (liabilities)
  consist of the following:
  Loss carryforwards expiring 2009 and
     2010...............................  $ 4,766,240    $ 11,806,985
  Deferred stock option compensation
     deduction..........................    2,544,000       4,064,000
  Tax credits...........................           --       2,951,555
  Other.................................      105,411         680,819
                                          -----------    ------------
     Gross deferred tax assets..........    7,415,651      19,503,359
                                          -----------    ------------
  Depreciation and amortization.........   (5,057,772)    (21,488,463)
                                          -----------    ------------
  Deferred tax assets valuation
     allowance..........................   (7,310,240)       (621,210)
                                          -----------    ------------
     Net deferred tax liabilities.......  $(4,952,361)   $ (2,606,314)
                                          ===========    ============

     The deferred tax valuation allowance was originally established due to the uncertainty surrounding the realizability of the Company's deferred tax assets using the "more likely than not" criteria. During the fourth quarter of 1996, the Company revised its estimate of the likelihood that it will realize the majority of its deferred tax assets and adjusted its valuation allowance accordingly. This revised estimate was the direct result of the acquisition of Trefoil. Reversal of the valuation allowance related to deferred tax assets which existed on the date of acquisition or which were acquired as a result of the Trefoil acquisition were credited against the original purchase accounting allocation to goodwill. The reversal of the valuation allowance related to deferred tax assets generated subsequent to the acquisition were credited as a reduction of income tax expense and extraordinary losses as appropriate.

     The Company's tax credits and net operating loss carryforwards at December 31, 1996 begin expiring in 1997 and 2001, respectively. The Company has provided a valuation allowance for those tax credits which do not meet a "more likely than not" realizability test.

10. EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) Savings Plan, whereby eligible employees can contribute up to either 15% of their salary, per year, subject to certain maximum contribution amounts. Prior to 1996, the Company had not made any contributions to the plan, nor is it required to in future periods. However, the Company did elect to make a discretionary match for 1996 of approximately $250,000. Employees become eligible to participate in the plan after the completion of one year of service and the attainment of age twenty-one.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

11. COMMITMENTS

     The Company leases real property, office space, broadcasting equipment and office equipment under various noncancellable operating leases. Certain of the Company's leases contain escalation clauses, renewal options and/or purchase options. In addition, the Company assumed lease obligations in connection with the acquisition of Trefoil on February 14, 1996. The Company also has employment and rating survey agreements in excess of one year, and has entered into a twelve-year financial monitoring and oversight agreement with Hicks Muse & Co. Partners, L.P., which is an affiliate of Hicks, Muse, Tate & Furst Incorporated.

     Future minimum payments under the noncancellable operating lease agreements at December 31, 1996 are approximately as follows:

1997........................................................  $ 6,023,586
1998........................................................    4,865,095
1999........................................................    4,277,779
2000........................................................    3,564,247
2001........................................................    2,805,282
Thereafter..................................................   13,080,261
                                                              -----------
                                                              $34,616,250
                                                              ===========

     Rent expense was approximately $227,000, $1.3 million and $4.8 million for the years ended December 31, 1994, 1995 and 1996, respectively.

12. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     For cash, short-term debt, and other current amounts receivable and payable, and the variable-rate term debt, the carrying amount approximates fair value.

     For the fixed-rate long-term debt, the fair value is estimated based on quoted market prices. The carrying values at December 31, 1995 and 1996 was $80.0 million and $260.0 million, respectively, and the estimated fair values at each date were $85.4 million and $267.8 million, respectively.

     For Chancellor Radio Broadcasting's Senior Exchangeable Preferred Stock, the fair value of $113.75 per share at December 31, 1996 is estimated based on quoted market prices.

13. STOCK-BASED COMPENSATION

     During 1994, Chancellor's Board of Directors granted options to purchase 996,068 shares of its common stock to the senior management of the Company at exercise prices of $6.00 and $7.50. The option agreements vest over a five year period and originally contained certain performance criteria and indexed exercise prices. On September 30, 1995, Chancellor entered into an agreement with its senior management to substantially revise and amend these option agreements to eliminate certain of the performance criteria provisions and to adjust and fix the exercise prices at $7.50 and $8.40, respectively. Management developed an estimate of the fair value of the stock options in the amount of $19.0 million. Based upon this estimate and the applicable vesting periods, the Company recognized stock option compensation expense and a corresponding credit to equity of $6.4 million in 1995, with the remaining amount to be amortized over an approximate four year period.

     During 1994, Chancellor's Board of Directors adopted a stock option plan for its non-employee directors providing for the grant of options and stock awards for up to 480,000 shares of its common stock. Upon

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES election to the Board of Directors, each person shall be granted a stock option to purchase a number of shares of common stock equal to the number of shares of common stock acquired by purchase by such person upon their initial election to the Board of Directors. Each option shall be immediately vested, will have a maximum term of ten years and an exercise price, as determined by the plan committee, equal to or greater than the fair market value of the common stock on the respective dates of grant.

     In February 1996, Chancellor's Board of Directors adopted a stock award plan for the Company's management, employees and non-employee directors, elected after the date of adoption of the plan, providing for the grant of options and stock awards for up to 916,456 shares of Chancellor's Class A Common Stock. The Company's compensation committee has the sole authority to grant stock options and to establish option exercise prices and vesting schedules. However, per-share exercise prices shall not be less than the fair market value of the stock on the respective date of grant and if the compensation committee does not determine a vesting schedule, such option shall vest 20% on the first anniversary of the respective date of grant and the remaining 80% shall vest pro rata on a monthly basis over the four-year period following the first anniversary of the date of grant. Non-employee directors elected after the effective date of this plan automatically are granted a fully-vested option to purchase 5,000 shares of Chancellor's Class A Common Stock on the date he or she first becomes a member of the Board of Directors. Terms of all options are limited to ten years.

     A summary of the Company's option activity follows. The Company has elected to continue expense recognition under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and accordingly, has included certain required pro forma information. Estimates of weighted-average grant-date fair values of options granted and pro forma option compensation amounts were determined using the Black-Scholes Single Option approach assuming an expected option term of 6 years, interest rates ranging from 5.5% to 7.2%, a dividend yield of zero and a volatility factor of .4 (zero for options issued prior to the Company's initial public offering in February 1996).

                                                           FOR THE YEAR ENDED DECEMBER 31,
                               ----------------------------------------------------------------------------------------
                                          1994                          1995                           1996
                               --------------------------   ----------------------------   ----------------------------
                                         WEIGHTED AVERAGE               WEIGHTED AVERAGE               WEIGHTED AVERAGE
                               SHARES     EXERCISE PRICE     SHARES      EXERCISE PRICE     SHARES      EXERCISE PRICE
                               -------   ----------------   ---------   ----------------   ---------   ----------------
Beginning of year............       --        $  --           996,068        $7.27         1,022,734        $ 7.89
  Granted:
    Exercise price:
    equals FMV...............  996,068         7.27            26,666         7.50           713,916         26.03
    less than FMV............       --           --           996,068         7.90                --            --
  Exercised..................       --           --                --           --                --            --
  Canceled...................       --           --          (996,068)        7.27            (9,000)        24.51
                               -------        -----         ---------        -----         ---------        ------
End of year..................  996,068        $7.27         1,022,734        $7.89         1,727,650        $15.30
                               =======        =====         =========        =====         =========        ======
Exercisable as of end of
  year.......................       --        $  --           225,879        $7.85           431,758        $ 8.06
                               =======        =====         =========        =====         =========        ======
Weighted-average grant-date
  fair value of options
  granted:
    Exercise price:
    equals FMV...............                    --                           3.59                           12.69
    less than FMV............                    --                          21.56                              --

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

                           OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                 ---------------------------------------   ---------------------------
                                  WEIGHTED AVERAGE
                             ---------------------------
   RANGE OF                     REMAINING       EXERCISE             WEIGHTED AVERAGE
EXERCISE PRICES   SHARES     CONTRACTUAL LIFE    PRICE     SHARES     EXERCISE PRICE
---------------  ---------   ----------------   --------   -------   -----------------
$ 7.50 -- $ 7.50   577,971         7.06          $ 7.50    247,188         $7.50
  8.40 --   8.40   444,763         7.83            8.40    177,904          8.40
 20.00 --  25.25   431,916         9.14           20.51      6,666         20.00
 31.00 --  36.75   273,000         9.75           34.81         --            --
                 ---------         ----          ------    -------         -----
$ 7.50 -- $36.75 1,727,650         8.20          $15.30    431,758         $8.06
                 =========         ====          ======    =======         =====

                                                                 YEAR ENDED          YEAR ENDED
                                                              DECEMBER 31, 1995   DECEMBER 31, 1996
                                                              -----------------   -----------------
Historical net loss.........................................    $(11,531,296)        $(6,892,023)
Pro forma adjustment for stock option compensation..........        (781,465)         (1,524,302)
Pro forma tax benefit.......................................         312,586             609,721
                                                                ------------         -----------
Pro forma net loss..........................................    $(12,000,175)        $(7,806,604)
                                                                ============         ===========

14. RELATED PARTY TRANSACTIONS

     The Company has entered into a twelve-year agreement (the "Financial Monitoring and Oversight Agreement") with Hicks Muse & Co. Partners, L.P. ("Hicks Muse Partners") and HM2/Management Partners, L.P. ("HM2"), each of which is an affiliate of Hicks Muse. Chancellor and the Company paid Hicks Muse Partners an annual fee of $82,000, $200,000 and $408,000 for financial oversight and monitoring services for the years ended December 31, 1994, 1995 and 1996, respectively. The annual fee is adjustable each December 31, according to a formula based on changes in the consumer price index. HM2 received fees of approximately $0.3 million, $2.4 million and $6.2 million upon consummation of the acquisitions of KDWB-FM, the American Media Station Group and Trefoil Communications, Inc., respectively, and is entitled to receive a fee equal to 1.5% of the transaction value (as defined) upon the consummation of each add-on transaction (as defined) involving Chancellor or any of its subsidiaries.

     Effective April 1, 1996, the Company entered into a revised financial monitoring and oversight agreement with Hicks & Muse & Co. Partners, L.P. and HM2/Management Partners, L.P., each of which is an affiliate of Hicks, Muse, Tate & Furst Incorporated. The annual fee for financial oversight and monitoring services to the Company has been adjusted to $500,000. The annual fee is adjustable each January 1, to an amount equal to the budgeted consolidated annual net sales of the Company for the then-current fiscal year, multiplied by 0.25%, provided, however, that in no event shall the annual fee be less than $500,000.

     The Financial Monitoring and Oversight Agreement makes available the resources of HM2 and Hicks Muse Partners concerning a variety of financial matters. The services that have been and will continue to be provided by HM2 and Hicks Muse Partners could not otherwise be obtained by Chancellor and the Company without the addition of personnel or the engagement of outside professional advisors.

     In February of 1996, the Company lent $200,000 to an affiliate of the Company. The loan is unsecured, does not bear interest and will be forgiven during the next three years.

15. SUBSEQUENT EVENTS

     On February 14, 1997, Chancellor Radio Broadcasting completed a private placement of an additional $10.0 million of Convertible Preferred Stock pursuant to its over-allotment option. The net proceeds of this offering were used to repay borrowings under the Revolving Credit Facility.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     On February 19, 1997, Chancellor and Chancellor Radio Broadcasting entered into an agreement to merge with Evergreen Media Corporation ("Evergreen") in a stock-for-stock transaction (the "Merger"), with Evergreen remaining as the surviving corporation (the "Surviving Company"). Pursuant to the agreement, shareholders of the Company's common stock will receive 0.9091 shares of Evergreen's common stock. Consummation of the merger is subject to shareholder approval and certain other closing conditions including regulatory approval.

     On February 19, 1997, the Company and Evergreen entered into a joint purchase agreement whereby in the event that consummation of the stock purchase agreement between Evergreen and Viacom International, Inc. ("Viacom") occurs prior to the consummation of the Merger, the Company will be required to purchase the Viacom subsidiaries which own four of the ten Viacom stations for $480.0 million and Evergreen will be required to purchase the Viacom subsidiaries which own six of the ten Viacom stations for $595.0 million. In the event that consummation of the stock purchase agreement between Evergreen and Viacom occurs after the consummation of the Merger, the Surviving Company will acquire the stock of certain Viacom subsidiaries which own and operate ten radio stations in five major markets. Consummation of the transaction is dependent upon certain closing conditions, including regulatory approval.

16. UNCERTAINTIES AND THE USE OF ESTIMATES AND ASSUMPTIONS

     On February 8, 1996, the President signed into law the Telecommunications Act of 1996. Among other things, this legislation requires the Federal Communications Commission (the "FCC"), to relax its numerical restrictions on local ownership and affords renewal applicants significant new protections from competing applications for their broadcast licenses. The new legislation will enable the Company to retain all of its radio stations and to acquire more properties; at the same time, this legislation will also allow other broadcast entities to increase their ownership in markets where the Company currently operates stations. The Company's management is unable to determine the ultimate effect of this legislation on its competitive environment.

     The pending acquisition, exchange and merger agreements are subject to various governmental approvals, including the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Federal Communications Commission.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual amounts could differ from those estimates.

17. RECENT ACCOUNTING PRONOUNCEMENT

     The Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share" in March 1997, which establishes standards for computing and presenting earnings per share. The disclosure requirements of SFAS No. 128 will be effective for the Company's financial statements beginning in 1997. Management has not yet determined the impact that the adoption of SFAS No. 128 will have on the financial statements of the Company.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                     ASSETS

                                                              DECEMBER 31,    JUNE 30,
                                                                  1996          1997
                                                              ------------   ----------
Current assets:
  Cash......................................................    $  3,789     $    5,889
  Accounts receivable, net of allowance for doubtful
     accounts of $1,024 and $1,182, respectively............      46,585         63,576
  Prepaid expenses and other................................       2,754          2,887
                                                                --------     ----------
          Total current assets..............................      53,128         72,352
Restricted cash.............................................      20,363         53,750
Property and equipment, net.................................      49,123         69,581
Intangibles and other, net..................................     551,406        970,080
Deferred financing costs, net...............................      16,723         16,827
Deferred income tax benefit.................................          --          1,183
                                                                --------     ----------
          Total assets......................................    $690,743     $1,183,773
                                                                ========     ==========

                         LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................    $  4,409     $    4,989
  Accrued liabilities.......................................      12,530         16,248
  Accrued interest..........................................       6,869          5,702
  Current portion of long-term debt.........................         400          1,928
                                                                --------     ----------
          Total current liabilities.........................      24,208         28,867
Long-term debt..............................................     354,914        545,335
Deferred income taxes.......................................       2,606             --
Other.......................................................         802            997
                                                                --------     ----------
          Total liabilities.................................     382,530        575,199
                                                                --------     ----------
Redeemable senior cumulative exchangeable preferred stock,
  par value $.01 per share; 1,000,000 shares authorized,
  issued and outstanding; preference in liquidation of
  $117,670..................................................     107,222        114,271
Redeemable cumulative exchangeable preferred stock, par
  value $.01 per share; none and 3,600,000 shares
  authorized, respectively, none and 2,000,000 shares issued and outstanding, respectively; preference in liquidation
  of $210,774...............................................          --        202,891
Common stockholder's equity:
  Common stock, par value $.01 per share; 2,000 shares
     authorized, 1,000 shares issued and outstanding........           1              1
  Additional paid-in capital................................     219,519        322,216
  Accumulated deficit.......................................     (18,529)       (30,805)
                                                                --------     ----------
          Total stockholder's equity........................     200,991        291,412
                                                                --------     ----------
          Total liabilities and stockholder's equity........    $690,743     $1,183,773
                                                                ========     ==========

    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                     THREE MONTHS ENDED     SIX MONTHS ENDED
                                                          JUNE 30,              JUNE 30,
                                                     -------------------   -------------------
                                                      1996        1997       1996       1997
                                                     -------    --------   --------   --------
Gross broadcasting revenues........................  $50,759    $ 83,538   $ 79,848   $147,015
Less agency commissions............................    6,333      10,450      9,780     18,073
                                                     -------    --------   --------   --------
     Net revenues..................................   44,426      73,088     70,068    128,942
                                                     -------    --------   --------   --------
Operating expenses:
  Programming, technical and news..................    7,865      12,829     13,010     26,700
  Sales and promotion..............................   12,367      20,785     19,310     36,748
  General and administrative.......................    6,002       8,051     10,405     16,404
  Depreciation and amortization....................    5,148       8,605      9,675     16,714
  Corporate expenses...............................      832       2,222      1,839      3,934
  Merger expense...................................       --         459         --      2,515
  Stock option compensation........................      950         950      1,900      1,900
                                                     -------    --------   --------   --------
                                                      33,164      53,901     56,139    104,915
                                                     -------    --------   --------   --------
     Income from operations........................   11,262      19,187     13,929     24,027
Other (income) expense:
  Interest expense.................................    9,680      12,488     17,327     23,908
  Other, net.......................................       92          25         98     (1,607)
                                                     -------    --------   --------   --------
     Income (loss) before provision for income
       taxes and extraordinary loss................    1,490       6,674     (3,496)     1,726
Provision for income taxes.........................      662       3,727      1,601      3,327
                                                     -------    --------   --------   --------
     Income (loss) before extraordinary loss.......      828       2,947     (5,097)    (1,601)
Extraordinary loss on early extinguishment of debt,
  net of income tax benefit........................       --       7,926      4,646     10,675
                                                     -------    --------   --------   --------
     Net Income (loss).............................      828      (4,979)    (9,743)   (12,276)
Loss on repurchase of preferred stock..............       --          --     16,570         --
Dividends and accretion on preferred stock.........    3,183       9,987      4,843     18,122
                                                     -------    --------   --------   --------
     Net loss attributable to common stock.........  $(2,355)   $(14,966)  $(31,156)  $(30,398)
                                                     =======    ========   ========   ========

    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                ADDITIONAL
                                                                 PAID-IN     ACCUMULATED
                                              SHARES   AMOUNT    CAPITAL       DEFICIT      TOTAL
                                              ------   ------   ----------   -----------   --------
Balance, January 1, 1997....................  1,000      $1      $219,519     $(18,529)    $200,991
  Dividends and accretion on preferred
     stock..................................     --      --       (18,122)          --      (18,122)
  Capital contributions, net................     --      --       120,819           --      120,819
  Net loss..................................     --      --            --      (12,276)     (12,276)
                                              -----      --      --------     --------     --------
Balance, June 30, 1997......................  1,000      $1      $322,216     $(30,805)    $291,412
                                              =====      ==      ========     ========     ========

    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                              SIX MONTHS ENDED JUNE 30,
                                                              --------------------------
                                                                 1996           1997
                                                              -----------    -----------
Cash flows from operating activities:
  Net loss..................................................   $  (9,743)     $ (12,276)
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................       9,675         16,714
     Amortization of deferred financing costs...............       1,393          1,236
     Stock option compensation..............................       1,900          1,900
     Deferred income taxes..................................       1,539          3,327
     Gain on disposition of stations........................          --         (1,409)
     Extraordinary loss.....................................       4,646         10,675
     Changes in assets and liabilities, net of the effects
      of acquired businesses:
       Accounts receivable..................................      (2,632)        (3,741)
       Prepaids and other...................................      (1,380)           365
       Accounts payable.....................................         (87)          (806)
       Accrued liabilities..................................         (66)         1,564
       Accrued interest.....................................       4,243         (1,167)
                                                               ---------      ---------
          Net cash provided by operating activities.........       9,488         16,382
                                                               ---------      ---------
Cash flows from investing activities:
  Purchases of broadcasting properties......................    (406,140)      (582,383)
  Dispositions of broadcasting properties...................          --        103,259
  Purchases of other property and equipment.................      (1,374)        (3,690)
                                                               ---------      ---------
          Net cash used in investing activities.............    (407,514)      (482,814)
Cash flows from financing activities:
  Proceeds from issuance of long-term debt..................     277,628        417,632
  Proceeds from borrowings under revolving debt facility....      46,764        255,441
  Repayments of long-term debt..............................     (90,885)      (342,856)
  Repayments of borrowings under revolving debt facility....     (68,432)      (157,399)
  Issuances of preferred stock..............................     175,119        191,817
  Repurchase of preferred stock.............................     (95,462)            --
  Additional capital contributions..........................     155,475        105,672
  Distribution of additional paid in capital................      (1,038)        (1,775)
  Payment of preferred stock dividends......................        (506)
                                                               ---------      ---------
          Net cash provided by financing activities.........     398,663        468,532
                                                               ---------      ---------
          Net increase in cash..............................         637          2,100
Cash, at beginning of period................................       1,314          3,789
                                                               ---------      ---------
Cash, at end of period......................................   $   1,951      $   5,889
                                                               =========      =========

    The accompanying notes are an integral part of the financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements of Chancellor Radio Broadcasting Company ("Chancellor Radio Broadcasting") and its subsidiaries (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six month periods ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. Chancellor Radio Broadcasting is a direct subsidiary of Chancellor Broadcasting Company ("Chancellor"). Certain prior year amounts have been reclassified to conform with the current year's presentation, which had no effect on net income or stockholder's equity.

2. ACQUISITIONS AND DISPOSITIONS

     On January 23, 1997, the Company acquired substantially all the assets and certain liabilities of Colfax Communications, Inc. and its affiliates ("Colfax") for an aggregate price of $383.7 million. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition was accounted for as a purchase. Pursuant to the acquisition agreement, at December 31, 1996 the Company had $20.4 million of cash in a restricted escrow account which was remitted to Colfax at closing. On January 29, 1997, the Company entered into an agreement to sell WMIL-FM and WOKY-AM, Milwaukee stations acquired in this transaction, to Clear Channel Radio, Inc. for $41.3 million in cash. Accordingly, theses stations were recorded as assets held for sale with no results of operations or gain or loss recognized. Interest capitalized on this investment amounted to $580,000. The disposition of these stations was completed on March 31, 1997.

     The acquisition is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Accounts receivable, net..................................  $ 13,234
  Prepaid and other assets..................................       470
  Property and equipment....................................    14,624
  Goodwill and other intangibles............................   317,894
  Other noncurrent assets...................................        46
  Assets held for sale......................................    41,253
  Accrued liabilities.......................................    (3,821)
                                                              --------
                                                              $383,700

     On January 31, 1997, the Company completed the sale of WWWW-FM and WDFN-AM in Detroit to Evergreen Media Corporation ("Evergreen") for $30.0 million in cash. The pre-tax gain of $1.4 million is included in other income.

     On February 13, 1997, the Company acquired substantially all the assets and certain liabilities of OmniAmerica Group ("Omni") for $166.0 million of cash and $15.0 million of Chancellor Class A Common Stock. Liabilities assumed were limited to certain ongoing contractual rights and obligations. The acquisition was accounted for as a purchase.

     The acquisition is summarized as follows (in thousands):

Assets acquired and liabilities assumed:
  Property and equipment....................................  $  9,209
  Goodwill and other intangibles............................   171,837
                                                              --------
                                                              $181,046

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     On February 19, 1997, Chancellor and Chancellor Radio Broadcasting entered into an agreement to merge with Evergreen in a stock-for-stock transaction (the "Merger"), with Evergreen remaining as the surviving corporation. Pursuant to the agreement, shareholders of the Company's common stock will receive 0.9091 shares of Evergreen's common stock. Consummation of the merger is subject to shareholder approval and certain other closing conditions including regulatory approval. The Company has incurred certain costs related to the Merger which have been expensed in the period incurred.

     On February 19, 1997, the Company and Evergreen entered into a joint purchase agreement whereby in the event that consummation of the stock purchase agreement between Evergreen and Viacom International, Inc. ("Viacom") occurred prior to the consummation of the Merger, the Company would be required to purchase the Viacom subsidiaries which own four of the ten Viacom stations for $480.0 million, plus net working capital, and Evergreen would be required to purchase the Viacom subsidiaries which own six of the ten Viacom stations for $595.0 million, plus net working capital. On July 2, 1997, the Company acquired KIBB-FM and KYSR-FM in Los Angeles, WLIT-FM in Chicago and WDRQ-FM in Detroit from Viacom for approximately $489.8 million, plus various other direct acquisition costs (the "Chancellor Viacom Acquisition").

     On March 24, 1997, the Company exchanged the West Palm Beach stations acquired from Omni for one AM station in Sacramento and approximately $33.0 million in cash from American Radio Systems Corporation (the "American Radio Exchange").

     On July 7, 1997, the Company entered into a time brokerage agreement with Evergreen whereby Evergreen began managing certain limited functions of the Company's station in San Francisco which broadcasts on frequency 94.9 (formerly KSAN-FM).

     On July 14, 1997, the Company and Evergreen entered into an agreement pursuant to which a jointly-owned affiliate of Evergreen and the Company will acquire Katz Media Group, Inc. ("Katz"), a full-service media representation firm, in a tender offer transaction valued at approximately $373.0 million. Debt of Katz of approximately $218.0 million will also be assumed in the transaction.

     On July 21, 1997, the Company entered into a time brokerage agreement with Evergreen whereby Evergreen began managing certain limited functions of the Company's stations KBGG-FM, KNEW-AM and KABL-AM in San Francisco.

     On July 30, 1997, the Company entered into an agreement to acquire KXPK-FM in Denver from Evergreen Wireless LLC (which is unrelated to Evergreen) for $26.0 million in cash (including $1.7 million paid by the Company in escrow). The Company also entered into an agreement to operate KXPK-FM under a time brokerage agreement to be effective upon receipt of HSR Act approval. Although there can be no assurance, the Company expects that the acquisition will be completed in the first quarter of 1998, after completion of the Merger.

     On August 7, 1997, the Company and Evergreen announced that they had acquired, for $3.0 million, an option from Bonneville International Corporation ("Bonneville") to exchange Evergreen's station WTOP-AM in Washington, the Company's stations KZLA-FM in Los Angeles and WGMS-FM in Washington and $57.0 million of cash for Bonneville's stations WDBZ-FM in New York, KLDE-FM in Houston and KBIG-FM in Los Angeles. The option expires on December 31, 1997.

     On August 11, 1997, the Company completed the sale of WDRQ-FM in Detroit to Capital Cities/ABC for $37.0 million. The proceeds were used to repay borrowings under Chancellor's Interim Loan (as defined).

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     The following summarizes the unaudited consolidated pro forma data as though the acquisitions of Shamrock Broadcasting Company, KIMN-FM and KALC-FM, Colfax, Omni and KSTE-AM, the dispositions of KTBZ-FM, WWWW-FM and WDFN-AM and the related financing transactions had occurred as of the beginning of 1996 (in thousands, except per share amounts):

                                                  SIX MONTHS ENDED         SIX MONTHS ENDED
                                                   JUNE 30, 1996            JUNE 30, 1997
                                               ----------------------   ----------------------
                                               HISTORICAL   PRO FORMA   HISTORICAL   PRO FORMA
                                               ----------   ---------   ----------   ---------
Net revenue..................................   $ 70,068    $109,422     $128,942    $131,149
Loss before extraordinary loss...............     (5,097)     (9,428)      (1,601)     (1,687)
Net loss attributable to common stock........    (31,156)    (28,148)     (30,398)    (22,687)

3. LONG-TERM DEBT

     The Company's term and revolving credit facilities were refinanced on January 23, 1997, in conjunction with the acquisition of Colfax under a new bank credit agreement. In connection with the refinancing of the term and revolving loan facilities in January 1997, the Company incurred an extraordinary charge to write-off deferred finance costs of $4.6 million.

     On June 5, 1997, the Company closed on the tender offer for all $60.0 million of its outstanding 12 1/2% Senior Subordinated Notes for approximately $70.1 million, which included a premium. The redemption was funded through additional borrowings under the bank credit agreement and resulted in an extraordinary charge of $11.8 million.

     On June 24, 1997, the Company completed its private offering of $200.0 million of Chancellor Radio Broadcasting Company's 8 3/4% Senior Notes, which mature on June 15, 2007 and bear interest at 8.75% per annum. The proceeds were used to pay down borrowings under the bank credit agreement, which resulted in an extraordinary charge to write-off deferred finance costs of $1.4 million.

     On July 2, 1997, the Company entered into a restated credit agreement (the "Restated Credit Agreement") in order to finance the Chancellor Viacom Acquisition. The Restated Credit Agreement consists of a $400.0 million term loan facility and a $350.0 million revolving loan facility. Also, Chancellor received an interim loan of $170.0 million (the "Interim Loan"), the proceeds from which were contributed to Chancellor Radio Broadcasting in connection with the Viacom acquisition.

     The Restated Credit Agreement is collateralized by (i) a first priority perfected pledge of all capital stock and notes owned by the Company and (ii) a first priority perfected security interest in all other assets (including receivables, contracts, contract rights, securities, patents, trademarks, other intellectual property, inventory, equipment and real estate) owned by the Company, excluding FCC licenses, leasehold interests in studio or office space and leasehold and partnership interests in tower or transmitter sites in which necessary consents to the granting of a security interest cannot be obtained without payments to any other party or on a timely basis. The Restated Credit Agreement is also guaranteed by the subsidiaries of Chancellor and Chancellor Radio Broadcasting, whose guarantees are collateralized by a first priority perfected pledge of the capital stock of Chancellor Radio Broadcasting. The term loan facility is due in increasing quarterly installments beginning in 1997 and matures in June 2004. All outstanding borrowings under the revolving facility mature in June 2004. The facilities bear interest at a rate equal to, at the Company's option, the prime rate of Bankers Trust Company, as announced from time to time, or the London Inter-Bank Offered Rate ("LIBOR") in effect from time to time, plus an applicable margin rate. The Company pays quarterly commitment fees in arrears equal to either .375% or .250% per annum on the unused portion of the Revolving Facility, depending upon whether the Company's leverage ratio is equal to or greater than 4.5:1 or less than 4.5:1, respectively. The bank financing facilities which existed on June 30, 1997 accrued interest at the prime rate plus 1.00% (9.50%) on $11.9 million and the LIBOR rate plus 2.00% (7.6875%) on $135.4 million of borrowings.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     The Interim Loan is an unsecured obligation of Chancellor and is due on the earlier of the consummation of the Merger or July 2, 1999. Outstanding borrowings under the Interim Loan bear interest at a rate equal to the three-month LIBOR plus an applicable margin rate beginning at 3.25% and increasing to 9.00% at various intervals during the loan period.

     Scheduled debt maturities for the Company's outstanding long-term debt under the Restated Credit Agreement as of July 2, 1997, after completion of the Chancellor Viacom Acquisition, for each of the next five calendar years and thereafter were as follows, in thousands:

1997........................................................  $     --
1998........................................................    20,000
1999........................................................    50,000
2000........................................................    60,000
2001........................................................    60,000
2002........................................................    70,000
Thereafter..................................................   153,000
                                                              --------
                                                              $413,000
                                                              ========

4. CAPITAL STRUCTURE

     During the first quarter of 1997, Chancellor completed a private placement of $110.0 million of newly authorized 7% Convertible Preferred Stock (the "Convertible Preferred Stock") and Chancellor Radio Broadcasting completed a private placement of $200.0 million of newly authorized 12% Exchangeable Preferred Stock (the "Exchangeable Preferred Stock").

     Dividends on the Convertible Preferred Stock accrue from its date of issuance and are payable quarterly commencing April 15, 1997, at a rate per annum of 7% of the liquidation preference per share. The Convertible Preferred Stock is convertible at the option of the holder at any time after March 23, 1997, unless previously redeemed, into Class A Common Stock of Chancellor at a conversion price of $32.90 per share of Class A Common Stock, subject to adjustment in certain events. In addition, after January 19, 2000, the Company may, at its option, redeem the Convertible Preferred Stock, in whole or in part, at specified redemption prices plus accrued and unpaid dividends through the redemption date. Upon the occurrence of a change of control (as defined), Chancellor must, subject to certain conditions, offer to purchase all of the then outstanding shares of Convertible Preferred Stock at a price equal to 101% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of purchase.

     Dividends on the Exchangeable Preferred Stock will accrue from the date of its issuance and will be payable semi-annually commencing July 15, 1997, at a rate per annum of 12% of the liquidation preference per share. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to January 15, 2002 either in cash or in additional shares of Exchangeable Preferred Stock. The Exchangeable Preferred Stock is redeemable at the Company's option, in whole or in part at any time on or after January 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid dividends to the date of redemption. In addition, prior to January 15, 2000, the Company may, at its option, redeem the Exchangeable Preferred Stock with the net cash proceeds from one or more Public Equity Offerings (as defined), at various redemption prices plus accrued and unpaid dividends to the redemption date; provided, however, that after any such redemption there is outstanding at least $150.0 million aggregate liquidation preference of Exchangeable Preferred Stock. The Company is required, subject to certain conditions, to redeem all of the Exchangeable Preferred Stock outstanding on January 15, 2009, at a redemption price equal to 100% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of redemption. Upon the occurrence of a Change of Control (as defined), the Company will, subject to certain conditions, offer to purchase all of the then outstanding shares of Exchangeable Preferred Stock at a price equal to 101%

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES of the liquidation preference thereof, plus accrued and unpaid dividends to the repurchase date. In addition, prior to January 15, 1999, upon the occurrence of a Change of Control, the Company will have the option to redeem the Exchangeable Preferred Stock in whole but not in part at a redemption price equal to 112% of the liquidation preference thereof, plus accrued and unpaid dividends to the date of redemption. The Exchangeable Preferred Stock will, with respect to dividend rights and rights on liquidation, rank junior to the Company's 12 1/4% Senior Cumulative Exchangeable Preferred Stock (the "Senior Exchangeable Preferred Stock"). Subject to certain conditions, the Exchangeable Preferred Stock is exchangeable in whole, but not in part, at the option of the Company, on any dividend payment date for the Company's 12% subordinated exchange debentures due 2009, including any such securities paid in lieu of cash interest.

     In addition to the accrued dividends discussed above, the recorded value of the Senior Exchangeable Preferred Stock and the Exchangeable Preferred Stock includes an amount for the accretion of the difference between the stock's fair value at date of issuance and its mandatory redemption amount, calculated using the effective interest method.

5. INCOME TAXES

     Income tax expense (benefit) differs from the amount computed by applying the federal statutory income tax rate of 34% to income (loss) before income taxes and extraordinary loss for the following reasons, dollars in thousands:

                                                   THREE MONTHS     SIX MONTHS ENDED
                                                  ENDED JUNE 30,        JUNE 30,
                                                  --------------    -----------------
                                                  1996     1997      1996       1997
                                                  ----    ------    -------    ------
U.S. federal income tax at statutory rate.......  $507    $2,269    $(1,189)   $  587
State income taxes, net of federal benefit......    89       401       (210)      104
Valuation allowance provided for loss
  carryforward generated during the current
  period........................................   (59)       --      2,750        --
Permanent difference............................    --     1,072         --     2,636
Other...........................................   125       (15)       250        --
                                                  ----    ------    -------    ------
                                                  $662    $3,727    $ 1,601    $3,327
                                                  ====    ======    =======    ======

6. SUBSEQUENT EVENT

     In July 1997, the Company incurred non-cash stock option and severance compensation of approximately $685,000 and $1.4 million, respectively, for terminations associated with the Merger. In addition, the Company paid $945,000 for a two year consulting and non-compete agreement which will be deferred and amortized over the related period.

7. NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standard No. 128, "Earnings per Share" was issued in February 1997, which establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. The disclosure requirements of SFAS No. 128 will be effective for the Company's financial statements beginning with the annual report for 1997. Management does not believe that the implementation of SFAS 128 will have a material effect on its financial statements.

             CHANCELLOR RADIO BROADCASTING COMPANY AND SUBSIDIARIES

     Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" was issued in June 1997, which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. The reporting and display requirements of SFAS No. 130 will be effective for the Company's financial statements beginning with the first quarterly report for 1998. Management does not believe that the implementation of SFAS 130 will have a material effect on its financial statements.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Whiteco Industries, Inc.
Merrillville, Indiana

     We have audited the accompanying balance sheets of the Outdoor Advertising Division of Whiteco Industries, Inc. as of December 31, 1996 and 1997, and the related statements of income and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Outdoor Advertising Division of Whiteco Industries, Inc. as of December 31, 1996 and 1997, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                            BDO Seidman, LLP

Chicago, Illinois
September 17, 1998

                        OUTDOOR ADVERTISING DIVISION OF
                            WHITECO INDUSTRIES, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                            DECEMBER 31,
                                                     ---------------------------   SEPTEMBER 30,
                                                         1996           1997           1998
                                                     ------------   ------------   -------------
                                                                                    (UNAUDITED)
Current assets
  Cash.............................................  $    155,781   $    249,733   $  7,109,413
  Accounts receivable (net of $631,000, $1,111,000
     and $1,941,000 allowance for uncollectible
     accounts for December 31, 1996, 1997 and
     September 30, 1998, respectively).............     9,112,798     10,718,470     13,113,464
  Prepaid expenses and other
     receivables...................................     2,520,913      2,684,801      2,655,593
  Prepaid sign costs...............................     4,880,789      5,064,178      4,951,369
                                                     ------------   ------------   ------------
          Total current assets.....................    16,670,281     18,717,182     27,829,839
                                                     ------------   ------------   ------------
Property and equipment
  Land, buildings and improvements.................     5,389,827      6,279,957      6,980,180
  Advertising signs................................   134,120,274    150,697,192    160,138,490
  Equipment........................................     4,226,984      4,925,336      6,210,613
                                                     ------------   ------------   ------------
          Total cost...............................   143,737,085    161,902,485    173,329,283
  Accumulated depreciation.........................    84,300,457     91,601,392     98,914,094
                                                     ------------   ------------   ------------
Net property and equipment.........................    59,436,628     70,301,093     74,415,189
                                                     ------------   ------------   ------------
Other sign costs...................................       707,273      1,424,848      2,164,372
                                                     ------------   ------------   ------------
                                                     $ 76,814,182   $ 90,443,123   $104,409,400
                                                     ============   ============   ============

                               LIABILITIES AND DIVISIONAL EQUITY
Current liabilities
  Accounts payable.................................  $    505,561   $    900,145   $    462,790
  Customers' advance payments and deposits.........       127,925         70,174         17,777
  Accrued expenses.................................     1,577,194      2,210,355      3,965,815
                                                     ------------   ------------   ------------
          Total current liabilities................     2,210,680      3,180,674      4,446,382
                                                     ------------   ------------   ------------
Commitments
Divisional equity..................................    74,603,502     87,262,449     99,963,018
                                                     ------------   ------------   ------------
                                                     $ 76,814,182   $ 90,443,123   $104,409,400
                                                     ============   ============   ============

                See accompanying notes to financial statements.

                        OUTDOOR ADVERTISING DIVISION OF
                            WHITECO INDUSTRIES, INC.

                              STATEMENTS OF INCOME

                                                                                  NINE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                 ------------------------------------------   --------------------------
                                     1995           1996           1997          1997           1998
                                 ------------   ------------   ------------   -----------   ------------
                                                                                     (UNAUDITED)
Revenues.......................  $108,447,476   $117,268,324   $126,800,754   $93,827,208   $103,693,938
Less: Agency discounts.........     6,616,011      8,400,821      8,702,563     6,372,877      7,190,622
                                 ------------   ------------   ------------   -----------   ------------
  Net revenues.................   101,831,465    108,867,503    118,098,191    87,454,331     96,503,316
Cost of revenues...............    40,659,116     42,021,229     45,615,461    34,260,557     34,981,851
Selling and administrative
  expenses.....................    14,878,784     16,288,955     18,369,034    13,127,709     14,642,469
Corporate overhead expenses....     5,176,832      5,644,490      6,073,671     4,786,406      5,193,299
Depreciation and
  amortization.................     8,675,204     10,501,844     11,525,410     8,232,183      8,760,265
Profit participation fee.......     2,101,620      2,248,329      2,321,884     1,701,068      1,756,342
                                 ------------   ------------   ------------   -----------   ------------
Income from operations before
  other income and interest
  expense......................    30,339,909     32,162,656     34,192,731    25,346,408     31,169,090
Other income, less other
  expenses.....................    (1,060,355)    (1,131,033)    (1,833,411)   (1,523,219)      (852,526)
Interest expense...............        38,556         17,927          3,794           622         98,231
                                 ------------   ------------   ------------   -----------   ------------
Net income.....................  $ 31,361,708   $ 33,275,762   $ 36,022,348   $26,869,005   $ 31,923,385
                                 ============   ============   ============   ===========   ============

                See accompanying notes to financial statements.

                        OUTDOOR ADVERTISING DIVISION OF
                            WHITECO INDUSTRIES, INC.

                            STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED                        NINE MONTHS ENDED
                                                              DECEMBER 31,                         SEPTEMBER 30,
                                               ------------------------------------------   ---------------------------
                                                   1995           1996           1997           1997           1998
                                               ------------   ------------   ------------   ------------   ------------
                                                                                                    (UNAUDITED)
Cash flows from operating activities
Net income...................................  $ 31,361,708   $ 33,275,762   $ 36,022,348   $ 26,869,005   $ 31,923,385
  Adjustments to reconcile net income to net
    cash provided by operating activities
    Provision for depreciation and
      amortization...........................     8,675,204     10,501,844     11,525,410      8,232,183      8,760,266
    Gain on disposals of assets..............      (795,498)      (812,482)    (1,488,665)    (1,369,119)      (792,637)
    Increase in accounts receivable..........      (694,344)    (1,853,160)    (1,605,672)    (1,332,818)    (2,394,994)
    Decrease (increase) in prepaid expenses
      and other receivables..................      (220,881)    (1,202,910)      (163,888)      (373,047)        29,208
    Increase in prepaid sign costs and other
      sign costs.............................    (1,044,722)      (815,916)    (1,840,672)      (963,958)    (1,063,971)
    (Decrease) increase in accounts payable
      and accrued expenses...................       (66,319)       869,627      1,027,745        570,828      1,318,105
    Increase (decrease) in customers' advance
      payments and deposits..................       185,750        (57,825)       (57,751)       (41,035)       (52,397)
                                               ------------   ------------   ------------   ------------   ------------
        Total adjustments....................     6,039,190      6,629,178      7,396,507      4,723,034      5,803,580
                                               ------------   ------------   ------------   ------------   ------------
Net cash provided by operating activities....    37,400,898     39,904,940     43,418,855     31,592,039     37,726,965
                                               ------------   ------------   ------------   ------------   ------------
Cash flows from investing activities
  Proceeds from sales of assets..............     1,352,297      1,115,793      2,474,779      1,679,067      1,170,065
  Expenditures for advertising signs.........   (26,033,225)   (14,713,166)   (19,541,162)   (16,815,288)    (9,563,563)
  Expenditures for property and equipment....    (1,986,847)    (2,180,644)    (2,895,119)    (2,111,561)    (3,250,971)
                                               ------------   ------------   ------------   ------------   ------------
Net cash used in investing activities........   (26,667,775)   (15,778,017)   (19,961,502)   (17,247,782)   (11,644,469)
                                               ------------   ------------   ------------   ------------   ------------
Cash flows from financing activities
  Interdivisional transactions...............   (11,489,912)   (24,124,287)   (23,363,401)    (7,445,015)   (19,222,816)
                                               ------------   ------------   ------------   ------------   ------------
Net cash used in financing activities........   (11,489,912)   (24,124,287)   (23,363,401)    (7,445,015)   (19,222,816)
                                               ------------   ------------   ------------   ------------   ------------
Net (decrease) increase in cash..............      (756,789)         2,636         93,952      6,899,242      6,859,680
Cash, at beginning of year...................       909,934        153,145        155,781        155,781        249,733
                                               ------------   ------------   ------------   ------------   ------------
Cash, at end of year.........................  $    153,145   $    155,781   $    249,733   $  7,055,023   $  7,109,413
                                               ============   ============   ============   ============   ============

                See accompanying notes to financial statements.

                        OUTDOOR ADVERTISING DIVISION OF
                            WHITECO INDUSTRIES, INC.

                         NOTES TO FINANCIAL STATEMENTS
               (INFORMATION AS OF SEPTEMBER 30, 1998 AND FOR THE
          NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     Whiteco Industries, Inc. ("Whiteco") has entered into an agreement to sell substantially all of the assets and certain liabilities of its Outdoor Advertising Division (the "Division"). The Division owns and operates outdoor advertising signs throughout the United States.

     During the periods covered by the financial statements, the Division was conducted as an integral part of Whiteco's overall operations and separate financial statements were not prepared. These financial statements have been prepared from Whiteco's historical accounting records. Corporate overhead expenses are actual expenses incurred by the Division. The Division operated independently from Whiteco Industries, Inc. However, the expenses incurred by the Division for corporate overhead may not necessarily be indicative of expenses that would have been incurred had the Division been operated as a separate entity.

  Interim Financial Statements

     The financial information as of September 30, 1998 and with respect to the nine months ended September 30, 1997 and 1998 is unaudited. In the opinion of management, the financial statements contain all adjustments consisting of normal recurring accruals, necessary for the fair presentation of the results for such periods. The information is not necessarily indicative of the results of operations to be expected for the fiscal year end.

  Contracts and Revenue Recognition

     Outdoor advertising signs are contracted to customers under individual advertising contracts that primarily run from one month to five years. Revenue is recognized ratably over the life of the contract. Costs associated with the outdoor advertising operations, including contract costs and land rental, are expensed over the related contract term.

  Prepaid Sign Costs and Other Sign Costs

     Prepaid sign costs and other sign costs are primarily land rental payments relating to future periods. Amortization on these assets was $1,020,942, $1,075,827 and $939,708 for the years ended December 31, 1995, 1996 and 1997, and $223,975 and $437,256 for the nine months ended September 30, 1997 and 1998, respectively.

  Property and Equipment

  LAND, BUILDINGS AND IMPROVEMENTS AND EQUIPMENT

     Land, buildings and improvements and equipment are carried at cost, including interest charges capitalized during construction. Depreciation on these assets is computed over various lives under the straight-line method and amounted to $767,872, $911,890 and $1,092,869 for the years ended December 31, 1995, 1996 and 1997 and $957,510 and $1,113,288 for the nine months ended
September 30, 1997 and 1998, respectively.

  ADVERTISING SIGNS

     Advertising sign structures are depreciated by the straight-line method over lives principally from eight to twelve years. Depreciation of advertising signs was $6,886,390, $8,514,127 and $9,492,833 for the years ended

                        OUTDOOR ADVERTISING DIVISION OF
                            WHITECO INDUSTRIES, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

December 31, 1995, 1996 and 1997, and $7,050,698 and $7,209,722 for the nine months ended September 30, 1997 and 1998, respectively.

  Income Taxes

     The Division is part of Whiteco Industries, Inc. which is an "S" corporation and, as such, federal and most state income taxes are the responsibility of the stockholder and therefore not reflected on the Division's financial statements.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. LEASES

     The Division leases office facilities and property under various operating leases. The Division's primary office premises are leased from a partnership in which Whiteco Industries, Inc. is the general partner. Annual minimum rental payments under leases that have an initial or remaining term in excess of one year at December 31, 1997 are as follows:

                                                      RELATED
                        YEAR                           PARTY      OTHER       TOTAL
                        ----                          --------   --------   ----------
1998................................................  $224,000   $270,000   $  494,000
1999................................................   224,000    131,000      355,000
2000................................................   224,000    130,000      354,000
2001................................................   224,000    131,000      355,000
2002................................................   224,000    131,000      355,000
Thereafter..........................................    56,000    962,000    1,018,000

     Total lease expense was approximately $675,000, $646,000 and $665,000 for the years ended December 31, 1995, 1996 and 1997, and $494,000 and $509,000 for the nine months ended September 30, 1997 and 1998, respectively. Related party lease expense was $254,000, $230,000 and $117,000 for the years ended December 31, 1995, 1996 and 1997, and $172,000 and $176,000 for the nine months ended
September 30, 1997 and 1998, respectively.

3. RETIREMENT SAVINGS PLAN

     The Division is a part of Whiteco Industries, Inc. ("Whiteco") who maintains a qualified plan under Section 401(k) of the Internal Revenue Code. This plan is available for all employees who have completed one year or more of continuous service. The plan permits employees to contribute up to 15% of their annual compensation. The plan allows for discretionary Whiteco contributions. Currently, Whiteco matches 20% of the employees' contributions, to a maximum of 6% of earnings, and also makes a 1% quarterly matching contribution. Contributions were $154,160, $171,270 and $177,100 for the years ended December 31, 1995, 1996 and 1997, and $135,000 and $186,432 for the nine months ended
September 30, 1997 and 1998, respectively.

                        OUTDOOR ADVERTISING DIVISION OF
                            WHITECO INDUSTRIES, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4. MANAGEMENT AGREEMENT

     In October 1984, the Division entered into an agreement with Metro Management Associates (the "Partnership"), a partnership in which several partners are employees of Whiteco, for the management and operation of approximately 540 outdoor advertising signs located in Indiana, Texas, Rhode Island, Missouri, Ohio, Florida, Illinois, Kentucky, Pennsylvania and Virginia. All revenue and operating expenses related to the management and operation of the Partnership's outdoor advertising signs are included in the Division's results of operations. The Division is required to pay a profit participation fee to the Partnership which approximates the operating profit of the managed assets and is based upon a fixed monthly fee and a variable fee based upon revenue. On August 31, 1998, the Partnership entered into an agreement to sell substantially all of the assets and certain specified liabilities of the Partnership to Chancellor Media Corporation. The management agreement between the Division and the Partnership will be terminated upon consummation of the acquisition by Chancellor Media Corporation.

5. SUBSEQUENT EVENT

     On August 31, 1998, Whiteco Industries, Inc. entered into an agreement to sell substantially all of the assets and certain specified liabilities of the Division to Chancellor Media Corporation.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Martin Media:


     We have audited the accompanying balance sheets of Martin Media (a California limited partnership) as of December 31, 1997 and 1996 and the related statements of operations, partners' capital (deficit), and cash flows for each of the three years in the period ended December 31, 1997 (included at F-78 through F-90). These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Martin Media, as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Bakersfield, California
February 13, 1998

                                  MARTIN MEDIA

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                     ASSETS

                                                                  1997          1996
                                                              ------------   -----------
Current Assets
  Cash and equivalents......................................  $     23,254   $ 2,661,610
  Trade accounts receivable, net of allowance for doubtful
     accounts of $142,515 and $100,000 as of December 31,
     1997 and 1996, respectively............................     5,658,379     4,726,301
  Current maturities of long-term notes receivable, limited
     partners...............................................       136,030       132,956
  Other receivables.........................................       113,514       100,892
  Inventories, raw materials................................       520,725       209,323
  Prepaid expenses..........................................     1,566,582     1,085,324
                                                              ------------   -----------
          Total current assets..............................     8,018,484     8,916,406
                                                              ------------   -----------
Long-Term Notes Receivable, limited partners, less current
  maturities................................................       281,279       317,309
Property and Equipment, net of accumulated depreciation.....    74,863,597    52,367,653
Intangible Assets, net of accumulated amortization..........    58,446,919    15,872,530
Deposit on purchase option..................................       463,800            --
                                                              ------------   -----------
                                                              $142,074,079   $77,473,898
                                                              ============   ===========

                      LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)

Current Liabilities
  Current maturities of long-term debt......................  $  3,690,436   $ 5,339,365
  Current maturities of capital lease obligations...........       214,380       135,586
  Accounts payable..........................................       627,590       928,712
  Accrued expenses..........................................     8,112,132     1,569,048
  Unearned income...........................................       219,022       112,961
                                                              ------------   -----------
          Total current liabilities.........................    12,863,560     8,085,672
                                                              ------------   -----------
Long-Term Liabilities
  Long-term debt, less current maturities...................   109,232,810    66,752,424
  Capital lease obligations, less current maturities........       447,865       662,245
                                                              ------------   -----------
          Total long-term liabilities.......................   109,680,675    67,414,669
                                                              ------------   -----------
Commitments (Note 10)
Mandatorily Redeemable
  Preferred partnership units...............................    25,000,000            --
                                                              ------------   -----------
Partners' Capital (Deficit).................................    (5,470,156)    1,973,557
                                                              ------------   -----------
                                                              $142,074,079   $77,473,898
                                                              ============   ===========

        The accompanying notes are an integral part of these statements.

                                  MARTIN MEDIA

                            STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                           1997          1996          1995
                                                        -----------   -----------   -----------
Income................................................  $48,106,851   $42,359,472   $33,732,821
Cost of sales.........................................    6,091,333     5,745,308     4,459,240
                                                        -----------   -----------   -----------
          Gross profit................................   42,015,518    36,614,164    29,273,581
Managers' controlled operating expenses...............   21,201,914    20,929,536    16,861,406
                                                        -----------   -----------   -----------
          Income from managers' operations............   20,813,604    15,684,628    12,412,175
                                                        -----------   -----------   -----------
Other operating expenses:
  Depreciation and amortization.......................    9,282,574     5,364,835     3,339,377
  Management fees.....................................    1,937,326     1,277,431     1,111,350
  Refinance and acquisition...........................    9,644,819     3,822,894            --
                                                        -----------   -----------   -----------
                                                         20,864,719    10,465,160     4,450,727
                                                        -----------   -----------   -----------
          Operating income (loss).....................      (51,115)    5,219,468     7,961,448
                                                        -----------   -----------   -----------
Nonoperating income (expenses):
  Interest income.....................................       66,260        96,103       116,154
  Interest expense....................................   (8,023,704)   (6,022,001)   (5,030,100)
  Miscellaneous income................................    1,077,184       252,653       283,597
  Miscellaneous expense...............................           --       (11,437)      (92,682)
  Loss on disposal of assets..........................     (512,338)     (458,464)     (378,358)
                                                        -----------   -----------   -----------
                                                         (7,392,598)   (6,143,146)   (5,101,389)
                                                        -----------   -----------   -----------
          Net income (loss)...........................  $(7,443,713)  $  (923,678)  $ 2,860,059
                                                        ===========   ===========   ===========

        The accompanying notes are an integral part of these statements.

                                  MARTIN MEDIA
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                   STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                           1997          1996          1995
                                                        -----------   -----------   -----------
Balance, beginning of year............................  $ 1,973,557   $ 3,184,665   $   822,406
  Issuance of partnership units.......................           --     5,300,000            --
  Redemption of partnership units.....................           --    (5,260,230)           --
  Distributions.......................................           --      (327,200)     (497,800)
  Net income (loss)...................................   (7,443,713)     (923,678)    2,860,059
                                                        -----------   -----------   -----------
Balance, end of year..................................  $(5,470,156)  $ 1,973,557   $ 3,184,665
                                                        ===========   ===========   ===========

        The accompanying notes are an integral part of these statements.

                                  MARTIN MEDIA

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                          1997           1996          1995
                                                      ------------   ------------   -----------
Cash flows from operating activities:
  Net income (loss).................................  $ (7,443,713)  $   (923,678)  $ 2,860,059
     Adjustments to reconcile net loss to net cash
       provided by operating activities:
       Depreciation and amortization................     9,282,574      5,364,835     3,339,377
       Loss on disposal of assets...................       512,338        458,464       378,358
       Changes in operating assets and liabilities
          (exclusive of acquisitions):
          Increase in accounts receivable...........      (932,078)    (1,047,834)      223,315
          Increase in other receivables.............       (12,622)       (72,759)       24,091
          (Increase) decrease in inventories, raw
            materials...............................      (311,402)       105,466        35,645
          Increase in prepaid expenses..............      (481,258)      (136,610)       53,372
          Decrease in accounts payable..............      (301,122)        (7,055)     (195,463)
          Increase in accrued expenses..............     6,543,084        793,490        24,624
          Increase in unearned income...............       106,061         84,915       (14,020)
                                                      ------------   ------------   -----------
          Net cash provided by operating
            activities..............................     6,961,862      4,619,234     6,729,358
                                                      ------------   ------------   -----------
Cash flows from investing activities:
  Principal payments on notes receivable............        32,956        374,740        20,692
  Issuance of notes receivable......................            --       (400,000)           --
  Proceeds from sale of property and equipment......        49,460         63,801        79,236
  Cash paid for acquisitions........................   (67,164,295)   (17,200,000)   (1,575,000)
  Capital expenditures..............................    (7,750,411)    (7,114,708)   (1,762,978)
  Proceeds from sale of investment..................            --             --       970,482
  Purchase option deposit...........................      (463,800)            --            --
                                                      ------------   ------------   -----------
          Net cash used in investing activities.....   (75,296,090)   (24,276,167)   (2,267,568)
                                                      ------------   ------------   -----------
Cash flows from financing activities:
  Net (payments)/borrowings on line-of-credit.......            --     (1,395,052)      601,324
  Proceeds from issuance of long-term debt..........    41,014,131     75,915,869     1,006,400
  Principal payments on long-term debt..............      (318,259)   (57,059,619)   (3,522,394)
  Distributions to partners.........................            --       (327,200)     (497,800)
  Redemption of partnership units...................            --     (5,260,230)           --
  Issuance of mandatorily redeemable preferred
     partnership units..............................    25,000,000             --            --
  Issuance of partnership units.....................            --      5,000,000            --
                                                      ------------   ------------   -----------
          Net cash provided (used) by financing
            activities..............................    65,695,872     16,873,768    (2,412,470)
                                                      ------------   ------------   -----------
Net increase (decrease) in cash and cash
  equivalents.......................................    (2,638,356)    (2,783,165)    2,049,320
Cash and cash equivalents at beginning of year......     2,661,610      5,444,775     3,395,455
                                                      ------------   ------------   -----------
Cash and cash equivalents at end of year............  $     23,254   $  2,661,610   $ 5,444,775
                                                      ============   ============   ===========
     Supplemental disclosures of cash flow
       information:
       Interest paid................................  $  8,085,486   $  6,357,207   $ 5,036,375
                                                      ============   ============   ===========
       Income taxes paid............................  $         --   $      7,349   $       800
                                                      ============   ============   ===========

     Supplemental disclosures of noncash investing and financing activities:

          During the year ended December 31, 1997 long-term debt in the amount of $84,845,560 was refinanced.

          During the year ended December 31, 1996 long-term debt in the amount of $1,684,215 was incurred to purchase fixed assets and intangible assets.

          During the year ended December 31, 1996 notes receivables to shareholders in the amount of $300,000 were issued for partnership units.

          During the year ended December 31, 1995 long-term debt in the amount of $318,900 was incurred to purchase sign structures.

        The accompanying notes are an integral part of these statements.

                                  MARTIN MEDIA

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Nature of business

     Martin Media, a California limited partnership (the Company), was formed in December, 1984 and operated under the name of Colorado River Markets until August, 1991. The Company has operating divisions located in Pennsylvania, Ohio, Connecticut, Washington, D.C., Arizona and Nevada.

     The Company owns and leases billboards on a contractual basis nationwide for the purpose of providing outdoor advertising services. The Company extends credit in the form of accounts receivable on a short-term basis to businesses and advertisers doing business in the above noted areas.

  Significant accounting policies

  Basis of accounting

     The financial statements are prepared on an accrual basis, which recognizes income when earned and expenses when incurred.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Cash and cash equivalents

     The Company considers cash and cash equivalents to be all highly liquid investments purchased with a maturity of three months or less.

  Inventories, raw materials

     Inventories are stated at the lower of cost or market using the first in, first out (FIFO) cost method.

  Property and equipment

     Property and equipment are stated at cost and depreciated over estimated useful lives primarily using the straight-line method. Repairs and maintenance and small equipment purchases are expensed as incurred. Expenditures which significantly increase asset values or extend useful lives are capitalized. Estimated useful lives are as follows:

                                                              YEARS
                                                              -----
Buildings and improvements..................................  15-31
Posters.....................................................     25
Bulletins...................................................     25
Shop equipment..............................................   3-10
Office furniture and equipment..............................   5-10
Auto and trucks.............................................    5-7

                                  MARTIN MEDIA

  Income taxes

     Under provision of the Internal Revenue Code and the respective state Taxation Codes, partnerships are not subject to income taxes; any income or loss realized is taxed to the individual partners. Certain states do impose a minimum tax (franchise fee).

  Intangible assets

     Covenants not to compete are recorded at cost and are amortized using the straight-line method over the contractual period specified.

     Organization costs, advertising rights, permits and licenses, acquisition fees, lease rights and goodwill are recorded at cost and are amortized using the straight-line method over five years.

     Loan fees are amortized over the life of the loan to which they are associated.

  Profit sharing plan

     The Company adopted a profit sharing plan which is a qualified pension trust under Section 401(k) of the Internal Revenue Code. All full-time employees with twelve months of service who are 18 years old or older are eligible to participate. Each employee may voluntarily contribute up to the lesser of 15% of their pay or $9,500. The Company has made no contributions to the plan.

  Fair value of financial instruments

     The carrying amount of the long-term debt approximates fair value.

  Reclassifications

     Certain prior year amounts have been reclassified to conform with the current year presentation.

2. LONG-TERM NOTES RECEIVABLE, LIMITED PARTNERS

     Notes receivable, limited partners at December 31, 1997 and 1996 consisted of the following:

                                                                1997       1996
                                                              --------   --------
Barry Heffner, Manager of Pittsburgh Division, prime plus
  2%, collateralized by subscription of one unit of Martin
  Media, payable $717 per month including interest, due
  September 27, 2001........................................  $ 18,758   $ 25,036
Mary Ellen Coleman, Manager of Scranton Division, prime plus
  2%, collateralized by subscription of one unit of Martin
  Media, payable $717 per month including interest, due
  September 27, 2001........................................    18,975     25,229
Brent Baer, Manager of Washington D.C. Division, 8%,
  collateralized by  1/4 of one partnership unit, payable
  $838 per month including interest, due December 28,
  2001......................................................    69,894     75,000
Thomas Jones, Manager of Las Vegas Division, 8%,
  collateralized by  1/4 of one partnership unit, payable
  $838 per month including interest, due December 28,
  2001......................................................    69,894     75,000
David Lamberger, National Sales Manager, 8%, collateralized
  by  1/4 of one partnership unit, payable $838 per month
  including interest, due December 28, 2001.................    69,894     75,000

                                  MARTIN MEDIA

                                                                1997       1996
                                                              --------   --------
Lynn Terlaga, Manager of Hartford Division, 8%,
  collateralized by  1/4 of one partnership unit, payable
  $838 per month including interest, due December 28,
  2001......................................................  $ 69,894   $ 75,000
David Weyrich, 10%, unsecured, payable $833 per month
  interest only, due November 27, 1997, paid in full
  subsequent to December 31, 1997...........................   100,000    100,000
                                                              --------   --------
                                                               417,309    450,265
Less current maturities.....................................   136,030    132,956
                                                              --------   --------
                                                              $281,279   $317,309
                                                              ========   ========

     Prime rate was 8.5% and 8.25% at December 31, 1997 and 1996, respectively.

NOTE 3. ACQUISITIONS

     During 1997, the Company purchased substantially all the assets and assumed certain liabilities of three outdoor advertising companies; during 1996, the Company purchased substantially all of the assets and assumed certain liabilities of one outdoor advertising company and exchanged partnership interests and other consideration for substantially all of the assets, and assumed certain liabilities, for another outdoor advertising company (the "Exchange"). Funds used to make the acquisitions and facilitate the Exchange were provided through the Company's credit facility. The majority of the intangible assets acquired through the acquisitions and Exchange are being amortized over a five year period. See Note 10 for acquisitions included above which were acquired from a related party. Acquisitions during 1995 were not significant.

     The acquisitions were accounted for using the purchase method of accounting and the purchase price was allocated to the various tangible and intangible assets acquired. For the Exchange, the Company recorded the assets acquired and liabilities assumed based on the fair value of the partnership interests granted. Accordingly, the results of operations for the acquisitions, and the Exchange, have been included in the results of the Company from the respective effective dates.

     A summary of the cash consideration and allocation of the purchase price as of the acquisition dates are as follows:

                                                                1997          1996
                                                             -----------   -----------
Fair value of tangible assets acquired.....................  $20,293,392   $ 8,420,000
Fair value of intangible assets acquired...................   46,870,903    11,870,455
Liabilities assumed........................................           --    (2,790,455)
Book value of partnership interests granted................           --      (300,000)
                                                             -----------   -----------
Cash paid..................................................  $67,164,295   $17,200,000
                                                             ===========   ===========

     Of the cash paid in 1996, approximately $5 million was utilized to redeem existing partnership units in connection with the Exchange.

                                  MARTIN MEDIA

4. PREPAID EXPENSES

     Prepaid expenses at December 31, 1997 and 1996 consisted of the following:

                                                                 1997         1996
                                                              ----------   ----------
Leases......................................................  $1,279,243   $  903,154
Insurance...................................................      41,541       32,545
Other.......................................................     196,064      124,726
Deposits....................................................      49,734       24,899
                                                              ----------   ----------
                                                              $1,566,582   $1,085,324
                                                              ==========   ==========

5. PROPERTY AND EQUIPMENT

     Major classes of property and equipment and accumulated depreciation at December 31, 1997 and 1996 are as follows:

                                                                1997          1996
                                                             -----------   -----------
Land.......................................................  $10,578,202   $   936,954
Buildings and improvements.................................    5,349,404       218,947
Posters....................................................   26,855,790    25,114,090
Bulletins..................................................   44,189,355    36,314,244
Shop equipment.............................................      722,278       519,319
Office furniture and equipment.............................      649,696       449,391
Autos and trucks...........................................    1,951,625     1,662,820
Construction in process....................................      402,892       215,744
                                                             -----------   -----------
                                                              90,699,242    65,431,509
Less accumulated depreciation..............................   15,835,645    13,063,856
                                                             -----------   -----------
                                                             $74,863,597   $52,367,653
                                                             ===========   ===========

     See Note 7 for collateralization of property and equipment.

     Depreciation expense for the years ended December 31, 1997, 1996 and 1995 was $2,943,826, $2,624,212 and $2,392,186.

     During the years ended December 31, 1997, 1996 and 1995, the Company took down a number of boards located in the Pittsburgh, Scranton, Hartford, Las Vegas and Cincinnati divisions. These disposals were initiated by management due to high operating costs and/or high site lease costs, which resulted in marginal operating results. Losses on board disposals amounted to $515,056, $440,746 and $418,957 in the years ended December 31, 1997, 1996 and 1995.

                                  MARTIN MEDIA

6. INTANGIBLE ASSETS

     Intangible assets and accumulated amortization at December 31, 1997 and 1996 are as follows:

                                                                1997          1996
                                                             -----------   -----------
Organization costs.........................................  $ 1,238,376   $ 1,238,376
Covenants not to compete...................................    2,452,096     2,452,096
Advertising rights.........................................    2,925,800     1,291,338
Permits and licenses.......................................   10,705,122     2,547,274
Lease rights...............................................   14,307,733    11,970,722
Goodwill...................................................   33,979,535       220,453
Acquisition fees...........................................    3,718,759     1,053,423
Loan fees..................................................      359,398     1,577,500
                                                             -----------   -----------
                                                              69,686,819    22,351,182
Less accumulated amortization..............................   11,239,900     6,478,652
                                                             -----------   -----------
                                                             $58,446,919   $15,872,530
                                                             ===========   ===========

     See Note 7 for collateralization of intangible assets.

     Amortization expense for the years ended December 31, 1997, 1996 and 1995 was $6,338,748, $2,740,623 and $947,191.

7. LONG-TERM DEBT

     Long-term debt at December 31, 1997 and 1996 consisted of the following:

                                                                1997          1996
                                                            ------------   -----------
Canadian Imperial Bank of Commerce, As administrative
  agent for lenders, under the Credit Agreement dated July
  31, 1997, Term A loan, interest at LIBOR plus 2%,
  collateralized by accounts receivable, inventory, sign
  structures, and intangible assets, payable quarterly,
  due June 2004**.........................................  $ 60,000,000   $        --
Canadian Imperial Bank of Commerce, As administrative
  agent for lenders, under the Credit Agreement dated July
  31, 1997, Term B loan, interest at LIBOR plus 2.25%,
  collateralized by accounts receivable, inventory, sign
  structures, and intangible assets, payable quarterly,
  due December 2005**.....................................    35,000,000            --
Canadian Imperial Bank of Commerce, As administrative
  agent for lenders, under the Credit Agreement dated July
  31, 1997, Revolving Line of Credit, interest ranging
  from prime plus 2% LIBOR plus 2.75%, collateralized by
  accounts receivable, inventory, sign structures, and
  intangible assets, payable quarterly, due June 2004**...    17,300,000            --
Jackson Poster Advertising, 8%, collateralized by sign
  structures, payable $912 per month including interest,
  due December 2000.......................................        29,124        37,381
Dominion Signs, 8%, collateralized by sign structures and
  personally guaranteed by E. Thomas Martin, payable
  $68,475 plus interest annually, due August 1999.........       136,950       205,425
Elaine Perlroth, 7%, collateralized by mortgage, payable
  $989 monthly including interest, due November 2008......        90,381        95,715

                                  MARTIN MEDIA

                                                                1997          1996
                                                            ------------   -----------
Ronco Media, non-interest bearing, uncollateralized,
  payable $3,000 monthly, due April 2001..................  $    120,000   $   156,000
Ronald Rieger, non-interest bearing, uncollateralized,
  payable $167 monthly, due July 2001.....................         6,667         8,667
Rose Marie Rieger, non-interest bearing, uncollateralized,
  payable $167 monthly, due April 2001....................         6,667         8,667
Daniel H. Bradley, non-interest bearing, uncollateralized,
  payable $1,667 monthly, due April 2001..................        66,667        86,667
Pamela Lynn Rieger, non-interest bearing,
  uncollateralized, payable $1,667 monthly, due April
  2001....................................................        66,667        86,667
Kory William Rieger, non-interest bearing,
  uncollateralized, payable $1,667 monthly, due April
  2001....................................................        66,667        86,667
Rembrandt Outdoor Services, non-interest bearing,
  uncollateralized, payable $608 monthly, due July 2001...        33,456        34,065
Canadian Imperial Bank of Commerce, as administrative
  agent for Lenders under the Credit Agreement dated July
  15, 1996, Term A Loan, interest at LIBOR plus 2.5%,
  collateralized by accounts receivable, inventory, sign
  structures, and intangible assets, payable quarterly,
  due March 2003**........................................            --    40,000,000
Canadian Imperial Bank of Commerce, as administrative
  agent for Lenders under the Credit Agreement dated July
  15, 1996, Term B Loan, interest at LIBOR plus 3%,
  collateralized by accounts receivable, inventory, sign
  structures, and intangible assets, payable quarterly,
  due December 2004**.....................................            --    15,000,000
Canadian Imperial Bank of Commerce, as administrative
  agent for Lenders under the Credit Agreement dated July
  15, 1996, Revolving Line of Credit, interest ranging
  from prime plus 1.25% to LIBOR plus 2.50%,
  collateralized by accounts receivable, inventory, sign
  structures, and intangible assets, payable annually, due
  March 2003**............................................            --    16,285,868
                                                            ------------   -----------
                                                             112,923,246    72,091,789
Less current maturities...................................     3,690,436     5,339,365
                                                            ------------   -----------
                                                            $109,232,810   $66,752,424
                                                            ============   ===========

     Aggregate maturities of long-term debt at December 31, 1997 were as follows:

YEAR ENDING
DECEMBER 31,
------------
1998........................................................   $  3,690,436
1999........................................................      7,691,592
2000........................................................     13,124,365
2001........................................................     14,545,258
2002........................................................     15,007,561
Thereafter..................................................     58,864,034
                                                               ------------
                                                               $112,923,246
                                                               ============

                                  MARTIN MEDIA

---------------

** Loan has varying interest rates based on Company performance and indexes found in Credit Agreement dated July 31, 1997. At December 31, 1997 effective interest rates ranged from 7.1875% to 8.5%.

     The Company has entered into interest rate caps primarily to protect against rising interest exposure of its floating rate long-term debt. The difference to be paid or received on the cap is included in interest expense as payments are made or received. At December 31, 1997, the Company had outstanding interest rate cap agreements with two commercial bank, having a total notional principal amount of $135,000,000. This agreement effectively changes the Company's interest exposure on up to $135,000,000 of floating rate debt to a fixed 6.5% with a floor of 5.5%. The interest rate cap agreements mature September 1998 ($35,000,000) and September 2000 ($100,000,000).

     During 1997, the Company sold an interest rate floor for a gain of $440,000. This gain is included in other income.

     The counterparties to the Company's derivative financial instrument contract are substantial and creditworthy commercial banks which are recognized market makers. Neither the risks of counterparty nonperformance nor the economic consequence of counterparty nonperformance associated with these contracts were considered by the Company to be material.

     Interest expense consists of interest on notes payable and the cost associated with the purchased of the interest rate cap instrument.

     Prime rate was 8.5% and 8.25% at December 31, 1997 and 1996, respectively.

     LIBOR rate was 5.9% and 6.5% at December 31, 1997 and 1996, respectively.

8. LONG-TERM CAPITAL LEASE OBLIGATIONS

     The Company leases certain sign structures with lease terms through July 2000. Obligations under capital leases have been recorded in the accompanying financial statements at the discounted present value of future minimum lease payments. The cost and accumulated amortization for such equipment as of December 31, 1997 was $1,029,200 and $58,321, respectively. Amortization included in depreciation expense for the year ended December 31, 1997 was $41,168. Interest paid on these leases was $130,118 for the year ended December 31, 1997.

     The future minimum lease payments under these capital leases and the net present value of the future minimum lease payments are as follows:

YEAR ENDING
DECEMBER 31:
------------
1998........................................................   $316,628
1999........................................................    399,627
2000........................................................    113,280
                                                               --------
Total future minimum lease payments.........................    829,535
Less amount representing interest...........................    167,290
                                                               --------
Present value of future minimum lease payment...............    662,245
Less current portion........................................    214,380
                                                               --------
Long-term portion...........................................   $447,865
                                                               ========

                                  MARTIN MEDIA

9. RELATED PARTY TRANSACTIONS

     Transactions occurring between the Company and a related party, which are not presented elsewhere in these financial statements, are as follows:

     Martin and MacFarlane, Inc., a California Corporation (M&M, Inc.), which has stockholders who are also partners in the Company, performed substantially all administrative functions for the partnership during the year ended December 31, 1995 and January 1996. Beginning February 1, 1996, administrative functions were performed by MW Sign Co., the general partner. The partnership pays management fees approximating 3% of gross revenue, refinancing fees of 4% of all debt refinanced and acquisition fees of 4% of the purchased price of acquired companies. On January 1, 1997, management fees increased to 4% of gross revenue. Total fees paid to M&M, Inc. for the years ended December 31, 1997 and 1996 amounted to $-0- and $78,263, respectively. Total fees paid/accrued to MW Sign Co. for the years ended December 31, 1997 and 1996 amounted to $11,231,815 and $5,050,039. Total fees paid to M&M, Inc. and MW Sign Co. for the year ended December 31, 1995 amounted to $1,111,350.

10. COMMITMENTS

  Leases

     The Company leases land, buildings, and equipment in connection with its outdoor advertising business under operating leases. The leasing of land relates to the posters and bulletins. The Company also leases property, equipment and buildings to house and support division administrative and field offices.

     Future minimum lease payments under cancelable and noncancelable leases at December 31, 1997 are as follows:

YEAR ENDING                                         POSTERS,
DECEMBER 31,                                       BULLETINS    BUILDINGS      TOTAL
------------                                       ----------   ----------   ----------
1998.............................................  $1,199,353   $  229,539   $1,428,892
1999.............................................   1,219,818      205,164    1,424,982
2000.............................................   1,244,566      193,264    1,437,830
2001.............................................   1,270,536      183,836    1,454,372
2002.............................................   1,295,506      173,628    1,469,134
Thereafter.......................................   1,670,042      289,380    1,959,422
                                                   ----------   ----------   ----------
                                                   $7,899,821   $1,274,811   $9,174,632
                                                   ==========   ==========   ==========

     Certain of the Company's noncancelable lease payments are based on a percentage of revenue generated from the poster or bulletin rather than having a minimum rental. The percentage of rent ranges from 15% to 20% of revenue. An estimate of the future payments under these leases has been included in the above table under posters, bulletins. Historically, rental payments under these leases have approximated $1,180,000 annually.

     Lease expense for the years ended December 31, 1997, 1996 and 1995 was as follows:

                                                      1997         1996         1995
                                                   ----------   ----------   ----------
Land for posters and bulletins...................  $8,042,746   $6,817,196   $5,226,956
Buildings........................................     518,306      549,069      406,277
Equipment, other.................................      27,041       28,198       31,881
                                                   ----------   ----------   ----------
                                                   $8,588,093   $7,394,463   $5,665,114
                                                   ==========   ==========   ==========

                                  MARTIN MEDIA

  Acquisition, purchase and purchase option

     On July 31, 1997 the Company entered into an agreement with Martin & MacFarlane, Inc. (related party), relative to an agreement Martin & MacFarlane, Inc. had with another company to purchase certain assets, to acquire certain assets including sign structures, equipment, and related intangibles located in the Las Vegas and Colorado River markets for a total purchase price of $14,350,400. This purchase agreement has two segments, the first of which provided for the purchase of assets during the year ending December 31, 1997 for $11,273,400. The second segment of the agreement provides an option to the Company to purchase additional assets for $3,077,000. Upon execution of the option agreement, the Company deposited $463,800 in good faith with Martin & MacFarlane, Inc. The option agreement can only be exercised upon Martin & MacFarlane, Inc. exercising its option to purchase those assets and other assets it has under option with the seller; the option agreement expires October 1, 1998.

  Preferred partnership units

     On December 23, 1997, the Company entered into an agreement to sell preferred limited partnership units (PPU's), warrants and warrant units to a select group of purchasers. The Company issued 25,000 PPU's at $1,000 each ($25,000,000), calling for the holders of the PPU's to receive an initial 14% preferred rate of return, which escalates on certain dates to a maximum of 20%. The Company can redeem PPU's for 102% of the PPU's capital account amount until September 23, 1998 and thereafter for 100% of the PPU's capital account amount. The Company is obligated under the agreement to redeem all outstanding PPU's on December 23, 2006. Warrants to purchase additional PPU's, based upon terms of the agreement, shall be issuable upon the 270th day following the purchase date (December 23, 1997) and quarterly thereafter, if any PPU's shall then be outstanding.

  Credit facilities

     On December 23, 1997, the Company entered into an agreement with Canadian Imperial Bank of Commerce in which their Term B loan maximum borrowing limit was increased to $40,000,000. As of December 31, 1997, the Company had $5,000,000 available under the term of the loan.

     On July 31, 1997, the Company entered into an agreement with Canadian Imperial Bank of Commerce, as administrative agent for Lenders under the credit agreement dated July 31, 1997. Under the terms of this agreement, Swing Loan is available in the amount of $5,000,000. As of December 31, 1997, the Company's outstanding obligation was $-0-.

11. SUBSEQUENT EVENTS

     Subsequent to December 31, 1997, the Company acquired substantially all of the assets and assumed certain liabilities of three outdoor advertising companies at an aggregate purchase price of $18,350,000. Funds used to make the purchase were provided through the Company's credit facility.

                                  MARTIN MEDIA

                            STATEMENTS OF OPERATIONS
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)

                                                                 1998          1997
                                                              -----------   -----------
Income......................................................  $29,335,986   $22,639,673
Cost of sales...............................................    3,554,778     2,860,922
                                                              -----------   -----------
          Gross profit......................................   25,781,208    19,778,751
Managers' controlled operating expenses.....................   11,498,736    10,024,800
                                                              -----------   -----------
          Income from managers' operations..................   14,282,472     9,753,951
                                                              -----------   -----------
Other operating expenses:
  Depreciation and amortization.............................    4,935,039     3,192,484
  Management fees...........................................    1,465,200     1,332,688
  Refinance and acquisition.................................      324,477        59,665
                                                              -----------   -----------
                                                                6,724,716     4,584,837
                                                              -----------   -----------
          Operating income..................................    7,557,756     5,169,114
                                                              -----------   -----------
Nonoperating income (expenses):
  Interest income...........................................       17,234        36,266
  Interest expense..........................................   (7,056,690)   (2,952,027)
                                                              -----------   -----------
                                                               (7,039,456)   (2,915,761)
                                                              -----------   -----------
          Net income........................................  $   518,300   $ 2,253,353
                                                              ===========   ===========

         The accompanying note is an integral part of these statements.

                                  MARTIN MEDIA

                            STATEMENTS OF CASH FLOWS
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)

                                                                  1998          1997
                                                              ------------   -----------
Cash flows from operating activities:
  Net income................................................  $    518,300   $ 2,253,353
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................     4,935,039     3,192,484
     Changes in operating assets and liabilities (exclusive
      of acquisitions):
       Increase in accounts receivable......................    (1,467,442)     (579,923)
       Decrease (increase) in other receivables.............        28,509      (339,238)
       Increase in inventories, raw materials...............      (755,168)     (775,387)
       Increase in prepaid expenses.........................      (355,358)     (241,092)
       Decrease in accounts payable.........................      (196,683)      (13,949)
       Decrease in accrued expenses.........................    (4,717,062)     (693,027)
                                                              ------------   -----------
          Net cash provided (used) by operating
             activities.....................................    (2,009,865)    2,803,221
                                                              ------------   -----------
Cash flows from investing activities:
  Decrease in notes receivable..............................        17,492       450,569
  Cash paid for acquisitions................................   (15,453,324)   (1,863,034)
  Capital expenditures......................................    (9,522,314)   (4,521,138)
                                                              ------------   -----------
          Net cash used in investing activities.............   (24,958,146)   (5,933,603)
                                                              ------------   -----------
Cash flows from financing activities:
  Proceeds from long-term debt..............................    25,450,460       956,013
  Distributions to partners.................................     1,387,288       (37,565)
                                                              ------------   -----------
          Net cash provided by investing activities.........    26,837,748       918,448
                                                              ------------   -----------
Net decrease in cash........................................      (130,263)   (2,211,934)
Cash at beginning of year...................................        23,254     2,361,610
                                                              ------------   -----------
Cash at end of period.......................................  $   (107,009)  $   149,676
                                                              ============   ===========
Supplemental disclosures of cash flow information:
       Interest paid........................................  $  5,313,150   $ 2,952,027
                                                              ============   ===========

         The accompanying note is an integral part of these statements.

                                  MARTIN MEDIA

                          NOTE TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The financial information with respect to the six months ended June 30, 1998 and 1997 is unaudited. In the opinion of management, the financial statements contain all adjustments consisting of normal recurring accruals, necessary for the fair presentation of the results for such periods. The information is not necessarily indicative of the results of operations to be expected for the fiscal year end.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
Martin & MacFarlane, Inc.:


     We have audited the accompanying balance sheets of Martin & MacFarlane, Inc. (a California corporation) as of December 31, 1997 and 1996, and the related statements of income, retained earnings and cash flows for each of the two years in the period ended December 31, 1997 and six months in the period ended December 31, 1995 (included at F-95 through F-108). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Martin & MacFarlane, Inc. as of December 31, 1997 and 1996 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997 and six months in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Bakersfield, California
February 13, 1998

                           MARTIN & MACFARLANE, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                     ASSETS

                                                                 1997          1996
                                                              -----------   -----------
Current Assets
  Cash and equivalents......................................  $   138,294   $    10,519
  Trade accounts receivable, less allowance for doubtful
     accounts of $96,051 and $100,000 at December 31, 1997
     and 1996...............................................    2,973,646     1,836,944
  Current maturity of note receivable.......................        6,856         6,206
  Other receivables.........................................       78,723       331,419
  Inventories...............................................    1,764,872     1,104,190
  Prepaid expenses..........................................      928,416       565,971
  Current deferred income taxes.............................        1,441         1,500
                                                              -----------   -----------
                                                                5,892,248     3,856,749
                                                              -----------   -----------
Note Receivable.............................................       24,381        31,083
Property and Equipment, net of accumulated depreciation.....   23,527,457    20,187,460
Intangible Assets, net of accumulated amortization..........   11,053,092     3,007,566
Other Assets
  Deposits..................................................       24,197        22,047
  Deposit on Purchase Option................................    5,536,200            --
                                                              -----------   -----------
                                                                5,560,397        22,047
                                                              -----------   -----------
                                                              $46,057,575   $27,104,905
                                                              ===========   ===========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Bank overdraft............................................  $   166,083   $   523,360
  Current maturities of long-term debt......................      690,718     7,460,727
  Note payable, bank........................................           --       800,000
  Accounts payable..........................................      543,648       465,372
  Accrued expenses..........................................      391,069       444,798
  Distributions payable.....................................       61,832        61,658
  Unearned income...........................................      506,348        84,530
  Income taxes payable......................................        6,408        33,205
                                                              -----------   -----------
                                                                2,366,106     9,873,650
                                                              -----------   -----------
Long-Term Debt, less current maturities.....................   36,041,494     6,835,699
                                                              -----------   -----------
Deferred Income Taxes.......................................      102,375       111,008
                                                              -----------   -----------
Commitments (Note 13)
Stockholders' Equity
  Common stock, no par or stated value, authorized 150,000
     shares, issued and outstanding 82,443 shares, stated
     at.....................................................    1,113,070     1,113,070
  Retained earnings.........................................    6,434,530     9,171,478
                                                              -----------   -----------
                                                                7,547,600    10,284,548
                                                              -----------   -----------
                                                              $46,057,575   $27,104,905
                                                              ===========   ===========

      The accompanying notes are an integral part of these balance sheets.

                           MARTIN & MACFARLANE, INC.

                              STATEMENTS OF INCOME
 YEARS ENDED DECEMBER 31, 1997 AND 1996 AND SIX MONTH PERIOD ENDED DECEMBER 31,
                                      1995

                                                            1997          1996          1995
                                                         -----------   -----------   ----------
Revenues...............................................  $22,535,117   $16,994,368   $8,311,295
Cost of sales..........................................    2,476,991     2,155,013    1,065,709
                                                         -----------   -----------   ----------
          Gross profit.................................   20,058,126    14,839,355    7,245,586
Managers' controlled operating expenses................   11,318,791     9,534,848    4,982,152
                                                         -----------   -----------   ----------
          Income from managers' operations.............    8,739,335     5,304,507    2,263,434
                                                         -----------   -----------   ----------
Other operating expenses
  Depreciation and amortization expense................    2,902,472     1,316,520      575,291
  Management fees......................................    2,210,351       472,931           --
  Refinance and acquisitions...........................      884,083        85,175           --
                                                         -----------   -----------   ----------
                                                           5,996,906     1,874,626      575,291
                                                         -----------   -----------   ----------
          Operating income.............................    2,742,429     3,429,881    1,688,143
                                                         -----------   -----------   ----------
Other income (expense)
  Interest income......................................       15,302         9,773           --
  Interest expense.....................................   (2,537,908)   (1,115,772)    (552,412)
  Other income.........................................      414,138       117,025      125,286
  Loss on disposition of assets........................     (207,372)     (136,875)      (1,744)
                                                         -----------   -----------   ----------
                                                          (2,315,840)   (1,125,849)    (428,870)
                                                         -----------   -----------   ----------
Income before income taxes.............................      426,589     2,304,032    1,259,273
Income tax (expense) benefit...........................      (23,458)      (57,653)   2,972,317
                                                         -----------   -----------   ----------
          Net income...................................  $   403,131   $ 2,246,379   $4,231,590
                                                         ===========   ===========   ==========

        The accompanying notes are an integral part of these statements.

                           MARTIN & MACFARLANE, INC.

                        STATEMENTS OF RETAINED EARNINGS
 YEARS ENDED DECEMBER 31, 1997 AND 1996 AND SIX MONTH PERIOD ENDED DECEMBER 31,
                                      1995

                                                            1997          1996          1995
                                                         -----------   -----------   ----------
Balance, beginning of period...........................  $ 9,171,478   $ 8,526,046   $4,418,120
  Net income...........................................      403,131     2,246,379    4,231,590
  Dividends............................................   (3,140,079)   (1,600,947)    (123,664)
                                                         -----------   -----------   ----------
Balance, end of period.................................  $ 6,434,530   $ 9,171,478   $8,526,046
                                                         ===========   ===========   ==========

        The accompanying notes are an integral part of these statements.

                           MARTIN & MACFARLANE, INC.

                            STATEMENTS OF CASH FLOWS
 YEARS ENDED DECEMBER 31, 1997 AND 1996 AND SIX MONTH PERIOD ENDED DECEMBER 31,
                                      1995

                                                           1997          1996          1995
                                                       ------------   -----------   -----------
Cash flows from operating activities:
  Net income.........................................  $    403,131   $ 2,246,379   $ 4,231,590
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization...................     2,902,472     1,316,520       575,291
     Loss on disposition of assets...................       207,372       136,875         1,744
  Changes in operating assets and liabilities
     (exclusive of acquisitions):
     Increase in accounts receivable.................    (1,136,702)     (410,142)      119,579
     (Increase) decrease in other receivables........       252,697      (312,755)       59,985
     Increase in inventory...........................      (660,682)     (220,401)     (115,754)
     Increase in prepaid expenses....................      (362,445)     (135,739)      200,316
     Decrease in deferred income tax asset...........            59            --            --
     (Increase) decrease in other
       assets -- deposits............................        (2,150)       (5,000)        3,124
     Increase (decrease) in bank overdraft...........      (357,277)      523,360            --
     Increase (decrease) in accounts payable.........        78,276       (60,260)     (126,935)
     Increase (decrease) in accrued expenses.........       (53,555)      169,057        (8,073)
     Increase (decrease) in unearned income..........       421,818         1,185       (73,536)
     Increase (decrease) in income taxes payable.....       (26,797)        9,835      (868,116)
     Increase (decrease) in deferred income taxes....        (8,633)        7,826    (2,961,731)
                                                       ------------   -----------   -----------
          Net cash provided by operating
            activities...............................     1,657,584     3,266,740     1,037,484
                                                       ------------   -----------   -----------
Cash flows from investing activities:
  Increase in purchase option deposit................    (5,536,200)           --            --
  Proceeds from certificates of deposit..............            --            --       200,000
  Proceeds from sale of investments..................            --        11,859            --
  Proceeds from sale of property and equipment.......       107,400       217,320        14,082
  Cash paid for acquisitions.........................   (10,723,930)   (5,849,000)     (240,000)
  Capital expenditures...............................    (2,646,168)     (748,741)     (201,925)
  Issuance of notes receivable.......................            --       (38,901)      (50,000)
  Principal payments on notes receivable.............         6,052         1,612            --
  Principal payments on notes receivable,
     shareholder.....................................            --        50,000            --
                                                       ------------   -----------   -----------
          Net cash used in investing activities......   (18,792,846)   (6,355,851)     (277,843)
                                                       ------------   -----------   -----------
Cash flows from financing activities:
  Proceeds from notes payable........................    21,459,216     5,500,000       809,400
  Net (payments) borrowings on line of credit........      (950,000)      800,000       (50,000)
  Principal payments on notes payable................      (106,100)   (1,975,159)   (1,677,500)
  Distributions to shareholders......................    (3,140,079)   (1,600,947)     (123,664)
                                                       ------------   -----------   -----------
          Net cash provided by (used in) financing
            activities...............................    17,263,037     2,723,894    (1,041,764)
                                                       ------------   -----------   -----------
Net increase (decrease) in cash and cash
  equivalents........................................       127,775      (365,217)     (282,123)
Cash and cash equivalents at beginning of year.......        10,519       375,736       657,859
                                                       ------------   -----------   -----------
Cash and cash equivalents at end of year.............  $    138,294   $    10,519   $   375,736
                                                       ============   ===========   ===========
Supplemental disclosures of cash flow information:
  Interest paid......................................  $  2,634,036   $ 1,093,501   $   563,494
                                                       ============   ===========   ===========
  Payment of income taxes............................  $     50,255   $    47,818   $   857,530
                                                       ============   ===========   ===========

     Supplemental disclosures of non cash financing activities:

          During the year ended December 31, 1997 long term debt in the amount of $18,245,035 was refinanced.

        The accompanying notes are an integral part of these statements.

                           MARTIN & MACFARLANE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Nature of business

     Martin & MacFarlane, Inc. (the Company) was incorporated December 2, 1971. The Company owns, leases, and manages billboards on a contractual basis nationwide for the purpose of providing outdoor advertising services. The Company also owns and operates a small winery located in Paso Robles, California. The Company extends short-term credit in the form of accounts receivable to businesses and advertisers doing business in the above noted areas.

  Significant accounting policies

BASIS OF ACCOUNTING

     The financial statements are prepared on an accrual basis, which recognizes income when earned and expenses when incurred.

CHANGE IN ACCOUNTING PERIOD

     Pursuant to the adoption by the Company of S Corporation status for income tax purposes, the Company changed from a fiscal year end to a calendar year end for the period ending December 31, 1995, as required by the Internal Revenue Service, to coincide with shareholders' tax year end. Therefore, the reporting periods for the financial statements cover the years ended December 31, 1997 and 1996 and six month period ended December 31, 1995.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers cash and cash equivalents to be all highly liquid investments purchased with a maturity of three months or less. Throughout the year, the Company may have amounts in banks in excess of federally insured limits and as of December 31, 1997, the Company held funds in one financial institution in excess of federally insured limits in the amount of $115,360.

INVENTORY

     Inventory is valued at the lower of cost or market. Valuation is determined using the first-in, first-out method.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated over estimated useful lives on a straight-line or accelerated basis. Repairs and maintenance and small equipment purchases are expensed as incurred.

                           MARTIN & MACFARLANE, INC.

Expenditures which significantly increase asset values or extend useful lives are capitalized. Estimated useful lives in years are as follows:

                                                              YEARS
                                                              -----
Buildings and improvements..................................  15-31
Posters.....................................................   7-25
Bulletins...................................................   7-25
Shop equipment..............................................   3-10
Office furniture and equipment..............................   5-10
Autos and trucks............................................    3-7
Irrigation equipment........................................   7-30
Vineyards...................................................  10-25

INTANGIBLE ASSETS

     Goodwill is amortized using the straight-line method over primarily five year periods.

     Covenants not to compete are amortized using the straight-line method over the contractual period specified, which ranges from five to ten years.

     Advertising rights, permits and licenses, and lease rights are amortized using the straight-line method over five years.

INCOME TAXES

     Effective July 1, 1995, the Company's shareholders elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under such election, the shareholders of an "S" Corporation are taxed individually on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income tax has been included in these financial statements. State income taxes are provided based on statutory rates. State income taxes currently payable and deferred relate primarily to temporary differences from the use of accelerated methods of depreciation and the direct write-off method of accounting for bad debts.

PROFIT SHARING PLAN

     The Company adopted a profit sharing plan which is a qualified pension trust under Section 401(k) of the Internal Revenue Code. All full time employees with twelve months of service who are 19 year old or older are eligible to participate. Each employee may voluntarily contribute up to the lesser of 15% of their pay or $9,500. The Company has made no matching contributions to the plan.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of the long-term debt approximates fair value.

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform with the current year presentation.

2. ACQUISITIONS

     During 1997, the Company purchased substantially all of the assets and assumed certain liabilities of three outdoor advertising companies; during 1996, the Company purchased substantially all of the assets and assumed certain liabilities of four outdoor advertising companies. Concurrently with one of the 1996

                           MARTIN & MACFARLANE, INC.

acquisitions, the Company exchanged the assets acquired and liabilities assumed for similar assets and liabilities of another outdoor advertising company to enable the Company to expand its existing market share in that locality. The exchange was recorded at the fair market value of the assets acquired. Funds used to make the acquisitions were provided through the Company's credit facility. The majority of the intangible assets acquired are being amortized over a five year period. See Note 13 for acquisitions included above, which also includes a related party.

     The acquisitions were accounted for using the purchase method of accounting and the purchase price was allocated to the various tangible and intangible assets acquired. Accordingly, the results of operations for the various acquisitions have been included in the results of the Company from the respective effective dates.

     A summary of the cash consideration and allocation of the purchase price as of the acquisition dates are as follows:

                                                                 1997          1996
                                                              -----------   ----------
Fair value of tangible assets acquired......................  $ 2,756,703   $3,302,000
Fair value of intangible assets acquired....................    9,199,897    2,597,000
Liabilities assumed.........................................   (1,232,670)     (50,000)
                                                              -----------   ----------
Cash paid...................................................  $10,723,930   $5,849,000
                                                              ===========   ==========

3. NOTE RECEIVABLE

                                                               1997      1996
                                                              -------   -------
Ferguson Henderson Investments, 10%, secured by real
  property, payable $806 monthly, due November 10, 2001.....  $31,237   $37,289
Less current maturity.......................................    6,856     6,206
                                                              -------   -------
                                                              $24,381   $31,083
                                                              =======   =======

4. INVENTORIES

     Inventories are as follows at December 31, 1997 and 1996:

                                                                 1997         1996
                                                              ----------   ----------
Raw material................................................  $  244,328   $  139,309
Winery:
  Materials and grape production costs......................     198,033      138,266
  In process................................................     746,996      494,817
  Finished goods............................................     529,953      299,240
  Tasting room, miscellaneous and resale....................      45,562       32,558
                                                              ----------   ----------
                                                              $1,764,872   $1,104,190
                                                              ==========   ==========

5. PREPAID EXPENSES

     Prepaid expenses consist of the following at December 31, 1997 and 1996:

                                                                1997       1996
                                                              --------   --------
Leases......................................................  $798,887   $505,539
Insurance...................................................    15,256     13,258
Miscellaneous...............................................   114,273     47,174
                                                              --------   --------
                                                              $928,416   $565,971
                                                              ========   ========

                           MARTIN & MACFARLANE, INC.

6. PROPERTY AND EQUIPMENT

     Major classes of property and equipment and accumulated depreciation are as follows at December 31, 1997 and 1996:

                                                                1997          1996
                                                             -----------   -----------
Outdoor Advertising
  Buildings and improvements...............................  $   870,719   $   593,537
  Posters..................................................    8,072,315     7,510,907
  Bulletins................................................   18,486,149    15,656,034
  Shop equipment...........................................      458,691       329,493
  Office furniture and equipment...........................      224,069       211,215
  Autos and trucks.........................................    1,414,986     1,268,485
  Land.....................................................      838,807       571,107
  Construction in process, boards..........................      363,913       178,736
                                                             -----------   -----------
                                                              30,729,649    26,319,514
  Less accumulated depreciation............................    9,497,838     8,334,374
                                                             -----------   -----------
                                                              21,231,811    17,985,140
                                                             -----------   -----------
Winery
  Buildings and improvements...............................  $   864,672   $   844,850
  Irrigation and wells.....................................       45,752        45,752
  Vineyards................................................      316,981       278,219
  Landscaping..............................................       26,194        26,194
  Auto.....................................................       23,800        19,500
  Vineyard equipment.......................................      129,356       125,502
  Winery equipment.........................................      859,375       707,482
  Office furniture and equipment...........................       50,349        40,749
  Land.....................................................      376,133       376,133
                                                             -----------   -----------
                                                               2,692,612     2,464,381
  Less accumulated depreciation............................      992,798       873,402
                                                             -----------   -----------
                                                               1,699,814     1,590,979
                                                             -----------   -----------
Corporate
  Buildings and improvements...............................  $   699,474   $   689,293
  Office furniture and equipment...........................       18,647        18,647
  Land.....................................................       41,448        42,783
                                                             -----------   -----------
                                                                 759,569       750,723
  Less accumulated depreciation............................      163,737       139,382
                                                             -----------   -----------
                                                                 595,832       611,341
                                                             -----------   -----------
                                                             $23,527,457   $20,187,460
                                                             ===========   ===========

     Depreciation expense for the years ended December 31, 1997 and 1996 and the six months ended December 31, 1995 was $1,468,013, $1,086,108, and $522,293,
respectively.

                           MARTIN & MACFARLANE, INC.

7. INTANGIBLE ASSETS

     Intangible assets and accumulated amortization are as follows at December 31, 1997 and 1996:

                                                                 1997          1996
                                                              -----------   ----------
Loans fees..................................................  $   278,750   $       --
Goodwill....................................................    5,339,883      438,965
Covenants not to compete....................................      353,079      203,079
Advertising rights..........................................    1,553,639      708,100
Permits and licenses........................................    2,365,719      377,567
Lease rights................................................    3,193,624    1,877,001
                                                              -----------   ----------
                                                               13,084,694    3,604,712
Less accumulated amortization...............................    2,031,602      597,146
                                                              -----------   ----------
                                                              $11,053,092   $3,007,566
                                                              ===========   ==========

     Amortization expense for the years ended December 31, 1997 and 1996 and the six months ended December 31, 1995 was $1,434,459, $230,412, and $52,998,
respectively.

8. LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1997 and 1996:

                                                               1997           1996
                                                            -----------    -----------
Canadian Imperial Bank of Commerce, as administrative
  agent for lenders under the Credit Agreement dated July
  31, 1997, Term A loan, interest at LIBOR plus 2.75%,
  collateralized by accounts receivable, inventory, sign
  structures, and intangible assets, payable quarterly,
  due June 2004**.........................................  $30,000,000    $        --
Canadian Imperial Bank of Commerce, as administrative
  agent for lenders under the Credit Agreement dated July
  31, 1997, Revolving Line of Credit, interest ranging
  from prime plus 2% or LIBOR plus 2.75%, collateralized
  by accounts receivable, inventory, sign structures, and
  intangible assets, payable quarterly, due June 2004**...    3,400,000             --
Canadian Imperial Bank of Commerce, as administrative
  agent for lenders under the Credit Agreement dated July
  31, 1997, Swing Loan, interest ranging from prime plus
  2% or LIBOR plus 2.75%, collateralized by accounts
  receivable, inventory, sign structures, and intangible
  assets, payable at termination date, due June 2004**....    1,455,565             --
Palmer Outdoor Advertising, Inc., 10.5%, collateralized by
  sign structures, equipment, and inventory, payable
  $10,266 monthly including interest, due January 2002....      406,349             --
Anthony E. and Laverne L. Brum, 7%, collateralized by deed
  of trust, payable $1,742 monthly including interest, due
  August 2004.............................................      111,067             --
American Commercial Bank, 8%, collateralized by vehicle,
  payable $394 monthly including interest, due March
  2001....................................................       13,443             --

                           MARTIN & MACFARLANE, INC.

                                                               1997           1996
                                                            -----------    -----------
American Commercial Bank, 8%, collateralized by vehicle,
  payable $474 monthly including interest, due March
  2001....................................................       16,176             --
William H. and Jannette L. Kunz, 12.25%, uncollateralized,
  payable $6,631 monthly including interest, due May
  2010....................................................      505,043             --
LarMark, Inc., non-interest bearing, unsecured, due
  January 1998............................................      425,000             --
Virgil and Ruth Rose, 7%, collateralized by deed of trust,
  payable $931 monthly including interest, due February
  2026....................................................      137,315        138,822
Paragon Outdoor Advertising, non-interest bearing,
  uncollateralized, payable $608 monthly, due July 2001...       26,157         33,456
Gaechter Outdoor Advertising, non-interest bearing,
  uncollateralized, payable in decreasing annual
  installments ranging from $28,000 to $21,600, due August
  2001....................................................       96,000        124,000
Ken Lyons and Michael Burkett, non-interest bearing,
  uncollateralized, payable $710 monthly, due May 2001....       29,097         37,613
Pesenti Winery, noninterest bearing, collateralized by
  sign structure, payable $1,500 per year, due December
  2003....................................................        9,000         10,500
Advanced Outdoor, noninterest bearing, collateralized by
  sign structures, payable $9,500 per month, due December
  1998....................................................      102,000        214,000
Antelope Valley Bank, 8.5%, collateralized by vehicle,
  payable $466 monthly including interest, payable August
  2001....................................................           --         21,471
Don Enger and Clayton Enger, 8.5%, collateralized by deed
  of trust, payable $256 monthly including interest, due
  July 2001...............................................           --         11,648
Massachusetts Mutual Life Insurance Co., 11.05%,
  unsecured, payable $500,000 per year beginning November
  11, 1994, interest payable quarterly, due November
  1999....................................................           --      1,500,000
Massachusetts Mutual Life Insurance Co., 10.9%, unsecured,
  payable $687,500 per year, interest payable quarterly,
  due August 1999.........................................           --      2,062,500
Massachusetts Mutual Life Insurance Company, 11.55%,
  unsecured, payable $500,000 per year beginning June 1,
  1996, interest payable quarterly, due June 2002.........           --      3,000,000
Bank of Santa Maria, interest at prime plus 2.5%,
  collateralized by deed of trust, payable $1,188 per
  month including interest, due May 2002..................           --        119,695
Bank of Santa Maria, 9.5%, collateralized by vehicle,
  payable $1,168 per month including interest, due August
  1997....................................................           --          4,244
Alta and Fred Higginbotham, 8%, collateralized by deed of
  trust, payable $150 per month, due January 2000.........           --          6,771
Estates Trust, Inc., 9%, collateralized by deed of trust
  and personally guaranteed by E. Thomas Martin, payable
  $862 per month including interest, due October 2009.....           --         78,578

                           MARTIN & MACFARLANE, INC.

                                                               1997           1996
                                                            -----------    -----------
Barbara Lehmann, 10%, collateralized by deed of trust,
  interest payable monthly, due March 1998................           --         20,000
Christine and Alice Henderson, 9%, collateralized by deed
  of trust, payable $805 per month including interest, due
  April 2011..............................................           --         96,034
Central Coast Federal Land Bank, 7.5%, collateralized by
  winery deed of trust, products and crops inventory and
  accounts receivable, payable $7,126 per month including
  interest, due November 2015.............................           --        797,081
Central Coast Production Credit Association, 9.75%,
  collateralized by winery accounts receivable and
  inventory, interest payable quarterly, due January
  1999....................................................           --        150,000
Canadian Imperial Bank of Commerce, interest at LIBOR plus
  2.5%, collateralized by the Amarillo Division's accounts
  receivable, inventory, sign structures and intangible
  assets and personally guaranteed by E. Thomas Martin and
  David Weyrich, interest payable monthly, due May
  1997**..................................................           --      5,500,000
Central Coast Production Credit Association, interest at
  prime plus 1.5%, collateralized by winery equipment,
  payable $5,590 monthly including interest, due August
  2000....................................................           --        198,165
Homer Hensley and Rick Hensley, 8.5%, collateralized by
  deed of trust, payable $1,231 monthly including
  interest, due January 2001..............................           --         50,813
Paragon Outdoor Advertising, 8%, collateralized by sign
  structures, payable $2,636 monthly including interest,
  due July 2001...........................................           --        121,035
                                                            -----------    -----------
                                                             36,732,212     14,296,426
Less current maturities...................................      690,718      7,460,727
                                                            -----------    -----------
                                                            $36,041,494    $ 6,835,699
                                                            ===========    ===========

     Aggregate maturities of long-term debt at December 31, 1997 are as follows:

                        YEARS ENDING
                        DECEMBER 31,
                        ------------
1998........................................................   $   690,718
1999........................................................     5,676,502
2000........................................................     6,189,260
2001........................................................     6,937,451
2002........................................................    10,084,059
Thereafter..................................................     7,154,222
                                                               -----------
                                                               $36,732,212
                                                               ===========

---------------

** Loan has varying interest rates based on Company performance and indexes found in the Credit Agreement dated July 31, 1997. At December 31, 1997 the effective interest rates ranged from 7.1875% to 8.5%.

     The Company has entered into an interest rate cap primarily to protect against rising interest exposure of its floating rate long-term debt. The difference to be paid or received on the cap is included in interest expense

                           MARTIN & MACFARLANE, INC.

as payments are made or received. At December 31, 1997, the Company had outstanding interest rate cap agreements with two commercial banks having a total notional principal amount of $50,000,000. This agreement effectively changes the Company's interest exposure on $50,000,000 of floating rate debt to a fixed 6.5% with a floor of 5.5%. The interest rate cap agreement matures September 18, 2000.

     During 1997, the Company sold an interest rate floor for a gain of $220,000. This gain is included in other income.

     The counterparties to the Company's derivative financial instrument contract are substantial and creditworthy commercial banks which are recognized market makers. Neither the risks of counterparty nonperformance nor the economic consequence of counterparty nonperformance associated with these contracts were considered by the Company to be material.

     Interest expense consists of interest on notes payable, management fees and the cost associated with the purchase of the interest rate cap instrument.

     Prime rate was 8.5% and 8.25% at December 31, 1997 and 1996, respectively.

     LIBOR rate was 5.938% and 5.625% at December 31, 1997 and 1996, respectively.

9. NOTE PAYABLE, BANK

     Note payable, bank is as follows at December 31, 1997 and 1996:

                                                              1997     1996
                                                              ----   --------
Heritage Oaks Bank, interest at prime plus .5%,
  uncollateralized, interest payable monthly, due May
  1997......................................................  $ --   $800,000
                                                              ====   ========

     Prime rate was 8.25% at December 31, 1996.

10. DISTRIBUTIONS

     In January, May, August, and October 1997 and January, May, August, and October 1996 and in July and October 1995, the Company declared a $.75 per share cash distribution for 82,443 shares outstanding. At December 31, 1997 and 1996, $61,832 and $61,658 were payable January 1, 1998 and 1997, respectively. Subsequent to conversion of the Company to an S-corporation, effective July 1, 1995, the Company began making distributions equal to approximately 49% of estimated taxable income to its' shareholders to cover their tax liabilities. Distributions during the year ended December 31, 1997, amounted to $3,140,079, including a $2,000,000 special distribution occurring as a result of an acquisition. Distributions during the year ended December 31, 1996, related to 1995 and 1996 taxable income, amounted to $1,353,618.

11. DEFERRED INCOME TAXES

     For state tax purposes, the applicable states do recognize "S" Corporation status; however, they still impose a tax at the corporate level, generally at a rate significantly lower than the regular corporate rate. Deferred tax assets and liabilities relate to temporary differences associated with state income taxes.

     Income tax expense (benefit) for the years ended December 31, 1997 and 1996 and six months ended June 30, 1995 consisted of the following:

                                                        1997      1996        1995
                                                       -------   -------   -----------
Current..............................................  $23,458   $49,827   $    24,170
Deferred.............................................       --     7,826    (2,996,487)
                                                       -------   -------   -----------
Income tax expense (benefit).........................  $23,458   $57,653   $(2,972,317)
                                                       =======   =======   ===========

                           MARTIN & MACFARLANE, INC.

     Components of deferred income tax balances at December 31, 1997 and 1996 consisted of:

                                                                1997       1996
                                                              --------   --------
Current deferred tax assets.................................  $  1,441   $  1,500
                                                              ========   ========
Long-term deferred tax liabilities..........................  $102,375   $111,008
                                                              ========   ========

     Deferred income taxes arise primarily from temporary differences due to use of accelerated depreciation methods for income tax purposes and the straight-line method and the use of the allowance method of accounts receivable for financial reporting purposes.

12. RELATED PARTY TRANSACTIONS

     Through February 1, 1996 the Company provided management services to Martin Media, a company having common shareholders/partners, at a rate approximating 3% of Martin Media's gross revenue. Management fees of $78,263 were received by the Company from Martin Media during the year ended December 31, 1996.

     Subsequent to December 31, 1995, and effective February 1, 1996, the Company divested itself of all management and administrative employees and contracted with M.W. Sign Company, a company wholly owned by E. Thomas Martin and David Weyrich, to provide the Company with management services at 3% of gross revenue. As of January 1, 1997, management fees increased to 4% of gross revenue. Management fees of $895,281 and $472,931 were paid to M.W. Sign Company during the years ended December 31, 1997 and 1996, respectively.

13. COMMITMENTS

  Leases:

     The Company leases land in connection with its outdoor advertising posters and panels as well as for office and yard space. The Company also leases office and shop buildings which are located in different geographic areas within the various divisions. A portion of these are long-term leases.

     Lease expense for the years ended December 31, 1997 and 1996 and six months ended December 31, 1995 was $4,748,420, $2,333,218 and $1,064,875, respectively.

     Future minimum lease payments under noncancellable leases at December 31, 1997 are as follows:

                                                                 POSTERS,
YEARS ENDING DECEMBER 31,                           BUILDINGS   BULLETINS      TOTAL
-------------------------                           ---------   ----------   ----------
1998..............................................  $ 19,533    $  162,400   $  181,933
1999..............................................    19,944       162,400      182,344
2000..............................................    19,944       162,400      182,344
2001..............................................    21,285       162,400      183,685
2002..............................................    21,732       162,400      184,132
Thereafter........................................    48,897       454,400      503,297
                                                    --------    ----------   ----------
                                                    $151,335    $1,266,400   $1,417,735
                                                    ========    ==========   ==========

     On August 1, 1995, the Company entered into a lease with Outdoor Systems Company of Kansas City. Under the terms of the lease Outdoor Systems leased 87 outdoor advertising structures from the Company for $12,500 per month. The agreement terminated December 31, 1997.

                           MARTIN & MACFARLANE, INC.

  Acquisition, purchase and sales options

     On July 31, 1997, the Company entered into an agreement with another company to acquire certain assets, including sign structures, equipment, and related intangibles located in Nevada, Arizona, and California for a total purchase price of $60,000,000. This purchase agreement has two segments, the first of which provided for the purchase of assets totaling $20,500,000. Simultaneously, and as part of the master agreement, the Company entered into an agreement with Martin Media (related party) to sell them those assets located in their geographical service area, primarily the Las Vegas and Colorado River markets, for $11,273,400. The Company's net acquisition price under the first segment of the agreement was $9,226,600.

     The second segment of the agreement provides an option for the Company to purchase additional assets for $39,500,000. As part of this transaction, the Company has also provided Martin Media with an option to purchase the assets located in the Las Vegas and Colorado River markets for $3,077,000. The Company's net acquisition price for assets to be received under the second segment of the agreement will be $36,423,000.

     Upon execution of the option agreement, the Company deposited $6,000,000 in good faith with the seller. Similarly, Martin Media deposited $463,800 with the Company resulting in a net deposit of $5,536,200. The option agreement expires October 1, 1998. Should the Company not exercise the option, the seller holds an option agreement whereby it can repurchase the assets originally sold to the Company and assets owned by the Company in and around the Bakersfield area.

     As part of the option agreement, the Company will manage those assets covered by the option agreement. The payment for the use of these assets through the option period will approximate $285,000 per month. Revenue earned through the managed assets is subject to the 4% management fee paid to M.W. Sign, Inc.

  Credit facility

     On July 31, 1997, the Company entered into an agreement with Canadian Imperial Bank of Commerce, as administrative agent for Lenders under the credit agreement dated July 31, 1997. Under the terms of this agreement, the Term B Loan is available to fund future acquisitions in the amount of $20,000,000. As of December 31, 1997, the Company's outstanding obligation was $-0-.

14. SUBSEQUENT EVENTS

     Subsequent to December 31, 1997, the Company acquired substantially all of the assets and assumed certain liabilities of one outdoor advertising company at an aggregate purchase price of $12,500,000. Funds used to make the purchase were provided through the Company's existing credit facility.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Martin & MacFarlane, Inc.
Paso Robles, California


     We have audited the accompanying balance sheet of Martin & MacFarlane, Inc. as of June 30, 1995 and the related statements of income, retained earnings and cash flows for the year then ended (included at F-110 through F-120). These financial statements are the responsibility of Martin & MacFarlane, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Martin & MacFarlane, Inc. as of June 30, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

BARBICH LONGCRIER HOOPER & KING
ACCOUNTANCY CORPORATION

By:   /s/ GEOFFREY B. KING, CPA
    --------------------------------
         Geoffrey B. King, CPA

Bakersfield, California
August 25, 1995

                           MARTIN & MACFARLANE, INC.

                                 BALANCE SHEET
                                 JUNE 30, 1995

                                     ASSETS

                                                                 1995
                                                              -----------
Current Assets
  Cash and equivalents (Note 7).............................  $   351,705
  Restricted cash (Note 6)..................................      306,154
  Certificates of deposit...................................      200,000
  Investments...............................................        8,400
  Trade accounts receivable, less allowance for doubtful
     accounts of $100,000...................................    1,546,381
  Other receivables.........................................       78,649
  Inventories (Note 2)......................................      768,035
  Prepaid expenses (Note 3).................................      630,548
  Current deferred income taxes (Note 10)...................      145,554
                                                              -----------
                                                                4,035,426
                                                              -----------
Property and Equipment, net of accumulated depreciation
  (Notes 4, 6 and 7)........................................   16,872,469
                                                              -----------
Intangible Assets, net of accumulated amortization (Note
  5)........................................................      764,898
                                                              -----------
Other Assets................................................       20,171
                                                              -----------
                                                              $21,692,964
                                                              ===========

                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Current maturities of long-term debt (Note 6).............  $ 1,848,465
  Note payable, bank (Note 7)...............................      200,000
  Accounts payable..........................................      652,567
  Accrued expenses..........................................      319,021
  Dividends payable (Note 9)................................       26,451
  Unearned income...........................................      156,881
  Income taxes payable (Note 10)............................      891,486
                                                              -----------
                                                                4,094,871
                                                              -----------
Long-Term Debt, less current maturities (Note 6)............    8,857,936
                                                              -----------
Long-Term Deferred Income Taxes (Note 10)...................    3,208,967
                                                              -----------
Commitments (Note 13)
Stockholders' Equity
  Common stock, no par or stated value, authorized 150,000
     shares, issued and outstanding 82,443 shares (Note
     9).....................................................    1,113,070
  Retained earnings.........................................    4,418,120
                                                              -----------
                                                                5,531,190
                                                              -----------
                                                              $21,692,964
                                                              ===========

       The accompanying notes are an integral part of this balance sheet.

                           MARTIN & MACFARLANE, INC.

                              STATEMENT OF INCOME
                            YEAR ENDED JUNE 30, 1995

                                                                 1995
                                                              -----------
Revenues....................................................  $16,168,763
Cost of sales...............................................    2,045,552
                                                              -----------
          Gross profit......................................   14,123,211
Managers' controlled operating expenses.....................   10,070,408
                                                              -----------
          Income from managers' operations..................    4,052,803
                                                              -----------
Other operating expenses
  Depreciation and amortization expense.....................    1,100,305
                                                              -----------
          Operating income..................................    2,952,498
                                                              -----------
Other income (expense)
  Interest expense..........................................   (1,313,456)
  Other income..............................................      152,804
  Gain on disposition of assets.............................    2,405,522
  Employee separation expense...............................     (269,803)
                                                              -----------
Income before income taxes..................................    3,927,565
     Income tax expense (Note 10)...........................    1,519,542
                                                              -----------
          Net income........................................  $ 2,408,023
                                                              ===========

         The accompanying notes are an integral part of this statement.

                           MARTIN & MACFARLANE, INC.

                         STATEMENT OF RETAINED EARNINGS
                            YEAR ENDED JUNE 30, 1995

                                                                 1995
                                                              ----------
Balance, beginning of year..................................  $2,195,593
  Net income................................................   2,408,023
  Dividends (Note 9)........................................    (185,496)
                                                              ----------
Balance, end of year........................................  $4,418,120
                                                              ==========

         The accompanying notes are an integral part of this statement.

                           MARTIN & MACFARLANE, INC.

                            STATEMENT OF CASH FLOWS
                            YEAR ENDED JUNE 30, 1995

                                                                 1995
                                                              -----------
Cash flows from operating activities:
  Net income................................................  $ 2,408,023
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    1,100,305
     Gain on disposition of assets..........................   (2,405,522)
     Increase in deferred income taxes......................      469,749
  Changes in operating assets and liabilities:
     Increase in accounts receivable........................      (57,463)
     Increase in other receivables..........................      (66,187)
     Decrease in inventory..................................       11,117
     Decrease in prepaid expenses...........................       34,520
     Increase in other assets...............................       (9,065)
     Increase (decrease) in accounts payable................        5,887
     Increase (decrease) in accrued liabilities.............     (176,570)
     Increase in unearned income............................       30,106
     Increase (decrease) in income taxes payable............      820,732
                                                              -----------
          Net cash provided by operating activities.........    2,165,632
                                                              -----------
Cash flows from investing activities:
  Proceeds from sale of investments.........................        5,000
  Increase in certificates of deposit.......................     (200,000)
  Proceeds from sale of fixed assets........................    2,656,384
  Capital expenditures......................................     (736,258)
  Construction of capital improvements......................     (281,102)
  Principal payments on loans and notes receivable..........       32,000
  Purchase of intangible assets.............................     (310,001)
                                                              -----------
          Net cash provided by investing activities.........    1,166,023
                                                              -----------
Cash flows from financing activities:
  Proceeds from notes payable...............................    1,007,317
  Principal payments on notes payable.......................   (3,946,286)
  Dividends paid............................................     (185,496)
                                                              -----------
          Net cash used in financing activities.............   (3,124,465)
                                                              -----------
Net increase in cash and cash equivalents...................      207,190
Cash and cash equivalents at beginning of year..............      450,669
                                                              -----------
Cash and cash equivalents at end of year....................  $   657,859
                                                              ===========
Unrestricted cash...........................................  $   351,705
Restricted cash.............................................      306,154
                                                              -----------
                                                              $   657,859
                                                              ===========
Supplemental disclosures of cash flow information:
  Interest paid.............................................  $ 1,339,278
                                                              ===========
  Payment of income taxes...................................  $   229,061
                                                              ===========

     Schedule of noncash investing:

          The Company entered into an exchange agreement with National Outdoor Media (3M) during the year ended June 30, 1995. In accordance with the terms of the exchange agreement, the Company traded boards in Kansas City, Missouri to 3M in exchange for posters and bulletins in Bakersfield, California and Kansas at a value of $1,033,850 and $2,614,150 cash.

         The accompanying notes are an integral part of this statement.

                           MARTIN & MACFARLANE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Nature of business

     Martin & MacFarlane, Inc. (the Company) was incorporated December 2, 1971. The Company owns, leases, and manages billboards on a contractual basis nationwide for the purpose of providing outdoor advertising services. The Company also owns and operates a small winery located in Paso Robles, California. The Company extends credit in the form of accounts receivable to businesses and advertisers doing business in the above noted areas.

  Significant accounting policies

BASIS OF ACCOUNTING

     The financial statements are prepared on an accrual basis, which recognizes income when earned and expenses when incurred.

CASH AND CASH EQUIVALENTS

     The Company considers cash and cash equivalents to be all highly liquid investments purchased with a maturity of three months or less. As of June 30, 1995, the Company held funds of $646,293 in one financial institution.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Bad debts are recognized under the allowance method of accounting which is based on an average of actual write-offs in past years.

INVESTMENTS

     Investments in marketable equity securities are carried at the lower of cost or market. Decline in market values below cost, which are temporary in nature, are not recognized as losses until the decline in value is deemed permanent or until the security is sold.

INVENTORY

     Inventory is valued at the lower of cost or market. Valuation is determined using the first-in, first-out method.

                           MARTIN & MACFARLANE, INC.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated over estimated useful lives on a straight-line or accelerated basis. Repairs and maintenance and small equipment purchases are expensed as incurred. Expenditures which significantly increase asset values or extend useful lives are capitalized. Estimated useful lives in years are as follows:

                                                              YEARS
                                                              -----
Buildings and improvements..................................  15-31
Posters.....................................................   7-25
Bulletins...................................................   7-25
Shop equipment..............................................   3-10
Office furniture and equipment..............................   5-10
Autos and trucks............................................    3-7
Irrigation equipment........................................   7-30
Vineyards...................................................  10-25

INTANGIBLE ASSETS

     Goodwill is recorded at cost and is amortized using the straight-line method over a forty year period.

     Covenants not to compete are recorded at cost and are amortized using the straight-line method over the contractual period specified, which ranges from five to ten years.

INCOME TAXES

     Effective July 1, 1993, as required by professional standards, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Deferred income taxes are provided on timing differences between financial statement and taxable incomes. Timing differences arise primarily from the use of the accelerated methods of depreciation, the direct write-off method of accounting for bad debts, and the carryforward of net operating losses for income tax purposes. Determination of current or long-term status of the asset or liability is based upon when the particular timing difference reverses.

2. INVENTORIES

     Inventories are as follows at June 30, 1995:

                                                                1995
                                                              --------
Raw material................................................  $ 84,383
Winery:
  Materials and grape production costs......................   141,255
  In process................................................   162,669
  Finished goods............................................   359,060
  Tasting room, miscellaneous and resale....................    20,668
                                                              --------
                                                              $768,035
                                                              ========

                           MARTIN & MACFARLANE, INC.

3. PREPAID EXPENSES

     Prepaid expenses consist of the following at June 30, 1995:

                                                                1995
                                                              --------
Leases......................................................  $519,079
Insurance...................................................    36,600
Miscellaneous...............................................    74,869
                                                              --------
                                                              $630,548
                                                              ========

4. PROPERTY AND EQUIPMENT

     Major classes of property and equipment and accumulated depreciation are as follows at June 30, 1995:

                                                                 1995
                                                              -----------
Outdoor Advertising
  Buildings and improvements................................  $   500,731
  Posters...................................................    5,987,468
  Bulletins.................................................   13,850,302
  Shop equipment............................................      278,749
  Office furniture and equipment............................      191,692
  Autos and trucks..........................................    1,063,156
  Land......................................................      414,472
  Construction in process, boards...........................       69,038
                                                              -----------
                                                               22,355,608
  Less accumulated depreciation.............................    7,105,290
                                                              -----------
                                                               15,250,318
                                                              -----------
Winery
  Buildings and improvements................................      664,515
  Irrigation and wells......................................       45,752
  Vineyards.................................................      278,219
  Landscaping...............................................       26,194
  Auto......................................................       19,500
  Vineyard equipment........................................      119,142
  Winery equipment..........................................      320,720
  Office furniture and equipment............................       37,604
  Land......................................................      206,133
                                                              -----------
                                                                1,717,779
  Less accumulated depreciation.............................      755,093
                                                              -----------
                                                                  962,686
                                                              -----------

                           MARTIN & MACFARLANE, INC.

                                                                 1995
                                                              -----------
Corporate
  Buildings and improvements................................  $   654,970
  Office furniture and equipment............................      267,308
  Land......................................................       42,783
                                                              -----------
                                                                  965,061
  Less accumulated depreciation.............................      305,596
                                                              -----------
                                                                  659,465
                                                              -----------
                                                              $16,872,469
                                                              ===========

     Depreciation expense for the year ended June 30, 1995 was $1,021,709.

5. INTANGIBLES

     Intangible assets and accumulated amortization are as follows at June 30, 1995:

                                                                 1995
                                                              ----------
Goodwill....................................................  $  438,965
Covenants not to compete....................................      69,000
Advertising rights..........................................     136,100
Permits and licenses........................................     168,567
Lease rights................................................     335,001
                                                              ----------
                                                               1,147,633
Less accumulated amortization...............................     382,735
                                                              ----------
                                                              $  764,898
                                                              ==========

     Amortization expense for the year ended June 30, 1995 was $78,596.

6. RESTRICTED CASH

     Restricted cash at June 30, 1995 consisted of the following:

                                                                1995
                                                              --------
Cash, interest bearing account, holdback account, held for
  the mutual benefit of the Company and National Advertising
  Company, by Chicago Title & Trust Company, until released
  by joint order of the parties. Cash is to be released
  within twelve months of the June 30, 1995 balance sheet
  date. Cash subsequently received July 7, 1995.............  $306,154
                                                              ========

                           MARTIN & MACFARLANE, INC.

7. LONG-TERM DEBT

     Long-term debt consists of the following at June 30, 1995:

                                                                 1995
                                                              -----------
Federal Land Bank, 5.75% and 6.73%, at 1995 and 1994,
  collateralized by first trust deed, payable $3,510 per
  month including interest, due May 1, 2011.................  $   410,068
Massachusetts Mutual Life Insurance Co., 11.05%, unsecured,
  payable $500,000 per year beginning November 11, 1994,
  interest payable quarterly, due November 15, 1999.........    2,500,000
Massachusetts Mutual Life Insurance Co., 10.9%, unsecured,
  payable $687,500 per year beginning August 15, 1992,
  interest payable quarterly, due August 15, 1999...........    3,437,500
Massachusetts Mutual Life Insurance Company, 11.55%,
  unsecured, payable $500,000 per year beginning June 1,
  1995, interest payable quarterly, due June 1, 2002........    3,500,000
Boatmen's First National Bank, interest at prime plus 1.5%,
  collateralized by first deed of trust, payable $1,420 per
  month including interest, due July 8, 2002................       91,056
Citizens Bank of Paso Robles, interest at prime plus 2.5%,
  collateralized by first trust deed, payable $1,188 per
  month including interest, due May 13, 2002................      124,134
Sierra Outdoor, 8%, collateralized by bulletins, payable
  $940 per month including interest, due April 15, 1996.....        9,065
Citizens Bank of Paso Robles, interest at 9.5%,
  collateralized by vehicle, payable $555 per month
  including interest, due August 15, 1997...................       12,962
Citizens Bank of Paso Robles, interest at 9.5%,
  collateralized by vehicle, payable $613 per month
  including interest, due August 15, 1997...................       14,206
Alta and Fred Higginbotham, 8%, collateralized by deed of
  trust, payable $150 per month, due January 1, 2000........        8,544
Estates Trust, Inc., 9%, collateralized by deed of trust,
  payable $862 per month including interest, due October 1,
  2009......................................................       82,916
Barbara Lehmann, 10%, collateralized by deed of trust,
  interest payable monthly, due March 30, 1998..............       20,000
Christine and Alice Henderson, 9%, collateralized by deed of trust, payable $805 per month including interest, due
  April 8, 2011.............................................       97,450
Pesenti Winery, non-interest bearing, collateralized by sign structure, payable $1,500 per year, due December 15,
  2003......................................................       13,500
Advanced Outdoor, non-interest bearing, collateralized by
  sign structures, payable $8,500 per month, due December
  10, 1998..................................................      357,000
Advanced Outdoor, non-interest bearing, collateralized by
  sign structures, payable $1,000 per month, due October 1,
  1997......................................................       28,000
                                                              -----------
                                                               10,706,401
Less current maturities.....................................    1,848,465
                                                              -----------
                                                              $ 8,857,936
                                                              ===========

     Prime rate was 9% at June 30, 1995.

                           MARTIN & MACFARLANE, INC.

     Aggregate maturities of long-term debt at June 30, 1995 are as follows:

                        YEARS ENDING
                          JUNE 30,
                        ------------
1996........................................................   $ 1,848,465
1997........................................................     1,853,095
1998........................................................     1,850,465
1999........................................................     1,775,319
2000........................................................     1,728,146
Thereafter..................................................     1,650,911
                                                               -----------
                                                               $10,706,401
                                                               ===========

8. NOTE PAYABLE, BANK

     Note payable, bank is as follows at June 30, 1995:

                                                                1995
                                                              --------
Citizens Bank of Paso Robles, interest at 8.5%,
  collateralized by certificate of deposit, annually
  renewable on April 3, interest payable monthly, due April
  3, 1996...................................................  $200,000
                                                              ========

     Prime rate was 9% at June 30, 1995.

9. DIVIDENDS PAYABLE

     In January 1995, the Company declared a $.50 per share cash dividend, for 82,443 shares outstanding. In May 1995 the Company declared a $.75 per share dividend, for 82,443 shares outstanding. At June 30, 1995 $26,451 was payable July 1, 1995.

10. DEFERRED INCOME TAXES

     Income tax expense for the year ended June 30, 1995 is computed under SFAS 109 and consisted of the following:

                                                     FEDERAL      STATE       TOTAL
                                                    ----------   --------   ----------
Current...........................................  $  808,602   $241,191   $1,049,793
Deferred..........................................     657,023    100,162      757,185
Tax benefit of net operating loss carryforward....    (251,439)   (35,997)    (287,436)
                                                    ----------   --------   ----------
Income tax expenses...............................  $1,214,186   $305,356   $1,159,542
                                                    ==========   ========   ==========

     Components of deferred income tax balances at June 30, 1995 consisted of:

                                                      FEDERAL      STATE       TOTAL
                                                    -----------   --------   ----------
Current deferred tax assets.......................  $  136,254    $  9,300   $  145,554
                                                    ==========    ========   ==========
Long-term deferred tax liabilities................  $2,539,860    $669,107   $3,208,967
                                                    ==========    ========   ==========

     Deferred income tax liabilities arise primarily from timing differences due to use of accelerated depreciation methods for income tax purposes and the straight-line method for financial reporting purposes. Deferred income tax assets arise primarily from the application of federal and state net operating loss carryovers.

     At June 30, 1995, the Company had alternative minimum tax credits in the amount of $16,837, available to offset future taxes. Tax credits are included in deferred tax assets.

                           MARTIN & MACFARLANE, INC.

11. RELATED PARTY TRANSACTIONS

     The following transaction occurring between the Company and a related party, which is not presented elsewhere in these financial statements, is as follows:

     Martin Media, which has partners who are also stockholders in the Company, contracts the Company to perform management duties. Martin Media pays a management fee to the Company which is approximately 3% of Martin Media's gross revenue. Management fees of $986,356 were received from the partnership during the fiscal year ending June 30, 1995.

12. PROFIT SHARING PLAN

     Discretionary contributions under a defined contribution profit sharing plan, which are determined by the Company's Board of Directors, have been accrued to a trust for the benefit of qualified employees in the amount of $50,000 for the year ended June 30, 1995. All costs are funded currently.

13. COMMITMENTS

     The Company leases land in connection with its outdoor advertising posters and panels as well as for office and yard spaces. These are long-term operating leases which the Company and lessor have the option to terminate with thirty days notice.

     Lease expense for the year ended June 30, 1995 was $2,218,480.

     The Company leases office and shop buildings which are located at various divisions. A portion of these are long-term leases.

     Future minimum lease payments under noncancellable leases at June 30, 1995 are as follows:

Years ending June 30,
  1996......................................................  $ 47,747
  1997......................................................    22,665
  1998......................................................    18,711
  1999......................................................    19,944
  2000......................................................    19,944
  Thereafter................................................   121,830
                                                              --------
                                                              $250,841
                                                              ========

     On August 1, 1995, the Company entered into a lease with Gannett Outdoor Company of Kansas City. Under the terms of the lease, Gannett Outdoor is leasing 87 outdoor advertising structures from the Company for $12,500 per month. The agreement will terminate on December 31, 1997. In addition, Gannett Outdoor shall have the right to exercise an option to purchase these structures at any time on or after November 2, 1995 and prior to June 30, 1997 for the option price of $1,030,000.

                           MARTIN & MACFARLANE, INC.

                            STATEMENTS OF OPERATIONS
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)

                                                                 1998          1997
                                                              -----------   ----------
Income......................................................  $16,352,832   $9,717,160
Cost of sales...............................................    1,620,010    1,151,641
                                                              -----------   ----------
          Gross profit......................................   14,732,822    8,565,519
Managers' controlled operating expenses.....................    8,323,130    5,033,818
                                                              -----------   ----------
          Income from managers' operations..................    6,409,692    3,531,701
Other operating expenses:
  Depreciation and amortization.............................    1,676,518      909,068
  Management fees...........................................    1,672,981       98,132
  Refinance and acquisition.................................      103,614       39,801
                                                              -----------   ----------
                                                                3,453,113    1,047,001
          Operating income..................................    2,956,579    2,484,700
Nonoperating income (expenses):
  Interest expense..........................................   (1,928,998)    (796,203)
                                                              -----------   ----------
                                                               (1,928,998)    (796,203)
                                                              -----------   ----------
Income before income taxes..................................    1,027,581    1,688,497
Income tax expense..........................................       (9,992)          --
                                                              -----------   ----------
          Net income........................................  $ 1,017,589   $1,688,497
                                                              ===========   ==========

         The accompanying note is an integral part of these statements.

                           MARTIN & MACFARLANE, INC.

                            STATEMENTS OF CASH FLOWS
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)

                                                                  1998          1997
                                                              ------------   -----------
Cash flows from operating activities:
  Net income................................................  $  1,017,589   $ 1,688,497
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................     1,676,518       909,068
     Changes in operating assets and liabilities (exclusive
      of acquisitions):
       Increase in accounts receivable......................    (1,111,203)     (118,870)
       Increase in other receivables........................        (6,167)      279,700
       Decrease in inventories, raw materials...............        75,728       117,325
       Increase in prepaid expenses.........................      (334,730)     (225,219)
       Decrease in deferred income tax asset................            59            --
       Increase in other assets.............................      (125,142)   (1,442,229)
       Decrease in accounts payable.........................      (711,997)    4,494,655
       Decrease in accrued expenses.........................      (121,962)     (152,733)
       Decrease in accrued income...........................       (10,788)      (64,230)
                                                              ------------   -----------
          Net cash provided (used) by operating
             activities.....................................       347,905     5,485,964
Cash flows from investing activities:
  Decrease (increase) in notes receivable...................        29,722       (22,129)
  Change in intangible assets...............................   (10,768,268)     (810,001)
  Capital expenditures......................................    (4,879,517)   (1,821,808)
                                                              ------------   -----------
          Net cash used in investing activities.............   (15,618,063)   (2,653,938)
                                                              ------------   -----------
Cash flows from financing activities:
  Proceeds (payments) on long-term debt.....................    16,476,756      (325,153)
  Distributions to partners.................................      (463,235)   (1,051,176)
                                                              ------------   -----------
          Net cash provided by investing activities.........    16,013,521    (1,376,329)
                                                              ------------   -----------
Net decrease in cash........................................       743,363     1,455,697
Cash at beginning of year...................................       (27,790)     (529,763)
                                                              ------------   -----------
Cash at end of period.......................................  $    715,573   $   925,934
                                                              ============   ===========
Supplemental disclosures of cash flow information:
       Interest paid........................................  $  1,912,798   $   796,203
                                                              ============   ===========
       Payment of income taxes..............................  $      3,584   $        --
                                                              ============   ===========

         The accompanying note is an integral part of these statements.

                           MARTIN & MACFARLANE, INC.

                          NOTE TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The financial information with respect to the six months ended June 30, 1998 and 1997 is unaudited. In the opinion of management, the financial statements contain all adjustments consisting of normal recurring accruals, necessary for the fair presentation of the results for such periods. The information is not necessarily indicative of the results of operations to be expected for the fiscal year end.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Chancellor Broadcasting Company:

     We have audited the accompanying combined balance sheets of KYSR Inc. and KIBB Inc. as of December 31, 1995 and 1996, and the related combined statements of operations and cash flows for each of the years in the three-year period ended December 31, 1996. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of KYSR Inc. and KIBB Inc. as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Dallas, Texas
March 14, 1997

                            KYSR INC. AND KIBB INC.

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                 DECEMBER 31,
                                                              -------------------    JUNE 30,
                                                                1995       1996        1997
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
Current assets:
  Accounts receivable, less allowance for doubtful accounts
     of $218 in 1995 and $246 in 1996 and $321 in 1997......  $  6,253   $  7,283    $  7,403
  Prepaid expenses and other................................       412        609          18
  Deferred income taxes (note 5)............................        89        101         101
                                                              --------   --------    --------
          Total current assets..............................     6,754      7,993       7,522
Property and equipment, net (note 3)........................     4,172      4,082       4,195
Intangible assets, net (note 4).............................   116,946    113,644     111,984
Other assets, net...........................................        22         22          22
                                                              --------   --------    --------
                                                              $127,894   $125,741    $123,723
                                                              ========   ========    ========

                                    LIABILITIES AND EQUITY

Current liabilities -- accounts payable and accrued
  expenses..................................................  $  3,883   $  3,624    $  2,082
Deferred income taxes (note 5)..............................     9,683     11,027      11,027
Equity (note 8).............................................   114,328    111,090     110,614
Commitments and contingencies (note 9)......................
                                                              --------   --------    --------
                                                              $127,894   $125,741    $123,723
                                                              ========   ========    ========

            See accompanying notes to combined financial statements.

                            KYSR INC. AND KIBB INC.

                       COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                        SIX MONTHS ENDED
                                           YEARS ENDED DECEMBER 31,         JUNE 30,
                                          ---------------------------   -----------------
                                           1994      1995      1996      1996      1997
                                          -------   -------   -------   -------   -------
                                                                           (UNAUDITED)
Gross revenues..........................  $28,590   $30,571   $33,769   $15,762   $16,784
  Less agency commissions and national
     rep fees...........................    4,490     4,882     5,462     2,196     2,385
                                          -------   -------   -------   -------   -------
          Net revenues..................   24,100    25,689    28,307    13,566    14,399
                                          -------   -------   -------   -------   -------
Operating expenses:
  Station operating expenses, excluding
     depreciation and amortization......   13,407    12,901    13,378     6,834     7,119
  Depreciation and amortization.........    3,640     3,661     3,627     1,826     1,844
  Corporate general and
     administrative.....................      892     1,094       844       542       302
                                          -------   -------   -------   -------   -------
     Operating expenses.................   17,939    17,656    17,849     9,202     9,265
                                          -------   -------   -------   -------   -------
     Operating income...................    6,161     8,033    10,458     4,364     5,134
Interest expense (note 7)...............    6,374     6,374     6,374     3,187     3,178
                                          -------   -------   -------   -------   -------
  Earnings (loss) before income taxes...     (213)    1,659     4,084     1,177     1,956
Income tax expense (benefit) (note 5)...      (70)      699     1,694       494       296
                                          -------   -------   -------   -------   -------
          Net earnings (loss)...........  $  (143)  $   960   $ 2,390   $   683   $ 1,660
                                          =======   =======   =======   =======   =======

            See accompanying notes to combined financial statements.

                            KYSR INC. AND KIBB INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                               SIX MONTHS
                                                 YEARS ENDED DECEMBER 31,    ENDED JUNE 30,
                                                 ------------------------   -----------------
                                                  1994     1995     1996     1996      1997
                                                 ------   ------   ------   -------   -------
                                                                               (UNAUDITED)
Cash flows provided by operating activities:
  Net earnings (loss)..........................  $ (143)  $  960   $2,390   $   683   $ 1,660
  Adjustments to reconcile net earnings (loss)
     to net cash provided by operating
     activities:
     Depreciation..............................     338      359      325       175       193
     Amortization of intangibles...............   3,302    3,302    3,302     1,651     1,651
     Deferred tax expense......................   1,597    1,412    1,332        --        --
     Changes in certain assets and liabilities:
       Accounts receivable, net................  (1,452)    (120)  (1,030)     (330)     (120)
       Prepaid expenses and other current
          assets...............................     372     (149)    (197)   (1,468)      591
       Accounts payable and accrued expenses...    (345)     265     (259)    2,236    (1,542)
                                                 ------   ------   ------   -------   -------
          Net cash provided by operating
            activities.........................   3,669    6,029    5,863     2,947     2,433
                                                 ------   ------   ------   -------   -------
Cash used by investing activities -- capital
  expenditures.................................    (280)    (223)    (235)      (80)     (296)
                                                 ------   ------   ------   -------   -------
Cash flows used by financing
  activities -- distributions to Parent........  (3,389)  (5,806)  (5,628)   (2,867)   (2,137)
                                                 ------   ------   ------   -------   -------
Increase (decrease) in cash....................      --       --       --        --        --
Cash at beginning of period....................      --       --       --        --        --
                                                 ------   ------   ------   -------   -------
Cash at end of period..........................  $   --   $   --   $   --   $    --   $    --
                                                 ======   ======   ======   =======   =======

            See accompanying notes to combined financial statements.

                            KYSR INC. AND KIBB INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(1) ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying combined financial statements include the accounts of KYSR Inc. and KIBB Inc. (collectively, the "Company"). The Company owns and operates two commercial radio stations in the Los Angeles market, KYSR-FM and KIBB-FM, and is wholly owned by Viacom International Inc. ("Viacom" or "Parent"), a wholly owned subsidiary of Viacom, Inc. Significant intercompany balances and transactions have been eliminated in combination.

     On February 16, 1997, Viacom entered into a stock purchase agreement to sell all the issued and outstanding shares of capital stock of WAXQ Inc. and Riverside Broadcasting Co., Inc. in the New York City market, KYSR Inc. and KIBB Inc. in the Los Angeles market, Viacom Broadcasting East Inc. and WMZQ Inc. in the Washington, DC market, WLIT Inc. in the Chicago market and WDRQ Inc. in the Detroit market (collectively, the "Viacom Radio Properties") to Evergreen Media Corporation of Los Angeles ("Evergreen"), for $1.075 billion in cash ("Proposed Transaction"). The Proposed Transaction is expected to close after the expiration or termination of the applicable waiting periods under the HRS Act and approval by the Federal Communications Commission ("FCC"). Contemporaneous with this transaction, Evergreen entered into a joint purchase agreement with Chancellor Broadcasting Company ("Chancellor") under which Chancellor agreed to acquire the Chicago, Detroit and Los Angeles Viacom Radio Properties referred to above for $480 million from Evergreen or from Viacom directly.

     The accompanying combined financial statements reflect the carve-out historical results of operations and financial position of KYSR Inc. and KIBB Inc. These financial statements are not necessarily indicative of the results that would have occurred if the Company had been a separate stand-alone entity during the period presented.

     The combined financial statements do not include Viacom's corporate assets or liabilities not specifically identifiable to the Company. Corporate overhead allocations have been included in the accompanying combined statements of earnings in corporate general and administrative expense and station operating expenses.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs are charged to expense when incurred.

  (b) Intangible Assets

     Intangible assets consist primarily of broadcast licenses. The Company amortizes such intangible assets using the straight-line method over 40 years. The Company continually evaluates the propriety of the carrying amount of intangible assets as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives. This evaluation consists of the projection of undiscounted operating income before depreciation, amortization, nonrecurring charges and interest over the remaining amortization periods of the related intangible assets. At this time, the Company believes that no significant impairment of intangible assets has occurred and that no reduction of the estimated useful lives is warranted.

                            KYSR INC. AND KIBB INC.

  (c) Barter Transactions

     The Company trades commercial air time for goods and services used principally for promotional, sales and other business activities. An asset and liability are recorded at the fair market value of the goods or services to be received. Barter revenue is recorded and the liability relieved when commercials are broadcast and barter expense is recorded and the asset relieved when goods or services are received or used.

  (d) Revenue Recognition

     Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

  (e) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the total of tax payable for the period and the change during the period in deferred tax assets and liabilities.

  (f) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

     The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

  (g) Fair Value

     The carrying amount of accounts receivable and accounts payable approximates fair value because of the short maturity of these instruments.

  (h) Disclosure of Certain Significant Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In the opinion of management, credit risk with respect to trade receivables is limited due to the large number of diversified customers in the Company's customer base. The Company performs ongoing credit evaluations of its customers and believes that adequate allowances for any uncollectible trade receivables are maintained. No one advertiser accounted for more than 10% of net revenues in 1994, 1995, or 1996. Certain

                            KYSR INC. AND KIBB INC.

advertisers purchase the advertising of the stations through a third party buying service. Approximately 22%, 20% and 19% of total revenue was derived through the use of this service in 1994, 1995 and 1996, respectively.

  (i) Unaudited Interim Financial Information

     In the opinion of management, the unaudited interim combined financial statements as of and for the six months ended June 30, 1996 and 1997, reflect all adjustments, consisting of only normal and recurring items, which are necessary for a fair presentation of the results for the interim periods presented. The results for the interim periods ended June 30, 1996 and 1997 are not necessarily indicative of results to be expected for any other interim period or for the full year.

(3) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1995 and 1996:

                                                           ESTIMATED
                                                          USEFUL LIFE    1995     1996
                                                          -----------   ------   ------
Land....................................................                $2,875   $2,875
Building................................................   40 years        474      474
Broadcast facilities....................................  8-20 years     1,501    1,572
Office equipment and other..............................  5-8 years        725      902
Construction in progress................................                    36       24
                                                                        ------   ------
                                                                         5,611    5,847
Accumulated depreciation................................                 1,439    1,765
                                                                        ------   ------
                                                                        $4,172   $4,082
                                                                        ======   ======

(4) INTANGIBLE ASSETS

     Intangible assets at December 31, 1995 and 1996 consist of broadcast licenses which are being amortized over forty years and are presented net of accumulated amortization of $15,148 and $18,450, respectively.

(5) INCOME TAXES

     The Company's results of operations are included in the combined U.S. federal and certain combined and separate state income tax returns of Viacom International Inc.

     The tax provisions and deferred tax liabilities presented have been determined as if the Company were a stand-alone business filing separate tax returns. Current tax liabilities are recorded through the equity account with Viacom.

     Income tax expense (benefit) consists of:

                                                              1994     1995     1996
                                                             -------   -----   ------
Current:
  Federal..................................................  $(1,289)  $(551)  $  278
  State and local..........................................     (378)   (162)      84
Deferred federal...........................................    1,597   1,412    1,332
                                                             -------   -----   ------
                                                             $   (70)  $ 699   $1,694
                                                             =======   =====   ======

                            KYSR INC. AND KIBB INC.

     A reconciliation of the U.S. Federal statutory tax rate to the Company's effective tax rate on earnings (loss) before income taxes is as follows:

                                                              1994    1995    1996
                                                              ----    ----    ----
Statutory U.S. tax rate.....................................  35.0%   35.0%   35.0%
State and local taxes, net of federal tax benefit...........   6.2     6.2     6.1
Other, net..................................................  (8.3)    0.9     0.4
                                                              ----    ----    ----
Effective tax rate..........................................  32.9%   42.1%   41.5%
                                                              ====    ====    ====

     Deferred tax assets and liabilities are computed by applying the U.S. federal income tax rate in effect to the gross amounts of temporary differences and other tax attributes. These temporary differences are primarily the result of fixed asset basis differences and bad debt expense. Deferred tax assets and liabilities relating to state income taxes are not material.

(6) DEBT AND INTEREST COST

     Viacom has not allocated any portion of its debt or related interest cost to the Company, and no portion of Viacom's debt is specifically related to the operations of the Company.

(7) RELATED PARTY TRANSACTIONS

     Intercompany balances between the Company and Viacom resulting from normal trade activity are reflected in Equity in the accompanying combined financial statements (see note 8).

     On January 25, 1990, KYSR, Inc., formerly KXEZ, Inc., issued an intercompany demand note to Viacom in the amount of $66,400. The note bears interest at 9.6% per year payable on the last day of each calendar year. The principal and final interest payment are payable on January 25, 2000. However, immediately prior to closing of the Proposed Transaction, all debts between the Company and Viacom will be canceled. As such, the promissory note issued to Viacom is reflected as an increase to equity and included in intercompany activity in the amount of $66,400 at December 31, 1995 and 1996 (see note 8).

     Viacom provides services for the Company in management, accounting and financial reporting, human resources, information systems, legal, taxes and other corporate services. The allocation of these expenses, which is generally based on revenue dollars, is reflected in the accompanying combined financial statements as corporate general and administrative expense. Management believes that the method of allocation of overhead is reasonable.

     Viacom has a noncontributory pension plan covering substantially all of its employees, including the employees of the Company. Costs related to this plan are allocated to the Company based on payroll dollars and are included in station operating expenses. The Company recognized expense related to this plan in the amounts of $70, $56 and $191 for 1994, 1995 and 1996, respectively. The assets and the related benefit obligation of the plan will not be transferred to the Company upon consummation of the Proposed Transaction, therefore, such assets and obligations are not included in the notes to the Company's combined financial statements.

     Viacom utilizes a centralized cash management system. As a result, the Company carries minimal cash. Disbursements are funded by the Parent upon demand and cash receipts are transferred to the Parent daily.

     The Company, from time to time, enters into transactions with companies owned by or affiliated with Viacom. Generally, services rendered from such related parties are charged to the Company at amounts which would be incurred in transactions between unrelated entities.

                            KYSR INC. AND KIBB INC.

(8) EQUITY

     Equity represents Viacom's ownership interest in the recorded net assets of the Company. All cash transactions and intercompany transactions flow through the equity account. A summary of the activity is as follows:

                                                         1994       1995       1996
                                                       --------   --------   --------
Balance at beginning of period.......................  $122,706   $119,174   $114,328
Net earnings (loss)..................................      (143)       960      2,390
Net intercompany activity............................    (3,389)    (5,806)    (5,628)
                                                       --------   --------   --------
Balance at end of period.............................  $119,174   $114,328   $111,090
                                                       ========   ========   ========

(9) COMMITMENTS AND CONTINGENCIES

     The Company has noncancelable operating leases, primarily for office space. These leases generally contain renewal options for periods ranging from one to ten years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases (excluding those with lease terms of one month or less that were not renewed) was approximately $377, $365 and $405 during 1994, 1995 and 1996, respectively.

     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1996 are as follows:

YEAR ENDING
DECEMBER 31:
------------
   1997..................................................................  $  365
   1998..................................................................     366
   1999..................................................................     312
   2000..................................................................      19
   Thereafter............................................................      --
                                                                           ------
                                                                           $1,062
                                                                           ======

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Chancellor Broadcasting Company:

     We have audited the accompanying balance sheets of WLIT Inc. as of December 31, 1995 and 1996, and the related statements of earnings and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WLIT Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Dallas, Texas
March 14, 1997

                                   WLIT INC.

                                 BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                DECEMBER 31,
                                                              -----------------    JUNE 30,
                                                               1995      1996        1997
                                                              -------   -------   -----------
                                                                                  (UNAUDITED)
Current assets:
  Accounts receivable, less allowance for doubtful accounts
     of $79 in 1995 and $87 in 1996 and $110 in 1997........  $ 3,110   $ 3,627     $ 3,836
  Prepaid expenses and other current assets.................      592       490         200
  Deferred income taxes (note 5)............................       37        44          44
                                                              -------   -------     -------
          Total current assets..............................    3,739     4,161       4,080
Property and equipment, net (note 3)........................      461       457         545
Intangible assets, net (note 4).............................   16,958    16,415      16,143
                                                              -------   -------     -------
                                                              $21,158   $21,033     $20,768
                                                              =======   =======     =======

                                   LIABILITIES AND EQUITY

Current liabilities -- accounts payable and accrued
  expenses..................................................  $ 1,442   $ 1,195     $ 1,376
Deferred income taxes (note 5)..............................       58        53          53
Equity (note 8).............................................   19,658    19,785      19,339
Commitment and contingencies (note 9).......................
                                                              -------   -------     -------
                                                              $21,158   $21,033     $20,768
                                                              =======   =======     =======

                See accompanying notes to financial statements.

                                   WLIT INC.

                             STATEMENTS OF EARNINGS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                                 SIX MONTHS
                                                 YEARS ENDED DECEMBER 31,      ENDED JUNE 30,
                                                ---------------------------   ----------------
                                                 1994      1995      1996      1996     1997
                                                -------   -------   -------   ------   -------
                                                                                (UNAUDITED)
Gross revenues................................  $14,367   $16,720   $18,294   $8,080   $10,035
  Less agency commissions and national rep
     fees.....................................    2,523     2,848     3,071    1,144     1,410
                                                -------   -------   -------   ------   -------
          Net revenues........................   11,844    13,872    15,223    6,936     8,625
                                                -------   -------   -------   ------   -------
Operating expenses:
  Station operating expenses excluding
     depreciation and amortization............    6,555     6,977     7,508    3,839     4,221
  Depreciation and amortization...............      655       653       659      327       340
  Corporate general and administrative........      478       630       479      274       172
                                                -------   -------   -------   ------   -------
     Operating expenses.......................    7,688     8,260     8,646    4,440     4,733
                                                -------   -------   -------   ------   -------
     Earnings before income taxes.............    4,156     5,612     6,577    2,496     3,892
Income tax expense (note 5)...................    1,804     2,359     2,728    1,048     1,280
                                                -------   -------   -------   ------   -------
          Net earnings........................  $ 2,352   $ 3,253   $ 3,849   $1,448   $ 2,612
                                                =======   =======   =======   ======   =======

                See accompanying notes to financial statements.

                                   WLIT INC.

                            STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                        SIX MONTHS ENDED
                                           YEARS ENDED DECEMBER 31,         JUNE 30,
                                          ---------------------------   -----------------
                                           1994      1995      1996      1996      1997
                                          -------   -------   -------   -------   -------
                                                                           (UNAUDITED)
Cash flows provided by operating
  activities:
  Net earnings..........................  $ 2,352   $ 3,253   $ 3,849   $ 1,448   $ 2,612
  Adjustments to reconcile net earnings
     to net cash provided by operating
     activities:
     Depreciation.......................      114       114       116        55        68
     Amortization of intangibles........      541       539       543       272       272
     Deferred income taxes..............      (13)        5        (8)       --        --
     Changes in certain assets and
       liabilities:
       Accounts receivable, net.........      (73)     (460)     (517)     (476)     (209)
       Prepaid expenses and other
          current assets................     (101)     (181)       98      (577)      295
       Accounts payable and accrued
          expenses......................     (384)      173      (247)    1,461    (1,542)
                                          -------   -------   -------   -------   -------
          Net cash provided by operating
            activities..................    2,436     3,443     3,834     2,183     1,496
                                          -------   -------   -------   -------   -------
Cash flows used by investing
  activities -- capital expenditures....     (180)     (110)     (112)      (45)     (156)
                                          -------   -------   -------   -------   -------
Cash flows used by financing
  activities -- distributions to
  Parent................................   (2,256)   (3,333)   (3,722)   (2,138)   (1,340)
                                          -------   -------   -------   -------   -------
Increase (decrease) in cash.............       --        --        --        --        --
Cash at beginning of period.............       --        --        --        --        --
                                          -------   -------   -------   -------   -------
Cash at end of period...................  $    --   $    --   $    --   $    --   $    --
                                          =======   =======   =======   =======   =======

                See accompanying notes to financial statements.

                                   WLIT INC.

                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(1) ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying financial statements include the accounts of WLIT Inc. (the "Company"). The Company owns and operates a commercial radio station in the Chicago market, WLIT-FM, and is wholly owned by Viacom International Inc. ("Viacom" or "Parent"), a wholly owned subsidiary of Viacom, Inc.

     On February 16, 1997, Viacom International Inc. entered into a stock purchase agreement to sell all the issued and outstanding shares of capital stock of WAXQ Inc. and Riverside Broadcasting Co., Inc. in the New York City market, KYSR Inc. and KIBB Inc. in the Los Angeles market, Viacom Broadcasting East Inc. and WMZQ Inc. in the Washington, DC market, WLIT Inc. in the Chicago market and WDRQ Inc. in the Detroit market (collectively, the "Viacom Radio Properties") to Evergreen Media Corporation ("Evergreen") for $1.075 billion in cash ("Proposed Transaction"). The Proposed Transaction is expected to close after the expiration or termination of the applicable waiting periods under the HSR Act and approval by the Federal Communications Commission ("FCC"). Contemporaneous with this transaction, Evergreen entered into a joint purchase agreement with Chancellor Broadcasting Company ("Chancellor"), under which Chancellor agreed to acquire the Chicago, Detroit and Los Angeles Viacom Radio Properties referred to above for $480 million from Evergreen or from Viacom directly.

     The accompanying financial statements reflect the carve-out historical results of operations and financial position of WLIT Inc. These financial statements are not necessarily indicative of the results that would have occurred if the Company had been a separate stand-alone entity during the periods presented.

     The financial statements do not include Viacom's corporate assets or liabilities not specifically identifiable to the Company. Corporate overhead allocations have been included in the accompanying statements of earnings in corporate general and administrative expense and station operating expenses.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs are charged to expense when incurred.

  (b) Intangible Assets

     Intangible assets consist primarily of broadcast licenses. The Company amortizes such intangible assets using the straight-line method over 40 years. The Company continually evaluates the propriety of the carrying amount of intangible assets as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives. This evaluation consists of the projection of undiscounted operating income before depreciation, amortization, nonrecurring charges and interest over the remaining amortization periods of the related intangible assets. At this time, the Company believes that no significant impairment of intangible assets has occurred and that no reduction of the estimated useful lives is warranted.

  (c) Barter Transactions

     The Company trades commercial air time for goods and services used principally for promotional, sales and other business activities. An asset and liability are recorded at the fair market value of the goods or services to be received. Barter revenue is recorded and the liability relieved when commercials are broadcast and barter expense is recorded and the asset relieved when goods or services are received or used.

                                   WLIT INC.

  (d) Revenue Recognition

     Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

  (e) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the total of tax payable for the period and the change during the period in deferred tax assets and liabilities.

  (f) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

     The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

  (g) Fair Value

     The carrying amount of accounts receivable and accounts payable approximates fair value because of the short maturity of these instruments.

  (h) Disclosure of Certain Significant Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In the opinion of management, credit risk with respect to trade receivables is limited due to the large number of diversified customers in the Company's customer base. The Company performs ongoing credit evaluations of its customers and believes that adequate allowances for any uncollectible trade receivables are maintained. No one customer accounted for more than 10% of net revenues in 1994, 1995, or 1996.

  (i) Unaudited Interim Financial Information

     In the opinion of management, the unaudited interim combined financial statements as of and for the six months ended June 30, 1996 and 1997, reflect all adjustments, consisting of only normal and recurring items, which are necessary for a fair presentation of the results for the interim periods presented. The results for the interim periods ended June 30, 1996 and 1997 are not necessarily indicative of results to be expected for any other interim period or for the full year.

                                   WLIT INC.

(3) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1995 and 1996:

                                                           ESTIMATED
                                                          USEFUL LIFE    1995     1996
                                                          -----------   ------   ------
Broadcast facilities....................................  8-20 years    $1,116   $1,141
Office equipment and other..............................  5-8 years        791      868
Construction in progress................................                    13       13
                                                                        ------   ------
                                                                         1,920    2,022
Accumulated depreciation................................                 1,459    1,565
                                                                        ------   ------
                                                                        $  461   $  457
                                                                        ======   ======

(4) INTANGIBLE ASSETS

     Intangible assets at December 31, 1995 and 1996 consist of broadcast licenses which are being amortized over forty years and are presented net of accumulated amortization of $5,585 and $6,128, respectively.

(5) INCOME TAXES

     The Company's results of operations are included in the U.S. federal and certain combined and separate state income tax returns of Viacom International Inc.

     The tax provisions and deferred tax liabilities presented have been determined as if the Company were a stand-alone business filing separate tax returns. Current tax liabilities are recorded through the equity account with Viacom.

     Income tax expense (benefit) consists of:

                                                              1994     1995     1996
                                                             ------   ------   ------
Current:
  Federal..................................................  $1,588   $2,058   $2,391
  State and local..........................................     229      296      345
Deferred federal...........................................     (13)       5       (8)
                                                             ------   ------   ------
                                                             $1,804   $2,359   $2,728
                                                             ======   ======   ======

     A reconciliation of the U.S. Federal Statutory tax rate to the Company's effective tax rate on earnings before income taxes is as follows:

                                                              1994   1995   1996
                                                              ----   ----   ----
Statutory U.S. tax rate.....................................  35.0%  35.0%  35.0%
Amortization of intangibles.................................   4.7    3.4    2.9
State and local taxes, net of federal tax benefit...........   3.6    3.4    3.4
Other, net..................................................   0.2    0.2    0.2
                                                              ----   ----   ----
          Effective tax rate................................  43.5%  42.0%  41.5%
                                                              ====   ====   ====

     Deferred tax assets and liabilities are computed by applying the U.S. federal income tax rate in effect to the gross amounts of temporary differences and other tax attributes. These temporary differences are primarily the result of fixed asset basis differences and bad debt expense. Deferred tax assets and liabilities relating to state income taxes are not material.

                                   WLIT INC.

(6) DEBT AND INTEREST COST

     Viacom has not allocated any portion of its debt or related interest cost to the Company, and no portion of Viacom's debt is specifically related to the operations of the Company. Accordingly, the Company's financial statements include no charges for interest.

(7) RELATED PARTY TRANSACTIONS

     Intercompany balances between the Company and Viacom resulting from normal trade activity are reflected in Equity in the accompanying financial statements (see note 8).

     Viacom provides services for the Company in management, accounting and financial reporting, human resources, information systems, legal, tax and other corporate services. The allocation of these expenses, which is generally based on revenue dollars, is reflected in the accompanying financial statements as corporate general and administrative expense. Management believes that the method of allocation of corporate overhead is reasonable.

     Viacom has a noncontributory pension plan covering substantially all of its employees, including the employees of the Company. Costs related to this plan are allocated to the Company based on payroll dollars. The Company recognized expense related to this plan in the amounts of $67, $46 and $126 for 1994, 1995 and 1996, respectively. The assets and the related benefit obligation of the plan will not be transferred to the Company upon consummation of the Proposed Transaction, therefore, such assets and obligations are not included in the notes to the Company's financial statements.

     Viacom utilizes a centralized cash management system. As a result, the Company carries minimal cash. Disbursements are funded by the Parent upon demand and cash receipts are transferred to the Parent daily.

     The Company, from time to time, enters into transactions with companies owned by or affiliated with Viacom. Generally, services received from such related parties are charged to the Company at amounts which would be incurred in transactions between unrelated entities.

(8) EQUITY

     Equity represents Viacom's ownership interest in the recorded net assets of the Company. All cash transactions and intercompany transactions flow through the equity account. A summary of the activity is as follows:

                                                           1994      1995      1996
                                                          -------   -------   -------
Balance at beginning of period..........................  $19,642   $19,738   $19,658
Net earnings............................................    2,352     3,253     3,849
Net intercompany activity...............................   (2,256)   (3,333)   (3,722)
                                                          -------   -------   -------
Balance at end of period................................  $19,738   $19,658   $19,785
                                                          =======   =======   =======

                                   WLIT INC.

(9) COMMITMENTS AND CONTINGENCIES

     The Company has noncancelable operating leases, primarily for office space. These leases generally contain renewal options for periods ranging from 1 to 10 years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases (excluding those with lease terms of one month or less that were not renewed) was approximately $319, $337 and $327 during 1994, 1995 and 1996, respectively.

     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1996 are as follows:

YEAR ENDING
DECEMBER 31:
------------
   1997..................................................................  $  266
   1998..................................................................     291
   1999..................................................................     298
   2000..................................................................     287
   2001..................................................................     296
   Thereafter............................................................     103
                                                                           ------
                                                                           $1,541
                                                                           ======

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Chancellor Media Corporation of Los Angeles:

     We have audited the accompanying combined statement of assets acquired as of April 3, 1998 and the related combined statements of revenues and direct operating expenses of KBIG-FM, KLDE-FM, and WBIX-FM (formerly WNSR-FM), (collectively, the "Company"), for each of the three years ended December 31, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of assets acquired and the combined statements of revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying combined financial statements reflect the assets acquired and the revenues and direct operating expenses attributable to the Company as described in Note 1 and are not intended to be a complete presentation of the assets or revenues and expenses of the Company.


     In our opinion, the combined statement of assets acquired and statements of revenues and direct operating expenses present fairly, in all material respects, the assets described in Note 1 as of April 3, 1998 and the revenues and direct operating expenses as described in Note 1 for each of the three years ended December 31, 1997, in conformity with generally accepted accounting principles.


                                            PRICEWATERHOUSECOOPERS LLP

Dallas, Texas
February 16, 1999

                KBIG-FM, KLDE-FM AND WBIX-FM (FORMERLY WNSR-FM)

                     COMBINED STATEMENT OF ASSETS ACQUIRED
                             (DOLLARS IN THOUSANDS)

                                                              APRIL 3,
                                                                1998
                                                              --------
Property and equipment, net.................................   $5,699
Broadcast licenses..........................................       --
                                                               ------
                                                               $5,699
                                                               ======

    The accompanying notes are an integral part of the financial statements

                KBIG-FM, KLDE-FM, AND WBIX-FM (FORMERLY WNSR-FM)

         COMBINED STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
                             (DOLLARS IN THOUSANDS)

                                                                             THREE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,          MARCH 31,
                                               ---------------------------   -------------------
                                                1995      1996      1997       1997       1998
                                               -------   -------   -------   --------   --------
                                                                                 (UNAUDITED)
Total revenue................................  $55,125   $55,286   $44,738   $ 9,870    $10,109
Less agency commissions......................   (9,252)   (8,485)   (6,290)   (1,521)    (1,398)
                                               -------   -------   -------   -------    -------
          Net revenue........................   45,873    46,801    38,448     8,349      8,711
                                               -------   -------   -------   -------    -------
Direct operating expenses:
  Programming, technical and news............    7,933     7,081     6,906     1,820      1,690
  Sales and promotion........................   15,720    13,187    10,536     3,294      2,293
  Station general and administrative.........    4,981     5,437     5,064     1,754      1,674
  Depreciation expense.......................      976       975     1,000       250        185
                                               -------   -------   -------   -------    -------
          Total..............................   29,610    26,680    23,506     7,118      5,842
                                               -------   -------   -------   -------    -------
Excess of net revenues over direct operating
  expenses...................................  $16,263   $20,121   $14,942   $ 1,231    $ 2,869
                                               =======   =======   =======   =======    =======

    The accompanying notes are an integral part of the financial statements

                KBIG-FM, KLDE-FM, AND WBIX-FM (FORMERLY WNSR-FM)

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(1) ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying combined financial statements include the accounts of KBIG-FM, KLDE-FM and WBIX-FM (formerly WNSR-FM), (collectively, the "Company"). The Company operates three commercial radio stations, KBIG-FM in Los Angeles, KLDE-FM in Houston and WBIX-FM in New York. The Company is wholly owned by Bonneville International Corporation. Bonneville Holding Company is the licensee of the Company pursuant to certain licenses and authorizations issued by the Federal Communications Commission.

     On April 3, 1998, Bonneville International Corporation and Bonneville Holding Company (together, "Bonneville") exchanged KBIG-FM, KLDE-FM and WBIX-FM for Chancellor Media Corporation of Los Angeles ("CMCLA") stations WTOP-AM in Washington, KZLA-FM in Los Angeles and WGMS-FM in Washington plus $63,000 in cash under an asset exchange agreement. No liabilities were assumed by CMCLA in the transaction. The accompanying financial statements do not reflect any adjustments relating to this transaction. CMCLA operated KBIG-FM and KDLE-FM under time brokerage agreements from October 1, 1997 to April 3, 1998 and WBIX-FM from October 10, 1997 to April 3, 1998. Revenues and direct operating expenses of the Company included in the Combined Statements of Revenues and Direct Operating Expenses and recognized by CMCLA in its Consolidated Statement of Operations amounted to net revenue of approximately $9,959 and direct operating expenses of approximately $4,229 for the period ended December 31, 1997 and net revenue of approximately $8,711 and direct operating expenses of approximately $5,657 for the period ended March 31, 1998.

     The accompanying statement of assets acquired and statements of revenues and direct operating expenses have been prepared in accordance with generally accepted accounting principles and were derived from the historical accounting records of the Company. Significant intercompany balances and transactions have been eliminated in combination.

     The statement of assets acquired includes the assets of the Company, which were acquired by Chancellor Media Corporation of Los Angeles on April 3, 1998. This statement does not include cash, accounts receivable, prepaid or other assets, accounts payable, accrued expenses or other borrowings.

     The statements of revenues and direct operating expenses include the revenues and direct expenses directly attributable to each station. The statements do not include amortization expense, corporate general and administrative costs, interest expense, income taxes or the LMA fees earned by Bonneville pursuant to the time brokerage agreements.

     Complete financial statements, including historical balance sheets and statements of cash flows, were not prepared as Bonneville has not segregated indirect corporate operating cost information or related assets and liabilities for the Company in its accounting records.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation which approximates the appraised value of the assets at the date of exchange. The Company continually evaluates the propriety of the carrying amount of property and equipment to determine whether current events or circumstances warrant adjustment to the carrying value. Repairs and maintenance costs are charged to expense when incurred.

                KBIG-FM, KLDE-FM AND WBIX-FM (FORMERLY WNSR-FM)

  (b) Broadcast Licenses

     Broadcast licenses are stated at zero as Bonneville has not segregated the cost basis of such licenses to the station level. The Company continually evaluates the propriety of the carrying amount of broadcast licenses to determine whether current events or circumstances warrant adjustment to the carrying value.

  (c) Revenue Recognition

     Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

  (d) Disclosure of Certain Significant Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

  (e) Unaudited Interim Financial Information

     In the opinion of management, the unaudited interim combined statements of revenues and direct operating expenses for the three months ended March 31, 1998 and 1997, reflect all adjustments, consisting of only normal and recurring items, which are necessary for a fair presentation of the results for the interim period presented. The results for the interim periods are not necessarily indicative of results to be expected for any other interim periods or for the full year.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Chancellor Media Corporation of Los Angeles:

     We have audited the accompanying statement of assets acquired as of May 29, 1998 and the related statements of revenues and direct operating expenses of KODA-FM, (the "Company"), for each of the two years ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of assets acquired and the statements of revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying financial statements reflect the assets acquired and the revenues and direct operating expenses attributable to the Company as described in Note 1 and are not intended to be a complete presentation of the assets or revenues and expenses of the Company.


     In our opinion, the statement of assets acquired and statements of revenues and direct operating expenses present fairly, in all material respects, the assets described in Note 1 as of May 29, 1998 and the revenues and direct operating expenses as described in Note 1 for each of the two years ended December 31, 1997, in conformity with generally accepted accounting principles.


                                            PRICEWATERHOUSECOOPERS LLP

Dallas, Texas
February 16, 1999

                                    KODA-FM

                          STATEMENT OF ASSETS ACQUIRED
                             (DOLLARS IN THOUSANDS)

                                                              MAY 29,
                                                               1998
                                                              -------
Property and equipment, net.................................   $391
Broadcast license...........................................     --
                                                               ----
                                                               $391
                                                               ====

    The accompanying notes are an integral part of the financial statements

                                    KODA-FM

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
                             (DOLLARS IN THOUSANDS)

                                                              YEAR ENDED        THREE MONTHS
                                                             DECEMBER 31,      ENDED MARCH 31,
                                                           -----------------   ---------------
                                                            1996      1997      1997     1998
                                                           -------   -------   ------   ------
                                                                                 (UNAUDITED)
Total revenue............................................  $18,950   $20,869   $4,440   $5,044
Less agency commissions..................................   (2,605)   (2,889)    (608)    (691)
                                                           -------   -------   ------   ------
          Net revenue....................................   16,345    17,980    3,832    4,353
                                                           -------   -------   ------   ------
Direct operating expenses:
  Programming, technical and news........................    1,012       960      359      412
  Sales and promotion....................................    4,269     4,539      790      754
  Station general and administrative.....................    2,125     2,036      529      465
  Depreciation expense...................................      183       185       46       47
                                                           -------   -------   ------   ------
          Total..........................................    7,589     7,720    1,724    1,678
                                                           -------   -------   ------   ------
Excess of net revenues over direct operating expenses....  $ 8,756   $10,260   $2,108   $2,675
                                                           =======   =======   ======   ======

    The accompanying notes are an integral part of the financial statements

                                    KODA-FM

                       NOTES TO THE FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(1) ORGANIZATION AND BASIS OF PRESENTATION

     The accompanying financial statements include the accounts of KODA-FM, (the "Company"). The Company operates a commercial radio station, KODA-FM in Houston. The Company is wholly owned by Capstar Broadcasting Corporation ("Capstar") and formerly owned by SFX Broadcasting, Inc. ("SFX") prior to Capstar's acquisition of SFX.

     On May 29, 1998, Capstar exchanged KODA-FM for Chancellor Media Corporation of Los Angeles ("CMCLA") stations WAPE-FM and WFYV-FM in Jacksonville under an asset exchange agreement. As part of the transaction, CMCLA also paid cash of $90,250 to the owners of KVET-AM, KVET-FM and KASE-FM, who simultaneously transferred such stations to Capstar. No liabilities were assumed by CMCLA in the transaction. The accompanying financial statements do not reflect any adjustments relating to this transaction.

     The accompanying statement of assets acquired and statements of revenues and direct operating expenses have been prepared in accordance with generally accepted accounting principles and were derived from the historical accounting records of the Company.

     The statement of assets acquired includes the assets of the Company, which were acquired by Chancellor Media Corporation of Los Angeles on May 29, 1998. This statement does not include cash, accounts receivable, prepaid or other assets, accounts payable, accrued expenses or other borrowings.

     The statements of revenues and direct operating expenses include the revenues and direct expenses directly attributable to each station. The statements do not include amortization expense, corporate general and administrative costs, interest expense or income taxes.

     Complete financial statements, including historical balance sheets and statements of cash flows, were not prepared as Capstar and SFX had not segregated indirect corporate operating cost information or related assets and liabilities for the Company in its accounting records.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation which approximates the appraised value of the assets at the date of exchange. The Company continually evaluates the propriety of the carrying amount of property and equipment to determine whether current events or circumstances warrant adjustment to the carrying value. Repairs and maintenance costs are charged to expense when incurred.

  (b) Broadcast Licenses

     Broadcast licenses are stated at zero as Capstar has not segregated the cost basis of such licenses to the station level. The Company continually evaluates the propriety of the carrying amount of broadcast licenses to determine whether current events or circumstances warrant adjustment to the carrying value.

  (c) Revenue Recognition

     Revenue is derived primarily from the sale of commercial announcements to local and national advertisers. Revenue is recognized as commercials are broadcast.

                                    KODA-FM

  (d) Disclosure of Certain Significant Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

  (e) Unaudited Interim Financial Information

     In the opinion of management, the unaudited interim statements of revenues and direct operating expenses for the three months ended March 31, 1998 and 1997, reflect all adjustments, consisting of only normal and recurring items, which are necessary for a fair presentation of the results for the interim period presented. The results for the interim periods are not necessarily indicative of results to be expected for any other interim periods or for the full year.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
The Broadcast Group, Inc.
Detroit, Michigan

     We have audited the accompanying balance sheets of The Broadcast Group, Inc. as of December 31, 1998 and 1997, and the related statements of stockholder's equity (deficit), income, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Broadcast Group, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                            KLEIMAN, CARNEY & GREENBAUM
                                            Certified Public Accountants


February 18, 1999, except


  the third paragraph of


  Note 1 as to which the


  date is April 23, 1999

                           THE BROADCAST GROUP, INC.

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1997

                                     ASSETS

                                                                 1998         1997
                                                              ----------   -----------
CURRENT ASSETS
  Cash......................................................  $   15,864   $   157,168
  Accounts receivable (less allowance for uncollectible
     accounts of $259,182 and $343,000, respectively).......   1,096,779     2,429,832
  Prepaid expenses and deposits.............................      35,856       112,168
                                                              ----------   -----------
          Total Current Assets..............................   1,148,499     2,699,168
                                                              ----------   -----------
PROPERTY AND EQUIPMENT
  Land......................................................   1,225,800     1,225,800
  Buildings and improvements................................     724,117       713,070
  Broadcast equipment.......................................   1,092,151     1,090,911
  Office furniture and equipment............................     807,873       765,791
                                                              ----------   -----------
                                                               3,849,941     3,795,572
     Less: Accumulated depreciation.........................   2,078,969     1,994,509
                                                              ----------   -----------
                                                               1,770,972     1,801,063
                                                              ----------   -----------
OTHER ASSETS
  Licenses, goodwill and network affiliation costs..........   2,911,200     2,911,200
  Lease acquisition costs...................................     775,000       775,000
                                                              ----------   -----------
                                                               3,686,200     3,686,200
     Less: Accumulated amortization.........................   1,829,656     1,726,441
                                                              ----------   -----------
                                                               1,856,544     1,959,759
                                                              ----------   -----------
          TOTAL ASSETS......................................  $4,776,015   $ 6,459,990
                                                              ==========   ===========

                    LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

CURRENT LIABILITIES
  Note payable -- parent company (due on demand with
     interest at 5.56%).....................................  $3,229,341   $ 7,984,408
  Accounts payable..........................................     105,285       266,841
  Accrued expenses
     Salaries and commissions...............................     113,807       113,770
     Taxes, other than income...............................      18,441        23,403
     Profit sharing plan contribution.......................      21,000        36,000
                                                              ----------   -----------
          Total Current Liabilities.........................   3,487,874     8,424,422
                                                              ----------   -----------
STOCKHOLDER'S EQUITY (DEFICIT)
  Common stock, $1 par value, 10,000 shares authorized,
     issued and outstanding.................................      10,000        10,000
  Excess of amount paid in over par value of stock..........   1,280,972     1,280,972
  Deficit...................................................      (2,831)   (3,255,404)
                                                              ----------   -----------
          Total Stockholder's Equity (Deficit)..............   1,288,141    (1,964,432)
                                                              ----------   -----------
          TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY
            (DEFICIT).......................................  $4,776,015   $ 6,459,990
                                                              ==========   ===========

                 See accompanying Notes to Financial Statements

                           THE BROADCAST GROUP, INC.

                  STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                          1997                                      1998
                                  -----------------------------------------------------   -------------------------
                                                   STOCK
                                   BALANCE,     REDEMPTION                   BALANCE                     BALANCE
                                  JANUARY 1,        AND          NET       DECEMBER 31,      NET       DECEMBER 31,
                                     1997       RETIREMENT      INCOME         1997         INCOME         1998
                                  -----------   -----------   ----------   ------------   ----------   ------------
Preferred stock.................  $    20,000   $   (20,000)  $       --   $        --    $       --    $       --
Common stock....................       10,000            --           --        10,000            --        10,000
Excess of amount paid in over
  par value of stock............    9,545,380    (8,264,408)          --     1,280,972            --     1,280,972
Deficit.........................   (6,329,466)           --    3,074,062    (3,255,404)    3,252,573        (2,831)
                                  -----------   -----------   ----------   -----------    ----------    ----------
    TOTAL STOCKHOLDER'S EQUITY
      (DEFICIT).................  $ 3,245,914   $(8,284,408)  $3,074,062   $(1,964,432)   $3,252,573    $1,288,141
                                  ===========   ===========   ==========   ===========    ==========    ==========

                 See accompanying Notes to Financial Statements

                           THE BROADCAST GROUP, INC.

                              STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                                 1998          1997
                                                              -----------   -----------
REVENUE
  AM and FM sales...........................................  $11,828,487   $13,404,597
  Time brokerage fees.......................................    1,049,067            --
  Barter sales..............................................      223,875       391,032
                                                              -----------   -----------
     Total Revenue..........................................   13,101,429    13,795,629
  Less: Commissions -- agencies and representatives.........    1,328,941     1,656,154
                                                              -----------   -----------
          Net Revenue.......................................   11,772,488    12,139,475
                                                              -----------   -----------
OPERATING EXPENSES
  Technical.................................................      223,470       212,528
  Program...................................................    2,230,239     2,582,531
  Selling...................................................    2,532,026     3,141,371
  General and administrative................................    1,164,505     1,195,355
  Amortization..............................................      103,215       103,215
  Depreciation..............................................       84,460        80,413
                                                              -----------   -----------
          Total Operating Expenses..........................    6,337,915     7,315,413
                                                              -----------   -----------
          INCOME BEFORE INTEREST AND INCOME TAXES...........    5,434,573     4,824,067
                                                              -----------   -----------
Interest....................................................      332,000            --
                                                              -----------   -----------
          INCOME BEFORE INCOME TAXES........................    5,102,573     4,824,062
Income Taxes................................................    1,850,000     1,750,000
                                                              -----------   -----------
          NET INCOME........................................  $ 3,252,573   $ 3,074,062
                                                              ===========   ===========


                 See accompanying Notes to Financial Statements

                           THE BROADCAST GROUP, INC.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                 1998          1997
                                                              -----------   -----------
OPERATING ACTIVITIES
  Net income................................................  $ 3,252,573   $ 3,074,062
  Depreciation and amortization, charged to net income, not
     requiring the use of cash..............................      187,675       183,628
  Changes in operating assets and liabilities that provide
     (use) cash
     Accounts receivable....................................    1,333,053      (104,671)
     Prepaid expenses and deposits..........................       76,312       (27,479)
     Accounts payable.......................................     (161,556)     (126,758)
     Accrued expenses.......................................      (19,925)      (68,381)
                                                              -----------   -----------
          Cash Provided by Operating Activities.............    4,668,132     2,930,401
                                                              -----------   -----------
INVESTING ACTIVITIES
  Purchases of property and equipment.......................      (54,369)      (81,679)
FINANCING ACTIVITIES
  Payments on note payable to parent company................   (4,755,067)     (300,000)
  Repayment of loans payable to parent company..............           --    (2,523,670)
                                                              -----------   -----------
          Cash Used by Financing Activities.................   (4,755,067)   (2,823,670)
          INCREASE (DECREASE) IN CASH.......................     (141,304)       25,052
CASH, BEGINNING OF YEAR.....................................      157,168       132,116
                                                              -----------   -----------
          CASH, END OF YEAR.................................  $    15,864   $   157,168
                                                              ===========   ===========
SUPPLEMENTAL DISCLOSURE
  Cash paid during the year for income taxes................  $ 1,850,000   $ 1,750,000
                                                              ===========   ===========
  Cash paid during the year for interest....................  $   332,000   $        --
                                                              ===========   ===========
SCHEDULE OF SIGNIFICANT NON-CASH FINANCING TRANSACTIONS
  Demand promissory note exchanged for redemption and
     retirement of preferred stock..........................  $        --   $ 8,284,408
                                                              ===========   ===========

                 See accompanying Notes to Financial Statements

                           THE BROADCAST GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1998 AND 1997

NOTE 1 -- SIGNIFICANT EVENT


     In September, 1998, the Company entered into an agreement to sell all of its operating assets to Chancellor Media Corporation ("Chancellor") at a price substantially in excess of net book value. The sale is expected to close during the second quarter of 1999.



     In conjunction with the pending sale, the Company also entered into a "time brokerage agreement" with Chancellor that commenced on November 5, 1998. This agreement transfers substantially all the operations of the Company to Chancellor, until the sale is consummated, for a monthly payment of $562,000.



     The results of operations for the stations from November 5 through December 31, 1998 recognized by Chancellor are as follows:



Total Revenue...............................................  $2,307,845
Less Commissions............................................     256,942
                                                              ----------
          Net Revenue.......................................   2,050,903
Direct Operating Expenses
  Technical.................................................      21,041
  Program...................................................     363,842
  Selling...................................................     419,142
  General and Administrative................................     150,952
                                                              ----------
          Total Operating Expenses..........................     954,977
                                                              ----------
Excess of net revenue over direct operating expenses........  $1,095,926
                                                              ==========


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  (a) Business Activity

     The Company operated two radio stations, one AM and one FM in Phoenix, Arizona. Both stations received revenues from local, regional and national advertisers.

  (b) Cash

     The Company maintains cash accounts in a financial institution which, at times, exceed federally insured amounts.

  (c) Property and Depreciation

     All tangible property is recorded at cost. Expenditures for maintenance and repairs are charged to operations in the year incurred. For financial statement purposes, property is depreciated using the straight line method over the following estimated useful lives:

Buildings and improvements..............................  10-33 years
Broadcast equipment.....................................     10 years
Office furniture and equipment..........................    5-7 years

  (d) Other Assets

     The following costs are being amortized using the straight line method over the following lives:

Licenses, goodwill and network affiliation costs...........  40 years
Lease acquisition costs....................................  23 years

                           THE BROADCAST GROUP, INC.

  (e) Income Taxes

     The Broadcast Group, Inc. is a wholly owned subsidiary of The Wolpin Co. and files a consolidated income tax return with its Parent. Differences in financial and tax reporting for depreciation, amortization and accrued expenses are not significant and, accordingly, no deferred income tax expense or liability is reflected herein.

  (f) Profit Sharing Plan

     The Company established a 401(k) employee elective wage deferral plan with a matching employer contribution. A matching contribution and administration fee of $25,148 and $43,275 were expensed for the years ended December 31, 1998 and 1997, respectively.

     The 1998 employer matching contribution was significantly reduced by the termination of substantially all of the Company's employees on November 5, 1998. (See Note 1).

  (g) Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 3 -- ASSETS PLEDGED

     Substantially all of the Company's assets are pledged as collateral under the terms of a bank debt agreement entered into by the Parent Company.

NOTE 4 -- RELATED ENTITY TRANSACTIONS

     Shareholders of the parent company, The Wolpin Co., are active in the administration and management of The Broadcast Group, Inc. The Parent Company charged administration and management fees of $350,000 for their services in each of the years ended December 31, 1998 and 1997.

NOTE 5 -- STOCKHOLDER'S EQUITY (DEFICIT)

     On December 31, 1997, the Company redeemed, from its Parent Company, all 2,000 outstanding shares of its non-voting preferred stock. The redemption price of $8,284,408 represents the original issue price plus an 11% accumulated dividend.

     The Company executed a demand promissory note with interest at 5.56% in exchange for the shares.

             ------------------------------------------------------
             ------------------------------------------------------


     WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT THE TRANSACTIONS WE DISCUSS IN THIS PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS WE INCORPORATE HEREIN BY REFERENCE. IF YOU ARE GIVEN ANY INFORMATION OR REPRESENTATIONS ABOUT THESE MATTERS THAT IS NOT DISCUSSED OR INCORPORATED IN THIS PROSPECTUS, YOU MUST NOT RELY ON THAT INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES ANYWHERE OR TO ANYONE WHERE OR TO WHOM WE ARE NOT PERMITTED TO OFFER OR SELL SECURITIES UNDER APPLICABLE LAW. THE DELIVERY OF THIS PROSPECTUS OFFERED HEREBY DOES NOT, UNDER ANY CIRCUMSTANCES, MEAN THAT THERE HAS NOT BEEN A CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS. IT ALSO DOES NOT MEAN THAT THE INFORMATION IN THIS PROSPECTUS OR IN THE DOCUMENTS WE INCORPORATE HEREIN BY REFERENCE IS CORRECT AFTER THIS DATE.


                         ------------------------------

                               TABLE OF CONTENTS


                                             PAGE
                                             ----
Prospectus Summary.........................    1
Risk Factors...............................   15
Cautionary Statement Regarding Forward-
  Looking Statements.......................   22
Use of Proceeds............................   23
Capitalization.............................   23
Business...................................   25
Where You Can Find More Information........   50
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   51
Management and Board of Directors..........   59
Security Ownership of Certain Beneficial
  Owners and Management....................   81
Certain Relationships and Related
  Transactions.............................   84
The Exchange Offer.........................   87
Description of the New Notes...............   96
Book-Entry; Delivery and Form..............  127
Description of Certain Indebtedness........  129
Material Federal Income Tax
  Considerations...........................  145
Plan of Distribution.......................  145
Legal Matters..............................  146
Experts....................................  146
Pro Forma Financial Information............  P-1
Index to Financial Statements..............  F-1


                         ------------------------------


     UNTIL          , 1999, ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES,
WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ------------------------------------------------------
             ------------------------------------------------------

             ------------------------------------------------------
             ------------------------------------------------------
                             OFFER TO EXCHANGE ALL
                                  OUTSTANDING
                                   8% SENIOR
                                 NOTES DUE 2008
                                      FOR
                                   8% SENIOR
                                 NOTES DUE 2008
                        CHANCELLOR MEDIA CORPORATION OF
                                  LOS ANGELES
                           -------------------------

                                   PROSPECTUS
                           -------------------------
                                              , 1999
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the General Corporation Law of the State of Delaware ("DGCL") empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which he actually and reasonably incurred in connection therewith.


Our Certificate of Incorporation, as amended, provides that none of our directors shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:



- for any breach of the director's duty of loyalty to us or our stockholders,



- for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,



- under Section 174 of the DGCL, or



- for any transaction from which the director derived an improper personal benefit.



Our Certificate of Incorporation also provides that we shall indemnify every person who is or was a party or is or was threatened to be made a party to any action suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation or, while a director or officer or employee of the corporation, is or was serving at the request of the corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by him in connection with such action, suit or proceeding, to the full extent permitted by applicable law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

A. Exhibits




        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         2.11(h)         -- Agreement and Plan of Merger by and among Pyramid
                            Communications, Inc., Evergreen Media Corporation and
                            Evergreen Media/Pyramid Corporation dated as of July 14,
                            1995 (see table of contents for list of omitted exhibits
                            and schedules).
         2.11A(i)        -- Amendment to Plan and Agreement of Merger by and among
                            Pyramid Communications, Inc., Evergreen Media Corporation
                            and Evergreen Media/Pyramid Corporation dated September
                            7, 1995.
         2.11B(i)        -- Amendment to Plan and Agreement of Merger by and among
                            Pyramid Communications, Inc., Evergreen Media Corporation
                            and Evergreen Media/Pyramid Corporation dated January 11,
                            1996.
         2.12(j)         -- Purchase Agreement between Fairbanks Communications, Inc.
                            and Evergreen Media Corporation dated October 12, 1995
                            (see table of contents for list of omitted exhibits and
                            schedules).
         2.13(n)         -- Option Agreement dated as of January 9, 1996 between
                            Chancellor Broadcasting Company and Evergreen Media
                            Corporation (including Form of Advertising Brokerage
                            Agreement and Form of Asset Purchase Agreement).
         2.14(o)         -- Asset Purchase Agreement dated April 4, 1996 between
                            American Radio Systems Corporation and Evergreen Media
                            Corporation of Buffalo (see table of contents for list of
                            omitted exhibits and schedules).
         2.15(o)         -- Asset Purchase Agreement dated April 11, 1996 between
                            Mercury Radio Communications, L.P. and Evergreen Media
                            Corporation of Los Angeles, Evergreen Media/Pyramid
                            Holdings Corporation, WHTT (AM) License Corp. and WHTT
                            (FM) License Corp. (see table of contents for list of
                            omitted exhibits and schedules).
         2.16(o)         -- Asset Purchase Agreement dated April 19, 1996 between
                            Crescent Communications L.P. and Evergreen Media
                            Corporation of Los Angeles (see table of contents for
                            list of omitted exhibits and schedules).
         2.17(p)         -- Asset Purchase Agreement dated June 13, 1996 between
                            Evergreen Media Corporation of Los Angeles and Greater
                            Washington Radio, Inc. (see table of contents for list of
                            omitted exhibits and schedules).
         2.18(p)         -- Asset Exchange Agreement dated June 13, 1996 among
                            Evergreen Media Corporation of Los Angeles, Evergreen
                            Media Corporation of the Bay State, WKLB License Corp.,
                            Greater Media Radio, Inc. and Greater Washington Radio,
                            Inc. (see table of contents for list of omitted exhibits
                            and schedules).
         2.19(p)         -- Purchase Agreement dated June 27, 1996 between WEDR,
                            Inc., and Evergreen Media Corporation of Los Angeles (See
                            table of contents for list of omitted schedules).
         2.20(p)         -- Time Brokerage Agreement dated July 10, 1996 by and
                            between Evergreen Media Corporation of Detroit, as
                            Licensee, and Kidstar Interactive Media Incorporated, as
                            Time Broker.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         2.21(p)         -- Asset Purchase Agreement dated July 15, 1996 by and among
                            Century Chicago Broadcasting L.P., Century Broadcasting
                            Corporation, Evergreen Media Corporation of Los Angeles
                            and Evergreen Media Corporation of Chicago.
         2.22(p)         -- Asset Purchase Agreement dated August 12, 1996 by and
                            among Chancellor Broadcasting Company, Shamrock
                            Broadcasting, Inc. and Evergreen Media Corporation of the
                            Great Lakes.
         2.23(p)         -- Asset Purchase Agreement dated as of August 12, 1996
                            between Secret Communications Limited Partnership and
                            Evergreen Media Corporation of Los Angeles (WQRS-FM) (See
                            table of contents for list of omitted exhibits and
                            schedules).
         2.24(p)         -- Asset Purchase Agreement dated as of August 12, 1996
                            between Secret Communications Limited Partnership and
                            Evergreen Media Corporation of Los Angeles (See table of
                            contents for list of omitted schedules).
         2.25(q)         -- Letter of intent dated August 27, 1996 between EZ
                            Communications, Inc. and Evergreen Media Corporation.
         2.26(q)         -- Asset Purchase Agreement dated September 19, 1996 between
                            Beasley-FM Acquisition Corp., WDAS License Limited
                            Partnership and Evergreen Media Corporation of Los
                            Angeles.
         2.27(q)         -- Asset Purchase Agreement dated September 19, 1996 between
                            The Brown Organization and Evergreen Media Corporation of
                            Los Angeles.
         2.28(r)         -- Stock Purchase Agreement by and between Viacom
                            International Inc. and Evergreen Media Corporation of Los
                            Angeles, dated February 16, 1997 (See table of contents
                            for omitted schedules and exhibits).
         2.29(r)         -- Agreement and Plan of Merger, by and among Evergreen
                            Media Corporation, Chancellor Broadcasting Company and
                            Chancellor Radio Broadcasting Company, dated as of
                            February 19,1997.
         2.30(r)         -- Stockholders Agreement, by and among Chancellor
                            Broadcasting Company, Evergreen Media Corporation, Scott
                            K. Ginsburg (individually and as custodian for certain
                            shares held by his children), HM2/Chancellor, L.P.,
                            Hicks, Muse, Tate & First Equity Fund 11, L.P., HM2/HMW,
                            L.P., The Chancellor Business Trust, HM2/HMD Sacramento
                            GP, L.P., Thomas O. Hicks, as Trustee of the William Cree
                            Hicks 1992 Irrevocable Trust, Thomas O. Hicks, as Trustee
                            of the Catherine Forgave Hicks 1993 Irrevocable Trust,
                            Thomas O. Hicks, as Trustee of the John Alexander Hicks
                            1984 Trust, Thomas O. Hicks, as Trustee of the Mack
                            Hardin Hicks 1984 Trust, Thomas O. Hicks, as Trustee of
                            Robert Bradley Hicks 1984 Trust, Thomas O. Hicks, as
                            Trustee of the Thomas O. Hicks, Jr. 1984 Trust, Thomas O.
                            Hicks and H. Rand Reynolds, as Trustees for the Muse
                            Children's GS Trust, and Thomas O. Hicks, dated as of
                            February 19, 1997.
         2.31(r)         -- Joint Purchase Agreement, by and among Chancellor Radio
                            Broadcasting Company, Chancellor Broadcasting Company,
                            Evergreen Media Corporation of Los Angeles, and Evergreen
                            Media Corporation, dated as of February 19, 1997.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         2.32(s)         -- Asset Exchange Agreement, by and among EZ Communications,
                            Inc., Professional Broadcasting Incorporated, EZ
                            Philadelphia, Inc., Evergreen Media Corporation of Los
                            Angeles, Evergreen Media Corporation of Charlotte,
                            Evergreen Media Corporation of the East, Evergreen Media
                            Corporation of Carolinaland, WBAV/WBAV-FM/ WPEG License
                            Corp. and WRFX License Corp., dated as of December 5,
                            1996 (See table of contents for list of omitted
                            schedules).
         2.33(s)         -- Asset Purchase Agreement, by and among EZ Communications,
                            Inc., Professional Broadcasting Incorporated, EZ
                            Charlotte, Inc., Evergreen Media Corporation of Los
                            Angeles, Evergreen Media Corporation of the East and
                            Evergreen Media Corporation of Carolinaland, dated as of
                            December 5, 1996 (See table of contents for list of
                            omitted schedules).
         2.34(t)         -- Asset Purchase Agreement by and between Pacific and
                            Southern Company, Inc. and Evergreen Media Corporation of
                            Los Angeles (re: WGCI-AM and WGCI-FM), dated as of April
                            4, 1997 (see table of contents for list of omitted
                            schedules and exhibits).
         2.35(t)         -- Asset Purchase Agreement by and between Pacific and
                            Southern Company, Inc. and Evergreen Media Corporation of
                            Los Angeles (re: KKBQ-AM and KKBQ-FM), dated as of April
                            4, 1997 (see table of contents for list of omitted
                            schedules and exhibits).
         2.36(t)         -- Asset Purchase Agreement by and between Pacific and
                            Southern Company, Inc. and Evergreen Media Corporation of
                            Los Angeles (re: KHKS-FM), dated as of April 4, 1997 (see
                            table of contents for list of omitted schedules and
                            exhibits).
         2.41(y)         -- Amended and Restated Agreement and Plan of Merger among
                            Chancellor Broadcasting Company, Chancellor Radio
                            Broadcasting Company, Evergreen Media Corporation,
                            Evergreen Mezzanine Holdings Corporation and Evergreen
                            Media Corporation of Los Angeles, dated as of February
                            19, 1997, amended and restated as of July 31, 1997.
         2.42(gg)        -- Option Agreement, by and among Evergreen Media
                            Corporation, Chancellor Broadcasting Company, Bonneville
                            International Corporation and Bonneville Holding Company,
                            dated as of August 6, 1997.
         2.43(ss)        -- Letter Agreement, dated February 20, 1998, between CMCLA and Capstar Broadcasting Corporation.
         2.44(yy)        -- Amendment No. 1, dated May 19, 1998, to Letter Agreement dated February 20, 1998, between CMCLA and Capstar
                            Broadcasting Corporation.
         2.45(yy)        -- Unit and Stock Purchase Agreement by and among CMCLA,
                            Martin Media, L.P., Martin & MacFarlane, Inc., Nevada
                            Outdoor Systems, Inc., MW Sign Corp. and certain sellers
                            named therein, dated as of June 19, 1998 (see table of
                            contents for list of omitted schedules and exhibits).
         2.46(yy)        -- Agreement and Plan of Merger between Chancellor Media
                            Corporation and Ranger Equity Holdings Corporation dated
                            as of July 7, 1998.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         2.47(yy)        -- Asset Purchase Agreement: dated August 11, 1998, between
                            Chancellor Media Corporation of Los Angeles and
                            Independent Group Limited Partnership.
         2.48(yy)        -- Asset Purchase Agreement, dated August 11, 1998, between
                            Chancellor Media Corporation of Los Angeles and Zapis
                            Communications Corporation.
         2.49(yy)        -- Stock Purchase Agreement, dated August 11, 1998, among
                            Chancellor Media Corporation of Los Angeles, Young Ones,
                            Inc., Zebra Broadcasting Corporation and the Sellers
                            named therein.
         2.50(yy)        -- Stock Purchase Agreement, dated August 11, 1998, among
                            Chancellor Media Corporation of Los Angeles, ML Media
                            Partners LP., Wincom Broadcasting Corporation and WIN
                            Communications, Inc.
         2.51(yy)        -- Stock Purchase and Merger Agreement, dated July 9, 1998, by and among Chancellor Media Corporation, Chancellor
                            Mexico LLC, Grupo Radio Centro, S.A. De C.V., and the
                            Selling Shareholders.
         2.52(ddd)       -- Agreement and Plan of Merger among Chancellor Media
                            Corporation, Capstar Broadcasting Corporation and CBC
                            Acquisition Company, Inc., dated as of August 26, 1998.
         2.53(zz)        -- Asset Purchase Agreement, dated August 30, 1998, by and among Chancellor Media Corporation of Los Angeles,
                            Whiteco Industries Inc. and Metro Management Associates.
         3.3(ff)         -- Certificate of Incorporation of Chancellor Media
                            Corporation of Los Angeles, formerly known as Evergreen
                            Media Corporation.
         3.3A(pp)        -- Amendment to Certificate of Incorporation of Chancellor
                            Media Corporation of Los Angeles, filed September 5,
                            1997.
         3.3B(uu)        -- Amendment to the Certificate of Incorporation of
                            Chancellor Media Corporation, filed October 28, 1997.
         3.4(ff)         -- Bylaws of Chancellor Media Corporation of Los Angeles.
         3.5(zz)         -- Certificate of Incorporation of Chancellor Media of the
                            Lone Star State.
         3.6(zz)         -- Bylaws of Chancellor Media Corporation of the Lone Star
                            State.
         3.7(zz)         -- Certificate of Incorporation of KZPS/KDGE License Corp.
         3.8(zz)         -- Bylaws of KZPS/KDGE License Corp.
         3.9(zz)         -- Certificate of Incorporation of Chancellor Media
                            Corporation of California.
         3.10(zz)        -- Bylaws of Chancellor Media Corporation of California.
         3.11(zz)        -- Certificate of Incorporation of KIOI License Corp.
         3.12(zz)        -- Bylaws of KIOI License Corp.
         3.13(zz)        -- Certificate of Incorporation of Chancellor Media
                            Corporation of Illinois.
         3.14(zz)        -- Bylaws of Chancellor Media Corporation of Illinois.
         3.21(zz)        -- Certificate of Incorporation of Chancellor Media
                            Corporation of Massachusetts.
         3.22(zz)        -- Bylaws of Chancellor Media Corporation of Massachusetts.
         3.23(zz)        -- Certificate of Incorporation of Chancellor Media
                            Pennsylvania License Corp.
         3.24(zz)        -- Bylaws of Chancellor Media Pennsylvania License Corp.
         3.25(zz)        -- Certificate of Incorporation of Chancellor Media
                            Corporation of Miami.
         3.26(zz)        -- Bylaws of Chancellor Media Corporation of Miami.
         3.29(zz)        -- Agreement of Limited Partnership of Chancellor Media
                            Corporation of Houston Limited Partnership.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         3.30(zz)        -- Certificate of Incorporation of Chancellor Media
                            Corporation of Houston.
         3.31(zz)        -- Bylaws of Chancellor Media Corporation of Houston.
         3.32(zz)        -- Certificate of Incorporation of Chancellor Media
                            Corporation of the Keystone State.
         3.33(zz)        -- Bylaws of Chancellor Media Corporation of the Keystone
                            State.
         3.36(zz)        -- Certificate of Incorporation of Chancellor Media
                            Corporation of Charlotte.
         3.37(zz)        -- Bylaws of Chancellor Media Corporation of Charlotte.
         3.38(zz)        -- Certificate of WIOQ License Corp.
         3.39(zz)        -- Bylaws of WIOQ License Corp.
         3.40(zz)        -- Certificate of Incorporation of Chancellor Media
                            Corporation of Washington, D.C.
         3.41(zz)        -- Bylaws of Chancellor Media Corporation of Washington,
                            D.C.
         3.42(zz)        -- Certificate of Incorporation of Chancellor Media
                            Corporation of St. Louis.
         3.43(zz)        -- Bylaws of Chancellor Media Corporation of St. Louis.
         3.46(zz)        -- Certificate of Incorporation of Chancellor Media/WAXQ
                            Inc.
         3.47(zz)        -- Bylaws of Chancellor Media/WAXQ Inc.
         3.48(zz)        -- Certificate of WAXQ License Corp.
         3.49(zz)        -- Bylaws of WAXQ License Corp.
         3.52(zz)        -- Certificate of Incorporation of Chancellor
                            Media/Riverside Broadcasting Co., Inc.
         3.53(zz)        -- Bylaws of Chancellor Media/Riverside Broadcasting Co.,
                            Inc.
         3.54(zz)        -- Certificate of Incorporation of WLTW License Corp.
         3.55(zz)        -- Bylaws of WLTW License Corp.
         3.60(zz)        -- Certificate of Incorporation of Chancellor Media Licensee
                            Company.
         3.61(zz)        -- Bylaws of Chancellor Media Licensee Company.
         3.64(zz)        -- Certificate of Incorporation of Chancellor Media/Shamrock
                            Broadcasting, Inc.
         3.65(zz)        -- Amended and Restated Bylaws of Chancellor Media/Shamrock
                            Broadcasting, Inc.
         3.70(zz)        -- Articles of Incorporation of Chancellor Media/Shamrock
                            Broadcasting of Texas, Inc.
         3.71(zz)        -- Amended and Restated Bylaws of Chancellor Media/Shamrock
                            Broadcasting of Texas, Inc.
         3.72(zz)        -- Limited Liability Company Agreement of Chancellor
                            Media/Shamrock Radio Licenses, LLC.
         3.73(zz)        -- Certificate of Incorporation of Chancellor Media Outdoor
                            Corporation.
         3.74(zz)        -- Bylaws of Chancellor Media Outdoor Corporation.
         3.75(zz)        -- Certificate of Incorporation of Chancellor Media Nevada
                            Sign Corporation.
         3.76(zz)        -- Bylaws of Chancellor Media Nevada Sign Corporation.
         3.77(zz)        -- Certificate of Incorporation of Chancellor Media MW Sign
                            Corporation.
         3.78(zz)        -- Bylaws of Chancellor Media MW Sign Corporation.
         3.79(zz)        -- Certificate of Incorporation of Chancellor Media Martin
                            Corporation.
         3.80(zz)        -- Bylaws of Chancellor Media Martin Corporation.
         3.81(zz)        -- Articles of Incorporation of Western Poster, Inc.
         3.82(zz)        -- Bylaws of Western Poster, Inc.
         3.83(zz)        -- Certificate of Incorporation of The AMFM Radio Networks,
                            Inc.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         3.84(zz)        -- Bylaws of The AMFM Radio Networks, Inc.
         3.85(zz)        -- Certificate of Incorporation of Chancellor Media Air
                            Services Corporation.
         3.86(zz)        -- Bylaws of Chancellor Media Air Services Corporation.
         3.87(zz)        -- Certificate of Incorporation of Chancellor Media Whiteco
                            Outdoor Corporation.
         3.88(zz)        -- Bylaws of Chancellor Media Whiteco Outdoor Corporation.
         3.91(zz)        -- Articles of Organization of Broadcast Architecture, Inc.
         3.92(zz)        -- Bylaws of Broadcast Architecture, Inc.
         3.93(zz)        -- Agreement of Limited Partnership of Martin Media.
         3.94(zz)        -- Articles of Incorporation of Dowling Company
                            Incorporated.
         3.95(zz)        -- Bylaws of Dowling Company Incorporated.
         3.102(zz)       -- Certificate of Incorporation of Katz Media Corporation.
         3.103(zz)       -- Bylaws of Katz Media Corporation.
         3.104(zz)       -- Certificate of Incorporation of Katz Communications, Inc.
         3.105(zz)       -- Bylaws of Katz Communications, Inc.
         3.106(zz)       -- Certificate of Incorporation of Katz Millennium
                            Marketing, Inc.
         3.107(zz)       -- Bylaws of Katz Millennium Marketing, Inc.
         3.108(zz)       -- Certificate of Incorporation of Amcast Radio Sales, Inc.
         3.109(zz)       -- Bylaws of Amcast Radio Sales, Inc.
         3.110(zz)       -- Certificate of Incorporation of Christal Radio Sales,
                            Inc.
         3.111(zz)       -- Amended and Restated Bylaws of Christal Radio Sales, Inc.
         3.112(zz)       -- Certificate of Incorporation of Eastman Radio Sales, Inc.
         3.113(zz)       -- Bylaws of Eastman Radio Sales, Inc.
         3.114(zz)       -- Certificate of Incorporation of Seltel, Inc.
         3.115(zz)       -- Bylaws of Seltel, Inc.
         3.116(zz)       -- Certificate of Incorporation of Katz Cable Corporation.
         3.117(zz)       -- Amended and Restated Bylaws of Katz Cable Corporation.
         3.118(zz)       -- Certificate of Incorporation of The National Payroll
                            Company, Inc.
         3.119(zz)       -- Bylaws of The National Payroll Company, Inc.
         3.120(zz)       -- Limited Liability Company Agreement of Chancellor Media
                            Radio Licenses, LLC.
         3.121(zz)       -- Agreement of Limited Partnership of KLOL License Limited
                            Partnership.
         3.122(zz)       -- Agreement of Limited Partnership of WTOP License Limited
                            Partnership.
         3.123(zz)       -- Certificate of Formation of Radio 100, L.L.C.
         3.124+          -- Certificate of Incorporation of Chancellor Media
                            Corporation of Ohio.
         3.125+          -- Bylaws of Chancellor Media Corporation of Ohio.
         3.126+          -- Certificate of Formation of Cleveland Radio Licenses,
                            LLC.
         3.127+          -- Articles of Incorporation of Creative Resources, Inc.
         3.128+          -- Bylaws of Creative Resources, Inc.
         3.129+          -- Certificate of Incorporation of Global Sales Development,
                            Inc.
         3.130+          -- Bylaws of Global Sales Development, Inc.
         3.131+          -- Articles of Incorporation of Lindsay Outdoor, Inc.
         3.132+          -- Bylaws of Lindsay Outdoor, Inc.
         3.133+          -- Certificate of Formation of Outdoor Promotions West, LLC.
         3.134+          -- Articles of Incorporation of Scenic Outdoor Marketing &
                            Consulting, Inc.
         3.135+          -- Bylaws of Scenic Outdoor Marketing & Consulting, Inc.
         3.136+          -- Certificate of Formation of Transit America Las Vegas,
                            LLC.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         3.137+          -- Certificate of Formation of Triumph Outdoor Holdings,
                            LLC.
         3.138+          -- Certificate of Formation of Triumph Outdoor Louisiana,
                            LLC
         3.139+          -- Certificate of Formation of Triumph Outdoor Rhode Island,
                            LLC.
         3.140+          -- Certificate of Incorporation of Zebra Broadcasting
                            Corporation.
         3.141+          -- Bylaws of Zebra Broadcasting Corporation.
         4.10(t)         -- Second Amended and Restated Loan Agreement dated as of
                            April 25, 1997 among Evergreen Media Corporation of Los
                            Angeles, the financial institutions whose names appear as
                            Lenders on the signature pages thereof (the "Lenders"),
                            Toronto Dominion Securities, Inc., as Arranging Agent,
                            The Bank of New York and Bankers Trust Company, as
                            Co-Syndication Agents, NationsBank of Texas, N.A. and
                            Union Bank of California, as Co-Documentation Agents, and
                            Toronto Dominion (Texas), Inc., as Administrative Agent
                            for the Lenders, together with certain collateral
                            documents attached thereto as exhibits, including
                            Assignment of Partnership Interests, Assignment of Trust
                            Interests, Borrower's Pledge Agreement, Parent Company
                            Guaranty, Stock Pledge Agreement, Subsidiary Guaranty and
                            Subsidiary Pledge Agreement (see table of contents for
                            list of omitted schedules and exhibits).
         4.11(z)         -- First Amendment to Second Amended and Restated Loan
                            Agreement, dated June 26, 1997, among Evergreen Media
                            Corporation of Los Angeles, the Lenders, the Agents and
                            the Administrative Agent.
         4.15(aa)        -- Indenture, dated as of February 14, 1996, governing the
                            9 3/8% Senior Subordinated Notes due 2004 of CMCLA.
         4.16(bb)        -- First Supplemental Indenture, dated as of February 14,
                            1996, to the Indenture dated February 14, 1996, governing
                            the 9 3/8% Senior Subordinated Notes due 2004 of CMCLA.
         4.17(cc)        -- Indenture, dated as of February 26, 1996, governing the
                            12 1/4% Subordinated Exchange Debentures due 2008 of
                            CMCLA.
         4.18(dd)        -- Indenture, dated as of January 23, 1997, governing the
                            12% Subordinated Exchange Debentures due 2009 of CMCLA.
         4.19(ee)        -- Indenture, dated as of June 24, 1997, governing the
                            8 3/4% Senior Subordinated Notes due 2007 of CMCLA.
         4.25(qq)        -- Second Amendment to Second Amended and Restated Loan
                            Agreement, dated August 7, 1997, among Evergreen Media
                            Corporation of Los Angeles, the Lenders, the Agents and
                            the Administrative Agent.
         4.26(hh)        -- Second Supplemental Indenture, dated as of April 15,
                            1997, to the Indenture dated February 14, 1996, governing
                            the 9 3/8% Senior Subordinated Notes due 2004 of CMCLA.
         4.27(qq)        -- Third Supplemental Indenture, dated as of September 5,
                            1997, to the Indenture dated February 14, 1996, governing
                            the 9 3/8% Senior Subordinated Notes due 2004 of CMCLA.
         4.28(qq)        -- First Supplemental Indenture, dated as of September 5,
                            1997, to the Indenture dated June 24, 1997, governing the
                            8 3/4% Senior Subordinated Notes due 2007 of CMCLA.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         4.29(qq)        -- First Supplemental Indenture, dated as of September 5,
                            1997, to the Indenture dated February 26, 1997, governing
                            the 12 1/4% Subordinated Exchange Debentures due 2008 of
                            CMCLA.
         4.30(qq)        -- First Supplemental Indenture, dated as of September 5,
                            1997, to the Indenture dated January 23, 1997, governing
                            the 12% Subordinated Exchange Debentures due 2009 of
                            CMCLA.
         4.34(uu)        -- Amended and Restated Indenture, dated as of October 28,
                            1997, governing the 10 1/2% Senior Subordinated Notes due
                            2007 of CMCLA.
         4.35(uu)        -- Second Supplement Indenture, dated as of October 28,
                            1997, to the Amended and Restated Indenture dated October
                            28, 1997 governing the 10 1/2% Senior Subordinated Notes
                            due 2007 of CMCLA.
         4.36(uu)        -- Third Amendment to Second Amended and Restated Loan
                            Agreement, dated October 28, 1997, among CMCLA, the
                            Lenders, the Agents and the Administrative Agent.
         4.37(uu)        -- Fourth Amendment to Second Amended and Restated Loan
                            Agreement, dated February 10, 1998, among CMCLA, the
                            Lenders, the Agents and the Administrative Agent.
         4.38(vv)        -- Indenture, dated as of December 22, 1997, governing the
                            8 1/8% Senior Subordinated Notes due 2007 of CMCLA.
         4.39(ww)        -- Fifth Amendment to Second Amended and Restated Loan
                            Agreement, dated May 1, 1998, among CMCLA, the Lenders,
                            the Agents and the Administrative Agent.
         4.40(yy)        -- Sixth Amendment to Second Amended and Restated Loan
                            Agreement, dated July 31, 1998, among CMCLA, the Lenders,
                            the Agents and the Administrative Agent.
         4.41(zz)        -- Indenture, dated as of September 30, 1998, governing the
                            9% Senior Subordinated Notes due 2008 of CMCLA.
         4.42(aaa)       -- Seventh Amendment to Second Amended and Restated Loan
                            Agreement, dated November 9, 1998, among CMCLA, the
                            Lenders, the Agents and the Administrative Agent.
         4.43(zz)        -- Indenture, dated as of November 17, 1998, governing the
                            8% Notes due 2008 of CMCLA.
         5.1+            -- Opinion of Weil, Gotshal & Manges LLP.
        10.23(xx)        -- Amended and Restated Chancellor Media Corporation Stock
                            Option Plan for Non-employee Directors.
        10.26(n)         -- Employment Agreement dated February 9, 1996 by and
                            between Evergreen Media Corporation and Kenneth J.
                            O'Keefe.
        10.28(o)         -- 1995 Stock Option Plan for executive officers and key
                            employees of Evergreen Media Corporation.
        10.30(qq)        -- First Amendment to Employment Agreement dated March 1,
                            1997 by and between Evergreen Media Corporation and
                            Kenneth J. O'Keefe.
        10.31(qq)        -- Employment Agreement dated September 4, 1997 by and among
                            Evergreen Media Corporation, Evergreen Media Corporation
                            of Los Angeles and Scott K. Ginsburg.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
        10.32(qq)        -- Employment Agreement dated September 4, 1997 by and among
                            Evergreen Media Corporation, Evergreen Media Corporation
                            of Los Angeles and James de Castro.
        10.33(qq)        -- Employment Agreement dated September 4, 1997 by and among
                            Evergreen Media Corporation, Evergreen Media Corporation
                            of Los Angeles and Matthew E. Devine.
        10.34(qq)        -- Second Amendment to Employment Agreement dated September
                            4, 1997 by and among Evergreen Media Corporation,
                            Evergreen Media Corporation of Los Angeles and Kenneth J.
                            O'Keefe.
        10.35(ii)        -- Employment Agreement dated February 14, 1996 by and among
                            Chancellor Broadcasting Company, Chancellor Radio
                            Broadcasting Company and Steven Dinetz.
        10.36(jj)        -- Chancellor Broadcasting Company 1996 Stock Award Plan.
        10.37(kk)        -- Chancellor Holdings Corp. 1994 Director Stock Option
                            Plan.
        10.38(ll)        -- Stock Option Grant Letter dated September 30, 1995 from
                            Chancellor Corporation to Steven Dinetz.
        10.39(mm)        -- Stock Option Grant Letter dated September 30, 1995 from
                            Chancellor Corporation to Eric W. Neuman.
        10.40(nn)        -- Stock Option Grant Letter dated September 30, 1995 from
                            Chancellor Corporation to Marvin Dinetz.
        10.41(oo)        -- Stock Option Grant Letter dated February 14, 1997 from
                            Chancellor Broadcasting Company to Carl M. Hirsch.
        10.44(vv)        -- Agreement dated April 20, 1998 by and among Chancellor
                            Media Corporation, Chancellor Media Corporation of Los
                            Angeles and Scott K. Ginsburg.
        10.45(vv)        -- Employment Agreement dated April 29, 1998 by and among
                            Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and Jeffrey A. Marcus.
        10.46(yy)        -- Chancellor Media Corporation 1998 Stock Option Plan.
        10.47(yy)        -- Voting Agreement, among Chancellor Media Corporation and
                            Ranger Equity Partners, L.P. dated as of July 7, 1998.
        10.48(zz)        -- Employment Agreement, dated as of May 18, 1998, by and
                            among Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and James E. de Castro.
        10.49(zz)        -- Employment Agreement, dated as of May 18, 1998, by and
                            among Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and Matthew E. Devine.
        10.50(zz)        -- Employment Agreement, dated as of June 1, 1998, by and
                            among Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and Eric C. Neuman.
        10.51(zz)        -- Employment Agreement, dated as of August 18, 1998, by and among Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and James A. McLaughlin, Jr.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
        10.52(bbb)       -- Agreement, dated as of January 6, 1999, among Chancellor
                            Media Corporation, Chancellor Media Corporation of Los
                            Angeles, Matthew E. Devine and Vicki Devine.
        10.53(ccc)       -- Amended and Restated Employment Agreement, dated as of
                            October 1, 1998, by and among Chancellor Media
                            Corporation, Chancellor Media Corporation of Los Angeles
                            and Jeffrey A. Marcus.
        10.54(ccc)       -- Amended and Restated Employment Agreement, dated as of
                            October 1, 1998, by and among Chancellor Media
                            Corporation, Chancellor Media Corporation of Los Angeles
                            and James E. de Castro.
        10.55(ccc)       -- Amended and Restated Employment Agreement, dated as of
                            October 1, 1998, by and among Chancellor Media
                            Corporation, Chancellor Media Corporation of Los Angeles
                            and Eric C. Neuman.
        10.56(ccc)       -- Employment Agreement, dated as of October 1, 1998, by and among Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and Thomas P. McMillin.
        10.57(ccc)       -- Amendment No. 1 to Employment Agreement, dated as of
                            January 6, 1999, by and among Chancellor Media
                            Corporation, Chancellor Media Corporation of Los Angeles
                            and Thomas P. McMillin.
        10.58(ccc)       -- Amended and Restated Employment Agreement, dated as of
                            October 1, 1998, by and among Chancellor Media
                            Corporation, Chancellor Media Corporation of Los Angeles
                            and James A. McLaughlin, Jr.
        10.59(ccc)       -- Agreement, dated as of March 15, 1999, between Jeffrey A.
                            Marcus, Nancy Cain Marcus, Chancellor Media Corporation
                            and Chancellor Media Corporation of Los Angeles.
        10.60(ccc)       -- Agreement, dated as of March 15, 1999, between Eric C.
                            Neuman, Elizabeth M. Neuman, Chancellor Media Corporation
                            and Chancellor Media Corporation of Los Angeles.
        10.61(ccc)       -- Agreement, dated as of March 15, 1999, between Thomas P.
                            McMillin, Brigette McMillin, Chancellor Media Corporation
                            and Chancellor Media Corporation of Los Angeles.
        12.1*            -- Chancellor Media Corporation of Los Angeles Ratio of
                            Earnings to Combined Fixed Charges.
        23.1             -- Consent of Weil, Gotshal & Manges LLP (included as part of their opinion listed as Exhibit 5.1).
        23.2*            -- Consent of PricewaterhouseCoopers LLP, independent
                            accountants.
        23.3*            -- Consent of KPMG LLP, independent accountants.
        23.4*            -- Consent of PricewaterhouseCoopers LLP, independent
                            accountants.
        23.5*            -- Consent of BDO Seidman, LLP, independent accountants.
        23.6*            -- Consent of Barbich Longcrier Hooper & King, independent accountants.
        23.7*            -- Consent of PricewaterhouseCoopers LLP, independent
                            accountants.
        23.8*            -- Consent of PricewaterhouseCoopers LLP, independent
                            accountants.
        23.9*            -- Consent of Kleiman, Carney & Greenbaum, independent
                            accountants.
        23.10*           -- Consent of Arthur Andersen LLP, independent accountants.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
        24.1             -- Powers of Attorney (included on the signature pages).
        25.1+            -- Statement of Eligibility and Qualification of The Bank of
                            New York, as trustee, under the Indenture listed as
                            Exhibit 4.43 hereto on Form T-1.
        99.1+            -- Form of Letter of Transmittal.
        99.2+            -- Form of Notice of Guaranteed Delivery.


---------------


*     Filed herewith.



+     To be filed by amendment.



(a) Incorporated by reference to the identically numbered exhibit to the Registration Statement on Form S-1, as amended (Reg. No. 33-60036), of Evergreen Media Corporation ("Evergreen").



(f) Incorporated by reference to the identically numbered exhibit to Evergreen's Registration Statement on Form S-4, as amended (Reg. No. 33-89838).



(h) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated July 14, 1995.



(i) Incorporated by reference to the identically numbered exhibit to Evergreens Current Report on Form 8-K dated January 17, 1996.



(j) Incorporated by reference to the identically numbered exhibit to Evergreens Quarterly Report on Form 10-Q for the quarterly period ending June 30, 1995.



(k) Incorporated by reference to the identically numbered exhibit to Evergreen's Registration Statement on Form S-1, as amended (Reg. No. 33-69752).



(n) Incorporated by reference to the identically numbered exhibit to Evergreen's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.



(o) Incorporated by reference to the identically numbered exhibit to Evergreen's Quarterly Report on Form 10-Q for the quarterly period ending March 31, 1996.



(p) Incorporated by reference to the identically numbered exhibit to Evergreen's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996.



(q) Incorporated by reference to the identically numbered exhibit to Evergreen's Registration Statement on Form S-3, as amended (Reg. No. 333-12453).



(r) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated February 16, 1997 and filed March 9, 1997.



(s) Incorporated by reference to the identically numbered exhibit to Evergreen's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.



(t) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated April 1, 1997 and filed May 9, 1997.



(y) Incorporated by reference to the identically numbered exhibit of Evergreen's Registration Statement on Form S-4, filed August 1, 1997.



(z) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated July 7, 1997 and filed July 31, 1997.



(aa) Incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company, as filed on February 29, 1996.

(bb) Incorporated by reference to Exhibit 4.5 to the Annual Report on Form 10-K of Chancellor Broadcasting Company, Chancellor Radio Broadcasting Company and Chancellor Broadcasting Licensee Company for the fiscal year ended December 31, 1995.



(cc) Incorporated by reference to Exhibit 4.6 to the Current Report on Form 8-K of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company, as filed on February 29, 1996.



(dd) Incorporated by reference to Exhibit 4.7 to the Current Report on Form 8-K of Chancellor Radio Broadcasting Company, as filed on February 6, 1997.



(ee) Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company as filed on July 17, 1997.



(ff) Incorporated by reference to the identically-numbered exhibit to the Registration Statement on Form S-4 (Reg. No. 333-32259), dated July 29, 1997, as amended, of Evergreen Media Corporation of Los Angeles ("EMCLA").



(gg) Incorporated by reference to the identically numbered exhibit to the Quarterly Report on Form 10-Q of Evergreen and EMCLA for the quarterly period ending June 30, 1997.



(hh) Incorporated by reference to Exhibit 4.8 to the Quarterly Report on Form 10-Q of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company for the quarterly period ending March 31, 1997.



(ii) Incorporated by reference to Exhibit 10.6 to Chancellor Broadcasting Company's Registration Statement on Form S-1 (Reg. No. 333-02782) filed February 9, 1996.



(jj) Incorporated by reference to Exhibit 4.22 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.



(kk) Incorporated by reference to Exhibit 4.23 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.



(ll) Incorporated by reference to Exhibit 4.24 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.



(mm) Incorporated by reference to Exhibit 4.25 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.



(nn) Incorporated by reference to Exhibit 4.26 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.



(oo) Incorporated by reference to Exhibit 4.27 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.



(pp) Incorporated by reference to the identically numbered exhibit to the Current Report on Form 8-K of Chancellor Media and CMCLA, dated as of September 23, 1997 and filed as of September 29, 1997.



(qq) Incorporated by reference to the identically numbered exhibit to the CMCLA's Registration Statement on Form S-4 (Reg. No. 333-36451), dated September 26, 1997, as amended.



(ss) Incorporated by reference to the identically numbered exhibit to the Current Report on Form 8-K of Chancellor Media and CMCLA, dated as of February 23, 1998 and filed as of February 27, 1998.



(tt) Incorporated by reference to the identically numbered exhibit to the Annual Report on Form 10-K of Chancellor Media and the CMCLA for the fiscal year ended December 31, 1997.

(uu) Incorporated by reference to the identically numbered exhibit to the Annual Report on Form 10-K of Chancellor and CMCLA for the fiscal year ended December 31, 1997.



(vv) Incorporated by reference to the identically numbered exhibit to CMCLA's Registration Statement on Form S-4 (Reg. No. 333-50739), dated April 22, 1998, as amended.



(ww) Incorporated by reference to the identically numbered exhibit to the Quarterly Report on Form 10-Q of Chancellor Media and CMCLA for the quarterly period ending March 31, 1998.



(xx) Incorporated by reference to Exhibit 4.41 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-53179), dated May 20, 1998.



(yy) Incorporated-by reference to the identically numbered exhibit to the Quarterly Report on Form 10-Q of Chancellor Media and CMCLA for the quarterly period ending June 30, 1998.



(zz) Incorporated by reference to Exhibit 4.41 to CMCLA's Registration Statement on Form S-4 (Reg. No. 333-66971), initially filed November 9, 1998, as amended.



(aaa) Incorporated by reference to Exhibit 4.42 to the Quarterly Report on Form 10-Q of Chancellor Media and CMCLA for the quarterly period ending September 30, 1998.



(bbb) Incorporated by reference to the identically numbered exhibit to the Current Report on Form 8-K of Chancellor Media and CMCLA, dated as of January 7, 1999 and filed as of January 7, 1999.



(ccc) Incorporated by reference to the identically numbered exhibit to Chancellor Media's Registration Statement on Form S-4 (Reg. No. 333-72481), dated as of February 17, 1999, as amended.



(ddd) Incorporated by reference to the identically numbered exhibit to the Quarterly Report on Form 10-Q of Chancellor Media and CMCLA for the quarterly period ending September 30, 1998.



(eee) Incorporated by reference to the Annual Report on Form 10-K of Chancellor Media and CMCLA for the fiscal year ended December 31, 1998.


The Company hereby agrees to furnish supplementary a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

B. Financial Statement Schedules

All schedules have been omitted since the required information is either not present or not present in amounts sufficient to require submission of the schedules, or because the information required is included in the consolidated financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS.

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's Annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's Annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

D. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

E. (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 26, 1999.


                                       CHANCELLOR MEDIA CORPORATION
                                         OF LOS ANGELES


                                       By:     /s/ D. GEOFFREY ARMSTRONG

                                          --------------------------------------

                                                  D. Geoffrey Armstrong


                                               Executive Vice President and

                                                 Chief Financial Officer

                               POWERS OF ATTORNEY


Each person whose signature appears below constitutes and appoints James E. de Castro, D. Geoffrey Armstrong and William S. Banowsky, Jr., and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendment (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.


Pursuant to the requirements of the Securities and Exchange Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                   SIGNATURE                                    TITLE                       DATE
                   ---------                                    -----                       ----

              /s/ THOMAS O. HICKS                 Chairman of the Board and Chief      April 26, 1999
------------------------------------------------  Executive Officer (Principal
                Thomas O. Hicks                   Executive Officer)

             /s/ JAMES E. DE CASTRO               Vice Chairman, Chief Executive       April 26, 1999
------------------------------------------------  Officer of the Chancellor Radio
               James E. de Castro                 and Outdoor Group and Director

              /s/ R. STEVEN HICKS                 Vice Chairman, Chief Executive       April 26, 1999
------------------------------------------------  Officer of the Chancellor Media
                R. Steven Hicks                   Services Group and Director

                   SIGNATURE                                    TITLE                       DATE
                   ---------                                    -----                       ----

           /s/ D. GEOFFREY ARMSTRONG              Executive Vice President and Chief   April 26, 1999
------------------------------------------------  Financial Officer (Principal
             D. Geoffrey Armstrong                Financial Officer)

            /s/ ANDREA ARCHER HULCY               Vice President and Controller        April 26, 1999
------------------------------------------------  (Principal Accounting Officer)
              Andrea Archer Hulcy

               /s/ STEVEN DINETZ                  Director                             April 26, 1999
------------------------------------------------
                 Steven Dinetz

              /s/ THOMAS J. HODSON                Director                             April 26, 1999
------------------------------------------------
                Thomas J. Hodson

           /s/ VERNON E. JORDAN, JR.              Director                             April 26, 1999
------------------------------------------------
             Vernon E. Jordan, Jr.

               /s/ PERRY J. LEWIS                 Director                             April 26, 1999
------------------------------------------------
                 Perry J. Lewis

                                                  Director
------------------------------------------------
               Michael J. Levitt

             /s/ JEFFREY A. MARCUS                Director                             April 26, 1999
------------------------------------------------
               Jeffrey A. Marcus

                                                  Director
------------------------------------------------
                 John H. Massey

          /s/ LAWRENCE D. STUART, JR.             Director                             April 26, 1999
------------------------------------------------
            Lawrence D. Stuart, Jr.

                                                  Director
------------------------------------------------
                J. Otis Winters

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, each of the Co-Registrants listed on Attachment A hereto has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 26, 1999.


                                       THE CO-REGISTRANTS LISTED ON
                                       ATTACHMENT A HERETO


                                       By:     /s/ D. GEOFFREY ARMSTRONG

                                          --------------------------------------

                                                  D. Geoffrey Armstrong


                                                 Executive Vice President


                                               and Chief Financial Officer

                                             of Each Co-Registrant Listed on
                                                       Attachment A

                               POWERS OF ATTORNEY


Each person whose signature appears below constitutes and appoints James E. de Castro, D. Geoffrey Armstrong and William S. Banowsky, Jr., and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendment (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.


Pursuant to the requirements of the Securities and Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


                    SIGNATURES                                TITLE                DATE
                    ----------                                -----                ----

              /s/ JAMES E. DE CASTRO                 President, Chief         April 26, 1999
---------------------------------------------------    Executive Officer and
                James E. de Castro                     Director of Each
                                                       Co-Registrant
                                                       (Principal Executive
                                                       Officer of Each Co-
                                                       Registrant)

                    SIGNATURES                                TITLE                DATE
                    ----------                                -----                ----

             /s/ D. GEOFFREY ARMSTRONG               Executive Vice           April 26, 1999
---------------------------------------------------    President, Chief
               D. Geoffrey Armstrong                   Financial Officer and
                                                       Director of Each
                                                       Co-Registrant
                                                       (Principal Financial
                                                       Officer and Principal
                                                       Accounting Officer of
                                                       Each Co-Registrant)

                /s/ R. STEVEN HICKS                  Director of Each Co-     April 26, 1999
---------------------------------------------------    Registrant
                  R. Steven Hicks

                                                     Director of Each Co-
---------------------------------------------------    Registrant
                Kenneth J. O'Keefe

                                                     Director of Each Co-
---------------------------------------------------    Registrant
             William S. Banowsky, Jr.

                                  ATTACHMENT A


                NAME


The AMFM Radio Networks, Inc.


Broadcast Architecture, Inc.


Chancellor Media Air Services Corporation

Chancellor Media Corporation of California

Chancellor Media Corporation of Charlotte


Chancellor Media Corporation of Houston

Chancellor Media Corporation of Illinois

Chancellor Media Corporation of the Keystone State


Chancellor Media Corporation of the Lone Star State

Chancellor Media Corporation of Massachusetts

Chancellor Media Corporation of Michigan


Chancellor Media Corporation of Miami

Chancellor Media Corporation of New York

Chancellor Media Corporation of Ohio

Chancellor Media Corporation of St. Louis

Chancellor Media Corporation of Washington, D.C.


Chancellor Media of Houston Limited Partnership

Chancellor Media Licensee Company

Chancellor Media Martin Corporation


Chancellor Media MW Sign Corporation


Chancellor Media Nevada Sign Corporation


Chancellor Media Outdoor Corporation


Chancellor Media Pennsylvania License Corp.


Chancellor Media Radio Licenses, LLC


Chancellor Media/Riverside Broadcasting Co., Inc.

Chancellor Media/Shamrock Broadcasting, Inc.
Chancellor Media/Shamrock Broadcasting of Texas, Inc.
Chancellor Media/Shamrock Radio Licenses, LLC

Chancellor Media/WAXQ Inc.

Chancellor Media Whiteco Outdoor Corporation

Cleveland Radio Licenses, LLC


Creative Resources

Dowling Company Incorporated

Global Sales Development


Hardin Development Corporation


KLOL License Limited Partnership


KZPS/KDGE License Corp.


Lindsay Outdoor, Inc.


Martin Media


Outdoor Promotions West, LLC


Parsons Development Company


Radio 100, L.L.C.


Revolution Outdoor Advertising, Inc.


Scenic Outdoor Marketing & Consulting, Inc.


Transit America Las Vegas, LLC


Triumph Outdoor Holdings, LLC


Triumph Outdoor Louisiana


Triumph Outdoor Rhode Island, LLC


WAXQ License Corp.

WIOQ License Corp.


WLTW License Corp.


WTOP License Limited Partnership


Western Poster Service, Inc.


Zebra Broadcasting Corporation

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, each of the Co-Registrants listed on Attachment B hereto has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 26, 1999.

                                       THE CO-REGISTRANTS LISTED ON
                                       ATTACHMENT B HERETO.


                                       By:     /s/ D. GEOFFREY ARMSTRONG

                                          --------------------------------------

                                                  D. Geoffrey Armstrong


                                               Executive Vice President and


                                                 Chief Financial Officer


                                             of Each Co-Registrant Listed on
                                                       Attachment B


                               POWERS OF ATTORNEY


Each person whose signature appears below constitutes and appoints James E. de Castro, D. Geoffrey Armstrong and William S. Banowsky, Jr., and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendment (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.


Pursuant to the requirements of the Securities and Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


                    SIGNATURES                                TITLE                DATE
                    ----------                                -----                ----

                /s/ R. STEVEN HICKS                  President, Chief         April 26, 1999
---------------------------------------------------    Executive Officer and
                  R. Steven Hicks                      Director of Each
                                                       Co-Registrant
                                                       (Principal Executive
                                                       Officer of Each Co-
                                                       Registrant)

             /s/ D. GEOFFREY ARMSTRONG               Executive Vice           April 26, 1999
---------------------------------------------------    President, Chief
               D. Geoffrey Armstrong                   Financial Officer and
                                                       Director of Each
                                                       Co-Registrant,
                                                       (Principal Financial
                                                       Officer and Principal
                                                       Accounting Officer)

                    SIGNATURES                                TITLE                DATE
                    ----------                                -----                ----

              /s/ JAMES E. DE CASTRO                 Director of each         April 26, 1999
---------------------------------------------------    Co-Registrant
                James E. de Castro

                                                     Director of each
---------------------------------------------------    Co-Registrant
                Kenneth J. O'Keefe

                                                     Director of each
---------------------------------------------------    Co-Registrant
             William S. Banowsky, Jr.

                                  ATTACHMENT B


NAME

Katz Media Corporation
Seltel, Inc.
Katz Cable Corporation
The National Payroll Company, Inc.
Katz Communications, Inc.
Christal Radio Sales, Inc.
Amcast Radio Sales, Inc.
Eastman Radio Sales, Inc.
Katz Millennium Marketing, Inc.

                               INDEX TO EXHIBITS




        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         2.11(h)         -- Agreement and Plan of Merger by and among Pyramid
                            Communications, Inc., Evergreen Media Corporation and
                            Evergreen Media/Pyramid Corporation dated as of July 14,
                            1995 (see table of contents for list of omitted exhibits
                            and schedules).
         2.11A(i)        -- Amendment to Plan and Agreement of Merger by and among
                            Pyramid Communications, Inc., Evergreen Media Corporation
                            and Evergreen Media/Pyramid Corporation dated September
                            7, 1995.
         2.11B(i)        -- Amendment to Plan and Agreement of Merger by and among
                            Pyramid Communications, Inc., Evergreen Media Corporation
                            and Evergreen Media/Pyramid Corporation dated January 11,
                            1996.
         2.12(j)         -- Purchase Agreement between Fairbanks Communications, Inc.
                            and Evergreen Media Corporation dated October 12, 1995
                            (see table of contents for list of omitted exhibits and
                            schedules).
         2.13(n)         -- Option Agreement dated as of January 9, 1996 between
                            Chancellor Broadcasting Company and Evergreen Media
                            Corporation (including Form of Advertising Brokerage
                            Agreement and Form of Asset Purchase Agreement).
         2.14(o)         -- Asset Purchase Agreement dated April 4, 1996 between
                            American Radio Systems Corporation and Evergreen Media
                            Corporation of Buffalo (see table of contents for list of
                            omitted exhibits and schedules).
         2.15(o)         -- Asset Purchase Agreement dated April 11, 1996 between
                            Mercury Radio Communications, L.P. and Evergreen Media
                            Corporation of Los Angeles, Evergreen Media/Pyramid
                            Holdings Corporation, WHTT (AM) License Corp. and WHTT
                            (FM) License Corp. (see table of contents for list of
                            omitted exhibits and schedules).
         2.16(o)         -- Asset Purchase Agreement dated April 19, 1996 between
                            Crescent Communications L.P. and Evergreen Media
                            Corporation of Los Angeles (see table of contents for
                            list of omitted exhibits and schedules).
         2.17(p)         -- Asset Purchase Agreement dated June 13, 1996 between
                            Evergreen Media Corporation of Los Angeles and Greater
                            Washington Radio, Inc. (see table of contents for list of
                            omitted exhibits and schedules).
         2.18(p)         -- Asset Exchange Agreement dated June 13, 1996 among
                            Evergreen Media Corporation of Los Angeles, Evergreen
                            Media Corporation of the Bay State, WKLB License Corp.,
                            Greater Media Radio, Inc. and Greater Washington Radio,
                            Inc. (see table of contents for list of omitted exhibits
                            and schedules).
         2.19(p)         -- Purchase Agreement dated June 27, 1996 between WEDR,
                            Inc., and Evergreen Media Corporation of Los Angeles (See
                            table of contents for list of omitted schedules).
         2.20(p)         -- Time Brokerage Agreement dated July 10, 1996 by and
                            between Evergreen Media Corporation of Detroit, as
                            Licensee, and Kidstar Interactive Media Incorporated, as
                            Time Broker.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         2.21(p)         -- Asset Purchase Agreement dated July 15, 1996 by and among
                            Century Chicago Broadcasting L.P., Century Broadcasting
                            Corporation, Evergreen Media Corporation of Los Angeles
                            and Evergreen Media Corporation of Chicago.
         2.22(p)         -- Asset Purchase Agreement dated August 12, 1996 by and
                            among Chancellor Broadcasting Company, Shamrock
                            Broadcasting, Inc. and Evergreen Media Corporation of the
                            Great Lakes.
         2.23(p)         -- Asset Purchase Agreement dated as of August 12, 1996
                            between Secret Communications Limited Partnership and
                            Evergreen Media Corporation of Los Angeles (WQRS-FM) (See
                            table of contents for list of omitted exhibits and
                            schedules).
         2.24(p)         -- Asset Purchase Agreement dated as of August 12, 1996
                            between Secret Communications Limited Partnership and
                            Evergreen Media Corporation of Los Angeles (See table of
                            contents for list of omitted schedules).
         2.25(q)         -- Letter of intent dated August 27, 1996 between EZ
                            Communications, Inc. and Evergreen Media Corporation.
         2.26(q)         -- Asset Purchase Agreement dated September 19, 1996 between
                            Beasley-FM Acquisition Corp., WDAS License Limited
                            Partnership and Evergreen Media Corporation of Los
                            Angeles.
         2.27(q)         -- Asset Purchase Agreement dated September 19, 1996 between
                            The Brown Organization and Evergreen Media Corporation of
                            Los Angeles.
         2.28(r)         -- Stock Purchase Agreement by and between Viacom
                            International Inc. and Evergreen Media Corporation of Los
                            Angeles, dated February 16, 1997 (See table of contents
                            for omitted schedules and exhibits).
         2.29(r)         -- Agreement and Plan of Merger, by and among Evergreen
                            Media Corporation, Chancellor Broadcasting Company and
                            Chancellor Radio Broadcasting Company, dated as of
                            February 19,1997.
         2.30(r)         -- Stockholders Agreement, by and among Chancellor
                            Broadcasting Company, Evergreen Media Corporation, Scott
                            K. Ginsburg (individually and as custodian for certain
                            shares held by his children), HM2/Chancellor, L.P.,
                            Hicks, Muse, Tate & First Equity Fund 11, L.P., HM2/HMW,
                            L.P., The Chancellor Business Trust, HM2/HMD Sacramento
                            GP, L.P., Thomas O. Hicks, as Trustee of the William Cree
                            Hicks 1992 Irrevocable Trust, Thomas O. Hicks, as Trustee
                            of the Catherine Forgave Hicks 1993 Irrevocable Trust,
                            Thomas O. Hicks, as Trustee of the John Alexander Hicks
                            1984 Trust, Thomas O. Hicks, as Trustee of the Mack
                            Hardin Hicks 1984 Trust, Thomas O. Hicks, as Trustee of
                            Robert Bradley Hicks 1984 Trust, Thomas O. Hicks, as
                            Trustee of the Thomas O. Hicks, Jr. 1984 Trust, Thomas O.
                            Hicks and H. Rand Reynolds, as Trustees for the Muse
                            Children's GS Trust, and Thomas O. Hicks, dated as of
                            February 19, 1997.
         2.31(r)         -- Joint Purchase Agreement, by and among Chancellor Radio
                            Broadcasting Company, Chancellor Broadcasting Company,
                            Evergreen Media Corporation of Los Angeles, and Evergreen
                            Media Corporation, dated as of February 19, 1997.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         2.32(s)         -- Asset Exchange Agreement, by and among EZ Communications,
                            Inc., Professional Broadcasting Incorporated, EZ
                            Philadelphia, Inc., Evergreen Media Corporation of Los
                            Angeles, Evergreen Media Corporation of Charlotte,
                            Evergreen Media Corporation of the East, Evergreen Media
                            Corporation of Carolinaland, WBAV/WBAV-FM/ WPEG License
                            Corp. and WRFX License Corp., dated as of December 5,
                            1996 (See table of contents for list of omitted
                            schedules).
         2.33(s)         -- Asset Purchase Agreement, by and among EZ Communications,
                            Inc., Professional Broadcasting Incorporated, EZ
                            Charlotte, Inc., Evergreen Media Corporation of Los
                            Angeles, Evergreen Media Corporation of the East and
                            Evergreen Media Corporation of Carolinaland, dated as of
                            December 5, 1996 (See table of contents for list of
                            omitted schedules).
         2.34(t)         -- Asset Purchase Agreement by and between Pacific and
                            Southern Company, Inc. and Evergreen Media Corporation of
                            Los Angeles (re: WGCI-AM and WGCI-FM), dated as of April
                            4, 1997 (see table of contents for list of omitted
                            schedules and exhibits).
         2.35(t)         -- Asset Purchase Agreement by and between Pacific and
                            Southern Company, Inc. and Evergreen Media Corporation of
                            Los Angeles (re: KKBQ-AM and KKBQ-FM), dated as of April
                            4, 1997 (see table of contents for list of omitted
                            schedules and exhibits).
         2.36(t)         -- Asset Purchase Agreement by and between Pacific and
                            Southern Company, Inc. and Evergreen Media Corporation of
                            Los Angeles (re: KHKS-FM), dated as of April 4, 1997 (see
                            table of contents for list of omitted schedules and
                            exhibits).
         2.41(y)         -- Amended and Restated Agreement and Plan of Merger among
                            Chancellor Broadcasting Company, Chancellor Radio
                            Broadcasting Company, Evergreen Media Corporation,
                            Evergreen Mezzanine Holdings Corporation and Evergreen
                            Media Corporation of Los Angeles, dated as of February
                            19, 1997, amended and restated as of July 31, 1997.
         2.42(gg)        -- Option Agreement, by and among Evergreen Media
                            Corporation, Chancellor Broadcasting Company, Bonneville
                            International Corporation and Bonneville Holding Company,
                            dated as of August 6, 1997.
         2.43(ss)        -- Letter Agreement, dated February 20, 1998, between CMCLA and Capstar Broadcasting Corporation.
         2.44(yy)        -- Amendment No. 1, dated May 19, 1998, to Letter Agreement dated February 20, 1998, between CMCLA and Capstar
                            Broadcasting Corporation.
         2.45(yy)        -- Unit and Stock Purchase Agreement by and among CMCLA,
                            Martin Media, L.P., Martin & MacFarlane, Inc., Nevada
                            Outdoor Systems, Inc., MW Sign Corp. and certain sellers
                            named therein, dated as of June 19, 1998 (see table of
                            contents for list of omitted schedules and exhibits).
         2.46(yy)        -- Agreement and Plan of Merger between Chancellor Media
                            Corporation and Ranger Equity Holdings Corporation dated
                            as of July 7, 1998.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         2.47(yy)        -- Asset Purchase Agreement: dated August 11, 1998, between
                            Chancellor Media Corporation of Los Angeles and
                            Independent Group Limited Partnership.
         2.48(yy)        -- Asset Purchase Agreement, dated August 11, 1998, between
                            Chancellor Media Corporation of Los Angeles and Zapis
                            Communications Corporation.
         2.49(yy)        -- Stock Purchase Agreement, dated August 11, 1998, among
                            Chancellor Media Corporation of Los Angeles, Young Ones,
                            Inc., Zebra Broadcasting Corporation and the Sellers
                            named therein.
         2.50(yy)        -- Stock Purchase Agreement, dated August 11, 1998, among
                            Chancellor Media Corporation of Los Angeles, ML Media
                            Partners LP., Wincom Broadcasting Corporation and WIN
                            Communications, Inc.
         2.51(yy)        -- Stock Purchase and Merger Agreement, dated July 9, 1998, by and among Chancellor Media Corporation, Chancellor
                            Mexico LLC, Grupo Radio Centro, S.A. De C.V., and the
                            Selling Shareholders.
         2.52(ddd)       -- Agreement and Plan of Merger among Chancellor Media
                            Corporation, Capstar Broadcasting Corporation and CBC
                            Acquisition Company, Inc., dated as of August 26, 1998.
         2.53(zz)        -- Asset Purchase Agreement, dated August 30, 1998, by and among Chancellor Media Corporation of Los Angeles,
                            Whiteco Industries Inc. and Metro Management Associates.
         3.3(ff)         -- Certificate of Incorporation of Chancellor Media
                            Corporation of Los Angeles, formerly known as Evergreen
                            Media Corporation.
         3.3A(pp)        -- Amendment to Certificate of Incorporation of Chancellor
                            Media Corporation of Los Angeles, filed September 5,
                            1997.
         3.3B(uu)        -- Amendment to the Certificate of Incorporation of
                            Chancellor Media Corporation, filed October 28, 1997.
         3.4(ff)         -- Bylaws of Chancellor Media Corporation of Los Angeles.
         3.5(zz)         -- Certificate of Incorporation of Chancellor Media of the
                            Lone Star State.
         3.6(zz)         -- Bylaws of Chancellor Media Corporation of the Lone Star
                            State.
         3.7(zz)         -- Certificate of Incorporation of KZPS/KDGE License Corp.
         3.8(zz)         -- Bylaws of KZPS/KDGE License Corp.
         3.9(zz)         -- Certificate of Incorporation of Chancellor Media
                            Corporation of California.
         3.10(zz)        -- Bylaws of Chancellor Media Corporation of California.
         3.11(zz)        -- Certificate of Incorporation of KIOI License Corp.
         3.12(zz)        -- Bylaws of KIOI License Corp.
         3.13(zz)        -- Certificate of Incorporation of Chancellor Media
                            Corporation of Illinois.
         3.14(zz)        -- Bylaws of Chancellor Media Corporation of Illinois.
         3.21(zz)        -- Certificate of Incorporation of Chancellor Media
                            Corporation of Massachusetts.
         3.22(zz)        -- Bylaws of Chancellor Media Corporation of Massachusetts.
         3.23(zz)        -- Certificate of Incorporation of Chancellor Media
                            Pennsylvania License Corp.
         3.24(zz)        -- Bylaws of Chancellor Media Pennsylvania License Corp.
         3.25(zz)        -- Certificate of Incorporation of Chancellor Media
                            Corporation of Miami.
         3.26(zz)        -- Bylaws of Chancellor Media Corporation of Miami.
         3.29(zz)        -- Agreement of Limited Partnership of Chancellor Media
                            Corporation of Houston Limited Partnership.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         3.30(zz)        -- Certificate of Incorporation of Chancellor Media
                            Corporation of Houston.
         3.31(zz)        -- Bylaws of Chancellor Media Corporation of Houston.
         3.32(zz)        -- Certificate of Incorporation of Chancellor Media
                            Corporation of the Keystone State.
         3.33(zz)        -- Bylaws of Chancellor Media Corporation of the Keystone
                            State.
         3.36(zz)        -- Certificate of Incorporation of Chancellor Media
                            Corporation of Charlotte.
         3.37(zz)        -- Bylaws of Chancellor Media Corporation of Charlotte.
         3.38(zz)        -- Certificate of WIOQ License Corp.
         3.39(zz)        -- Bylaws of WIOQ License Corp.
         3.40(zz)        -- Certificate of Incorporation of Chancellor Media
                            Corporation of Washington, D.C.
         3.41(zz)        -- Bylaws of Chancellor Media Corporation of Washington,
                            D.C.
         3.42(zz)        -- Certificate of Incorporation of Chancellor Media
                            Corporation of St. Louis.
         3.43(zz)        -- Bylaws of Chancellor Media Corporation of St. Louis.
         3.46(zz)        -- Certificate of Incorporation of Chancellor Media/WAXQ
                            Inc.
         3.47(zz)        -- Bylaws of Chancellor Media/WAXQ Inc.
         3.48(zz)        -- Certificate of WAXQ License Corp.
         3.49(zz)        -- Bylaws of WAXQ License Corp.
         3.52(zz)        -- Certificate of Incorporation of Chancellor
                            Media/Riverside Broadcasting Co., Inc.
         3.53(zz)        -- Bylaws of Chancellor Media/Riverside Broadcasting Co.,
                            Inc.
         3.54(zz)        -- Certificate of Incorporation of WLTW License Corp.
         3.55(zz)        -- Bylaws of WLTW License Corp.
         3.60(zz)        -- Certificate of Incorporation of Chancellor Media Licensee
                            Company.
         3.61(zz)        -- Bylaws of Chancellor Media Licensee Company.
         3.64(zz)        -- Certificate of Incorporation of Chancellor Media/Shamrock
                            Broadcasting, Inc.
         3.65(zz)        -- Amended and Restated Bylaws of Chancellor Media/Shamrock
                            Broadcasting, Inc.
         3.70(zz)        -- Articles of Incorporation of Chancellor Media/Shamrock
                            Broadcasting of Texas, Inc.
         3.71(zz)        -- Amended and Restated Bylaws of Chancellor Media/Shamrock
                            Broadcasting of Texas, Inc.
         3.72(zz)        -- Limited Liability Company Agreement of Chancellor
                            Media/Shamrock Radio Licenses, LLC.
         3.73(zz)        -- Certificate of Incorporation of Chancellor Media Outdoor
                            Corporation.
         3.74(zz)        -- Bylaws of Chancellor Media Outdoor Corporation.
         3.75(zz)        -- Certificate of Incorporation of Chancellor Media Nevada
                            Sign Corporation.
         3.76(zz)        -- Bylaws of Chancellor Media Nevada Sign Corporation.
         3.77(zz)        -- Certificate of Incorporation of Chancellor Media MW Sign
                            Corporation.
         3.78(zz)        -- Bylaws of Chancellor Media MW Sign Corporation.
         3.79(zz)        -- Certificate of Incorporation of Chancellor Media Martin
                            Corporation.
         3.80(zz)        -- Bylaws of Chancellor Media Martin Corporation.
         3.81(zz)        -- Articles of Incorporation of Western Poster, Inc.
         3.82(zz)        -- Bylaws of Western Poster, Inc.
         3.83(zz)        -- Certificate of Incorporation of The AMFM Radio Networks,
                            Inc.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         3.84(zz)        -- Bylaws of The AMFM Radio Networks, Inc.
         3.85(zz)        -- Certificate of Incorporation of Chancellor Media Air
                            Services Corporation.
         3.86(zz)        -- Bylaws of Chancellor Media Air Services Corporation.
         3.87(zz)        -- Certificate of Incorporation of Chancellor Media Whiteco
                            Outdoor Corporation.
         3.88(zz)        -- Bylaws of Chancellor Media Whiteco Outdoor Corporation.
         3.91(zz)        -- Articles of Organization of Broadcast Architecture, Inc.
         3.92(zz)        -- Bylaws of Broadcast Architecture, Inc.
         3.93(zz)        -- Agreement of Limited Partnership of Martin Media.
         3.94(zz)        -- Articles of Incorporation of Dowling Company
                            Incorporated.
         3.95(zz)        -- Bylaws of Dowling Company Incorporated.
         3.102(zz)       -- Certificate of Incorporation of Katz Media Corporation.
         3.103(zz)       -- Bylaws of Katz Media Corporation.
         3.104(zz)       -- Certificate of Incorporation of Katz Communications, Inc.
         3.105(zz)       -- Bylaws of Katz Communications, Inc.
         3.106(zz)       -- Certificate of Incorporation of Katz Millennium
                            Marketing, Inc.
         3.107(zz)       -- Bylaws of Katz Millennium Marketing, Inc.
         3.108(zz)       -- Certificate of Incorporation of Amcast Radio Sales, Inc.
         3.109(zz)       -- Bylaws of Amcast Radio Sales, Inc.
         3.110(zz)       -- Certificate of Incorporation of Christal Radio Sales,
                            Inc.
         3.111(zz)       -- Amended and Restated Bylaws of Christal Radio Sales, Inc.
         3.112(zz)       -- Certificate of Incorporation of Eastman Radio Sales, Inc.
         3.113(zz)       -- Bylaws of Eastman Radio Sales, Inc.
         3.114(zz)       -- Certificate of Incorporation of Seltel, Inc.
         3.115(zz)       -- Bylaws of Seltel, Inc.
         3.116(zz)       -- Certificate of Incorporation of Katz Cable Corporation.
         3.117(zz)       -- Amended and Restated Bylaws of Katz Cable Corporation.
         3.118(zz)       -- Certificate of Incorporation of The National Payroll
                            Company, Inc.
         3.119(zz)       -- Bylaws of The National Payroll Company, Inc.
         3.120(zz)       -- Limited Liability Company Agreement of Chancellor Media
                            Radio Licenses, LLC.
         3.121(zz)       -- Agreement of Limited Partnership of KLOL License Limited
                            Partnership.
         3.122(zz)       -- Agreement of Limited Partnership of WTOP License Limited
                            Partnership.
         3.123(zz)       -- Certificate of Formation of Radio 100, L.L.C.
         3.124+          -- Certificate of Incorporation of Chancellor Media
                            Corporation of Ohio.
         3.125+          -- Bylaws of Chancellor Media Corporation of Ohio.
         3.126+          -- Certificate of Formation of Cleveland Radio Licenses,
                            LLC.
         3.127+          -- Articles of Incorporation of Creative Resources, Inc.
         3.128+          -- Bylaws of Creative Resources, Inc.
         3.129+          -- Certificate of Incorporation of Global Sales Development,
                            Inc.
         3.130+          -- Bylaws of Global Sales Development, Inc.
         3.131+          -- Articles of Incorporation of Lindsay Outdoor, Inc.
         3.132+          -- Bylaws of Lindsay Outdoor, Inc.
         3.133+          -- Certificate of Formation of Outdoor Promotions West, LLC.
         3.134+          -- Articles of Incorporation of Scenic Outdoor Marketing &
                            Consulting, Inc.
         3.135+          -- Bylaws of Scenic Outdoor Marketing & Consulting, Inc.
         3.136+          -- Certificate of Formation of Transit America Las Vegas,
                            LLC.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         3.137+          -- Certificate of Formation of Triumph Outdoor Holdings,
                            LLC.
         3.138+          -- Certificate of Formation of Triumph Outdoor Louisiana,
                            LLC.
         3.139+          -- Certificate of Formation of Triumph Outdoor Rhode Island,
                            LLC.
         3.140+          -- Certificate of Incorporation of Zebra Broadcasting
                            Corporation.
         3.141+          -- Bylaws of Zebra Broadcasting Corporation.
         4.10(t)         -- Second Amended and Restated Loan Agreement dated as of
                            April 25, 1997 among Evergreen Media Corporation of Los
                            Angeles, the financial institutions whose names appear as
                            Lenders on the signature pages thereof (the "Lenders"),
                            Toronto Dominion Securities, Inc., as Arranging Agent,
                            The Bank of New York and Bankers Trust Company, as
                            Co-Syndication Agents, NationsBank of Texas, N.A. and
                            Union Bank of California, as Co-Documentation Agents, and
                            Toronto Dominion (Texas), Inc., as Administrative Agent
                            for the Lenders, together with certain collateral
                            documents attached thereto as exhibits, including
                            Assignment of Partnership Interests, Assignment of Trust
                            Interests, Borrower's Pledge Agreement, Parent Company
                            Guaranty, Stock Pledge Agreement, Subsidiary Guaranty and
                            Subsidiary Pledge Agreement (see table of contents for
                            list of omitted schedules and exhibits).
         4.11(z)         -- First Amendment to Second Amended and Restated Loan
                            Agreement, dated June 26, 1997, among Evergreen Media
                            Corporation of Los Angeles, the Lenders, the Agents and
                            the Administrative Agent.
         4.15(aa)        -- Indenture, dated as of February 14, 1996, governing the
                            9 3/8% Senior Subordinated Notes due 2004 of CMCLA.
         4.16(bb)        -- First Supplemental Indenture, dated as of February 14,
                            1996, to the Indenture dated February 14, 1996, governing
                            the 9 3/8% Senior Subordinated Notes due 2004 of CMCLA.
         4.17(cc)        -- Indenture, dated as of February 26, 1996, governing the
                            12 1/4% Subordinated Exchange Debentures due 2008 of
                            CMCLA.
         4.18(dd)        -- Indenture, dated as of January 23, 1997, governing the
                            12% Subordinated Exchange Debentures due 2009 of CMCLA.
         4.19(ee)        -- Indenture, dated as of June 24, 1997, governing the
                            8 3/4% Senior Subordinated Notes due 2007 of CMCLA.
         4.25(qq)        -- Second Amendment to Second Amended and Restated Loan
                            Agreement, dated August 7, 1997, among Evergreen Media
                            Corporation of Los Angeles, the Lenders, the Agents and
                            the Administrative Agent.
         4.26(hh)        -- Second Supplemental Indenture, dated as of April 15,
                            1997, to the Indenture dated February 14, 1996, governing
                            the 9 3/8% Senior Subordinated Notes due 2004 of CMCLA.
         4.27(qq)        -- Third Supplemental Indenture, dated as of September 5,
                            1997, to the Indenture dated February 14, 1996, governing
                            the 9 3/8% Senior Subordinated Notes due 2004 of CMCLA.
         4.28(qq)        -- First Supplemental Indenture, dated as of September 5,
                            1997, to the Indenture dated June 24, 1997, governing the
                            8 3/4% Senior Subordinated Notes due 2007 of CMCLA.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
         4.29(qq)        -- First Supplemental Indenture, dated as of September 5,
                            1997, to the Indenture dated February 26, 1997, governing
                            the 12 1/4% Subordinated Exchange Debentures due 2008 of
                            CMCLA.
         4.30(qq)        -- First Supplemental Indenture, dated as of September 5,
                            1997, to the Indenture dated January 23, 1997, governing
                            the 12% Subordinated Exchange Debentures due 2009 of
                            CMCLA.
         4.34(uu)        -- Amended and Restated Indenture, dated as of October 28,
                            1997, governing the 10 1/2% Senior Subordinated Notes due
                            2007 of CMCLA.
         4.35(uu)        -- Second Supplement Indenture, dated as of October 28,
                            1997, to the Amended and Restated Indenture dated October
                            28, 1997 governing the 10 1/2% Senior Subordinated Notes
                            due 2007 of CMCLA.
         4.36(uu)        -- Third Amendment to Second Amended and Restated Loan
                            Agreement, dated October 28, 1997, among CMCLA, the
                            Lenders, the Agents and the Administrative Agent.
         4.37(uu)        -- Fourth Amendment to Second Amended and Restated Loan
                            Agreement, dated February 10, 1998, among CMCLA, the
                            Lenders, the Agents and the Administrative Agent.
         4.38(vv)        -- Indenture, dated as of December 22, 1997, governing the
                            8 1/8% Senior Subordinated Notes due 2007 of CMCLA.
         4.39(ww)        -- Fifth Amendment to Second Amended and Restated Loan
                            Agreement, dated May 1, 1998, among CMCLA, the Lenders,
                            the Agents and the Administrative Agent.
         4.40(yy)        -- Sixth Amendment to Second Amended and Restated Loan
                            Agreement, dated July 31, 1998, among CMCLA, the Lenders,
                            the Agents and the Administrative Agent.
         4.41(zz)        -- Indenture, dated as of September 30, 1998, governing the
                            9% Senior Subordinated Notes due 2008 of CMCLA.
         4.42(aaa)       -- Seventh Amendment to Second Amended and Restated Loan
                            Agreement, dated November 9, 1998, among CMCLA, the
                            Lenders, the Agents and the Administrative Agent.
         4.43(zz)        -- Indenture, dated as of November 17, 1998, governing the
                            8% Notes due 2008 of CMCLA.
         5.1+            -- Opinion of Weil, Gotshal & Manges LLP.
        10.23(xx)        -- Amended and Restated Chancellor Media Corporation Stock
                            Option Plan for Non-employee Directors.
        10.26(n)         -- Employment Agreement dated February 9, 1996 by and
                            between Evergreen Media Corporation and Kenneth J.
                            O'Keefe.
        10.28(o)         -- 1995 Stock Option Plan for executive officers and key
                            employees of Evergreen Media Corporation.
        10.30(qq)        -- First Amendment to Employment Agreement dated March 1,
                            1997 by and between Evergreen Media Corporation and
                            Kenneth J. O'Keefe.
        10.31(qq)        -- Employment Agreement dated September 4, 1997 by and among
                            Evergreen Media Corporation, Evergreen Media Corporation
                            of Los Angeles and Scott K. Ginsburg.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
        10.32(qq)        -- Employment Agreement dated September 4, 1997 by and among
                            Evergreen Media Corporation, Evergreen Media Corporation
                            of Los Angeles and James de Castro.
        10.33(qq)        -- Employment Agreement dated September 4, 1997 by and among
                            Evergreen Media Corporation, Evergreen Media Corporation
                            of Los Angeles and Matthew E. Devine.
        10.34(qq)        -- Second Amendment to Employment Agreement dated September
                            4, 1997 by and among Evergreen Media Corporation,
                            Evergreen Media Corporation of Los Angeles and Kenneth J.
                            O'Keefe.
        10.35(ii)        -- Employment Agreement dated February 14, 1996 by and among
                            Chancellor Broadcasting Company, Chancellor Radio
                            Broadcasting Company and Steven Dinetz.
        10.36(jj)        -- Chancellor Broadcasting Company 1996 Stock Award Plan.
        10.37(kk)        -- Chancellor Holdings Corp. 1994 Director Stock Option
                            Plan.
        10.38(ll)        -- Stock Option Grant Letter dated September 30, 1995 from
                            Chancellor Corporation to Steven Dinetz.
        10.39(mm)        -- Stock Option Grant Letter dated September 30, 1995 from
                            Chancellor Corporation to Eric W. Neuman.
        10.40(nn)        -- Stock Option Grant Letter dated September 30, 1995 from
                            Chancellor Corporation to Marvin Dinetz.
        10.41(oo)        -- Stock Option Grant Letter dated February 14, 1997 from
                            Chancellor Broadcasting Company to Carl M. Hirsch.
        10.44(vv)        -- Agreement dated April 20, 1998 by and among Chancellor
                            Media Corporation, Chancellor Media Corporation of Los
                            Angeles and Scott K. Ginsburg.
        10.45(vv)        -- Employment Agreement dated April 29, 1998 by and among
                            Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and Jeffrey A. Marcus.
        10.46(yy)        -- Chancellor Media Corporation 1998 Stock Option Plan.
        10.47(yy)        -- Voting Agreement, among Chancellor Media Corporation and
                            Ranger Equity Partners, L.P. dated as of July 7, 1998.
        10.48(zz)        -- Employment Agreement, dated as of May 18, 1998, by and
                            among Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and James E. de Castro.
        10.49(zz)        -- Employment Agreement, dated as of May 18, 1998, by and
                            among Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and Matthew E. Devine.
        10.50(zz)        -- Employment Agreement, dated as of June 1, 1998, by and
                            among Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and Eric C. Neuman.
        10.51(zz)        -- Employment Agreement, dated as of August 18, 1998, by and among Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and James A. McLaughlin, Jr.
        10.52(bbb)       -- Agreement, dated as of January 6, 1999, among Chancellor
                            Media Corporation, Chancellor Media Corporation of Los
                            Angeles, Matthew E. Devine and Vicki Devine.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
        10.53(ccc)       -- Amended and Restated Employment Agreement, dated as of
                            October 1, 1998, by and among Chancellor Media
                            Corporation, Chancellor Media Corporation of Los Angeles
                            and Jeffrey A. Marcus.
        10.54(ccc)       -- Amended and Restated Employment Agreement, dated as of
                            October 1, 1998, by and among Chancellor Media
                            Corporation, Chancellor Media Corporation of Los Angeles
                            and James E. de Castro.
        10.55(ccc)       -- Amended and Restated Employment Agreement, dated as of
                            October 1, 1998, by and among Chancellor Media
                            Corporation, Chancellor Media Corporation of Los Angeles
                            and Eric C. Neuman.
        10.56(ccc)       -- Employment Agreement, dated as of October 1, 1998, by and among Chancellor Media Corporation, Chancellor Media
                            Corporation of Los Angeles and Thomas P. McMillin.
        10.57(ccc)       -- Amendment No. 1 to Employment Agreement, dated as of
                            January 6, 1999, by and among Chancellor Media
                            Corporation, Chancellor Media Corporation of Los Angeles
                            and Thomas P. McMillin.
        10.58(ccc)       -- Amended and Restated Employment Agreement, dated as of
                            October 1, 1998, by and among Chancellor Media
                            Corporation, Chancellor Media Corporation of Los Angeles
                            and James A. McLaughlin, Jr.
        10.59(ccc)       -- Agreement, dated as of March 15, 1999, between Jeffrey A.
                            Marcus, Nancy Cain Marcus, Chancellor Media Corporation
                            and Chancellor Media Corporation of Los Angeles.
        10.60(ccc)       -- Agreement, dated as of March 15, 1999, between Eric C.
                            Neuman, Elizabeth M. Neuman, Chancellor Media Corporation
                            and Chancellor Media Corporation of Los Angeles.
        10.61(ccc)       -- Agreement, dated as of March 15, 1999, between Thomas P.
                            McMillin, Brigette McMillin, Chancellor Media Corporation
                            and Chancellor Media Corporation of Los Angeles.
        12.1*            -- Chancellor Media Corporation of Los Angeles Ratio of
                            Earnings to Combined Fixed Charges.
        23.1             -- Consent of Weil, Gotshal & Manges LLP (included as part of their opinion listed as Exhibit 5.1).
        23.2*            -- Consent of PricewaterhouseCoopers LLP, independent
                            accountants.
        23.3*            -- Consent of KPMG LLP, independent accountants.
        23.4*            -- Consent of PricewaterhouseCoopers LLP, independent
                            accountants.
        23.5*            -- Consent of BDO Seidman, LLP, independent accountants.
        23.6*            -- Consent of Barbich Longcrier Hooper & King, independent accountants.
        23.7*            -- Consent of PricewaterhouseCoopers LLP, independent
                            accountants.
        23.8*            -- Consent of PricewaterhouseCoopers LLP, independent
                            accountants.
        23.9*            -- Consent of Kleiman, Carney & Greenbaum, independent
                            accountants.
        23.10*           -- Consent of Arthur Andersen LLP, independent accountants.
        24.1             -- Powers of Attorney (included on the signature pages).
        25.1+            -- Statement of Eligibility and Qualification of The Bank of
                            New York, as trustee, under the Indenture listed as
                            Exhibit 4.43 hereto on Form T-1.

        EXHIBIT
          NO.                               DESCRIPTION OF EXHIBIT
        -------                             ----------------------
        99.1+            -- Form of Letter of Transmittal.
        99.2+            -- Form of Notice of Guaranteed Delivery.


---------------


*     Filed herewith.



+     To be filed by amendment.



(a) Incorporated by reference to the identically numbered exhibit to the Registration Statement on Form S-1, as amended (Reg. No. 33-60036), of Evergreen Media Corporation ("Evergreen").



(f) Incorporated by reference to the identically numbered exhibit to Evergreen's Registration Statement on Form S-4, as amended (Reg. No. 33-89838).



(h) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated July 14, 1995.



(i) Incorporated by reference to the identically numbered exhibit to Evergreens Current Report on Form 8-K dated January 17, 1996.



(j) Incorporated by reference to the identically numbered exhibit to Evergreens Quarterly Report on Form 10-Q for the quarterly period ending June 30, 1995.



(k) Incorporated by reference to the identically numbered exhibit to Evergreen's Registration Statement on Form S-1, as amended (Reg. No. 33-69752).



(n) Incorporated by reference to the identically numbered exhibit to Evergreen's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.



(o) Incorporated by reference to the identically numbered exhibit to Evergreen's Quarterly Report on Form 10-Q for the quarterly period ending March 31, 1996.



(p) Incorporated by reference to the identically numbered exhibit to Evergreen's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996.



(q) Incorporated by reference to the identically numbered exhibit to Evergreen's Registration Statement on Form S-3, as amended (Reg. No. 333-12453).



(r) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated February 16, 1997 and filed March 9, 1997.



(s) Incorporated by reference to the identically numbered exhibit to Evergreen's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.



(t) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated April 1, 1997 and filed May 9, 1997.



(y) Incorporated by reference to the identically numbered exhibit of Evergreen's Registration Statement on Form S-4, filed August 1, 1997.



(z) Incorporated by reference to the identically numbered exhibit to Evergreen's Current Report on Form 8-K dated July 7, 1997 and filed July 31, 1997.



(aa) Incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company, as filed on February 29, 1996.



(bb) Incorporated by reference to Exhibit 4.5 to the Annual Report on Form 10-K of Chancellor Broadcasting Company, Chancellor Radio Broadcasting Company and Chancellor Broadcasting Licensee Company for the fiscal year ended December 31, 1995.



(cc) Incorporated by reference to Exhibit 4.6 to the Current Report on Form 8-K of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company, as filed on February 29, 1996.

(dd) Incorporated by reference to Exhibit 4.7 to the Current Report on Form 8-K of Chancellor Radio Broadcasting Company, as filed on February 6, 1997.



(ee) Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company as filed on July 17, 1997.



(ff) Incorporated by reference to the identically-numbered exhibit to the Registration Statement on Form S-4 (Reg. No. 333-32259), dated July 29, 1997, as amended, of Evergreen Media Corporation of Los Angeles ("EMCLA").



(gg) Incorporated by reference to the identically numbered exhibit to the Quarterly Report on Form 10-Q of Evergreen and EMCLA for the quarterly period ending June 30, 1997.



(hh) Incorporated by reference to Exhibit 4.8 to the Quarterly Report on Form 10-Q of Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company for the quarterly period ending March 31, 1997.



(ii) Incorporated by reference to Exhibit 10.6 to Chancellor Broadcasting Company's Registration Statement on Form S-1 (Reg. No. 333-02782) filed February 9, 1996.



(jj) Incorporated by reference to Exhibit 4.22 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.



(kk) Incorporated by reference to Exhibit 4.23 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.



(ll) Incorporated by reference to Exhibit 4.24 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.



(mm) Incorporated by reference to Exhibit 4.25 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.



(nn) Incorporated by reference to Exhibit 4.26 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.



(oo) Incorporated by reference to Exhibit 4.27 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-35039), dated September 5, 1997.



(pp) Incorporated by reference to the identically numbered exhibit to the Current Report on Form 8-K of Chancellor Media and CMCLA, dated as of September 23, 1997 and filed as of September 29, 1997.



(qq) Incorporated by reference to the identically numbered exhibit to the CMCLA's Registration Statement on Form S-4 (Reg. No. 333-36451), dated September 26, 1997, as amended.



(ss) Incorporated by reference to the identically numbered exhibit to the Current Report on Form 8-K of Chancellor Media and CMCLA, dated as of February 23, 1998 and filed as of February 27, 1998.



(tt) Incorporated by reference to the identically numbered exhibit to the Annual Report on Form 10-K of Chancellor Media and the CMCLA for the fiscal year ended December 31, 1997.



(uu) Incorporated by reference to the identically numbered exhibit to the Annual Report on Form 10-K of Chancellor and CMCLA for the fiscal year ended December 31, 1997.



(vv) Incorporated by reference to the identically numbered exhibit to CMCLA's Registration Statement on Form S-4 (Reg. No. 333-50739), dated April 22, 1998, as amended.



(ww) Incorporated by reference to the identically numbered exhibit to the Quarterly Report on Form 10-Q of Chancellor Media and CMCLA for the quarterly period ending March 31, 1998.



(xx) Incorporated by reference to Exhibit 4.41 to Chancellor Media's Registration Statement on Form S-8 (Reg. No. 333-53179), dated May 20, 1998.

(yy) Incorporated-by reference to the identically numbered exhibit to the Quarterly Report on Form 10-Q of Chancellor Media and CMCLA for the quarterly period ending June 30, 1998.



(zz) Incorporated by reference to Exhibit 4.41 to CMCLA's Registration Statement on Form S-4 (Reg. No. 333-66971), initially filed November 9, 1998, as amended.



(aaa) Incorporated by reference to Exhibit 4.42 to the Quarterly Report on Form 10-Q of Chancellor Media and CMCLA for the quarterly period ending September 30, 1998.



(bbb) Incorporated by reference to the identically numbered exhibit to the Current Report on Form 8-K of Chancellor Media and CMCLA, dated as of January 7, 1999 and filed as of January 7, 1999.



(ccc) Incorporated by reference to the identically numbered exhibit to Chancellor Media's Registration Statement on Form S-4 (Reg. No. 333-72481), dated as of February 17, 1999, as amended.



(ddd) Incorporated by reference to the identically numbered exhibit to the Quarterly Report on Form 10-Q of Chancellor Media and CMCLA for the quarterly period ending September 30, 1998.



(eee) Incorporated by reference to the Annual Report on Form 10-K of Chancellor Media and CMCLA for the fiscal year ended December 31, 1998.